     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 20, 2003


                                                     REGISTRATION NO. 333-100648
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                 POST-EFFECTIVE


                                AMENDMENT NO. 1

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                                 SCANSOFT, INC.
             (Exact name of Registrant as specified in its charter)
                             ---------------------

              DELAWARE                             3577                          94-3156479
  (State or other jurisdiction of      (Primary Standard Industrial           (I.R.S. Employer
   incorporation or organization)      Classification Code Number)         Identification Number)

                                 SCANSOFT, INC.
                               9 CENTENNIAL DRIVE
                               PEABODY, MA 01960
                                 (978) 977-2000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                             ---------------------
                               RICHARD S. PALMER
                            CHIEF FINANCIAL OFFICER
                                 SCANSOFT, INC.
                               9 CENTENNIAL DRIVE
                               PEABODY, MA 01960
                                 (978) 977-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
           WITH COPIES OF ALL ORDERS, NOTICES AND COMMUNICATIONS TO:

      KATHARINE A. MARTIN                KEITH L. JOHNSON                    ROY LARSON
         ROBERT SANCHEZ                CHIEF LEGAL COUNSEL                 SENIOR COUNSEL
WILSON SONSINI GOODRICH & ROSATI        STATE OF WISCONSIN               XEROX CORPORATION
    PROFESSIONAL CORPORATION             INVESTMENT BOARD               800 LONG RIDGE ROAD
       650 PAGE MILL ROAD             121 EAST WILSON STREET             STAMFORD, CT 06904
      PALO ALTO, CA 94304               MADISON, WI 53702                  (203) 968-4528
         (650) 493-9300                   (608) 266-2381

                             ---------------------
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                                 SCANSOFT, INC.
                        9,000,000 SHARES OF COMMON STOCK

                             ---------------------

     The common stock being registered by this prospectus (the "Shares") may be sold from time to time by three of our current stockholders (the "Registering Stockholders").


     The resale of the Shares is not being underwritten. The registration statement of which this prospectus is a part was originally declared effective on February 10, 2003 (the "Registration Statement"). We filed a post-effective amendment to the Registration Statement on June 20, 2003 to update the information contained in the Registration Statement and this prospectus. The Registering Stockholders may sell or distribute the Shares, from time to time depending on market conditions and other factors, through underwriters, dealers, brokers or other agents, or directly to one or more purchasers. The offering price may be the market price prevailing at the time of sale or a privately negotiated price. We will not receive any of the proceeds from the sale of the Shares. However, we are paying substantially all expenses incidental to their registration.


                             ---------------------


     Our common stock is quoted on the Nasdaq National Market under the symbol "SSFT." On June 16, 2003, the last reported sale price of our common stock was $6.01 per share.


                             ---------------------


     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS TO READ ABOUT RISKS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.


                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------


                 The date of this prospectus is June 20, 2003.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
The Offering................................................    4
Summary Consolidated Financial Data.........................    5
Risk Factors................................................    6
Forward-Looking Statements..................................   15
Trademarks and Other Information............................   15
Price Range of Common Stock.................................   16
Dividend Policy.............................................   16
Selected Consolidated Financial Data........................   17
Selected Quarterly Operating Results........................   19
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   21
Business....................................................   38
Management..................................................   50
Certain Relationships and Securities Transactions...........   70
Principal Stockholders......................................   72
Selling Stockholders........................................   74
Plan of Distribution........................................   76
Description of Capital Stock................................   78
Shares Eligible for Future Sale.............................   82
Legal Matters...............................................   83
Experts.....................................................   83
Where You Can Find More Information.........................   83
Index to Financial Statements...............................  F-1

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information concerning our company, the common stock being sold in this offering and our financial statements appearing in this prospectus. Because this is only a summary, you should read the rest of this prospectus before you invest in our common stock. Read this entire prospectus carefully, especially the risks described under "Risk Factors."

                                    SCANSOFT


     We are a leading provider of software that allows users to convert documents, images and speech into information used within digital applications. Our products and technologies automate manual processes and help enterprises, professionals and consumers increase productivity, reduce costs and save time. Our products are built upon digital capture and speech technologies, and are sold as solutions into the financial, legal, healthcare, government, telecommunications and automotive industries. Our digital capture technologies transform text and images into digital documents and information. Our speech technologies transform speech into text and text into speech, and enable the voice control of hardware and software applications.



     Our software is delivered as independent applications or as technology included by others into larger integrated systems, such as enabling document conversion capabilities within networked digital copiers or enabling voice control within customer service call centers. Our digital capture solutions eliminate the need to manually reproduce documents, automate the integration of documents into business systems, and enable the use of electronic documents and forms within XML, Internet, mobile and other business applications. Our speech solutions automatically create documents from speech, transform text into synthesized speech, and enable seamless interaction with hardware and software systems simply by speaking. Our products and technologies deliver a measurable return on investment to our customers.



     Our technologies are based on complex mathematical formulas, which require large amounts of linguistic and image data, acoustic models and recognition techniques. A significant investment in capital and time would be necessary to replicate our current capabilities, and we continue to build upon our leadership position. Our digital capture technology is recognized as the most accurate in the industry, with rates as high as 99.8%, and supports more than 100 languages. Our speech technology has industry-leading recognition accuracy, provides natural sounding synthesized speech in 20 languages, and supports a broad range of hardware platforms and operating systems. Our technologies are covered by more than 300 patents or patent applications.



     We have established relationships with more than 2,000 resellers, including leading system vendors, independent software vendors, value-added resellers and distributors, through which we market and distribute our products and solutions. In digital capture, companies such as Brother, Canon, Hewlett-Packard, Visioneer and Xerox include our technology in digital copiers, printers and scanners, as well as multifunction devices that combine these capabilities. In addition, companies such as Corel, Kofax, Lockheed Martin, Microsoft and Symantec embed our digital capture technology into their commercial software applications. In speech, companies such as Cisco, Dictaphone, Lucent, GSL and Microsoft embed our technologies into telecommunications systems, as well as automotive, PC or multimedia applications. Each of these listed companies is one of our five largest revenue producing OEM customers, in their respective category, for the year ended December 31, 2002. We also maintain an extensive network of value-added resellers to address the needs of specific markets, such as financial, legal, healthcare and government. We sell our applications to enterprises, professionals and consumers through major independent distributors that deliver our products to computer superstores, consumer electronic stores, mail order houses, office superstores and eCommerce Web sites.



     We sustained recurring losses from operations in each reporting period through December 31, 2001. We reported net income of $0.1 million and $6.3 million in the three months ended March 31, 2003 and the fiscal year ended December 31, 2002, respectively.

                              RECENT DEVELOPMENTS


     On January 3, 2003, we paid $3.3 million in full settlement of all principal and accrued interest on the promissory note issued in connection with our acquisition of substantially all of the speech and language technology operations of Lernout & Hauspie Speech Products N.V. ("L&H") on December 12, 2001. Additionally, on December 18, 2002, we issued 81,900 and 68,100 shares of our common stock to L&H and L&H Holdings USA, Inc., respectively. These shares were issued in accordance with the terms and conditions of the share repurchase agreement entered into with L&H in September 2002.



     On January 30, 2003, we completed the acquisition of the Speech Processing Telephony and Voice Control business units of Royal Philips Electronics N.V. ("Philips"), and related intellectual property, on the terms set forth in the purchase agreement dated October 7, 2002, as amended. The Telephony business unit offers speech-enabled services, including directory assistance, interactive voice response and voice portal applications for enterprise customers, telephony vendors and carriers. The Voice Control business unit offers a product portfolio including small footprint speech recognition engines for embedded applications such as voice-controlled climate, navigation and entertainment features in automotive vehicles, as well as voice dialing for mobile phones. As consideration for these business units and intellectual property, we paid 3.1 million euros ($3.4 million) in cash at closing, subject to adjustment in accordance with the provisions of the purchase agreement, as amended, and agreed to pay an additional 1.0 million euros in cash prior to December 31, 2003, issued a 5.0 million euro note due December 31, 2003 and bearing 5.0% interest per annum and issued a $27.5 million three-year, zero-interest subordinated debenture, convertible at any time at Philips' option into shares of our common stock at $6.00 per share. We anticipate that all related adjustments will be completed no later than December 31, 2003. The technology acquired includes several speech recognition and voice control products. In conjunction with the acquisition, our business operations were significantly restructured, which has caused disruption in our employee and customer base. The Philips operations had consisted of approximately 250 employees of which we hired only 116. Based on our prior acquisition experience, we expect revenue and earnings to be weighted toward the second half of the year as we complete the integration of our sales team and re-engage Philip customers, partners and channels.



     On February 14, 2003, we completed an underwritten public offering of 7,184,406 shares of our common stock at $3.80 per share. Of the total shares sold, 6,184,406 shares were sold on behalf of L&H and L&H Holdings USA, Inc. We sold 1,000,000 common shares and received gross proceeds of $3.8 million. On March 12, 2003, we received $4.1 million of gross proceeds from the exercise of the over allotment option of 1,072,500 shares granted to the underwriters as part of the underwritten offering. After considering offering costs, the net proceeds of the underwritten public offering amounted to approximately $5.5 million.



     On April 24, 2003, we announced that we had signed a definitive merger agreement to acquire SpeechWorks International, Inc. ("SpeechWorks"), a Boston, Massachusetts-based company that provides speech recognition, text-to-speech and speaker verification for network and embedded environments, including multimodal devices with both an audio interface and visual display. Under the terms of the agreement, we will acquire SpeechWorks in a tax-free, stock-for-stock merger with an equity value at the time of announcement of approximately $132.0 million, net of SpeechWorks' cash balance of $49.0 million as of December 31, 2002. Upon completion of the merger, holders of SpeechWorks common stock will be entitled to receive 0.860 shares of ScanSoft common stock for each share of SpeechWorks common stock exchanged in the merger. The acquisition is expected to be completed in the third quarter of 2003. The agreement may be terminated by either ScanSoft or SpeechWorks upon certain events occurring or not occurring, as defined in the agreement. In certain cases, if the agreement is terminated, we may be required to pay SpeechWorks up to $6.5 million.



     Upon the closing of the merger, we intend to initiate the repurchase of up to $25 million of our common stock, provided that we will not repurchase more than 20% of the number of shares of our common stock issued to SpeechWorks stockholders in the merger. Repurchases of stock will occur from time to time on the open market or in privately negotiated transactions. The timing and amount of any shares repurchased will be determined by our management based on its evaluation of market conditions and other factors. The repurchase program is expected to extend for a period of twelve months following the closing of the merger and may be suspended or discontinued at any time. Any repurchased shares will be available for use in connection with general corporate purposes.


                             ---------------------

     ScanSoft, Inc. was incorporated as Visioneer, Inc. in March 1992 and through December 1998, developed and sold scanner hardware and software products. On January 6, 1999, Visioneer sold the hardware business and the Visioneer brand name to Primax Electronics, Ltd., and on March 2, 1999, Visioneer acquired ScanSoft, in a cash election merger, from Xerox Corporation. The corporate entity "Visioneer" survived the merger, but changed its name to "ScanSoft, Inc." In addition, Visioneer changed the ticker symbol for its common stock that trades on the Nasdaq National Market, to "SSFT."

     We maintain executive offices and principal facilities at 9 Centennial Drive, Peabody, MA 01960. Our telephone number is (978) 977-2000. We maintain a web site at www.ScanSoft.com.

                             ---------------------

                                  THE OFFERING

Common stock registered.......   Up to 9,000,000 shares of our common stock
                                 currently owned by the Registering
                                 Stockholders.


Common stock to be outstanding
before and after the
registration..................   66,150,349 shares


Risk factors..................   See "Risk Factors" and other information
                                 included in this prospectus for a discussion of risks you should carefully consider before deciding to invest in shares of our common stock

Nasdaq National Market
symbol........................   SSFT


     The foregoing information is based on 66,150,349 shares outstanding as of May 30, 2003. This information does not include:


     - 3,562,238 shares of Series B Preferred Stock that are convertible into common stock on a one-to-one basis;

     - 525,732 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $0.61 per share;


     - 78,000 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $8.10 per share.



     - 15,985,679 shares of common stock issuable as of May 30, 2003 upon exercise of outstanding stock options granted under our equity compensation plans at a weighted average exercise price of $3.362 per share; and



     - 2,196,202 shares of common stock reserved for future issuance as of May 30, 2003 under our equity compensation plans. This number includes 227,901 shares reserved for future issuance under the ScanSoft 1995 Employee Stock Purchase Plan. Excluded from this number are 2,500,000 shares that were approved for future issuance by our board of directors on June 2, 2003 under the 2000 Nonstatutory Stock Plan and 500,000 shares that were approved for issuance by our board of directors, subject to stockholder approval, under the proposed amendment to the 1995 Employee Stock Purchase Plan.

                      SUMMARY CONSOLIDATED FINANCIAL DATA


     The following table presents summary historical consolidated financial data for the five most recent fiscal years and the first three months of the current year comparative to the same period in the prior year. The financial data are derived from our consolidated financial statements. Since the information in this table is only a summary and does not provide all of the information contained in our financial statements, including related notes, you should read "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our consolidated financial statements, including related notes, contained elsewhere in this prospectus or as filed with the SEC. See "Where You Can Find More Information" on page 83.



                                     THREE MONTHS
                                    ENDED MARCH 31,                 YEAR ENDED DECEMBER 31,
                                   -----------------   --------------------------------------------------
                                   2003(4)    2002     2002(4)      2001       2000      1999      1998
                                   -------   -------   --------   --------   --------   -------   -------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Total revenue....................  $27,836   $23,765   $106,619   $ 62,717   $ 47,961   $31,629   $79,070
Income (loss) from
  operations(1)(2)...............      149    (2,601)     6,603    (16,931)   (52,497)   (3,613)   (3,858)
Income (loss) before income
  taxes..........................      171    (2,676)     6,587    (17,194)   (52,779)   (2,598)   (3,805)
Net income (loss)................  $    76   $(2,882)  $  6,333   $(16,877)  $(53,251)  $(2,748)  $(3,805)
Net income (loss) per share:
  basic and diluted..............  $  0.00   $ (0.05)  $   0.09   $  (0.34)  $  (1.26)  $ (0.11)  $ (0.19)
Weighted average common shares
  outstanding
  Basic..........................   67,689    62,304     67,010     49,693     42,107    25,630    19,728
  Diluted........................   77,220    62,304     72,796     49,693     42,107    25,630    19,728



                                    AS OF
                                  MARCH 31,                             AS OF DECEMBER 31,
                                  ---------             --------------------------------------------------
                                    2003                  2002       2001       2000      1999      1998
                                  ---------             --------   --------   --------   -------   -------
                                                                          (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and
  short-term investments........  $ 20,277              $ 18,853   $ 14,324   $  2,633   $ 5,224   $ 8,123
Working capital (deficit).......     5,314                16,842      9,318     (6,484)    7,031     6,569
Total assets....................   197,756               143,690    142,070    109,480    29,982    28,445
Long-term liabilities...........    30,969(3)                725      6,370      2,172        --        91
Total stockholders' equity......  $125,625              $119,378   $114,534   $ 87,461   $21,924   $ 7,582


---------------


(1) See Notes 4, 5, 8 and 18 to Notes to Consolidated Financial Statements.



(2) See Notes 5 and 9 to Notes to Unaudited Consolidated Financial Statements.



(3) See Note 5 to Notes to Unaudited Consolidated Financial Statements.



(4) On January 30, 2003, we acquired the Philips Speech Processing Telephony and Voice Control business units of Royal Philips Electronics ("PSP"). The acquisition was accounted for under the purchase method of accounting. The pro forma combined ScanSoft/PSP statement of operations data for the three months ended March 31, 2003 and the year ended December 31, 2002 reflecting the impact of the PSP acquisition as if it had occurred at the beginning of each period presented is set forth on pages F-6 and F-5, respectively.

                                  RISK FACTORS


     You should carefully consider the risks described below before making your decision to invest in our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we do not currently believe are important to an investor may also harm our business operations. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, our business, financial condition or our results of operations could be seriously harmed. If that happens, the trading price of our common stock could decline and you may lose part or all of the value of any shares held by you.


RISKS RELATING TO OUR BUSINESS

  OUR QUARTERLY OPERATING RESULTS ARE SUBJECT TO FLUCTUATIONS AND SEASONALITY. IF WE FAIL TO MEET THE EXPECTATIONS OF SECURITIES ANALYSTS OR INVESTORS, OUR SHARE PRICE MAY DECREASE SIGNIFICANTLY.


     Our revenue and operating results have fluctuated in the past and may not meet the expectations of securities analysts or investors in the future. If this occurs, the price of our common stock would likely decline. Factors that may cause fluctuations in our operating results include the following:


     - slowing sales by our distribution and fulfillment partners to their customers, which may place pressure on these partners to reduce purchases of our products;

     - volume, timing and fulfillment of customer orders;

     - customers delaying their purchase decisions in anticipation of new versions of products;


     - customers delaying, canceling or limiting their purchases as result of the threat or results of terrorism or military actions taken by the United States or its allies;


     - introduction of new products by us or our competitors;

     - seasonality;

     - reduction in the prices of our products in response to competition or market conditions;

     - returns and allowance charges in excess of recorded amounts;

     - timing of significant marketing and sales promotions;

     - increased expenditures incurred pursuing new product or market opportunities;

     - inability to adjust our operating expenses to compensate for shortfalls in revenue against forecast;

     - demand for products; and

     - general economic trends as they affect retail and corporate sales.

     Due to the foregoing factors, among others, our revenue and operating results are difficult to forecast. Our expense levels are based in significant part on our expectations of future revenue. Therefore, our failure to meet revenue expectations would seriously harm our business, operating results, financial condition and cash flows. Further, an unanticipated decline in revenue for a particular quarter may disproportionately affect our profitability because a relatively small amount of our expenses are intended to vary with our revenue in the short term.

  WE HAVE A HISTORY OF LOSSES. WE MAY INCUR LOSSES IN THE FUTURE.


     We sustained recurring losses from operations in each reporting period through December 31, 2001. We reported net income of $0.1 million and $6.3 million for the three months ended March 31, 2003 and the fiscal year ended December 31, 2002, respectively. If we cannot maintain profitability, the market price for our stock may decline, perhaps substantially.

  OUR BUSINESS COULD BE HARMED IF WE DO NOT SUCCESSFULLY MANAGE THE INTEGRATION OF THE BUSINESSES THAT WE ACQUIRE, INCLUDING OUR PLANNED MERGER WITH SPEECHWORKS AND THE RECENTLY COMPLETED ACQUISITION OF THE SPEECH PROCESSING TELEPHONY AND VOICE CONTROL BUSINESS UNITS OF PHILIPS.



     As part of our business strategy, we have in the past acquired, and expect to continue to acquire, other businesses and technologies. Our recent acquisitions of the speech and language technology operations of Lernout & Hauspie Speech Products N.V. and certain of its affiliates, including L&H Holdings USA, Inc. (collectively, L&H), and the Telephony and Voice Control business units of Philips Speech Processing required substantial integration and management efforts. Our pending acquisition of SpeechWorks will pose similar, and potentially greater, challenges. Acquisitions of this nature involve a number of risks, including:


     - difficulty in transitioning and integrating the operations and personnel of the acquired businesses;

     - potential disruption of our ongoing business and distraction of management;

     - difficulty in incorporating acquired technology and rights into our products and technology;

     - unanticipated expenses and delays in completing acquired development projects and technology integration;

     - management of geographically remote units both in the United States and internationally;

     - impairment of relationships with partners and customers;

     - entering markets or types of businesses in which we have limited experience; and

     - potential loss of key employees of the acquired company.


     As a result of these and other risks, we may not realize anticipated benefits from our acquisitions. Any failure to achieve these benefits or failure to successfully integrate acquired businesses and technologies could seriously harm our business. The size of the SpeechWorks merger significantly increases both the scope and consequences of our integration risks.



  OUR OPERATING RESULTS COULD BE ADVERSELY AFFECTED AS A RESULT OF PURCHASE ACCOUNTING TREATMENT, AND THE CORRESPONDING IMPACT OF AMORTIZATION OF OTHER INTANGIBLES RELATING TO OUR PROPOSED MERGER WITH SPEECHWORKS, IF THE RESULTS OF THE COMBINED COMPANY DO NOT OFFSET THESE ADDITIONAL EXPENSES.



     Under accounting principles generally accepted in the United States of America, we will account for the proposed merger with SpeechWorks using the purchase method of accounting. Under purchase accounting, we will record the market value of our common stock issued in connection with the merger and the amount of direct transaction costs as the cost of acquiring the business of SpeechWorks. We will allocate that cost to the individual assets acquired and liabilities assumed, including various identifiable intangible assets such as acquired technology, acquired trade names, and acquired customer relationships and assumed above-market lease liabilities based on their respective fair values. Intangible assets generally will be amortized over a four to ten year period. The amount of purchase price allocated to goodwill will be approximately $112.8 million and the amount allocated to identifiable intangible assets will be approximately $13.9 million. Goodwill is not subject to amortization but is subject to at least an annual impairment analysis, which may result in an impairment charge if the carrying value exceeds its implied fair value. If other identifiable intangible assets were amortized in equal quarterly amounts over a six-year period following completion of the merger, the accounting charge attributable to these items would be approximately $0.6 million per quarter and $2.3 million per fiscal year. As a result, purchase accounting treatment of the merger could decrease net income for us in the foreseeable future, which could have a material and adverse effect on the market value of our common stock following completion of the merger.

  THE COMBINED COMPANY THAT WOULD RESULT FROM OUR PROPOSED MERGER WITH SPEECHWORKS WILL BE MANAGED BY A MANAGEMENT TEAM CONSISTING OF CURRENT SCANSOFT AND SPEECHWORKS EXECUTIVES, AND THIS MANAGEMENT TEAM MAY UNDERTAKE A STRATEGY AND BUSINESS DIRECTION WHICH IS DIFFERENT FROM THAT WHICH OUR CURRENT MANAGEMENT TEAM WOULD UNDERTAKE.



     After the merger, the new management team of the combined company will consist of certain current ScanSoft and SpeechWorks executives. The manner in which the new management team conducts the business of the combined company, and the direction in which the new management team moves the business, may differ from the manner and direction in which the current management of either ScanSoft or SpeechWorks would direct the combined or separate companies on a stand-alone basis. Such control by the new management team, together with the effects of future market factors and conditions, could ultimately evolve into an integration and business strategy that, when implemented, differs from the strategy and business direction currently recommended by ScanSoft's or SpeechWorks' current respective management and board of directors. The new management team, and any change in business or direction, may not improve, and could adversely impact, the combined company's financial condition and results of operations.



  THE SALE OF A SUBSTANTIAL NUMBER OF SHARES OF SPEECHWORKS COMMON STOCK IN CONNECTION WITH THE ACCELERATION OF OPTIONS AND SHARES OF RESTRICTED COMMON STOCK MAY CAUSE THE PRICE OF SPEECHWORKS COMMON STOCK TO DECLINE.



     In order to eliminate the ongoing compensation expense and limit the number of outstanding options that would result from SpeechWorks options remaining outstanding as our options after the merger, we have required that all SpeechWorks options be accelerated and, to the extent not exercised, terminated prior to the closing of the merger. The vesting of options held by non-officer SpeechWorks employees will accelerate as of the second business day following the filing date of the registration statement relating to the shares of our common stock to be issued pursuant to the proposed merger. The vesting of all options and 50% of the shares of restricted stock held by SpeechWorks officers and directors will accelerate prior to the closing of the merger on a date to be determined by the SpeechWorks board of directors. SpeechWorks has indicated to us that it cannot determine the number of options that SpeechWorks employees, officers and directors will exercise and, with respect to the shares of SpeechWorks common stock issued upon exercise, sell prior to the effective time of the merger. SpeechWorks has informed us that it expects, however, that all SpeechWorks optionholders will exercise their in-the-money options prior to the closing of the merger and that many SpeechWorks optionholders, including SpeechWorks executive officers and directors, will elect to sell at least the portion of the SpeechWorks shares issued upon exercise as is necessary to recoup the exercise price and pay any tax liabilities which the optionholder incurs in connection with the option exercise. In addition, SpeechWorks executive officers and directors and other SpeechWorks employees may for personal reasons, including to diversify their investment holdings, elect to sell some or all of the remaining SpeechWorks shares acquired upon exercise of options prior to the closing of the merger. As of May 28, 2003, officers and directors of SpeechWorks owned options to purchase an aggregate of 1,637,131 shares of SpeechWorks common stock, of which 513,032 were then unvested, and all other employees held options to purchase an aggregate of 3,451,222 shares of SpeechWorks common stock, of which 1,811,155 were then unvested, with an exercise price less than $4.95. The market price of SpeechWorks common stock could decline as a result of the sale of some or all of these shares or the perception that substantial sales could occur, and such decline may adversely impact the market price of our common stock or our ability to obtain the required stockholder approvals to complete the merger.



  A LARGE PART OF OUR REVENUE IS DEPENDENT ON CONTINUED DEMAND FOR OUR PRODUCTS FROM ORIGINAL EQUIPMENT MANUFACTURERS, OR OEM, PARTNERS. A SIGNIFICANT REDUCTION IN OEM REVENUE WOULD SERIOUSLY HARM OUR BUSINESS, RESULTS OF OPERATIONS, FINANCIAL CONDITION AND STOCK PRICE.


     Many of our technologies are licensed to partners that incorporate our technologies into solutions that they sell to their customers. The commercial success of these licensed products depends to a substantial degree on the efforts of these licensees in developing and marketing products incorporating our technologies. The integration of our technologies into their products takes significant time, effort and investment, and products incorporating our technologies may not be successfully implemented or marketed by our licensees.



     OEM revenue represented 36% and 38% of our consolidated revenue for the three-month periods ended March 31, 2003 and 2002, respectively. A select few of our OEM partners account for a majority of our OEM revenues. Our partners are not required to continue to bundle or embed our software, and they may choose the software products of our competitors in addition to, or in place of, our products. A significant reduction in OEM revenue would seriously harm our business, results of operations, financial condition and stock price.



  SPEECH TECHNOLOGIES MAY NOT ACHIEVE WIDESPREAD ACCEPTANCE BY BUSINESSES, WHICH COULD LIMIT OUR ABILITY TO GROW OUR SPEECH BUSINESS.



     The market for speech technologies is relatively new and rapidly evolving. Our ability to increase revenue in the future depends in large measure on acceptance by both our customers and the end users of speech technologies in general and our products in particular. The continued development of the market for our current and future speech solutions will also depend on the following factors:


     - widespread deployment and acceptance of speech technologies;

     - consumer demand for speech-enabled applications;

     - development by third-party vendors of applications using speech technologies; and

     - continuous improvement in speech technology.


     Sales of our speech products would be harmed if the market for speech software does not continue to develop or develops more slowly than we expect.



  WE HAVE GROWN AND MAY CONTINUE TO GROW THROUGH ACQUISITIONS, WHICH MAY RESULT IN SIGNIFICANT INTANGIBLE ASSETS, DILUTION OF OUR EXISTING STOCKHOLDERS, USE OF CASH AND OTHER RISKS.



     We have made several significant acquisitions over the last two years, have recently completed the purchase of certain businesses and intellectual property from Philips and have announced the pending acquisition of SpeechWorks and may acquire additional complementary assets, technologies or businesses in the future. Our past acquisitions have given rise to, and future acquisitions may result in, substantial levels of intangible assets that will be amortized or subject to impairment analyses in future periods, and our future results will be adversely affected if we do not realize benefits from these acquisitions commensurate with amortization and potential impairment charges. In addition, our acquisition of Caere Corporation included a substantial write-off of acquired in-process research and development costs, and similar write-offs may also occur as a result of other acquisitions.



     In connection with the Caere and L&H acquisitions, we issued 19.0 million and 7.4 million shares of our common stock, respectively, and in connection with the proposed SpeechWorks acquisition, we expect to issue approximately 32.6 million shares of our common stock, subject to adjustment based on the number of shares of SpeechWorks common stock outstanding at the closing of the merger. We may continue to issue equity securities for future acquisitions and working capital purposes that could dilute our existing stockholders. In connection with the L&H acquisition, we issued a promissory note for $3.5 million. Under the terms of the Philips acquisition, we paid 3.1 million euros ($3.4 million) in cash at closing, subject to adjustment in accordance with the provisions of the purchase agreement, as amended, and agreed to a deferred payment of 1.0 million euros in cash prior to December 31, 2003, issued a 5.0 million euro note due December 31, 2003 and bearing 5.0% interest per annum and issued a $27.5 million three-year, zero-interest subordinated debenture, convertible at any time at Philips' option into shares of our common stock at $6.00 per share. Future acquisitions may also require us to expend significant funds or incur debt. If we expend funds or incur additional debt, our ability to obtain financing for working capital or other purposes could decrease.


  SALES OF OUR DOCUMENT AND PDF CONVERSION PRODUCTS AND OUR DIGITAL PAPER MANAGEMENT PRODUCTS REPRESENTED APPROXIMATELY 43% OF OUR REVENUE FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2003 AND APPROXIMATELY 51% FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2002. ANY REDUCTION IN REVENUE FROM THESE PRODUCT AREAS COULD SERIOUSLY HARM OUR BUSINESS.



     Historically, a few product areas have generated a substantial portion of our revenues. For the three months ended March 31, 2003, our document and PDF conversion products represented approximately 26% of our revenue and our digital paper management products represented approximately 17% of our revenue. For the three months ended March 31, 2002, our document and PDF conversion products represented approximately 36% of our revenue, and our digital paper management products represented approximately 15% of our revenue. Although the relative share of our revenue derived from these products decreased due to the inclusion of sales of our its speech products after the L&H acquisition, a reduction in the revenue contribution from these product areas could seriously harm our business, results of operations, financial condition, cash flows and stock price.


  THE PROTECTION OF OUR PROPRIETARY TECHNOLOGY AND INTELLECTUAL PROPERTY IS KEY TO OUR SUCCESS.


     We rely heavily on our proprietary technology, trade secrets and other intellectual property. Unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult and we may not be able to protect our technology from unauthorized use. Additionally, our competitors may independently develop technologies that are substantially the same as or superior to our technologies. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States. Although the source code for our proprietary software is protected both as a trade secret and as a copyrighted work, litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Litigation, regardless of the outcome, can be very expensive and can divert management efforts.


  THIRD PARTIES HAVE CLAIMED AND MAY CLAIM IN THE FUTURE THAT WE ARE INFRINGING THEIR INTELLECTUAL PROPERTY. WE COULD BE EXPOSED TO SIGNIFICANT LITIGATION OR LICENSING EXPENSES OR BE PREVENTED FROM SELLING OUR PRODUCTS IF SUCH CLAIMS ARE SUCCESSFUL.


     Like other technology companies, from time to time, we are subject to claims that we or our customers may be infringing or contributing to the infringement of the intellectual property rights of others. We may be unaware of the intellectual property rights of others that may cover some of our technologies and products. If it appears necessary or desirable, we may seek licenses for these intellectual property rights. However, we may not be able to obtain licenses from some or all claimants, the terms of any offered licenses may not be acceptable to us, or we may not be able to resolve disputes without litigation. Any litigation regarding intellectual property could be costly and time-consuming and could divert the attention of our management and key personnel from our business operations. In the event of a claim of intellectual property infringement, we may be required to enter into costly royalty or license agreements. Third parties claiming intellectual property infringement may be able to obtain injunctive or other equitable relief that could effectively block our ability to develop and sell our products.



     On November 27, 2002, AllVoice Computing plc filed an action against us in the United States District Court for the Southern District of Texas claiming patent infringement. Damages are sought in an unspecified amount. We filed an Answer on December 23, 2002. We believe this claim has no merit, and we intend to defend the action vigorously.



     On December 28, 2001, we were sued for patent infringement initiated by the Massachusetts Institute of Technology and Electronics For Imaging, Inc. We were one of more than 200 defendants named in this lawsuit. Damages are sought in an unspecified amount. We filed an Answer and Counterclaim on June 28, 2002. We believe this claim has no merit, and intend to defend the action vigorously.



     On August 16, 2001, we were sued by Horst Froessl for patent infringement. Damages are sought in an unspecified amount. We filed an Answer and Counterclaim on September 19, 2001. We believe this claim has no merit, and intend to defend the action vigorously.



     We believe that the final outcome of the current litigation matters described above will not have a significant adverse effect on our financial position and results of operations, and believe that we will not be required to expend a significant amount of resources defending such claims. However, should we not prevail in these litigation matters or if we are required to expend a significant amount of resources defending such claims, our operating results, financial position and cash flows could be adversely impacted. If any third parties are successful in intellectual property infringement claims against us, we may be subject to significant damages or injunctions, and our operating results and financial position could be harmed.


  THE MARKETS IN WHICH WE OPERATE ARE HIGHLY COMPETITIVE AND RAPIDLY CHANGING. WE MAY BE UNABLE TO COMPETE SUCCESSFULLY AGAINST NEW ENTRANTS AND ESTABLISHED COMPANIES WITH GREATER RESOURCES.


     There are a number of companies that develop or may develop products that compete in our targeted markets; however, there is no one company that competes with us in all of our product areas. The individual markets in which we compete are highly competitive, and are rapidly changing. Within digital capture, we compete directly with ABBYY, I.R.I.S. and NewSoft. Within speech, we compete with AT&T, IBM, Loquendo, Microsoft, Nuance Communications, Rhetorical and Temic Speech Processing, among others. Vendors such as Adobe and Microsoft offer solutions that can be considered alternatives to some of our solutions. In addition, a number of smaller companies produce technologies or products that are in some markets competitive with our solutions. Current and potential competitors have established, or may establish, cooperative relationships among themselves or with third parties to increase the ability of their technologies to address the needs of our prospective customers.



     The competition in these markets could adversely affect our operating results by reducing the volume of the products we sell or the prices we can charge. Some of our current or potential competitors have significantly greater financial, technical and marketing resources than we do. These competitors may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements. They may also devote greater resources to the development, promotion and sale of their products than we do. The price and performance of our products and technologies may not be superior relative to the products of our competitors. As a result, we may lose competitive position, which loss could result in lower prices, fewer customer orders, reduced revenue, reduced gross margins and loss of market share. Our products and technologies may not achieve market acceptance or sell at favorable prices, which could hurt our revenue, results of operations and the price of our common stock.


     Some of our customers, such as Microsoft, have developed or acquired products or technologies that compete with our products and technologies. These customers may give higher priority to the sale of these competitive products or technologies. To the extent they do so, market acceptance and penetration of our products, and therefore our revenue, may be adversely affected.


     Our success will depend substantially upon our ability to enhance our products and technologies and to develop and introduce, on a timely and cost-effective basis, new products and features that meet changing customer requirements and incorporate technological advancements. If we are unable to develop new products and enhance functionalities or technologies to adapt to these changes, or are unable to realize synergies among our acquired products and technologies, our business will suffer.

  OUR SOFTWARE PRODUCTS MAY HAVE BUGS, WHICH COULD RESULT IN DELAYED OR LOST REVENUE, EXPENSIVE CORRECTION, LIABILITY TO OUR CLIENTS AND CLAIMS AGAINST US.


     Complex software products such as ours may contain errors, defects or other software bugs. Defects in the solutions or products that we develop and sell to our customers could require expensive corrections and result in delayed or lost revenue, adverse client reaction and negative publicity about us or our products and services. Customers who are not satisfied with any of our products could bring claims against us for damages, which, even if unsuccessful, would likely be time-consuming to defend, and could result in costly litigation and payment of damages. Such claims could harm our financial results and competitive position.


  WE RELY ON A SMALL NUMBER OF DISTRIBUTION AND FULFILLMENT PARTNERS, INCLUDING 1450, DIGITAL RIVER, INGRAM MICRO AND TECH DATA, TO DISTRIBUTE MANY OF OUR PRODUCTS. ANY DISRUPTION IN THESE CHANNELS COULD HARM OUR RESULTS OF OPERATIONS.


     Our products are sold through, and a substantial portion of our revenue is derived from, a network of over 2000 channel partners, including value-added resellers, computer superstores, consumer electronic stores, mail order houses, office superstores and eCommerce Web sites. We rely on a small number of distribution and fulfillment partners, including 1450, Digital River, Ingram Micro and Tech Data to serve this network of channel partners. For the three-month period ended March 31, 2003, two distribution and fulfillment partners, Ingram Micro and Digital River, accounted for 25% and 17% of our consolidated revenue, respectively. During the three-month period ended March 31, 2002, Ingram Micro and Digital River accounted for 27% and 11% of our consolidated revenue, respectively. A disruption in these distribution and fulfillment partner relationships could negatively affect our results of operations in the short term. Any disruption for which we are unable to compensate could have a more sustained impact on our results of operations.


  A SIGNIFICANT PORTION OF OUR ACCOUNTS RECEIVABLE IS CONCENTRATED AMONG OUR THREE LARGEST DISTRIBUTION AND FULFILLMENT PARTNERS, INGRAM MICRO, INC., TECH DATA CORPORATION, AND DIGITAL RIVER, INC.


     Our products are sold through, and a substantial portion of our accounts receivable is derived from, three distribution and fulfillment partners. At March 31, 2003, Ingram Micro, Tech Data and Digital River represented 16%, 3% and 15% of our net accounts receivable, respectively. At March 31, 2002, Ingram Micro, Tech Data and Digital River represented 16%, 11% and 9%, of our net accounts receivable, respectively. In addition, although we perform ongoing credit evaluations of our distribution and fulfillment partners' financial condition and maintain reserves for potential credit losses, we do not require collateral. While, to date, such losses have been within our expectations, we cannot assure you that these actions will be sufficient to meet future contingencies. If any of these distribution and fulfillment partners were unable to pay us in a timely fashion or if we were to experience significant credit losses in excess of our reserves, our results of operations, cash flows and financial condition would be seriously harmed.


  A SIGNIFICANT PORTION OF OUR REVENUE IS DERIVED FROM SALES IN EUROPE AND ASIA. OUR RESULTS COULD BE HARMED BY ECONOMIC, POLITICAL, REGULATORY AND OTHER RISKS ASSOCIATED WITH THESE AND OTHER INTERNATIONAL REGIONS.


     Since we sell our products worldwide, our business is subject to risks associated with doing business internationally. We anticipate that revenue from international operations will represent an increasing portion of our total revenue. Reported international revenue for the three-month periods ended March 31, 2003 and March 31, 2002, represented 26% and 22% of our consolidated revenue for those periods, respectively. Most of these international revenues are produced by sales in Europe and Asia. A number of our OEM partners distribute their products throughout the world and do not provide us with the geographical dispersion of their products. However, based on an estimate that factors our OEM partners' geographical revenue mix into our revenue generated from these OEM partners, international revenue would have represented approximately 33% and 30% of our consolidated revenue for the three-month periods ended March 31, 2003 and March 31, 2002, respectively.

     Therefore, in addition to risks to our business based on a potential downturn in the world economy, a region-specific downturn affecting countries in Western Europe and/or Asia could have a negative effect on our future results of operations.


     In addition, some of our products are developed and manufactured outside the United States. A significant portion of the development and manufacturing of our speech products are completed in Belgium, and a significant portion of our digital capture research and development is conducted in Hungary. In addition, in connection with the Philips acquisition, we have added an additional research and development location in Germany. Our future results could be harmed by a variety of factors associated with international sales and operations in addition to the risks the company as a whole faces, including:


     - changes in a specific country's or region's political or economic conditions;

     - trade protection measures and import or export licensing requirements imposed by the United States or by other countries;

     - negative consequences from changes in applicable tax laws;

     - difficulties in staffing and managing operations in multiple locations in many countries;

     - difficulties in collecting trade accounts receivable in other countries; and

     - less effective protection of intellectual property.

  WE ARE EXPOSED TO FLUCTUATIONS IN FOREIGN CURRENCY EXCHANGE RATES.


     Because we have international subsidiaries and distributors that operate and sell our products outside the United States, we are exposed to the risk of changes in foreign currency exchange rates or declining economic conditions in these countries. We generally do not engage in hedging transactions to manage our exposure to currency fluctuations. However, in connection with the Philips acquisition, on January 30, 2003, we entered into a forward hedge in the amount of $5.3 million to meet our obligation to pay a 5.0 million euro promissory note issued to Philips as part of the acquisition. Our exposure to currency rate fluctuations could affect our results of operations and cash flows.


  IF WE ARE UNABLE TO ATTRACT AND RETAIN TECHNICAL AND OPERATIONAL PERSONNEL, OUR BUSINESS COULD BE HARMED.


     If any of our key employees were to leave, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any successor obtains the necessary training and experience. Our employment relationships are generally at-will and we have had key employees leave in the past. We cannot assure you that one or more key employees will not leave in the future. We intend to continue to hire additional highly qualified personnel, including software engineers and operational personnel, but we may not be able to attract, assimilate or retain qualified personnel in the future. Any failure to attract, integrate, motivate and retain these employees could harm our business.

RISKS RELATING TO THIS OFFERING

 FUTURE SALES OF OUR COMMON STOCK BY CERTAIN OF OUR STOCKHOLDERS COULD CAUSE OUR STOCK PRICE TO DECREASE.


     Upon the effectiveness of this registration statement, the 9,000,000 shares registered hereby will be freely tradable. If the Registering Stockholders were to sell a significant portion of their shares, or investors become concerned about the possibility of substantial sales, the market price of our common stock could decrease.


  THE STOCKHOLDINGS OF OUR TWO LARGEST STOCKHOLDERS MAY ENABLE THEM TO INFLUENCE MATTERS REQUIRING STOCKHOLDER APPROVAL.


     As of May 30, 2003, Xerox beneficially owned approximately 22.7% of our outstanding common stock, including warrants exercisable for up to 525,732 shares of our common stock and 3,562,238 shares of our outstanding Series B Preferred Stock, each of which is convertible into one share of our common stock. The number of shares of common stock issuable upon exercise of the Xerox warrants may increase in accordance with a formula defined in the warrant agreement. The State of Wisconsin Investment Board, or SWIB, is our second largest stockholder, owning approximately 17.7% of our common stock as of May 30, 2003. Because of their large holdings of our capital stock relative to other stockholders, Xerox and SWIB, acting individually or together, could have a strong influence over matters requiring approval by our stockholders.


  THE MARKET PRICE OF OUR COMMON STOCK HAS BEEN AND MAY CONTINUE TO BE SUBJECT TO WIDE FLUCTUATIONS.

     Our stock price historically has been and may continue to be volatile. Various factors contribute to the volatility of our stock price, including, for example, quarterly variations in our financial results, new product introductions by us or our competitors and general economic and market conditions. While we cannot predict the individual effect that these factors may have on the market price of our common stock, these factors, either individually or in the aggregate, could result in significant volatility in our stock price during any given period of time. Moreover, companies that have experienced volatility in the market price of their stock often are subject to securities class action litigation. If we were the subject of such litigation, it could result in substantial costs and divert management's attention and resources.

  WE HAVE IMPLEMENTED ANTI-TAKEOVER PROVISIONS, WHICH COULD DISCOURAGE OR PREVENT A TAKEOVER, EVEN IF AN ACQUISITION WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

     Provisions of our amended and restated certificate of incorporation, bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:


     - a preferred shares rights agreement;


     - authorized "blank check" preferred stock;


     - a prohibition on cumulative voting in the election of directors;



     - a limitation on the ability of stockholders to call special meetings of stockholders;



     - a requirement that all stockholder actions be taken at meetings of our stockholders; and



     - a requirement for advance notice for nominations of directors and for stockholder proposals.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. These forward-looking statements include predictions regarding:

     - our revenue, earnings, cash flow and liquidity;

     - our strategy relating to speech and language technologies;

     - our expectations regarding our acquisition of certain business units and related intellectual property from Philips;

     - the potential of future product releases;

     - our product development plans and investments in research and development;


     - future acquisitions, and our ability to successfully complete our pending acquisition of SpeechWorks, as well as any effects that may result from our completion of, or failure to complete, the pending acquisition of SpeechWorks;


     - international operations and localized versions of our products;

     - cost savings arising from our 2002 restructuring; and

     - legal proceedings and litigation matters.

     You can identify these and other forward-looking statements by the use of words such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "continue" or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements.

     Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in this prospectus under the heading "Risk Factors." All forward-looking statements included in this document are based on information available to us on the date hereof. We assume no obligation to update any forward-looking statements.

                        TRADEMARKS AND OTHER INFORMATION

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The Registering Stockholders may offer to sell, and seek offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. In this prospectus, "ScanSoft," "we," "us," and "our" refer to ScanSoft, Inc., its predecessors and its consolidated subsidiaries.

     ScanSoft(R), Dragon NaturallySpeaking(R), OmniForm(R), OmniPage(R), TextBridge(R), Pagis(R), PaperPort(R) and PaperPort Deluxe(R) are registered trademarks of ScanSoft, Inc. RealSpeak(TM), AudioMining(TM), MediaIndexer(TM), Capture Development System(TM) and PaperPortOnline(TM) are trademarks of ScanSoft, Inc. Each trademark, trade name, or service mark of any other company appearing in this prospectus belongs to its holder.

     Information contained on our web site or any other web sites identified in this prospectus is not part of this prospectus. All Web site addresses listed in this prospectus are intended to be inactive, textual references only.

                          PRICE RANGE OF COMMON STOCK


     Our common stock commenced trading on the NASDAQ National Market on December 11, 1995 under the symbol "VSNR," and traded under that symbol until March 3, 1999. Our common stock is now traded under the symbol "SSFT." As of May 30, 2003, there were outstanding approximately 66,150,349 shares of common stock held by approximately 570 stockholders of record. The following table sets forth for the periods indicated the high and low sale prices for our common stock as reported on the NASDAQ National Market.



                                                              HIGH     LOW
                                                              -----   -----
FISCAL 2003:
  First Quarter.............................................  $6.50   $3.81
  Second Quarter (through June 16, 2003)....................  $6.55   $4.45
FISCAL 2002:
  First Quarter.............................................  $6.00   $2.88
  Second Quarter............................................   8.85    5.30
  Third Quarter.............................................   7.94    3.15
  Fourth Quarter............................................   7.77    3.16
FISCAL 2001:
  First Quarter.............................................  $1.69   $0.66
  Second Quarter............................................   1.69    0.50
  Third Quarter.............................................   1.68    1.20
  Fourth Quarter............................................   5.50    1.35
FISCAL 2000:
  First Quarter.............................................  $6.81   $3.72
  Second Quarter............................................   5.00    2.22
  Third Quarter.............................................   2.81    1.28
  Fourth Quarter............................................   1.75    0.41



     The last reported sale price of our common stock on the Nasdaq National Market on June 16, 2003 was $6.01.


                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. We currently expect to retain future earnings, if any, to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future.


     Our loan and security agreement with Silicon Valley Bank, dated October 31, 2002, contains a restrictive covenant which prohibits us from paying or declaring any dividends on our capital stock during the term of the agreement (except for dividends payable solely in capital stock) without Silicon Valley Bank's prior written consent. In addition, the zero coupon convertible subordinated debenture due in 2006 that was issued to Koninklijke Royal Philips Electronics N.V. ("Philips") in connection with our acquisition of the Speech Processing Telephony and Voice Control business units of Philips contains a restrictive covenant which prohibits us from paying or declaring any dividend or distribution (other than distributions of our equity securities) on our capital stock while the note is outstanding. This restriction terminates if one half or more of the note is converted by Philips into common stock.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The following selected consolidated financial data is not necessarily indicative of the results of future operations and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus. See "Where You Can Find More Information" on page
83. This selected consolidated financial data reflects the adoption of EITF 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products), as described in Note 2 to the Notes to the Consolidated Financial Statements included elsewhere in the prospectus.



     The statement of operations data for the years ended December 31, 2002, 2001, and 2000 and the balance sheet data as of December 31, 2002 and 2001 have been derived from our consolidated financial statements audited by PricewaterhouseCoopers LLP, independent accountants, included elsewhere in this prospectus. The statement of operations data for the three months ended March 31, 2003 and 2002 and the balance sheet data as of March 31, 2003 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus, which in the opinion of our management, reflect all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for these periods.



     On March 2, 1999, we acquired ScanSoft, Inc., an indirect wholly owned subsidiary of Xerox Corporation. On June 30, 1999, we acquired certain assets and liabilities of MetaCreations Corporation. On March 13, 2000, we acquired Caere Corporation. On December 12, 2001, we acquired substantially all of the speech and language technology operations of Lernout & Hauspie Speech Products N.V. ("L&H"). On January 30, 2003, we acquired the Philips Speech Processing Telephony and Voice Control business units of Royal Philips Electronics ("PSP"). These acquisitions were each accounted for under the purchase method of accounting. Accordingly, the results of operations from the ScanSoft, MetaCreations, Caere, L&H and PSP acquisitions are included in our results of operations from the applicable acquisition dates.

     Through December 1998, we developed and sold scanner hardware and software products. On January 6, 1999, we sold our hardware business. Accordingly, the results of the hardware business are included in our results of operations through the date of disposal.


                                           THREE MONTHS
                                          ENDED MARCH 31,                 YEAR ENDED DECEMBER 31,
                                         -----------------   --------------------------------------------------
                                          2003      2002       2002       2001       2000      1999      1998
                                         -------   -------   --------   --------   --------   -------   -------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Total revenue..........................  $27,836   $23,765   $106,619   $ 62,717   $ 47,961   $31,629   $79,070
                                         -------   -------   --------   --------   --------   -------   -------
Costs and expenses:
  Cost of revenue......................    4,302     4,129     16,419     12,849     12,692     7,602    59,370
  Cost of revenue from amortization of
    intangible assets..................    2,057     3,542      9,470     14,192     11,569     1,405        --
  Research and development.............    7,177     6,986     27,633     13,968     14,967     6,920     4,408
  Selling, general and
    administrative.....................   13,261     9,711     43,771     25,311     27,111    14,509    19,150
  Amortization of goodwill and other
    intangible assets(1)...............      361       957      1,682     13,328     11,017       516        --
  Restructuring and other charges,
    net(2)(3)..........................      529     1,041      1,041         --      4,811       346        --
  Acquired in-process research and
    development(4).....................       --        --         --         --     18,291     3,944        --
                                         -------   -------   --------   --------   --------   -------   -------
  Total costs and expenses.............   27,687    26,366    100,016     79,648    100,458    35,242    82,928
                                         -------   -------   --------   --------   --------   -------   -------
Income (loss) from operations..........      149    (2,601)     6,603    (16,931)   (52,497)   (3,613)   (3,858)
Other income (expense), net............       22       (75)       (16)      (263)      (282)    1,015        53
                                         -------   -------   --------   --------   --------   -------   -------
Income (loss) before income taxes......      171    (2,676)     6,587    (17,194)   (52,779)   (2,598)   (3,805)
Provision for (benefit from) income
  taxes................................       95       206        254       (317)       472       150        --
                                         -------   -------   --------   --------   --------   -------   -------
Net income (loss)......................  $    76   $(2,882)  $  6,333   $(16,877)  $(53,251)  $(2,748)  $(3,805)
                                         =======   =======   ========   ========   ========   =======   =======
Net income (loss) per share: basic and
  diluted..............................  $  0.00   $ (0.05)  $   0.09   $  (0.34)  $  (1.26)  $ (0.11)  $ (0.19)
                                         =======   =======   ========   ========   ========   =======   =======
Weighted average common shares
  outstanding:
  Basic................................   67,689    62,304     67,010     49,693     42,107    25,630    19,728
                                         =======   =======   ========   ========   ========   =======   =======
  Diluted..............................   77,220    62,304     72,796     49,693     42,107    25,630    19,728
                                         =======   =======   ========   ========   ========   =======   =======



                                                   AS OF                     AS OF DECEMBER 31,
                                                 MARCH 31,   --------------------------------------------------
                                                   2003        2002       2001       2000      1999      1998
                                                 ---------   --------   --------   --------   -------   -------
                                                                         (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments..................................  $ 20,277    $ 18,853   $ 14,324   $  2,633   $ 5,224   $ 8,123
Working capital (deficit)......................     5,314      16,842      9,318     (6,484)    7,031     6,569
Total assets...................................   197,756     143,690    142,070    109,480    29,982    28,445
Long-term liabilities..........................    30,969         725      6,370      2,172        --        91
Total stockholders' equity.....................  $125,625    $119,378   $114,534   $ 87,461   $21,924   $ 7,582


---------------


(1) See Notes 4 and 5 to Notes to Consolidated Financial Statements.



(2) See Note 8 to Notes to Consolidated Financial Statements.



(3) See Note 9 to Notes to Unaudited Consolidated Financial Statements.



(4) See Note 18 to Notes to Consolidated Financial Statements.

                      SELECTED QUARTERLY OPERATING RESULTS


     The following table sets forth unaudited quarterly consolidated statement of operations data for the nine quarters ended March 31, 2003 as well as the percentage of total revenue represented by each item. The information for each of these quarters has been prepared on substantially the same basis as the audited financial statements included elsewhere in this prospectus, and, in the opinion of our management, includes all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of operations for such periods. This quarterly information reflects the adoption of EITF 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products), as described in Note 2 to the Notes to the Consolidated Financial Statements included elsewhere in the prospectus. The financial data as presented in the table should be read in conjunction with such consolidated financial statements. These quarterly operating results are not necessarily indicative of the operating results for the full year ending December 31, 2003 or any future period.



                                                                         QUARTER ENDED
                               --------------------------------------------------------------------------------------------------
                               MAR. 31,   DEC. 31,   SEPT. 30,   JUNE 30,   MAR. 31,   DEC. 31,   SEPT. 30,   JUNE 30,   MAR. 31,
                                 2003       2002       2002        2002       2002       2001       2001        2001       2001
                               --------   --------   ---------   --------   --------   --------   ---------   --------   --------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Total revenue................  $27,836    $28,435     $28,235    $26,184    $23,765    $18,587     $16,765    $14,864    $12,501
Costs and expenses:
Cost of revenue..............    4,302      3,482       4,199      4,609      4,129      3,634       3,497      2,828      2,890
Cost of revenue from
  amortization of intangible
  assets.....................    2,057      1,976       1,976      1,976      3,542      3,656       3,512      3,512      3,512
Research and development.....    7,177      6,323       7,257      7,067      6,986      3,952       3,581      3,238      3,197
Selling, general and
  administrative.............   13,261     11,720      11,412     10,928      9,711      6,367       6,545      6,113      6,286
Amortization of goodwill and
  other intangible
  assets(1)..................      361        236         236        253        957      3,364       3,321      3,321      3,322
Restructuring and other
  charges, net(2)(3).........      529         --          --         --      1,041         --          --         --         --
                               -------    -------     -------    -------    -------    -------     -------    -------    -------
Total costs and expenses.....   27,687     23,737      25,080     24,833     26,366     20,973      20,456     19,012     19,207
                               -------    -------     -------    -------    -------    -------     -------    -------    -------
Income (loss) from
  operations.................      149      4,698       3,155      1,351     (2,601)    (2,386)     (3,691)    (4,148)    (6,706)
Other income (expense),
  net........................       22        162        (168)        65        (75)      (137)         12         (5)      (133)
                               -------    -------     -------    -------    -------    -------     -------    -------    -------
Income (loss) before income
  taxes......................      171      4,860       2,987      1,416     (2,676)    (2,523)     (3,679)    (4,153)    (6,839)
Provision for (benefit from)
  income taxes...............       95        420         162       (534)       206       (155)       (465)       242         61
                               -------    -------     -------    -------    -------    -------     -------    -------    -------
Net income (loss)............  $    76    $ 4,440     $ 2,825    $ 1,950    $(2,882)   $(2,368)    $(3,214)   $(4,395)   $(6,900)
                               =======    =======     =======    =======    =======    =======     =======    =======    =======
Net income (loss) per share:
  Basic......................  $  0.00    $  0.07     $  0.04    $  0.03    $ (0.05)   $ (0.04)    $ (0.06)   $ (0.09)   $ (0.15)
                               =======    =======     =======    =======    =======    =======     =======    =======    =======
  Diluted....................  $  0.00    $  0.06     $  0.04    $  0.03    $ (0.05)   $ (0.04)    $ (0.06)   $ (0.09)   $ (0.15)
                               =======    =======     =======    =======    =======    =======     =======    =======    =======
Weighted average common
  shares outstanding:
  Basic......................   67,689     66,709      67,865     67,595     62,304     52,858      50,875     48,939     46,100
                               =======    =======     =======    =======    =======    =======     =======    =======    =======
  Diluted....................   77,220     73,850      74,787     76,677     62,304     52,858      50,875     48,939     46,100
                               =======    =======     =======    =======    =======    =======     =======    =======    =======

                                                                         QUARTER ENDED
                               --------------------------------------------------------------------------------------------------
                               MAR. 31,   DEC. 31,   SEPT. 30,   JUNE 30,   MAR. 31,   DEC. 31,   SEPT. 30,   JUNE 30,   MAR. 31,
                                 2003       2002       2002        2002       2002       2001       2001        2001       2001
                               --------   --------   ---------   --------   --------   --------   ---------   --------   --------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
AS A PERCENTAGE OF TOTAL
  REVENUE:
Total revenue................    100.0%     100.0%      100.0%     100.0%     100.0%     100.0%      100.0%     100.0%     100.0%
Costs and expenses:
Cost of revenue..............     15.5       12.3        14.9       17.6       17.4       19.5        20.9       19.1       23.0
Cost of revenue from
  amortization of intangible
  assets.....................      7.4        7.0         7.0        7.5       14.9       19.5        20.9       23.6       28.0
Research and development.....     25.8       22.2        25.7       27.0       29.3       21.1        21.4       21.9       25.5
Selling, general and
  administrative.............     47.6       41.2        40.4       41.7       40.9       34.3        39.0       41.1       50.1
Amortization of goodwill and
  other intangible assets....      1.3        0.8         0.8        1.0        4.0       18.1        19.8       22.3       26.5
Restructuring and other
  charges, net...............      1.9        0.0          --         --        4.4         --          --         --         --
                               -------    -------     -------    -------    -------    -------     -------    -------    -------
Total costs and expenses.....     99.5       83.5        88.8       94.8      110.9      112.5       122.0      128.0      153.1
                               -------    -------     -------    -------    -------    -------     -------    -------    -------
Income (loss) from
  operations.................      0.5       16.5        11.2        5.2      (10.9)     (12.5)      (22.0)     (28.0)     (53.1)
Other income (expense),
  net........................      0.0        0.6        (0.6)       0.2       (0.3)      (0.7)        0.1        0.0       (1.1)
                               -------    -------     -------    -------    -------    -------     -------    -------    -------
Income (loss) before income
  taxes......................      0.5       17.1        10.6        5.4      (11.2)     (13.2)      (21.9)     (28.0)     (54.2)
Provision for (benefit from)
  income taxes...............      0.3        1.5         0.6       (2.0)       0.9       (0.8)       (2.7)       1.6        1.0
                               -------    -------     -------    -------    -------    -------     -------    -------    -------
Net income (loss)............      0.2%      15.6%       10.0%       7.4%     (12.1)%    (12.4)%     (19.2)%    (29.6)%    (55.2)%
                               =======    =======     =======    =======    =======    =======     =======    =======    =======


---------------


(1) See Notes 4 and 5 to Notes to Consolidated Financial Statements.



(2) See Note 8 to Notes to Consolidated Financial Statements.



(3) See Note 9 to Notes to Unaudited Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


  RECENT DEVELOPMENTS



     On January 3, 2003, we paid $3.3 million in full settlement of all principal and accrued interest on the promissory note issued in connection with our acquisition of substantially all of the speech and language technology operations of Lernout & Hauspie Speech Products N.V. ("L&H") on December 12, 2001. Additionally, on December 18, 2002, we issued 81,900 and 68,100 shares of our common stock to L&H and L&H Holdings USA, Inc., respectively. These shares were issued in accordance with the terms and conditions of the share repurchase agreement entered into with L&H in September 2002.



     On January 30, 2003, we completed the acquisition of the Speech Processing Telephony and Voice Control business units of Royal Philips Electronics N.V. ("Philips"), and related intellectual property, on the terms set forth in the purchase agreement dated October 7, 2002, as amended. The Telephony business unit offers speech-enabled services, including directory assistance, interactive voice response and voice portal applications for enterprise customers, telephony vendors and carriers. The Voice Control business unit offers a product portfolio including small footprint speech recognition engines for embedded applications such as voice-controlled climate, navigation and entertainment features in automotive vehicles, as well as voice dialing for mobile phones. As consideration for these business units and intellectual property, we paid 3.1 million euros ($3.4 million) in cash at closing, subject to adjustment in accordance with the provisions of the purchase agreement, as amended, and agreed to pay an additional 1.0 million euros in cash prior to December 31, 2003, issued a 5.0 million euro note due December 31, 2003 and bearing 5.0% interest per annum and issued a $27.5 million three-year, zero-interest subordinated debenture, convertible at any time at Philips' option into shares of our common stock at $6.00 per share. We anticipate that all related adjustments will be completed no later than December 31, 2003. The technology acquired includes several speech recognition and voice control products. In conjunction with the acquisition, our business operations were significantly restructured, which has caused disruption in our employee and customer base. The Philips operations had consisted of approximately 250 employees of which we hired only 116. Based on our prior acquisition experience, we expect revenue and earnings to be weighted toward the second half of the year as we complete the integration of our sales team and re-engages Philip customers, partners and channels.



     On February 14, 2003, we completed an underwritten public offering of 7,184,406 shares of our common stock at $3.80 per share. Of the total shares sold, 6,184,406 shares were sold on behalf of L&H and L&H Holdings USA, Inc. We sold 1,000,000 common shares and received gross proceeds of $3.8 million. On March 12, 2003, we received $4.1 million of gross proceeds from the exercise of the over allotment option of 1,072,500 shares granted to the underwriters as part of the underwritten offering. After considering offering costs, the net proceeds of the underwritten public offering amounted to approximately $5.5 million.



     On April 24, 2003, we announced that we had signed a definitive merger agreement to acquire SpeechWorks International, Inc. ("SpeechWorks"), a Boston, Massachusetts-based company that provides speech recognition, text-to-speech and speaker verification for network and embedded environments, including multimodal devices with both an audio interface and visual display. Under the terms of the agreement, we will acquire SpeechWorks in a tax-free, stock-for-stock merger with an equity value at the time of announcement of approximately $132.0 million, net of SpeechWorks' cash balance of $49.0 million as of December 31, 2002. Upon completion of the merger, holders of SpeechWorks common stock will be entitled to receive 0.860 shares of our common stock for each share of SpeechWorks common stock exchanged in the merger. The acquisition is expected to be completed in the third quarter of 2003. The agreement may be terminated by either us or SpeechWorks upon certain events occurring or not occurring, as defined in the agreement. In certain cases, if the agreement is terminated, we may be required to pay SpeechWorks up to $6.5 million. Upon the closing of the merger, we intend to initiate the repurchase of up to $25 million of our common stock, provided that we will not repurchase more than 20% of the number of shares of our common stock issued to SpeechWorks stockholders in the merger. Repurchases of stock will occur from time to time on the open market or in privately negotiated transactions. The timing and amount of any shares repurchased will be determined by our management based on its evaluation of market conditions and other factors. The repurchase program is expected to extend for a period of twelve months following the closing of the merger and may be suspended or discontinued at any time. Any repurchased shares will be available for use in connection with general corporate purposes.


  RESULTS OF OPERATIONS


     The following table presents, as a percentage of total revenue, certain selected financial data for the three months ended March 31, 2003 and 2002 and for each of the three years in the period ended December 31:



                                             THREE MONTHS ENDED
                                                  MARCH 31         YEAR ENDED DECEMBER 31,
                                             ------------------   -------------------------
                                              2003        2002     2002     2001     2000
                                             ------      ------   ------   ------   -------
Total revenue..............................  100.0%      100.0%   100.0%   100.0%    100.0%
Costs and expenses:
  Cost of revenue..........................   15.5        17.4     15.4     20.5      26.5
  Cost of revenue from amortization of
     intangible assets.....................    7.4        14.9      8.9     22.6      24.1
  Research and development.................   25.8        29.3     25.9     22.3      31.2
  Selling, general and administrative......   47.6        40.9     41.1     40.4      56.5
  Amortization of goodwill and other
     intangible assets(1)(4)...............    1.3         4.0      1.6     21.3      22.9
  Restructuring and other charges,
     net(2)(5).............................    1.9         4.4      0.9       --      10.0
  Acquired in-process research and
     development(3)........................     --          --       --       --      38.1
                                             -----       -----    -----    -----    ------
  Total costs and expenses.................   99.5       110.9     93.8    127.1     209.3
                                             -----       -----    -----    -----    ------
  Income (loss) from operations............    0.5       (10.9)     6.2    (27.1)   (109.3)
  Other income (expense), net..............    0.0        (0.3)      --     (0.4)     (0.6)
                                             -----       -----    -----    -----    ------
  Income (loss) before income taxes........    0.5       (11.2)     6.2    (27.5)   (109.9)
  Provision for (benefit from) income
     taxes.................................    0.3         0.9      0.2     (0.5)      1.0
                                             -----       -----    -----    -----    ------
  Net income (loss)........................    0.2%      (12.1)%    6.0%   (27.0)%  (110.9)%
                                             =====       =====    =====    =====    ======


---------------


(1) See Notes 4 and 5 of Notes to Consolidated Financial Statements.



(2) See Note 8 of Notes to Consolidated Financial Statements.



(3) See Note 18 of Notes to Consolidated Financial Statements.



(4)See Notes 6 and 7 to Unaudited Consolidated Financial Statements.



(5)See Note 9 to Unaudited Consolidated Financial Statements.


GENERAL

     We derive our revenue from sales of our software products to customers through distribution partners and value-added resellers, royalty revenues from OEM partners, license fees from sales of our products to customers and from services, primarily maintenance associated with software license transactions.


     Sales of our software products through distributors and value-added resellers provide rights of return for as long as the distributors or resellers hold the inventory. As a result, we recognize revenues from sales to distributors and resellers only when products have been sold by the distributors or resellers to retailers and end-users. Title and risk of loss pass to the distributor or reseller upon shipment, at which time the transaction is invoiced and payment is due. Based on reports from distributors and resellers of their inventory balances at the end of each period, we record an allowance against accounts receivable for the sales price of all inventory subject to return. If we experience significant returns from distributors or resellers, our liquidity may be adversely impacted. We make an estimate of sales returns by retailers or by end users, whether to us directly or through our distributors or resellers based on historical returns experience. The provision for these estimated returns is recorded as a reduction of revenue at the time that the related revenue is recorded. Historically, we have not experienced significant returns from retailers or end-users. If actual returns differ significantly from our estimates, such differences could have a material impact on the results of operations for the period in which the actual returns become known.



     Royalty revenue derived from sales to OEM customers is recognized when software copies are deployed based upon reports of actual deployments received from OEM customers and payment is due.



     Cost of revenue consists primarily of material and fulfillment costs, third-party royalties, salaries for product support personnel, and engineering costs associated with certain contracts which are accounted for under the percentage-of-completion method of accounting.


     Cost of revenue from amortization of intangible assets includes the amortization of acquired patents and core and completed technology.


     Research and development expense consists primarily of salary and benefits costs of engineers. We believe that the development of new products and the enhancement of existing products are essential to our success. Accordingly, we plan to continue to invest in research and development activities. To date, we have not capitalized any development costs as the cost incurred after technological feasibility but before release of product has not been significant.


     Selling expenses include salaries, commissions, advertising, direct mail, public relations, trade shows, travel and other related sales and marketing expenses. General and administrative expenses include personnel costs for administration, finance, human resources, information systems and general management, in addition to legal and accounting expenses and other professional services. We attempt to control selling, general and administrative expense; however, if revenue continues to grow, we expect selling, general and administrative expense to increase to support our growing operations. In addition, we may increase selling, general and administrative expenses in advance of revenue to support expected future revenue growth in specific product lines or geographic regions.


     Amortization of other intangible assets excludes amortization of acquired patents and core and completed technology which is included in cost of revenue from amortization of intangible assets.



CRITICAL ACCOUNTING POLICIES



  GENERAL



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. On an ongoing basis, we evaluates our estimates and judgments, including those related to revenue recognition, including estimating valuation allowances (specifically sales returns and other allowances); the recoverability of intangible assets, including goodwill; and valuation allowances for deferred tax assets. Actual amounts could differ significantly from these estimates. We base our estimates and judgments on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the amounts of revenue and expenses that are not readily apparent from other sources.



     We believe the following critical accounting policies most significantly affect the portrayal of our financial condition and results of operations and require our most difficult and subjective judgments.

  REVENUE RECOGNITION



     We derive our revenue from sales of our software products to customers through distribution partners and value-added resellers, royalty revenues from OEM partners, license fees from sales of our products to customers and from services, primarily maintenance associated with software license transactions.



     Sales of our software products through distributors and value-added resellers provide rights of return for as long as the distributors or resellers hold the inventory. As a result, we recognize revenues from sales to distributors and resellers only when products have been sold by the distributors or resellers to retailers and end-users. Title and risk of loss pass to the distributor or reseller upon shipment, at which time the transaction is invoiced and payment is due. Based on reports from distributors and resellers of their inventory balances at the end of each period, we record an allowance against accounts receivable for the sales price of all inventory subject to return. If we experience significant returns from distributors or resellers, our liquidity may be adversely impacted. We make an estimate of sales returns by retailers or by end users, whether to us directly or through our distributors or resellers, based on historical returns experience. The provision for these estimated returns is recorded as a reduction of revenue at the time that the related revenue is recorded. Historically, we have not experienced significant returns from retailers or end-users. If actual returns differ significantly from our estimates, such differences could have a material impact on the results of operations for the period in which the actual returns become known. Our accounts receivable balance, including accounts receivable from a related party, was $20.7 million, $17.2 million and $14.3 million at March 31, 2003, December 31, 2002 and December 31, 2001, respectively. These balances are net of sales returns and other allowances of $8.6 million, $5.4 million and $5.5 million and allowances for doubtful accounts of $0.6 million, $0.5 million and $0.8 million as of March 31, 2003, December 31, 2002 and December 31, 2001, respectively.



     Royalty revenue derived from sales to OEM customers is recognized when software copies are deployed, based upon reports of actual deployments received from OEM customers, and payment is due.



     We may enter into software license agreements that require significant modification of our software. We recognize revenue with respect to these agreements under the percentage-of-completion method. We determine progress toward completion based upon costs incurred to date as compared with total estimated costs at the contract completion date. If our total costs significantly differ from our estimates, or we incur losses on these contracts, our results of operations may be materially impacted. We did not have any significant contracts requiring customization or modification of our software at March 31, 2003.



     In accordance with EITF 01-09, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products), we account for amounts paid to customers as a reduction of revenue, unless the consideration relates to an identifiable benefit and the benefit's fair value can be established, in which case we record the consideration as an operating expense. In order to determine the appropriate classification of the marketing program costs, we review the nature of the program, the documentation supporting the fair value of the program, and whether the program could be provided independent of the sale of the goods and services. We evaluate our marketing programs quarterly to determine whether costs meet the criteria for expense classification. Generally, our programs meet the criteria; therefore, we do not report any material costs as a reduction of revenue. If in the future, the nature of our marketing programs change or could not be provided independent of the sale of the related goods or services, we may require reclassification of these programs in our statement of operations.



  VALUATION OF LONG-LIVED AND INTANGIBLE ASSETS AND GOODWILL



     We have significant long-lived tangible and intangible assets and goodwill, which are susceptible to valuation adjustments as a result of changes in various factors or conditions. The most significant long-lived tangible and intangible assets are fixed assets, patents, core technology, and trademarks, which are amortized using the straight-line method over their estimated useful lives. The values of intangible assets, with the exception of goodwill, were initially determined by a risk-adjusted, discounted cash flow approach. We assess the potential impairment of identifiable intangible assets and fixed assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important, which could trigger an impairment of such assets, include the following:



     - significant underperformance relative to historical or projected future operating results;



     - significant changes in the manner of or use of the acquired assets or the strategy for our overall business;



     - significant negative industry or economic trends;



     - significant decline in our stock price for a sustained period; and



     - a decline in our market capitalization below net book value.



     Future adverse changes in these or other unforeseeable factors could result in an impairment charge that would impact future results of operations and financial position in the reporting period identified.



     Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, or SFAS 142. SFAS 142 requires, among other things, the discontinuance of goodwill amortization, the identification of reporting units for purposes of assessing potential future impairments of goodwill and the assessment of goodwill impairment at least annually, or more frequently when events and circumstances occur indicating that the recorded goodwill might be impaired. We have determined that we operate in one reporting unit.



     Significant judgments and estimates are involved in determining the useful lives of our intangible assets, determining what reporting units exist and assessing when events or circumstances would require an interim impairment analysis of goodwill or other long-lived assets to be performed. Changes in events or circumstances, including but not limited to technological advances or competition that could result in shorter useful lives, additional reporting units that may require alternative methods of estimating fair value, or economic or market conditions that may affect previous assumptions and estimates, could have a significant impact on our results of operations or financial position through accelerated amortization expense or impairment charges.



  ACCOUNTING FOR ACQUISITIONS



     We have completed five significant business acquisitions, including the Philips acquisition on January 30, 2003, which have resulted in significant goodwill and other intangible asset balances. Our future business strategy contemplates that we may continue to pursue additional acquisitions in the future. Our accounting for acquisitions involves significant judgments and estimates, including primarily, but not limited to: the fair value of certain forms of consideration, the fair value of acquired intangible assets, which involve projections of future revenues and cash flows, the fair value of other acquired assets and assumed liabilities, including potential contingencies, and the useful lives and, as applicable, the reporting unit, of the assets. The impact of prior or future acquisitions on our financial position or results of operations may be materially impacted by the change in or initial selection of assumptions and estimates. Additionally, under SFAS 142, we determine the fair value of the reporting unit, for purposes of the first step in our annual goodwill impairment test, based on our stock price. If prior or future acquisitions are not accretive to our results of operations as expected, or our stock price declines dramatically, we may be required to complete the second step in our annual goodwill impairment test, which requires significant judgments and estimates and which may result in material impairment charges in the period in which they are determined.



  INCOME TAXES



     At December 31, 2002, we have gross deferred tax assets of $45.6 million, which have been offset by a full valuation allowance as a result of cumulative historical losses. Our income tax provision reflects state and foreign withholding and income taxes. We have not incurred any significant federal income tax provision in the three months ended March 31, 2003 and 2002 or the years ended December 31, 2002, 2001 or 2000 because of the ability to fully utilize our net operating loss carry-forwards or because we did not generate taxable income. A significant portion of our gross deferred tax assets relates to net operating loss carry-forwards, the full utilization of which is based on a number of factors, including future profitability, if any, and potential limitations resulting from tax laws.



     Our income tax provisions and our assessment of the realizability of our deferred tax assets involve significant judgments and estimates. If we continue to generate taxable income through profitable operations in future years, we will be required to recognize these deferred tax assets through the reduction of the valuation allowance, which would result in a material benefit to our results of operations in the period in which the benefit is determined.



THREE MONTHS ENDED MARCH 31, 2003 COMPARED TO THREE MONTHS ENDED MARCH 31, 2002


  TOTAL REVENUE


     Total revenue for the three months ended March 31, 2003 increased by $4.1 million, or 17% from the comparable period in 2002. This growth in revenue was the result of revenue generated from our speech and language products. Revenue from our speech and language products was $15.2 million and $7.4 million for the three months ended March 31, 2003 and 2002, respectively. The increase of $7.8 million in speech revenue was due to an increase of $2.9 million resulting from greater market acceptance and the launch of Dragon Naturally Speaking 7.0, increased demand from OEMs for our Real Speak product (text to speech) of $3.3 million, and $1.9 million in incremental revenue from products acquired in the Philips acquisition, which occurred on January 30, 2003. Revenue from our digital capture products was $12.6 million and $16.4 million for the three months ended March 31, 2003 and 2002, respectively. The net decrease of $3.8 million in revenue from our digital capture products from 2002 was due primarily to the recognition in the first quarter 2002 of deferred revenue items associated with completed OEM services, and the lower sales of our OmniPage product, offset by the launch of PaperPort 9.0.



     Geographic revenue classification is based on the country in which the sale is invoiced. Revenue for the quarter ended March 31, 2003 was 74% North America and 26% international, versus 78% North America and 22% international for the same period 2002.



     A number of our OEM partners distribute their products throughout the world and do not provide us with the geographical dispersion of their products. We believe that, if we were provided with this information, our geographical revenue classification would indicate a higher international percentage. Based on an estimate that factors our OEM partners' geographical revenue mix into our revenues generated from these OEM partners, revenue for the period ending March 31, 2003 was approximately 67% North America and 33% international versus 70% North America and 30% international for the comparable period in 2002. The increase in our international revenue percentage for the period ending March 31, 2003 was a direct result of our increased focus on international markets.



     The following table presents the breakdown of our total revenue by distribution channel:



                                                            QUARTER
                                                             ENDED
                                                           MARCH 31,
                                                          -----------
                                                          2003   2002
                                                          ----   ----
VAR/Retail..............................................   36%    40%
Direct..................................................   28%    22%
OEM.....................................................   36%    38%
                                                          ---    ---
                                                          100%   100%
                                                          ===    ===



     The increase in our direct revenues and the corresponding decrease in our other sales channels, as a percent of revenue, for the first quarter 2003 as compared to the same period 2002, was due to the launch of two of our flagship products, PaperPort 9.0 and Dragon Naturally Speaking 7.0.

  COST OF REVENUE


     Cost of revenue for the three months ended March 31, 2003 was $4.3 million, or 15.5% of revenue, compared to $4.1 million or 17.4% for the comparable period in 2002. The increase in cost of revenue in absolute dollars for the three-month period ended March 31, 2003 was directly attributable to the overall increase in our direct revenue. The decrease in cost of revenue as a percentage of total revenue was due to continued productivity gains in our manufacturing and fulfillment operations and an increase in higher-margin license revenue.


  COST OF REVENUE FROM AMORTIZATION OF INTANGIBLE ASSETS


     Cost of revenue from amortization of intangible assets for the three months ended March 31, 2003 was $2.1 million or 7.4% of revenue, compared to $3.5 million, or 14.9% for the comparable period in 2002. The decrease in cost of revenue from amortization of intangible assets of $1.4 million was due to $1.6 million of intangible assets that became fully amortized during fiscal year 2002. This reduction was partially offset by $0.1 million of amortization related to the Philips acquisition completed on January 30, 2003.


  RESEARCH AND DEVELOPMENT EXPENSE


     Research and development expense for the three months ended March 31, 2003 was $7.2 million, or 25.8% of revenue, compared to $7.0 million or 29.4% for the comparable period in 2002. The increase in research and development expense of $0.2 million was primarily the result of increased headcount associated with the Philips acquisition. Before consideration of the SpeechWorks acquisition, research and development expenses are expected to decline as a percentage of revenue over the remainder of the year as revenue from the Philips products grows and research and development spending is held flat.


  SELLING, GENERAL AND ADMINISTRATIVE EXPENSE


     Selling, general and administrative expense for the three months ended March 31, 2003 was $13.3 million, or 47.6% of revenue, compared to $9.7 million, or 40.9% for the comparable period in 2002. The increase in selling, general and administrative expense in absolute dollars was primarily the result of increased headcount costs resulting from the addition of 19 sales and marketing employees associated with the Philips acquisition. The remaining increase in general and administrative expenses is due primarily to increased legal expenses, and transition expenses associated with the Philips integration. Before consideration of the SpeechWorks acquisition, as a percentage of revenue, we expect selling, general and administrative expenses for the full year to approximate 40% of revenue.



  AMORTIZATION OF OTHER INTANGIBLE ASSETS



     Amortization of other intangible assets for the three months ended March 31, 2003, was $0.4 million or 1.3% of revenue, compared to $1.0 million or 4.0% for the comparable period in 2002. The decrease in this amortization expense is due to $0.6 million of intangible assets that became fully amortized during fiscal year 2002. This reduction was partially offset by $0.1 million of amortization related to the Philips acquisition.


  RESTRUCTURING AND OTHER CHARGES, NET


     In connection with the Philips acquisition, we eliminated 25 of our personnel across all functional areas, resulting in approximately $0.5 million in severance related restructuring costs in the three month period ended March 31, 2003.



     In January 2002, we announced, and in March 2002 completed, a restructuring plan to consolidate facilities, worldwide sales organizations, research and development teams and other personnel following the L&H acquisition on December 12, 2001. As a result, we exited certain facilities in both North America and Europe, eliminating 21 employee positions, including 12 in research and development and 9 in selling, general and administrative functions. In the first quarter of 2002, we recorded a restructuring charge in the amount of $0.6 million for severance payments to these employees and a charge of $0.4 million for certain termination fees to be incurred as a result of exiting the facilities, including the write-off of previously recorded assembled workforce assets of $0.1 million.


  INCOME (LOSS) FROM OPERATIONS


     As a result of the above factors, income from operations was $0.1 million for the three months ended March 31, 2003 or 0.5% of revenue, compared with a loss of ($2.6) million or (11.0)% for the comparable period in 2002.


  OTHER INCOME (EXPENSE), NET


     Interest income was $41,000 and $54,000 for the three months ended March 31, 2003 and 2002, respectively. Interest expense was $81,000 and $85,000 for the three months ended March 31, 2003 and 2002, respectively. Other expense for the three months ended March 31, 2003 consists primarily of foreign exchange gains of $107,000 and other expenses of $46,000, compared to foreign exchange losses of $19,000 and other expenses of $25,000 for the three months ended March 31, 2002.


  INCOME (LOSS) BEFORE INCOME TAXES


     Income before income taxes was $0.2 million for the three months ended March 31, 2003 or 0.5% of revenue, compared with a loss of ($2.7) million or (11.3)% for the comparable period in 2002.


  INCOME TAXES


     The provision for income taxes for the three months ended March 31, 2003 was $0.1 million or 0.3% of revenue, compared to $0.2 million or 0.8% in the comparable period for 2002. The provision for income taxes consists primarily of foreign tax provisions for which no net operating loss carryforwards are available to offset income and foreign withholding and state income taxes.


  NET INCOME (LOSS)


     As a result of all these factors, net income totaled $0.1 million for the three months ended March 31, 2003, compared with a loss of ($2.9) million or (12.1)% for the comparable period in 2002.



DECEMBER 31, 2002 COMPARED TO DECEMBER 31, 2001


  TOTAL REVENUE


     Total revenue for 2002 increased by $43.9 million or 70% compared to 2001. The growth in revenue for the year ended December 31, 2002 was primarily the result of revenue generated from our speech products. Revenue from our speech products was $44.2 million and $1.8 million for 2002 and 2001, respectively. The increase in speech revenue was due to the L&H acquisition, which occurred in December 2001. Revenue from our digital capture products was $62.4 million and $60.9 million for 2002 and 2001, respectively. The net increase of $1.5 million in revenue from our digital capture products from 2001 was due primarily to an increase of $3.6 million in sales of digital capture products through the channel network, partially offset by a decrease in revenue of $2.1 million from Xerox, a related party, due to the cancellation of its retail multi-function product line in late 2001.



     Geographic revenue classification is based on the country in which the sale is invoiced. Revenue for 2002 was 73% North America and 27% international, versus 79% North America and 21% international for 2001.



     A number of our OEM partners distribute their products throughout the world and do not provide us with the geographical dispersion of their products. We believe that, if we were provided with this information, our geographical revenue classification would indicate a higher international percentage. Based on an estimate that factors our OEM partners' geographical revenue mix into our revenues generated from these OEM partners, revenue for 2002 was approximately 67% North America and 33% international versus 70% North America and 30% international for 2001. The increase in our international revenue percentage for 2002 was driven primarily from Europe and Asia and was the result of increased sales and marketing efforts and additional resellers.



     The following table presents the breakdown of our total revenue by distribution channel:



                                                           YEAR ENDED
                                                          DECEMBER 31,
                                                          -------------
                                                          2002    2001
                                                          -----   -----
VAR/retail..............................................    43%     45%
Direct..................................................    23%     24%
OEM.....................................................    34%     31%
                                                           ---     ---
                                                           100%    100%
                                                           ===     ===



     The increase in OEM, and the corresponding decrease in VAR/retail, as a percent of revenue for 2002 as compared to 2001, was due to the addition of speech products in 2002. OEMs represent a higher percentage of revenue for our speech products than for our digital capture products.



     Effective January 1, 2002, we implemented EITF 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products). The implementation resulted in a $0.3 million reduction to total revenue and a corresponding reduction of selling, general and administrative expense for 2002. Additionally, it resulted in the reclassification of $1.1 million from selling, general and administrative expense to net revenue for 2001.


  COST OF REVENUE


     Cost of revenue for 2002 was $16.4 million or 15.4% of revenue, compared to $12.8 million or 20.5% for 2001. The increase in cost of revenue in absolute dollars for 2002 was directly attributable to the increase in the volume of product sales to VAR/retail customers as well as increased embedded text-to-speech revenue, which bears a higher cost of revenue than our traditional software products. The decrease in cost of revenue as a percentage of total revenue for 2002, as compared to 2001, was due to lower supply chain logistics and fulfillment costs, partially offset by the higher cost of embedded text-to-speech revenue.


  COST OF REVENUE FROM AMORTIZATION OF INTANGIBLE ASSETS


     Cost of revenue from amortization of intangible assets for 2002 was $9.5 million compared to $14.2 million for 2001. The decrease in cost of revenue from amortization of intangible assets of $4.7 million was due to $6.6 million of intangible assets that became fully amortized in the first quarter of 2002. This reduction was partially offset by $1.9 million of amortization recorded for the acquired L&H and Audiomining assets.



  RESEARCH AND DEVELOPMENT EXPENSE



     Research and development costs for 2002 were $27.6 million or 25.9% of total revenue, compared to $14.0 million or 22.3% of total revenue for 2001. The increase in research and development expenses of $13.6 million for 2002 was primarily the result of increased headcount of 138 employees associated with the L&H acquisition. Cost savings from the restructuring actions taken in 2002 for 2002 was approximately $1.3 million. Due to our acquisition of the core research and development assets of Philips speech business units, we expected 2003 research and development expenses as a percentage of revenue to increase over 2002 initially, but decline by the end of the year, as revenue from the Philips products grows and research and development spending is held flat, ending the year slightly better than 2002 as a percentage of revenue.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSE



     Selling, general and administrative expense for 2002 was $43.8 million or 41.1% of total revenue, compared to $25.3 million or 40.4% for 2001. The increase in selling, general and administrative expense in absolute dollars for 2002 was primarily the result of increased headcount costs of $9.9 million resulting from the addition of 74 employees, primarily in sales and marketing, as well as $3.1 million of increased marketing programs in support of the higher revenue. These increases were largely attributable to the L&H acquisition and expanded focus on international sales and marketing. As a percentage of revenue, we expect selling, general and administrative expenses to remain consistent on an annual basis with 2002 even after consideration of the Philips acquisition.



  AMORTIZATION OF GOODWILL AND OTHER INTANGIBLE ASSETS



     Amortization of goodwill and other intangible assets for 2002 was $1.7 million compared to $13.3 million for 2001. The decrease in amortization expense is directly attributable to the adoption of SFAS 142, as a result of which we ceased the amortization of goodwill and acquired workforce of approximately $2.6 million per quarter. Additionally, amortization expense decreased $1.4 million in 2002, due to intangible assets that became fully amortized in the first quarter of 2002. This reduction was partially offset by additional amortization of approximately $0.2 million for 2002 from the L&H and Audiomining acquisitions.



  RESTRUCTURING AND OTHER CHARGES, NET



     In January 2002, we announced, and in March 2002 completed, a restructuring plan to consolidate facilities, worldwide sales organizations, research and development teams and other personnel following the L&H acquisition on December 12, 2001. As a result, we exited certain facilities in both North America and Europe, eliminating 21 employee positions, including 12 in research and development and 9 in selling, general and administrative functions. In the first quarter of 2002, we recorded a restructuring charge in the amount of $0.6 million for severance payments to these employees and a charge of $0.4 million for certain termination fees to be incurred as a result of exiting the facilities, including the write-off of previously recorded assembled workforce assets of $0.1 million.



     During 2002, we paid a total of $0.8 million in severance payments, of which $0.6 million related to the March 2002 restructuring and $0.2 million related to severance paid to the former Caere President and CEO, pursuant to a 2000 restructuring.



     At December 31, 2002, the remaining restructuring accrual from the current and prior restructuring activities amounted to $0.7 million. This balance is comprised of $0.2 million of lease exit costs resulting from the 2002 restructuring and $0.5 million of severance to the former Caere President and CEO. The lease exit costs and severance due to the former Caere President and CEO will be paid through January 2004 and March 2005, respectively.



  INCOME (LOSS) FROM OPERATIONS



     As a result of the above factors, income from operations was $6.6 million for 2002 compared with a loss of ($16.9) million for 2001.



  OTHER INCOME (EXPENSE), NET



     Interest income was $0.4 million and $0.2 million for 2002 and 2001, respectively. The increase in interest income from 2001 to 2002 was a result of higher cash and cash equivalent balances, which grew from $14.3 million at December 31, 2001 to $18.9 million at December 31, 2002. Interest expense consists primarily of interest related to the $3.5 million note resulting from the acquisition of L&H. Interest expense was $0.4 million and $0.2 million for 2002 and 2001, respectively. Other expense in 2002 consists primarily of foreign exchange losses of $2,000, other expenses of $42,000, partially offset by a gain on the disposal of assets of $41,000. Other expense in 2001 consists primarily of foreign exchange losses of

$0.2 million and the write-off of an investment of $0.2 million recorded under the cost method, which was deemed to be impaired, partially offset by other income of $0.1 million.



  INCOME (LOSS) BEFORE INCOME TAXES



     Income before income taxes was $6.6 million for 2002, compared with a loss of ($17.2) million for 2001.



  INCOME TAXES



     The provision for income taxes of $0.3 million for 2002 consisted of foreign and state tax provisions of $1.2 million, offset by a federal tax benefit of ($0.9) million, related to a refund of taxes paid by Caere Corporation prior to its acquisition by us. The (benefit from) income taxes of ($0.3) million for 2001 consisted of foreign and state tax provisions of $0.4 million offset by the state tax benefit of ($0.7) million.



     At December 31, 2002, we had federal net operating loss carryforwards of approximately $82 million, of which approximately $9.1 million relate to tax deductions from stock compensation. The tax benefit related to the stock compensation, when realized, will be accounted for as additional paid-in capital rather than as a reduction of the provision for income tax. At December 31, 2002 we had federal and state research and development credit carryforwards of approximately $3.4 million. The net operating loss and credit carryforwards will expire at various dates through 2021, if not utilized. Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.



     At December 31, 2002, gross deferred tax assets amounted to $45.6 million. A full valuation allowance has been provided against the deferred tax assets due to the uncertainty of their realization as a result of our cumulative historical losses. During 2002, we generated income before income taxes of $6.6 million. If we continue to generate taxable income through profitable operations in future years we may be required to recognize these deferred tax assets through the reduction of the valuation allowance, which would result in a material benefit to our results of operations in the period in which the benefit is determined.



  NET INCOME (LOSS)



     As a result of all these factors, net income totaled $6.3 million for 2002, compared with a net loss of ($16.9) million for 2001.



DECEMBER 31, 2001 COMPARED TO DECEMBER 31, 2000



  TOTAL REVENUE



     Total revenue of $62.7 million for 2001 increased by $14.8 million or 31% from the comparable period in 2000. The primary factors responsible for this growth include a $12.0 million revenue increase from our document and PDF conversion product line driven primarily by its release of OmniPage 11, which contained significant enhancements over the prior version, and secondarily by an increased usage of our document conversion tool kits by software vendors, integrators and in-house developers; $0.9 million revenue increase in our digital paper management product line, also driven by the release of a significantly improved new version of our PaperPort product; and a $2.7 million revenue increase driven by a contract with an OEM customer. We also generated additional revenue in the amount of $1.7 million from our speech products as a result of the L&H acquisition on December 12, 2001.



     North America accounted for 79% and International accounted for 21% of 2001 total revenue, versus 82% and 18%, respectively, for the comparable period in 2000. The release of international versions for two of our digital capture products and additional sales and marketing resources in Europe expanded the market opportunity for our digital capture products, thereby contributing to the revenue growth in Europe for 2001.

     The following table presents the breakdown of our total revenue by distribution channel:



                                                           YEAR ENDED
                                                          DECEMBER 31,
                                                          -------------
                                                          2001    2000
                                                          -----   -----
VAR/retail..............................................    45%     50%
Direct..................................................    24%     21%
OEM.....................................................    31%     29%
                                                           ---     ---
                                                           100%    100%
                                                           ===     ===



     During 2001, our distribution and fulfillment partners, Ingram Micro and Digital River, accounted for 28% and 15% of our total revenue, respectively. In addition Xerox, an OEM customer, accounted for 11% of our total revenue. During 2000, Ingram Micro, Digital River and Xerox accounted for 7%, 11% and 12% of our total revenue, respectively.



  COST OF REVENUE



     Cost of revenue in 2001 was $12.8 million, or 21%, of revenue compared to $12.7 million, or 27%, of revenue in the comparable period of 2000. The decrease in cost of revenue as a percentage of total revenue from the comparable period in 2000 is directly attributed to the consolidation of our worldwide manufacturing fulfillment activities and cost savings initiatives we introduced in the second quarter of 2000. This decrease was partially offset by an increase of $1.2 million in the cost of revenue in the second half of 2001, as a result of costs associated with engineering efforts under an OEM contract.



  COST OF REVENUE FROM AMORTIZATION OF INTANGIBLE ASSETS


     Cost of revenue from amortization of intangible assets for 2001 was $14.2 million compared to $11.6 million for the same period in 2000. The increase in cost of revenue from amortization of intangible assets of $2.6 million was primarily attributable to a full year in 2001 of amortization expense for patents and core and completed technology acquired from Caere late in the first quarter of 2000.

  RESEARCH AND DEVELOPMENT EXPENSE


     Research and development costs were $14.0 million, or 22%, of revenue in 2001 compared to $15.0 million, or 31%, of revenue in 2000. The decrease in research and development expense as a percentage of total revenue is a result of $1.2 million of expenses associated with engineering efforts on an OEM contract being charged to cost of revenues as well as increased revenues of $14.8 million compared to the prior period. Additionally, during 2000, we transferred certain digital capture development activities from Los Gatos, California to Budapest, Hungary.


  SELLING, GENERAL AND ADMINISTRATIVE EXPENSE


     Selling, general and administrative expenses were $25.3 million, or 40%, of total revenue in 2001 compared to $27.1 million, or 57%, of total revenue for the same period in 2000. The absolute dollar decrease in selling, general and administrative expense from the same period in 2000 was a result of cost reduction efforts undertaken during the first and second quarters of 2000. Additionally, we realized a gain of approximately $1.0 million, primarily due to the favorable settlement of investment banking fees associated with the Caere acquisition. The decrease in selling, general and administrative expense as a percentage of revenue from the same period in 2000 is a result of the decreased expenses as noted above, the realized gain and increased revenues compared to the prior period.

  AMORTIZATION OF GOODWILL AND OTHER INTANGIBLE ASSETS AND ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT


     Amortization of goodwill and other intangible assets for 2001 was $13.3 million compared to $11.0 million for the same period in 2000. The increase in amortization of intangible assets of $2.3 million compared to the same period in 2000 resulted from a full 12 months of amortization for the Caere acquisition being taken during 2001 versus approximately nine months in 2000 due to the timing of the Caere acquisition which was completed on March 13, 2000. In connection with the Caere acquisition, $18.3 million was charged to operations upon consummation of the acquisition, which represented acquired in-process research and development on development projects that had not yet reached technological feasibility and had no alternative future use.


  RESTRUCTURING AND OTHER CHARGES, NET

     There were no restructuring or other charges in 2001, compared with approximately $4.8 million in 2000. In connection with the acquisition of Caere in the first quarter of 2000, we identified 46 employees of Caere whose positions were eliminated upon consummation of the acquisition. These positions included 22 in research and development, 14 in general and administrative functions, and 10 in sales and marketing. Additionally, the Caere president and CEO position was eliminated. As a result, we established, as part of the purchase price allocation, a restructuring reserve of $0.5 million for severance payments to employees, and a restructuring reserve of $1.1 million for severance to the Caere former president and CEO, the payments of which will continue through March 2005.


     In June 2000, we implemented a restructuring plan to strategically refocus our business and bring operating expenses in line with net revenues. As a result, we eliminated 65 employee positions, including 29 in research and development, 13 in general and administrative functions and 23 in support and marketing. We recorded a restructuring charge in the amount of $1.1 million for severance payments to these employees and a restructuring charge of $0.4 million for certain termination fees to be incurred as a result of exiting the Los Gatos, California facility. Additionally, we wrote off $3.5 million of net intangible assets acquired as part of the Caere acquisition, including the acquired work force of $1.1 million and the favorable building lease of $2.4 million, which were impaired as a result of the restructuring action. At the time of the restructuring, management expected these restructuring actions to reduce operating expenses by approximately $10 million on an annualized basis. Annualized cost savings realized from these actions amounted to $13.6 million.


     For the years ended December 31, 2001 and 2000, we paid $0.8 million and $1.1 million, respectively in severance payments related to these restructuring actions. The remaining severance balance of $0.6 million primarily relates to severance for the former Caere President and CEO and will be paid through March 2005.

  LOSS FROM OPERATIONS

     As a result of the above factors, loss from operations totaled approximately ($16.9) million in 2001 compared to loss from operations of approximately ($52.5) million in 2000.


  OTHER INCOME (EXPENSE)


     Interest income was $0.2 million and $0.1 million for 2001 and 2000, respectively. The increase in interest income from 2000 to 2001 was a result of significantly higher cash and cash equivalent balances, which grew from $2.6 million at December 31, 2000 to $14.3 million at December 31, 2001 and short-term investments, which were generated from operations. Interest expense consists of interest incurred for borrowings under credit facilities and short-term notes. Interest expense was $0.2 million and $0.6 million for 2001 and 2000, respectively. The decrease in interest expense from 2000 to 2001 resulted from the repayment of all bank borrowings, including accrued interest, of $3.4 million, under the bank credit facility during May 2001. Other expense in 2001 consists primarily of foreign exchange losses of $0.2 million and the write-off of an investment of $0.2 million recorded under the cost method, which was deemed to be impaired, partially offset by other income of $0.1 million.

  LOSS BEFORE INCOME TAXES

     As a result of the above factors, loss before income taxes was approximately ($17.2) million in 2001 compared to a loss before income taxes of approximately ($52.8) million in 2000.

  INCOME TAXES

     The (benefit from) income taxes of ($0.3) million for the year ended December 31, 2001 reflects a reduction of approximately $0.7 million in amounts accrued for income taxes upon favorable completion of a state tax audit of Caere for 1996 and 1997. This benefit was offset by tax provisions of $0.4 million for foreign and state jurisdictions for which net operating losses were limited or for which no net operating loss carryforwards were available. This compares to tax provisions of $0.5 million for the year ended December 31, 2000, which related to foreign and state income taxes.


  NET LOSS


     As a result of all these factors, net loss totaled approximately ($16.9) million in 2001, compared to a net loss of approximately ($53.3) million in 2000.


  LIQUIDITY AND CAPITAL RESOURCES



  Three Months Ended March 31, 2003



     As of March 31, 2003, we had cash and cash equivalents of $20.3 million and net working capital of $5.3 million as compared to $18.9 million in cash and cash equivalents and net working capital of $16.8 million at December 31, 2002.



     Net cash provided by operating activities for the three months ended March 31, 2003 was $2.9 million compared to $0.2 million for the comparable period in 2002. Cash provided by operations in the 2003 period came primarily from operating income, net of non-cash adjustments, and an increase in accounts payable, offset by payments of accrued expenses assumed in the Philips acquisition. The increase in accounts receivable allowances at March 31, 2003 as compared to December 31, 2002 is attributable to higher shipments of our products to distributors at the end of the quarter ended March 31, 2003 in connection with our release of two new products, Dragon Naturally Speaking 7.0 and PaperPort 9.0. Historically, we have not incurred any significant losses on its accounts receivable balances.



     Net cash used in investing activities for the three months ended March 31, 2003 was $4.9 million compared to $1.8 million for the comparable period in 2002. Net cash used in investing activities during the 2003 period consisted of $0.6 million in capital expenditures, which included costs to build out facilities in both North America and Europe and $4.3 million of payments associated with acquisitions. Net cash used in investing activities during 2002 consisted of $0.7 million in capital expenditures to build-out facilities in both North America and Europe, $0.5 million for the acquisition of the L&H Audiomining assets and $0.7 million related to the payment of acquisition related liabilities.



     Net cash provided by financing activities for the three months ended March 31, 2003 was $3.6 million compared to $0.1 million for the comparable period in 2002. Net cash provided by financing activities during the three months ended March 31, 2003 consisted of proceeds of $0.5 million from the issuance of common stock in connection with employee stock compensation plans and net proceeds of $6.8 million excluding offering costs of $1.3 million paid in the prior year, from the public issuance of our common stock. This was offset by a $0.4 million payment to the former Caere President and CEO in connection with the settlement of the non-competition and consulting agreement, and the payment of the $3.3 million note payable related to the acquisition of L&H assets during 2001. Net cash provided by financing activities during 2002 consisted of proceeds of $1.2 million from the exercise of stock options, offset by a $0.1 million payment on our capital lease obligation, a $0.1 million principal payment on a note payable that was issued in connection with the acquisition of the L&H assets and a $1.0 million payment to the former Caere President and CEO in connection with the settlement of the non-competition and consulting agreement.



     On January 30, 2003, we completed the Philips acquisition. As consideration for the acquisition, we paid 3.1 million euros ($3.4 million) in cash at closing, subject to adjustment in accordance with the provisions of the purchase agreement, as amended, and agreed to pay an additional 1.0 million euros in cash due no later than December 31, 2003, issued a 5.0 million euro note due December 31, 2003 and bearing 5.0% interest per annum and issued a $27.5 million three-year, zero-interest subordinated debenture, convertible at any time at Philips' option into shares of our common stock at $6.00 per share.



     The following table outlines our contractual payment obligations as of March 31, 2003:



                                                          PAYMENTS DUE BY PERIOD
                                          -------------------------------------------------------
                                                    LESS THAN                           MORE THAN
CONTRACTUAL OBLIGATIONS                    TOTAL     1 YEAR     1-3 YEARS   3-5 YEARS    5 YEARS
-----------------------                   -------   ---------   ---------   ---------   ---------
                                                              (IN THOUSANDS)
Convertible debenture...................  $27,524    $    --     $27,524     $ --          --
Deferred payment associated with Philips
  acquisition, including imputed
  interest..............................    1,052      1,052          --       --          --
Euro denominated note (5 million)
  associated with Philips acquisition...    5,407      5,407          --       --          --
Deferred payments for technology
  license...............................   12,328      9,434       2,894       --          --
Operating leases........................    8,099      2,123       4,310     1,666         --
Caere acquisition related costs.........    2,048      2,048          --       --          --
Imputed interest........................      652        246         406       --          --
                                          -------    -------     -------     -------     -------
Total contractual cash obligations......  $57,110    $20,310     $35,134     $1,666        --
                                          =======    =======     =======     =======     =======



     Through March 31, 2003, we have not entered into any off balance sheet arrangements or transactions with unconsolidated entities or other persons.



     Historically and through December 31, 2001 we sustained recurring losses from operations in each reporting period. We reported net income of approximately $6.3 million for 2002 and $0.1 million for the three months ended March 31, 2003, and have an accumulated deficit of $146.9 million at March 31, 2003. We believe that we have the ability to maintain operating expenses at levels commensurate with revenues to maintain positive cash flows from operations. We also believe that our existing working capital, cash flows from future operations and available borrowings under our line of credit facility will be sufficient to meet our operating, investing and financing needs, for at least the next twelve months, including the integration of the Philips acquisition and the pending acquisition of SpeechWorks, and the debt obligations incurred in connection with the Philips acquisition.



  Year Ended December 31, 2002



     As of December 31, 2002, we had cash and cash equivalents of $18.9 million and net working capital of $16.8 million as compared to $14.3 million in cash and cash equivalents and net working capital of $9.3 million at December 31, 2001.



     Net cash provided by operating activities for the fiscal year ended December 31, 2002 was $12.3 million compared to $10.4 million for the same period in 2001. Cash provided by operations in the 2002 period came primarily from operating income, net of non-cash adjustments, offset primarily by the net impact of higher balances in accounts receivable, prepaid expenses and other assets, and accrued expenses and lower deferred revenue due to the recognition of revenue on a long-term contract that was classified as deferred revenue at December 31, 2001, for which cash was collected in a prior period. The increase in accounts receivable of $3.2 million at December 31, 2002, as compared to December 31, 2001 was the result of significantly higher revenue, partially offset by improvement in days sales outstanding. Historically, we have not incurred any significant losses on our accounts receivable balances.



     Net cash used in investing activities for 2002 was $6.0 million compared to $10.7 million for 2001. Net cash used in investing activities during the 2002 period consisted of $2.4 million in capital expenditures, which included costs to build out facilities in both North America and Europe and $3.6 million of payments associated with acquisitions. Net cash used in investing activities during 2001 included capital expenditures of $0.9 million and $10.1 million of payments associated with acquisitions, offset by $0.3 million in proceeds from the sale of property and equipment.



     Net cash used in financing activities for 2002 was $1.9 million compared to $12.4 million of net cash provided by financing activities for 2001. Net cash used in financing activities during 2002 consisted of proceeds of $2.7 million from the issuance of common stock in connection with employee stock compensation plans and net proceeds of $5.6 million from a private placement of our common stock. This was offset by a $0.3 million payment on our capital lease obligation, a $7.0 million payment to repurchase shares of our common stock held by L&H, $0.6 million in payments of notes payable related to prior acquisitions and a $2.2 million payment to the former Caere President and CEO in connection with the settlement of the non-competition and consulting agreement. Net cash provided by financing activities during the comparable period in 2001 included proceeds of $15.7 million from a private placement of our common stock, proceeds of $1.1 million from the exercise of stock options partly offset by payments of $3.4 million to repay in full our prior line of credit and payments of $1.0 million to repurchase shares of our stock on the open market.


  Foreign Operations


     We develop and sell our products throughout the world. As a result of the Caere acquisition in March 2000, the L&H acquisition in December 2001 and our recent acquisition of certain assets of Philips, we significantly increased our presence in Europe and added operations in Asia. With our increased international presence in a number of geographic locations and with international revenues projected to increase in 2003, we are exposed to changes in foreign currencies including the euro, Japanese yen and the Hungarian forint. Changes in the value of the euro or other foreign currencies relative to the value of the United States dollar could adversely affect future revenues and operating results. We do not generally hedge any of our foreign-currency denominated transactions or expected cash flows. However, in connection with the Philips acquisition on January 30, 2003, we entered into a forward hedge in the amount of $5.3 million to meet our obligation to pay the 5.0 million euro promissory note issued as part of the acquisition.


  Recently Issued Accounting Pronouncements


     In November 2002, the Emerging Issues Task Force ("EITF") issued EITF No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." EITF No. 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. EITF No. 00-21 establishes three principles: revenue should be recognized separately for separate units of accounting, revenue for a separate unit of accounting should be recognized only when the arrangement consideration is reliably measurable and the earnings process is substantially complete, and consideration should be allocated among the separate units of accounting in an arrangement based on their fair value. EITF No. 00-21 is effective for all revenue arrangements entered into in fiscal periods beginning after June 15, 2003, with early adoption permitted. We do not expect the adoption of EITF No. 00-21 to have a material impact on our results of operations or financial condition.



CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE



     There have been no changes in and disagreements with accountants on accounting and financial disclosure during the three months ended March 31, 2003 or the years ended December 31, 2002 and 2001.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK



     We face exposure to adverse movements in foreign currency exchange rates, as a significant portion of our revenue, expenses, assets, and liabilities are denominated in currencies other than the U.S. Dollar, primarily the Euro Dollar. These exposures may change over time as business practices evolve. We evaluate our foreign currency exposures on an ongoing basis and make adjustments to our foreign currency risk management program as circumstances change.



     In certain instances, we enter into forward exchange contracts to hedge against foreign currency fluctuations. These contracts are used to reduce our risk associated with exchange rate movements, as the gains or losses on these contracts are intended to offset the exchange rate losses or gains on the underlying exposures. We do not engage in foreign currency speculation. The success of our foreign currency risk management program depends upon the ability of the forward exchange contracts to offset the foreign currency risk associated with the hedged transaction. To the extent that the amount or duration of the forward exchange contract and hedged transaction vary, we could experience unanticipated foreign currency gains or losses that could have a material impact on our results of operations.



     We entered into a forward exchange contract to hedge the foreign currency exposure on our 5 million euro note payable to Philips. A forward exchange contract to exchange a total of $5.3 million for 5.0 million euros with a weighted-average settlement price of 1.0636 euro/USD, with an original term of 11 months, was outstanding at March 31, 2003.

                                    BUSINESS

OUR BUSINESS


     We are a leading provider of software that allows users to convert documents, images and speech into information used within digital applications. Our products and technologies automate manual processes and help enterprises, professionals and consumers increase productivity, reduce costs and save time. Our products are built upon digital capture and speech technologies, and are sold as solutions into the financial, legal, healthcare, government, telecommunications and automotive industries. Our digital capture technologies transform text and images into digital documents and information. Our speech technologies transform speech into text and text into speech, and enable the voice control of hardware and software applications.



     Our software is delivered as independent applications or as technology included by others into larger integrated systems, such as enabling document conversion capabilities within networked digital copiers or enabling voice control within customer service call centers. Our digital capture solutions eliminate the need to manually reproduce documents, automate the integration of documents into business systems, and enable the use of electronic documents and forms within XML, Internet, mobile and other business applications. Our speech solutions automatically create documents from speech, transform text into synthesized speech, and enable seamless interaction with hardware and software systems simply by speaking. Our products and technologies deliver a measurable return on investment to our customers.



     Our technologies are based on complex mathematical formulas, which require large amounts of linguistic and image data, acoustic models and recognition techniques. A significant investment in capital and time would be necessary to replicate our current capabilities, and we continue to build upon our leadership position. Our digital capture technology is recognized as the most accurate in the industry, with rates as high as 99.8%, and supports more than 100 languages. Our speech technology has industry-leading recognition accuracy, provides natural sounding synthesized speech in 20 languages, and supports a broad range of hardware platforms and operating systems. Our technologies are covered by more than 300 patents or patent applications.



     We have established relationships with more than 2,000 resellers, including leading system vendors, independent software vendors, value-added resellers and distributors, through which we market and distribute our products and solutions. In digital capture, companies such as Brother, Canon, Hewlett-Packard, Visioneer and Xerox include our technology in digital copiers, printers and scanners, as well as multifunction devices that combine these capabilities. In addition, companies such as Corel, Kofax, Lockheed Martin, Microsoft and Symantec embed our digital capture technology into their commercial software applications. In speech, companies such as Cisco, Dictaphone, Lucent, GSL and Microsoft embed our technologies into telecommunications systems, as well as automotive, PC or multimedia applications. Each of these listed companies is one of our five largest revenue producing OEM customers, in their respective category, for the year ended December 31, 2002. We also maintain an extensive network of value-added resellers to address the needs of specific markets, such as financial, legal, healthcare and government. We sell our applications to enterprises, professionals and consumers through major independent distributors that deliver our products to computer superstores, consumer electronic stores, mail order houses, office superstores and eCommerce Web sites.



     We incorporated as Visioneer, Inc. in March 1992 and through December 1998 developed and sold scanner hardware and software products. On January 6, 1999, Visioneer sold the hardware business and the Visioneer brand name to Primax Electronics, Ltd., and on March 2, 1999, Visioneer acquired ScanSoft, then a wholly owned subsidiary of Xerox Corporation, in a cash election merger from Xerox Corporation.



     The corporate entity "Visioneer" survived the merger, but changed its name to "ScanSoft, Inc." In addition, Visioneer changed the ticker symbol for its common stock that trades on the NASDAQ National Market, to "SSFT." On March 13, 2000, we merged with Caere Corporation, a California-based digital imaging software company. In December 2001, we acquired certain assets and intellectual property relating to the former L&H entities that were in bankruptcy under the jurisdiction of both the United States Bankruptcy Court for the District of Delaware and the Belgium Court of Ieper and hired certain employees from those entities. In January 2003, we acquired Royal Philips Electronics' Speech Processing Telephony and Voice Control business units and related intellectual property for aggregate consideration of approximately $39.4 million. Since 1997 and through March 2003, we made five significant business acquisitions and acquired several key technologies for aggregate consideration totaling approximately $273 million.


     Our focus on providing solutions that enable the capture and conversion of information requires a broad set of technologies and channel capabilities. We have made and expect to continue to make acquisitions of other companies, businesses and technologies to complement our internal investments in these areas. We have a small team that focuses on evaluating market needs and potential acquisitions to fulfill them. In addition, we have a disciplined methodology for integrating acquired companies and businesses after the transaction is complete.


OUR MARKETS AND PRODUCTS


  DIGITAL CAPTURE MARKET

     Document and PDF Conversion. Despite the broad use of computing systems in enterprises, the majority of business information is still maintained in paper form. The proliferation of PDF as a digital document standard does not resolve the problem of accessing and utilizing information trapped in a static form. In addition, manually reproducing static documents in digital form is time consuming, costly and subject to error, taking valuable resources away from more productive activities. Enterprises and workgroups seek solutions that integrate paper and static PDF documents into their business processes, allowing them to automate the way they store, edit, use and share information.


     Our solutions help businesses save time and money by automatically converting paper documents and PDF files into editable and usable business documents. Based on optical character recognition, our software delivers highly accurate document and PDF conversion, replacing the need to manually re-create documents. Our software preserves document formatting and provides editing capabilities that re-create the complex components in a typical document, including formatted text, columns, graphics, tables and spreadsheets. Our products can be used with existing business applications and enable the distribution and publishing of documents to email, Internet and mobile applications using standard file formats, including XML, HTML, PDF and Open eBook.


     The proliferation of multifunction devices and digital copiers connected over a network has increased the number of documents that individuals within an enterprise are transforming into digital format. Our software solutions create a more efficient method to process static documents in enterprise content management and database systems, thereby enhancing the value of their investments in these systems. All of these documents can then be more easily archived, edited and combined within the enterprise.


     Our solutions are used in professional office settings, particularly in the government, legal, finance and education sectors. Our software is available in 11 languages. We utilize a combination of our global reseller network and direct sales to distribute our document and PDF conversion products. We license our software to companies such as Canon, Hewlett-Packard and Xerox, which bundle our solutions with multifunction devices, digital copiers, printers and scanners.


     We also license software development toolkits to independent software vendors, integrators and in-house developers to add document and PDF conversion capabilities to their applications. Our independent software vendor customers include vendors, such as Microsoft and Symantec. Our technology is also used within high-end enterprise systems from vendors such as Kofax and Lockheed Martin.

     Digital Paper Management. As the volume and complexity of corporate data continues to multiply, organizations are increasingly challenged in their efforts to manage all of their paper and digital documents. The wide dispersion of documents makes finding complete and specific information even more difficult, time-consuming and costly. As a result, businesses need solutions that allow individuals, workgroups or the entire organization to more efficiently organize, find and share business documents.

     Our solutions convert paper into digital documents that can be easily archived, retrieved and shared. Our software can be used in conjunction with network scanning devices to preserve an image of a document exactly as it appears on paper. Our software automatically indexes the scanned image, so that it can be stored together with other digital documents on a desktop, over a network or within an enterprise content management system. In a single search, users can quickly find scanned documents and existing digital files that match the search criteria.


     Within enterprises, workgroups and distributed teams, our products also facilitate the movement of scanned paper and digital documents into email, print and other business applications. This streamlines the flow of documents between workers, decreasing the time and costs associated with managing and using paper documents. Our solution integrates with established file systems, such as Oracle 9i Collaboration Suite, to simplify the transfer of documents between desktop and enterprise content management systems.



     Our solutions are used in enterprises and workgroups, especially those within the legal, healthcare, financial, government, real estate and education industries. Our software is available in eight languages. We utilize a combination of our global reseller network and direct sales to distribute our digital paper management products. We also license our software to companies such as Brother, Hewlett-Packard, and Xerox, which bundle our solutions with multifunction devices, digital copiers, printers and scanners.


     Electronic Forms. Paper forms are expensive to print, store and distribute. They must be physically circulated for approval and, when completed, paper forms must be collected, verified and archived. Processing paper forms adds to this expense by requiring the manual transfer of data on completed forms into business applications. As a result, organizations seek solutions that implement online alternatives to the use of paper forms in order to reduce costs and increase operational efficiency.

     Our products automatically convert paper forms into fillable electronic forms that can be easily used by enterprises and other organizations. Our products also convert static PDF and Microsoft Word forms into fillable electronic forms using XML, HTML and PDF standards. Our solutions simplify the design and creation of new forms that can be delivered electronically with the same appearance as paper. Our products enable the access and distribution of forms through the Web and email, and can be electronically routed, approved and digitally signed. Our solution validates form information and automates data collection by connecting electronic forms with standard database and back office applications.


     Our solutions are used in enterprises and workgroups, especially those within the government, financial, public safety, education, legal, healthcare and real estate industries. Our software is available in English, French and German. We utilize a combination of our global reseller network and direct sales to distribute our electronic forms products. Companies such as Hewlett-Packard bundle our solutions with multifunction devices, digital copiers, printers and scanners, and organizations such as the U.S. Internal Revenue Service and the Law School Admission Council license our solutions.

     The following table summarizes our digital capture products:



PRODUCT                                            HIGHLIGHTS
-------                                            ----------
DOCUMENT AND PDF          - Converts paper and PDF into documents that can be edited,
CONVERSION                archived and shared
  OmniPage                - Most widely used optical character recognition product
                          - Accuracy of up to 99.8%, the highest in the industry
                          - Converts into XML, HTML, Open eBook, Microsoft Word, Excel and PowerPoint
                          - Retains precise document layout and formatting
                          - Integrates with enterprise content management systems
                          - Recognizes 114 languages
                          - Recent Editors' Choice Awards from PC Magazine and CNET
                          - Localized in 11 languages
                          - Available on Microsoft Windows 98/NT/2000/XP and Apple
                          Macintosh operating systems
  Capture Development     - Toolkit of sophisticated imaging, PDF and capture
  System                  capabilities
                          - Optical character recognition, handprint, checkbox and
                          barcode recognition
                          - Supports PDF, JPEG, TIFF and other image formats
                          - Exports Microsoft Word and Excel, RTF, ASCII, HTML, PDF
                          and other document formats
                          - Recognizes more than 100 languages
                          - Supports over 200 scanning devices
                          - Available on Microsoft Windows NT/2000/XP operating
                          systems
DIGITAL PAPER MANAGEMENT  - Simplifies scanning, organizing and sharing paper
  PaperPort               documents
                          - Index, search and retrieve scanned paper and digital
                          documents
                          - Adds document management and collaboration capabilities to
                          Microsoft Windows
                          - Thumbnail based visual file management
                          - Adds scanning and creation of searchable PDF files to
                          Oracle 9i
                          - Integrates with network file systems and content
                          management applications
                          - Speeds document set assembly and connectivity to workgroup
                          - Localized in eight languages
                          - Available on Microsoft Windows 98/NT/2000/XP operating
                          systems
ELECTRONIC FORMS          - Converts paper, static PDF and Microsoft Word forms into
  OmniForm                fillable electronic forms
                          - Supports online filling, routing, electronic signing,
                          validation and collection of forms
                          - Connectivity with Microsoft Access, Excel, SQL Server,
                          Oracle and other database applications
                          - Supports XML, HTML and PDF standards
                          - Localized in English, French and German
                          - Available on Microsoft Windows 98/NT/2000/XP operating
                          systems


 SPEECH MARKET

     Speech Recognition and Dictation. Organizations demand solutions that increase productivity by automating repetitive business processes, including the creation of documents, data entry and completing forms. They also look for ways to maximize the productivity of their existing workers, including those with disabilities, and to comply with government requirements relating to workplace safety and accessibility. Organizations also seek solutions that can reduce the cost associated with manual transcription of professional documents. Since most people can talk more quickly than they can type, speech is a natural way to interact with computers to address these problems.

     Our speech recognition and dictation solutions increase productivity in the workplace by using speech to create documents, streamline repetitive and complex tasks, input data, complete forms and automate manual transcription processes. Our solutions allow users to automatically convert speech into text at up to 160 words-per-minute, much faster than most people can type. Our software supports a vocabulary of more than 250,000 words that can be expanded by users to include specialized words and phrases. Our software is designed to adapt to individual voice patterns and accents and is highly accurate, able to achieve accuracy rates of approximately 95%, with the ability to achieve still greater accuracy with frequent use. Our software supports multiple languages, including Dutch, French, German, Italian, Japanese, Spanish, Swedish, and U.S./U.K. English.


     Our solutions are valuable within enterprises and workgroups for a number of reasons. Our software can operate within a distributed network environment, where speaker profiles can be stored on a server and accessed from any networked computer. Our solutions also speech enable existing business systems and applications, including electronic records management systems and customer service and billing applications. Our software allows a user to interact with a computer without a keyboard or mouse, increasing the productivity of disabled workers and those suffering from repetitive stress injury. Our solutions also help government agencies address accessibility mandates, such as those described in Section 508 of the U.S. Government Rehabilitation Act. We also deliver versions of our products that are specialized for the medical, legal and public safety vertical markets.



     We offer a range of implementations, each with features that match a specific customer target. Our solutions are also used in enterprises and workgroups, particularly in the medical, legal, government, finance and education sectors. Our software is available in eight languages. We utilize a combination of our global reseller network and direct sales to distribute our speech recognition and dictation products. We believe that we gain a competitive advantage through our established value-added reseller community, who provide local sales, integration, training and support services to our professional end-user community. We also license our software to companies such as Corel and Panasonic, which bundle our solutions with some of their products.



     Telephony Solutions. Organizations look for ways to reduce the costs associated with serving their customers without sacrificing the quality of service that they deliver. They also seek solutions that more effectively connect their mobile workforce with real-time enterprise information, including customer data, email and schedules, while at the same time reducing operating costs. Speech-based telephony technologies are used to implement systems and applications to achieve these goals.



     Our telephony solutions allow enterprise customers, telephony vendors and carriers to speech-enable a range of services, including call center automation, directory assistance, interactive voice response and voice portal applications. Our solutions are highly scalable, able to handle large call volumes, and are available on many hardware platforms and operating systems. These solutions are based on text-to-speech and speech recognition technologies.



     Our text-to-speech solutions deliver natural sounding results by using segments of real human speech, thereby increasing listener satisfaction especially in the delivery of multiple phrases and sentences. Our solutions provide a single, standardized interface that supports the creation of speech-enabled applications in 20 languages, more than any other vendor. Our products also support the rapid and cost-effective implementation of customized voices for specific customers.



     Our telephony speech recognition solutions are based on speaker-independent technology that adds voice control capabilities to applications. This technology identifies specific words and phrases at any moment in time, converting spoken words into instructions that control functions within applications. Our technology supports 45 languages and can process a vocabulary of more than one million words.



     The technology is also used in our corporate voice dialing and automated directory assistance applications.

     Our solutions are used within a wide range of applications, including accessing emails through unified messaging systems, automating call centers and customer service operations, and adding voice capabilities to telecommunications services such as directory assistance and name directories. These solutions are intended to help organizations improve customer service, lower administrative costs, and provide new productivity and communications services.



     We license products to systems integrators, technology providers and telecommunications companies that in turn sell an integrated solution to businesses and end-users. This indirect, or channel-based, method of selling allows us to focus on technology advancement instead of custom deployments. We license our solutions to developers of telephony applications, including Cisco and Lucent, which integrate our solutions into hardware and software platforms.



     Voice Control. Automobile and mobile communications manufacturers and their suppliers are accelerating the development of products that require enhanced voice control capabilities. In addition, a growing number of independent software and hardware vendors are incorporating voice control into multimedia applications.



     Our voice control solutions are based upon automatic speech recognition technologies that allow users to interact with devices simply by speaking. Our solutions for automotive and mobile applications support large, dynamic vocabularies and have sophisticated noise management capabilities that ensure accuracy, even at high vehicle speeds. Our products scale to meet the size and accuracy requirements for automotive and navigation systems and offer rapid application development tools, extensive compatibility with hardware and operating systems, and support for up to 16 languages. By scale, we mean that we offer a variety of voice control solutions that are designed to meet the individual vocabulary, operating system and memory requirements of different applications and devices. We include toolkits with our engines that help developers add our technologies to applications such as navigation systems, hands-free cell phone devices and voice-activated controls in an automobile.



     Our voice control solutions are embedded by tier-one, automobile, cell phone and aftermarket system manufacturers, including Citroen, Daimler Chrysler, Delphi, General Motors, Microsoft and Pioneer. By embedded, we mean our technologies are included as part of a larger system, application or solution that is designed, manufactured and sold by our partners. These partners include tier-one suppliers, companies whose size and importance qualifies them to be direct suppliers to the major automotive manufacturers, and in-dash radio, navigation system and other electronic device manufacturers, also known as aftermarket systems providers. In addition, Microsoft ships our product as the reference speech software development toolkit for Windows CE for Automotive, and independent software developers embed our speech recognition technologies into multimedia applications.



     AudioMining. Our AudioMining products are based on our speech recognition and dictation solutions and are used to automatically create index information for words spoken in audio and video content. Our products allow users to search for specific audio and video content using standard text queries. Our solutions not only present matched audio and video files, but also provide random access to precise match locations within each audio and video file. Our solutions can also be used to time-align existing transcripts with video clips, automating the creation of captions. Our AudioMining solutions provide efficient access to the information currently hidden within media files and reduce the cost associated with creating captioned video. AudioMining is used within call center and security applications to facilitate the retrieval of specific recorded conversations based on the identification of key words and phrases. AudioMining is also used by content providers to enable text queries for specific Web-based media content, such as news, financial analyst reports, sports and talk radio.

     The following table summarizes our speech-related products:



PRODUCT                                           HIGHLIGHTS
-------                                           ----------
SPEECH RECOGNITION AND   - Highly accurate automatic speech recognition
DICTATION                - Converts speech into text at up to 160 words per minute
  Dragon                 - Recognizes more than 250,000 words
  NaturallySpeaking      - Speech-enables Microsoft Windows applications
                         - Adds voice control to Microsoft Windows operating system
                         - Available in eight languages
                         - Vertical implementations for medical, legal and public
                         safety markets
                         - Performs complex tasks simply by speaking
                         - Complements accessibility efforts for disabled workers
                         - Supports Microsoft Windows 98/NT/2000/XP
AUDIOMINING DEVELOPMENT  - Automatically converts speech within audio and video into
SYSTEM                   XML search index data
                         - Allows text-based search for content in audio and video
                         content
                         - Time-aligns captions for video content
                         - Supports word-spotting for call center and security
                         applications
TELEPHONY SOLUTIONS      - Industry-leading synthesized human speech solution
  RealSpeak              - Converts text into speech in 20 languages
                         - Scalable, high-density capabilities
                         - Supports Microsoft Windows 98/NT/2000/XP, Windows CE,
                         Windows CE for Automotive; Sun Solaris; and Linux operating systems
                         - Available on Hitachi, Intel, MIPS and NEC hardware systems
  SpeechPearl            - Provides accurate speech recognition and natural speech
                         understanding to automate telephony applications
                         - Recognizes a vocabulary of more than 1 million words
                         - Provides developer modules to simplify application
                         integration
                         - Supports 45 languages
                         - Supports Microsoft Windows 98/NT/2000/XP
VOICE CONTROL            - Highly accurate speaker-independent embedded voice
                         recognition solution in 13 languages
                         - Adds sophisticated command and control applications into automotive, mobile, PC and multimedia applications
                         - Rapid application development tools
                         - Accurate speech recognition engine in noisy environments, even at high vehicle speeds
                         - Supports Microsoft Windows 98/NT/2000/XP, Windows CE,
                         Windows CE for Automotive; QNX; and Linux operating systems
                         - Available on Hitachi, Intel, MIPS and NEC hardware systems


OUR COMPETITIVE STRENGTHS


     Core Technology Assets. In recent years, we have developed and acquired extensive technology assets, intellectual property and industry expertise in digital capture and speech. Our technologies are based on complex mathematical formulas, which require extensive linguistic and image data, acoustic models and recognition techniques. A significant investment in capital and time would be necessary to replicate our current capabilities. We continue to invest in the advancement of our technologies to maintain our market leading position and to develop new applications. As of December 31, 2002 we had 250 full-time employees in research and development, and our technologies are covered by more than 300 patents or patent applications. Additionally, in connection with the Philips acquisition we hired approximately 116 employees and acquired 132 patents and 189 pending patent applications in speech. We also received licenses to additional speech patents retained by Philips.



     Broad Distribution Channels. We have established relationships with more than 2,000 resellers, including leading system vendors, independent software vendors and distributors. We maintain an extensive network of value-added resellers to address the needs of specific markets, such as financial, legal, healthcare and government. In addition, our channel network enables us to introduce new products quickly and effectively into the global marketplace.



     Leading Market Share. We have a strong market position in each of our product categories and are the market leader in document and PDF conversion, speech recognition and dictation, and text-to-speech. Approximately 79% of our revenue for the year ended December 31, 2002 was derived from markets where we are the established leader. As the established brand in our markets, we believe we can target and win more partnership arrangements and new customers than our competition.



     International Focus. The broad language coverage within our products increases the likelihood that we will be a selected technology provider to vendors selling globally. With nearly one half of our staff located outside of North America, we are able to efficiently compete on a global basis.


     Multiple End Markets. We sell to a range of end markets and maintain a tiered distribution model that provides a diversified revenue stream and broad market exposure. We are not dependent on any single market segment or set of end customers and earn revenue from both established and emerging markets.

OUR STRATEGY


     Expand Digital Capture Solutions. We intend to enhance the value of our digital capture solutions for enterprises to address the expanded use of content management systems, the proliferation of PDF and the widespread adoption of networked multifunction and digital scanning devices. We expect to introduce new products or new versions of existing products to take advantage of these growth opportunities. We also plan to enhance our software development toolkits so our technologies can be integrated with more third-party solutions. We expect to maintain product development and delivery cycles that range from 12 to 18 months for each of our digital capture products and applications.



     Pursue High Growth Markets In Speech. We intend to leverage our technologies and market leadership in speech to expand our opportunities in the automotive, healthcare, telecommunications, telematic and mobile markets. We also intend to pursue emerging opportunities to use our speech technology within consumer devices, games and other embedded applications. To expand our position, we have introduced new versions of our products that are designed for specific markets; completed new license agreements with customers and partners that will resell our technologies; and completed the acquisition of Philips Speech Processing Telephony and Voice Control business units that we believe complement our existing solutions and resources in the telecommunications, automotive and electronics markets.



     Grow Market Share. We intend to increase our market share in each of our product categories. In particular, we intend to expand and add features and functions to our products to make our solutions more useful to and useable by a larger customer base. In addition, we intend to aggressively pursue sales and partnership opportunities to build on our leading positions in text-to-speech and speech recognition, and to capture additional market share and increase the penetration of our products.


     Expand Worldwide Channels. We intend to expand our global channel network and build upon our existing distribution channels, especially in Europe, Asia and Latin America. In particular, we intend to replicate our successful North American value-added reseller channel in Europe. Along these lines, we have added sales employees in different geographic regions and launched programs and events to help recruit new partners for our channel network.

     Capitalize on Government Initiatives. We intend to market our products aggressively in North America and abroad to capitalize on legislative mandates and government initiatives to put government processes online, to enhance opportunities for workers with disabilities and to promote public safety.

     Pursue Strategic Acquisitions. We have selectively pursued strategic acquisitions. For example, during the last year we completed the L&H acquisition and completed the Philips acquisition. We intend to continue to pursue strategic acquisitions as a part of our growth strategy.


SALES, DISTRIBUTION AND FULFILLMENT


     We have established relationships with more than 2,000 channel partners, including leading system vendors, independent software vendors, value-added resellers and distributors, through which we market and distribute our products and solutions. In digital capture, companies such as Brother, Canon, Hewlett-Packard, Visioneer and Xerox include our technology in digital copiers, printers and scanners, as well as multifunction devices that combine these capabilities. In addition, companies such as Corel, Kofax, Lockheed Martin, Microsoft and Symantec embed our digital capture technology into their commercial software applications. In speech, companies such as Cisco, Dictaphone, Lucent, Matsushita and Microsoft embed our technologies into telecommunications systems, as well as automotive, PC or multimedia applications.


     We also maintain an extensive network of value-added resellers to address the needs of specific markets, such as financial, legal, healthcare and government. We sell our applications to enterprises, professionals and consumers through distribution and fulfillment partners, including 1450, Ingram Micro, Tech Data and Digital River. These distribution and fulfillment partners provide our products to computer superstores, consumer electronic stores, eCommerce Web sites, mail order houses and office superstores, such as Amazon.com, Best Buy, CDW, MicroWarehouse, Circuit City, CompUSA, Fry's Electronics, Office Depot, PC Connection and Staples. We also maintain an extensive network of value added resellers to address the needs of specific markets such as medical, legal and public safety. We also sell products through our Web site at www.ScanSoft.com.



     Until recently, most of our software products were manufactured, packaged and shipped by GlobalWare Solutions on a worldwide basis. In June 2003, we transitioned our manufacturing and fulfillment activity to Hewlett-Packard Corporation. This agreement strengthens the strategic relationship between Hewlett-Packard and us.



     As of May 31, 2003, we employed 147 full-time sales and marketing employees in offices worldwide.


PROPRIETARY TECHNOLOGY

     We exploit our proprietary technology, trade secrets, know-how, continuing technological innovations and licensing opportunities to maintain our competitive position. We rely on patent law, copyright law, trade secret laws, secrecy, technical measures, licensee agreements and non-disclosure agreements to protect our technology, trade secrets and other proprietary rights. Our policy is to file patent applications to protect technology, inventions and improvements that are important to the development of our business, to maintain a technological advantage over our competitors and to generate licensing revenue. In this regard, we have obtained patents that directly relate to our products. Furthermore, we obtained in the L&H acquisition 131 patents and 165 pending patent applications in speech. Our digital capture and speech technologies are covered by more than 300 patents or patent applications. These patents expire on various dates between 2005 and 2016.


     In connection with the Philips acquisition we acquired 132 patents and 189 pending patent applications in speech. We also received licenses to additional speech patents retained by Philips.



     In order to protect our ownership rights in our software products, we license our products to OEMs and resellers on a non-exclusive basis with contractual restrictions on reproduction, distribution and transferability. In addition, we generally license our software in object code form only. We license certain of our software products to end-users by use of a "shrink-wrap" or "click wrap" customer license that restricts the end-user to personal use of the product.

     We require our employees to execute confidentiality and invention assignment agreements in order to protect our proprietary technology and other proprietary rights. We also rely on trade secrets and proprietary know-how.

RESEARCH AND DEVELOPMENT


     The market for our products and services is characterized by rapid technological change, frequent new product introductions and enhancements, evolving industry standards, and rapidly changing client requirements. As a result, we believe that our future growth is highly dependent on the timely and efficient introduction of new and updated products and technology. As of May 31, 2003, we employed 326 people in research and development, over half of whom are located in international locations. Our employees based in overseas facilities extend our global focus while often lowering our overall cost of research and development. To promote efficiency in our research and development efforts, we have organized the effective use of global development teams and a comprehensively integrated development process. In addition, we have developed and refined our time-to-market process, which contributes to cost-effective resource management while promoting technology sharing across programs.



     Our future success will depend in part on our ability to anticipate changes, enhance our current products, develop and introduce new products that keep pace with technological advancements and address the increasingly sophisticated needs of our clients. Our research and development expenses for the years ending December 31, 2002, 2001 and 2000 were $27.6 million, $14.0 million and $15.0 million, respectively. We expect that we will continue to commit significant resources to research and development in the future and that research and development expenses will continue to increase, particularly in 2003 as a result of the Philips acquisition. All research and development expenses have been expensed as incurred.


INTERNATIONAL OPERATIONS


     We currently have offices in a number of international locations including:
Australia, Belgium, Denmark, England, France, Germany, Hong Kong, Hungary, Italy, Japan, the Netherlands, Poland, and Taiwan. The scope of our international operations includes research and development, customer support and sales and marketing. Our international research and development is conducted in Budapest, Hungary; Merelbeke, Belgium and Aachen, Germany. Additionally sales and support offices are located throughout the world to support our current international customers and to expand our international revenue opportunities.



     Geographic revenue classification is based on the country in which the sale is invoiced. Revenue for the year ended December 31, 2002 was 73% North America and 27% international, versus 79% North America and 21% international for the comparable period in 2001.



     A number of our OEM partners distribute their products throughout the world and do not provide us with the geographical dispersion of their products. We believe that if provided with this information, our geographical revenue classification would indicate a higher international percentage. Based on an estimate that factors our OEM partners' geographical revenue mix into our revenues generated from these OEM partners, revenue for the year ended December 31, 2002, is approximately 67% North America and 33% international, compared to 70% North America and 30% international for the comparable period in 2001.


COMPETITION


     There are a number of companies that develop or may develop products that compete in our targeted markets; however, there is no one company that competes with us in all of our product areas. The individual markets in which we compete are highly competitive, and are rapidly changing. Within digital capture, we compete directly with ABBYY, I.R.I.S. and NewSoft. Within speech, we compete with AT&T, IBM, Nuance Communications and SpeechWorks International, among others. Vendors such as Adobe and Microsoft offer solutions that can be considered alternatives to some of our solutions. In addition, a number of smaller companies produce technologies or products that are in some markets competitive with our solutions. Current and potential competitors have established, or may establish, cooperative relationships among themselves or with third parties to increase the ability of their technologies to address the needs of our prospective customers.

     Some of our competitors or potential competitors in our markets have significantly greater financial, technical and marketing resources than we do. These competitors may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements. They may also devote greater resources to the development, promotion and sale of their products than we do.


EMPLOYEES



     As of May 31, 2003 we employed 618 people on a full-time basis, 297 in the United States and 321 internationally. Of the total, 326 were in product research and development, 147 in sales and marketing, 95 in operations and support, and 50 in finance and administration. Of these employees, 116 were hired in connection with the Philips acquisition completed on January 30, 2003. Of the total employees hired, 88 were in product research and development, 24 in sales and marketing and 4 in operations and support. None of our employees are subject to collective bargaining agreements. We have experienced no work stoppages and believe that our employee relations are good. We have utilized the services of consultants, third-party developers, and other vendors in our sales, development, and manufacturing activities.



PROPERTIES



     Our principal administrative, sales, marketing and support functions along with our North American imaging research and development functions occupy 45,860 square feet of space that we lease in Peabody, Massachusetts. We also lease 26,568 square feet of space in Waltham, Massachusetts where our North American speech and language research and development is performed. These leases expire in July 2006 and September 2006, respectively. Additionally, we lease approximately 21,180 square feet of research and development space located in Budapest, Hungary and 20,085 square feet in Merelbeke, Belgium, which houses our research and development and international headquarters space. These leases expire in December 2006 and April 2008, respectively. In connection with the Philips acquisition, we assumed a lease for approximately 39,000 square feet of research and development space located in Aachen, Germany. This lease expires in March 2006. We also lease a number of small sales and marketing offices in Asia and Europe, including offices located in Amsterdam, the Netherlands; Hong Kong, China; Taipei, Taiwan; Milan, Italy; Munich, Germany; Goteborg, Sweden; Paris, France; Reading, England; Budapest, Hungary; and Tokyo, Japan.



     We believe that our existing facilities are adequate for our needs for at least the next twelve months.


LEGAL PROCEEDINGS


     Like many companies in the software industry, we have from time to time been notified of claims that we may be infringing the intellectual property rights of others. These claims have been referred to legal counsel, and they are in various stages of evaluation and negotiation. In addition, the following claims are in litigation:



     On November 27, 2002, AllVoice Computing plc filed an action against us in the United States District Court for the Southern District of Texas claiming patent infringement. In the lawsuit, AllVoice alleges that we are infringing United States Patent No. 5,799,273 entitled "Automated Proofreading Using Interface Linking Recognized Words to Their Audio Data While Text Is Being Changed" (the "'273 Patent"). The '273 Patent generally discloses techniques for manipulating audio data associated with text generated by a speech recognition engine. Although we have several products in the speech recognition technology field, we believe that our products do not infringe the '273 Patent because they do not use the claimed techniques. Damages are sought in an unspecified amount. We filed an Answer on December 23, 2002. For the reasons described here, we believe this claim has no merit, and intend to defend the action vigorously.

     In December 2001, the Massachusetts Institute of Technology and Electronics For Imaging, Inc. sued us in the United States District Court for the Eastern District of Texas for patent infringement. The patent infringement claim was filed against more than 200 defendants. In their lawsuit, MIT and EFI allege that we infringe United States Patent No. 4,500,919 entitled "Color Reproduction System" (the "'919 Patent"). MIT and EFI allege that the '919 Patent discloses a system for adjusting the colors of a scanned image on a television screen and outputting the modified image to a device. We have several products that permit a user to adjust the color of an image on a computer monitor. We have asserted that our products do not infringe the '919 Patent because our products do not contain all elements of the structure required by the claimed invention and because our products do not perform all of the steps required by the claimed method. Further, we believe there may be prior art that would render the '919 Patent invalid. The '919 Patent expired on May 6, 2002. Damages are sought in an unspecified amount. We filed an Answer and Counterclaim on June 28, 2002. For the reasons described here, we believe this claim has no merit, and intend to defend the action vigorously.



     On August 16, 2001, Horst Froessl sued us in the United States District Court for the Northern District of California for patent infringement. In his lawsuit, Froessl alleges that we infringe United States Patent No. 4,553,261 entitled "Document and Data Handling and Retrieval System" (the "'261 Patent"). Froessl alleges that the '261 Patent discloses a system for receiving and optically scanning documents, converting selected segments of the digitalized scan data into machine code, and storing and retrieving the documents and the digitalized and converted segments. Although we have several products in the scanning technology field, we have asserted that our products do not infringe the '261 Patent because our products do not contain all elements of the structure required by the claimed invention and because our products do not perform all of the steps required by the claimed method. Further, we believe there may be prior art that would render the '261 Patent invalid. Damages are sought in an unspecified amount. We filed an Answer and Counterclaim on September 19, 2001. For the reasons described here, we believe this claim has no merit, and we intend to defend the action vigorously.



     We believe that the final outcome of these matters will not have a significant adverse effect on our financial position and results of operations, and believe we will not be required to expend a significant amount of resources defending such claims. However, should we not prevail in any such litigation, our operating results and financial position could be adversely impacted.



     From time to time, we receive information concerning possible infringement by third parties of our intellectual property rights, whether developed, purchased or licensed by us. In response to any such circumstance, we have our counsel investigate the matter thoroughly and take all appropriate action to defend our rights in these matters.

                                   MANAGEMENT

  EXECUTIVE OFFICERS AND DIRECTORS


     The following table sets forth certain information with respect to our executive officers and directors as of June 16, 2003.



NAME                                   AGE                      POSITION
----                                   ---                      --------
Paul A. Ricci........................  46    Chief Executive Officer and Chairman of the
                                             Board
Wayne S. Crandall....................  44    Senior Vice President of Worldwide Sales and
                                             Business Development
Jeanne McCann........................  52    Senior Vice President of Speech Research and
                                             Development
Richard S. Palmer....................  52    Senior Vice President and Chief Financial
                                             Officer
Robert J. Weideman...................  45    Senior Vice President and Chief Marketing
                                             Officer
Ben S. Wittner.......................  45    Senior Vice President Imaging Research and
                                             Development
Robert J. Frankenberg(1)(2)..........  56    Director
Katharine A. Martin..................  40    Director and Corporate Secretary
Mark B. Myers(1).....................  64    Director
Robert G. Teresi(1)(2)...............  61    Director


---------------

(1) Member of the audit committee.

(2) Member of the compensation committee.


     Paul A. Ricci has served as our Chairman since March 2, 1999 and our Chief Executive Officer since August 21, 2000. From January 1998 to August 2000, Mr. Ricci was the Vice President, Corporate Business Development of Xerox. Prior to 1998, Mr. Ricci held several positions within Xerox, including serving as President, Software Solutions Division and as President of the Desktop Document Systems Division. Between June 1997 and March 1999, Mr. Ricci served as Chairman of the Board of Directors of ScanSoft, Inc., which was then operating as an indirect wholly owned subsidiary of Xerox.



     Wayne S. Crandall has served as our Senior Vice President Sales and Business Development since January of 2002. Mr. Crandall served as Senior Vice President Sales and Marketing from November 2000 until December of 2001. From March 2000 to November 2000, Mr. Crandall was Senior Vice President Sales, and from March 1995 to March 2000, he was Vice President Sales and Channel Marketing. From January of 1993 until March 1995, Mr. Crandall was our Managing Director of International Sales, Marketing and Operations based in the United Kingdom. From December 1989 until January of 1993, Mr. Crandall was Vice President of North American Sales for Xerox Imaging Systems, a wholly owned subsidiary of Xerox. From January of 1984 until December of 1989, Mr. Crandall was the Director of North American Sales for Kurzweil Computer Products. From 1978 until January of 1984, Mr. Crandall held several sales and marketing positions with Philips N.V., Lexitron, a Division of Raytheon and Savin Corporation.



     Jeanne McCann has served as our Senior Vice President of Speech Research and Development since December 2001. From June 2000 to December 2001, Ms. McCann served as Senior Vice President, Development - SLS Division of Lernout & Hauspie. From July 1998 to June 2000, Ms. McCann served as Vice President, Development for Dragon Systems, Inc., and from March 1997 to July 1998, as Vice President, Development for Eastman Software, Inc.



     Richard S. Palmer has served as our Senior Vice President and Chief Financial Officer since May 2000. From July 1994 to April 2000, Mr. Palmer was the Director of Corporate Development at Xerox Corporation. Prior to that, Mr. Palmer worked in a number of financial management positions at Xerox, including Vice President of Business Analysis for Xerox Financial Services, Inc., Corporate Assistant Treasurer, and Manager of Planning and Pricing for Xerox's Latin American Operations.

     Robert J. Weideman became our Chief Marketing Officer and Senior Vice President in August 2002. Mr. Weideman has served as Vice President, Marketing since November 2001. From February 1999 until November 2001, Mr. Weideman was Vice President of Marketing for Cardiff Software, Inc. From August 1994 to January 1999, Mr. Weideman was Vice President of Marketing for TGS N.V. (TGS Inc., Europe).



     Ben S. Wittner has served as our Senior Vice President Imaging Research and Development since August 2000. From March 2000 to August 2000, Dr. Wittner served as Vice President Technology Research and Development. From February 1995 until March 2000, Dr. Wittner was Director of OCR Research and Development of ScanSoft, Inc., which was operating as an indirect wholly owned subsidiary of Xerox until March 1999. Dr. Wittner joined ScanSoft in 1992 as manager of text recognition for OCR development. Previously, Dr. Wittner was an individual contributor and then supervisor for the handwriting recognition project at NYNEX. Prior to that, he held a post-doctoral position at AT&T Bell Laboratories, researching fundamentals and applications of neural networks. Dr. Wittner earned a Ph.D. in mathematics from Cornell University.



     Robert J. Frankenberg has served as a director since March 13, 2000. Since December 1999, Mr. Frankenberg has served as Chairman of Kinzan, Inc., an Internet Services software platform provider. From May 1997 to July 2000, Mr. Frankenberg served as the Chairman, President and Chief Executive Officer of Encanto Networks, Inc., a developer of hardware and software designed to enable creation of businesses on the Internet. Since July 2000, Mr. Frankenberg has continued as Chairman, and since January 2001, has served as Acting President and CEO of Encanto. From April 1994 to August 1996, Mr. Frankenberg was Chairman, President and Chief Executive Officer of Novell, Inc., a producer of network software. Mr. Frankenberg is a director of Electroglas, Inc., National Semiconductor, Daw Technologies, Inc. and Secure Computing Corporation.


     Katharine A. Martin has served as a director since December 17, 1999. Since March 2, 1999, Ms. Martin has served as our Corporate Secretary. Since September 1999, Ms. Martin has served as a Member of Wilson Sonsini Goodrich & Rosati, Professional Corporation. Wilson Sonsini Goodrich & Rosati serves as our primary outside corporate and securities counsel. Prior thereto, Ms. Martin was a Partner of Pillsbury Madison & Sutro LLP.


     Mark B. Myers has served as a director since March 2, 1999. Dr. Myers served as Senior Vice President, Xerox Research and Technology, responsible for worldwide research and technology from February 1992 until April 2000. Dr. Myers is presently on the faculty of the Wharton Business School, The University of Pennsylvania.


     Robert G. Teresi has served as a director since March 13, 2000. Mr. Teresi served as the Chairman of the Board, Chief Executive Officer and President of Caere Corporation from May 1985 until March 2000.

BOARD COMMITTEES

     Our audit committee consists of Messrs. Frankenberg, Myers and Teresi. The audit committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants.


     Our compensation committee consists of Messrs. Frankenberg and Teresi. Ms. Martin was a member of the compensation committee until she resigned from the committee in October 2002. The compensation committee reviews and recommends to the Board of Directors the compensation and benefits of our employees.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION



     During 2002, no member of the compensation committee was an officer or employee of our company. During 2002, none of our compensation committee members or executive officers served as a member of the board of directors or compensation committee of any entity that has an executive officer serving as a member of our board of directors or compensation committee.

COMPENSATION OF NON-EMPLOYEE DIRECTORS


     Non-employee directors are entitled to participate in the 1995 Directors' Stock Option Plan. Options granted under this plan constitute the sole compensation for board service. The plan, as amended in June 2001, provides that each non-employee director will receive an initial option grant to purchase 50,000 shares of common stock at an exercise price equal to the fair market value of the stock on the respective effective date of the grant. Each option is exercisable in installments, 25% each year beginning on the first anniversary of the grant so that the options are 100% exercisable four years after the effective date of the grant. The plan also provides for the automatic annual grant of stock options to purchase 15,000 shares of common stock, which was 5,000 prior to the June 2001 amendment, to each non-employee director on January 1 of each year, provided that, on such date, he or she shall have served on the board for at least six months. These annual grants become fully vested and exercisable on the first anniversary of the date of grant. Pursuant to the automatic grant provisions, on January 2, 2001, each non-employee director was granted an option to purchase 5,000 shares of common stock at an exercise price of $.6563, the market price on that date, which amounted to 25,000 shares in the aggregate. Also pursuant to these automatic grant provisions as stated in the plan, on January 2, 2002, each non-employee director was granted an option to purchase 15,000 shares of common stock at an exercise price of $4.45, the market price on that date, which amounted to 75,000 shares in the aggregate. The June 2001 amendment also allowed for the non-automatic grant of an option to purchase 40,000 shares of common stock to all non-employee directors who were outside directors on January 23, 2001 ("Eligible Directors"). Accordingly, each Eligible Director received a grant of an option to purchase 40,000 shares on June 27, 2001 at an exercise price of $1.18, the market price on that date, which amounted to 160,000 shares in the aggregate. These June 27, 2001 options became fully vested and exercisable on June 27, 2002, the first anniversary of the date of grant. Effective July 1, 2003, non-employee directors will receive an annual stipend of $25,000.

EXECUTIVE COMPENSATION


     The following table provides certain summary information for the fiscal years 2002, 2001 and 2000 concerning compensation earned by our Chief Executive Officer and by our four other most highly compensated named executive officers whose compensation exceeded $100,000 in 2002 (the "Named Executive Officers").



                                                                              LONG-TERM
                                                                         COMPENSATION AWARDS
                                        ANNUAL COMPENSATION            ------------------------
                                 ----------------------------------    RESTRICTED    SECURITIES      ALL OTHER
NAME AND                                               OTHER ANNUAL       STOCK      UNDERLYING       ANNUAL
PRINCIPAL POSITION      YEAR      SALARY    BONUS(1)   COMPENSATION    AWARD(S)($)   OPTIONS(#)   COMPENSATION(2)
------------------      ----     --------   --------   ------------    -----------   ----------   ---------------
Paul A. Ricci.........  2002     $299,000   $25,000(3)   $107,000(4)    $     --     1,011,554        $   --
  Chief Executive       2001      300,000    39,700        52,746(4)(5)        --           --            --
  Officer               2000(6)   110,385    12,248            --             --     2,505,000            --
Michael K. Tivnan.....  2002     $274,516   $25,000(3)   $     --       $     --       122,918        $8,000
  President and Chief   2001      275,016    99,250         5,289(5)          --            --         7,062
  Operating Officer     2000(7)   269,180    36,378         5,289(5)          --       330,000         8,250
Wayne S. Crandall.....  2002     $224,500   $    --      $     --       $     --       263,125        $7,125
  Senior Vice
  President,            2001      225,000    67,382         4,327(5)          --            --         9,154
  Sales and Business    2000      180,673    58,102           577(5)          --       200,000         6,773
  Development
Richard S. Palmer.....  2002     $219,500   $    --      $     --       $     --        14,667        $6,967
  Senior Vice
  President             2001      220,000    69,872         4,231(5)      90,750(8)    100,000         7,017
  and Chief Financial   2000(9)   155,833    25,868         4,231(5)                   550,000            --
  Officer
Robert J. Weideman....  2002(10) $209,500   $42,000      $ 19,943(12)   $200,002(11)    10,500        $6,650
  Chief Marketing
  Officer, Senior Vice
  President


---------------

 (1) Unless specified otherwise, bonuses were paid pursuant to Bonus Incentive Plans.


 (2) Represents Company contributions to our 401(k) plan.



 (3) Represents a bonus paid for successful completion of the Lernout & Hauspie acquisition.


 (4) Includes allowance paid for remote living expenses.

 (5) Includes payment of one week of accrued vacation.


 (6) Mr. Ricci began serving in this capacity in August 2000.



 (7) Mr. Tivnan served as President and Chief Executive Officer from March 1999 to August 2000, and thereafter as President and Chief Operating Officer. Mr. Tivnan tendered his resignation as an executive officer and director effective April 30, 2003.



 (8) Mr. Palmer received a Restricted Stock Award for 75,000 shares. This Restricted Stock Award has a 2 1/2 year cliff vesting, which vests 100% on April 17, 2004. The value of the Restricted Stock Award as of December 31, 2002 was $390,000.



 (9) Mr. Palmer joined ScanSoft in May 2000.



(10) Mr. Weideman began serving in this capacity in August 2002.



(11) Mr. Weideman received a Restricted Stock Award in November 2001 for 58,824 shares. This Restricted Stock Award vests in equal installments of 1/3 on each anniversary date. On November 27, 2002, 19,608 shares vested at a value of $147,060. The value of the unvested Restricted Stock holdings as of December 31, 2002 was $203,923.


(12) Represents reimbursement of relocation expenses.

CHANGE IN CONTROL AND EMPLOYMENT AGREEMENTS


     Our board of directors approved the acceleration of vesting of options for certain officers and the directors in the event of a change in control. A change in control includes a merger or consolidation of ScanSoft not approved by our board of directors, certain changes in the composition of the board of directors, and certain changes in the ownership of ScanSoft.



     Mr. Ricci serves as our Chief Executive Officer and Chairman of the Board. Under the terms of his August 21, 2000 employment agreement, his annual base compensation is $300,000 and he is eligible to receive a target bonus of $50,000 per year. The agreement also provided for a grant of 2,500,000 options at $1.3438 per share, subject to 1/8 vesting per quarter over a two-year period. Mr. Ricci's severance (in the event of involuntary termination other than for cause, death or disability) under the employment agreement would entitle him to, among other things, a lump-sum payment equal to 8.5% of his base salary and target bonus, and acceleration of vesting of all options held by him that were unvested immediately prior to termination. Additionally, upon a change in control, Mr. Ricci would be entitled to vesting of all of his unvested options. Mr. Ricci's employment agreement was amended in July 2001 to provide him with a living expenses allowance, not to exceed $107,000 annually, in connection with his relocation to the Massachusetts area, where our corporate headquarters are located.



     Mr. Tivnan served as our President, Chief Operating Officer from August 2000 to April 2003. Mr. Tivnan tendered his resignation as an executive officer and director effective April 30, 2003. As a result of Mr. Tivnan's resignation, per an amended agreement, Mr. Tivnan will receive one-year salary of $250,000, which will be paid over a one-year period. In addition, he will receive six years of our medical benefits.



     Mr. Crandall serves as our Senior Vice President Sales and Business Development. Under the terms of a vesting agreement that he entered into in April 1999, all of Mr. Crandall's unvested stock options will immediately vest upon his involuntarily or constructive termination prior to, but in contemplation of, or within twelve months after, a change in control.



     Ms. McCann serves as Senior Vice President of Speech and Language Research and Development. Under the terms of our letter addressed to Ms. McCann on February 17, 2003, in the event there is a change in control of our company and Ms. McCann's employment is terminated within six months of the change in control, all of her stock options will become fully vested as of the effective date of the termination of her employment.



     Mr. Weideman serves as our Chief Marketing Officer. Under the terms of our letter addressed to Mr. Weideman on September 26, 2002, in the event there is a change in control of our company and Mr. Weideman's employment is terminated within six months of the change in control, all of his stock options will become fully vested as of the effective date of the termination of his employment.



     Mr. Wittner serves as our Senior Vice President of Imaging Research and Development. Under the terms of our letter addressed to Mr. Wittner in July 2000, in the event there is a change in control of our company and Mr. Wittner's employment is terminated within twelve months of the change in control, all of his stock options will become fully vested as of the effective date of the termination of his employment. Additionally, in the event that Mr. Wittner's position with us is eliminated for any reason other than for cause, Mr. Wittner would be entitled to 52 weeks of severance pay, based on his base salary at the time of termination.

RECENT OPTION GRANTS

     The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 2002 to the Named Executive Officers.


                                        PERCENT OF
                                          TOTAL                                 POTENTIAL REALIZABLE VALUE AT
                                         OPTIONS                                   ASSUMED ANNUAL RATES OF
                        SECURITIES      GRANTED TO                              STOCK PRICE APPRECIATION FOR
                        UNDERLYING      EMPLOYEES    EXERCISE OR                      OPTION TERM($)(2)
                         OPTIONS        IN FISCAL    BASE PRICE    EXPIRATION   -----------------------------
NAME                    GRANTED(#)      YEAR(%)(1)    ($/SHARE)       DATE           5%              10%
----                    ----------      ----------   -----------   ----------   -------------   -------------
Paul Ricci............    11,554(3)        .2362       5.3600       04/29/12       38,947.09       98,699.58
                         550,000(4)      11.2453       5.3600       04/29/12    1,853,981.36    4,698,352.77
                         450,000(4)       9.2007       6.9700       06/14/12    1,972,528.00    4,998,773.23
Michael Tivnan........    22,918(3)(6)     .4686       5.3600       04/29/12       77,253.72      195,776.09
                         100,000(5)(6)    2.0446       5.3600       04/29/12      337,087.52      854,245.96
Wayne Crandall........    50,000(7)       1.0223       4.7000       02/11/12      147,790.24      374,529.48
                          13,125(3)        .2684       5.3600       04/29/12       44,242.74      112,119.78
                         100,000(8)       2.0446       5.3600       04/29/12      337,087.52      854,245.96
                         100,000(8)       2.0446       6.9700       06/14/12      438,339.55    1,110,838.49
Richard S. Palmer.....    14,667(3)        .2999       5.3600       04/29/12       49,440.63      125,292.25
Robert J. Weideman....    10,500(3)        .2147       5.3600       04/29/12       35,394.19       89,695.83


---------------

(1) Based on options to purchase an aggregate of 4,890,913 shares of common stock granted to employees during fiscal 2002.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of five percent (5%) and ten percent (10%) compounded annually from the date the respective options were granted to their expiration date and are not presented to forecast possible future appreciation, if any, in the price of our common stock. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the options or the sale of the underlying shares of common stock. The actual gains, if any, on the stock option exercises will depend on the future performance of our common stock, the optionee's continued employment through applicable vesting periods and the date on which the options are exercised.


(3) Options granted to Mr. Ricci, Mr. Tivnan, Mr. Crandall, Mr. Palmer and Mr. Weideman have a ten year term, and are exercisable 50% on 8/31/02 and 50% on 2/28/03.


(4) Options granted to Mr. Ricci have a ten year term, and are exercisable over a two year period commencing one month after grant date.

(5) Options granted to Mr. Tivnan have a ten year term, and are 100% exercisable on the grant anniversary date.


(6)Mr. Tivnan tendered his resignation as an executive officer and director effective April 30, 2003. As a result of Mr. Tivnan's resignation, per an amended agreement with Mr. Tivnan approved by our compensation committee, Mr. Tivnan will be able to exercise all vested stock options with an exercise price equal to or greater than $1.3438 for a period of one (1) year following his effective termination date of April 30, 2004, and any vested stock options with an exercise price less than $1.3438 for a period of eighty (80) days following his effective termination date.



(7) Options granted to Mr. Crandall have a ten year term, and are exercisable over a two year period commencing three months after grant date and monthly thereafter.



(8)Options granted to Mr. Crandall have a ten year term, and are exercisable over a four year period commencing one year after grant date and monthly thereafter.

     The following table shows the number of shares of common stock represented by outstanding stock options held by each of the Named Executive Officers as of December 31, 2002. No stock appreciation rights were granted in 2002 and none were outstanding at December 31, 2002.


   AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                   VALUES(1)


                                                      NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                              SHARES                 UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS/SARS
                             ACQUIRED                  OPTIONS AT 12/31/02               AT 12/31/02
                                ON       VALUE     ---------------------------   ---------------------------
                             EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                             --------   --------   -----------   -------------   -----------   -------------
Paul A. Ricci..............    --         --        2,821,609       714,945      $9,695,400      $ 17,550
Michael K. Tivnan..........    --         --          988,395       216,459       3,640,686       232,050
Wayne Crandall.............    --         --          502,781       315,126       1,779,034       198,281
Richard S. Palmer..........    --         --          494,834       169,833       1,463,055       401,750
Robert J. Weideman.........    --         --          140,666       369,834         243,749       656,251


---------------


(1) Based on a per share price of $5.20, the closing price of our common stock as reported by the NASDAQ National Market on December 31, 2002, the last trading day of the fiscal year, less the exercise price. The actual value of unexercised options fluctuates with stock market activity.


COMPENSATION PLANS

  1993 INCENTIVE STOCK OPTION PLAN


     Our 1993 Incentive Stock Option Plan (the "1993 Plan") was adopted by our board of directors and approved by our stockholders in February 1993. The 1993 Plan was last amended by our board of directors in June 2000.



     General. The 1993 Plan provides for the granting of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the granting of nonstatutory stock options. As of December 31, 2002, 1,363,904 shares had been issued upon exercise of options granted under the 1993 Plan, options to purchase 2,506,085 shares were outstanding, and 11 shares remained available for future grant. As of December 31, 2002, the fair market value of all shares of common stock subject to outstanding options was $13,031,642, based on the closing sale price of $5.20 for our common stock as reported on the NASDAQ National Market on December 31, 2002. As of December 31, 2002, (i) options to purchase 1,883,713 shares of common stock were outstanding under the 1993 Plan and held by all current executive officers as a group, (ii) no options were outstanding and held by current directors who are not executive officers and (iii) options to purchase 622,372 shares of common stock were outstanding and held by employees, including current officers who are not executive officers, and consultants.



     The 1993 Plan is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. The maximum aggregate number of shares which may be optioned and sold under the Plan is 3,870,000.



     Purpose. The 1993 Plan seeks to attract and retain the best available personnel, give our employees, officers, directors and consultants a greater personal stake in the success of our business, and provide these individuals with added incentive to continue and advance in their employment or services to us.



     Administration. The 1993 Plan may be administered by our board of directors or by a committee designated by our board of directors; it is currently administered by our board of directors and the compensation committee of the board. Members of the board receive no additional compensation for their services in connection with the administration of the 1993 Plan. All questions of interpretation of the 1993 Plan are determined by the administrator, and decisions of the administrator are final and binding upon all participants.



     Eligibility. The 1993 Plan provides that options may be granted to our employees (including officers and directors who are also employees) and consultants. Incentive stock options may be granted only to employees. The administrator selects the optionees and determines the number of shares and the exercise price to be associated with each option. In making such determination, there are taken into account the duties and responsibilities of the optionee, the value of the optionee's services, the optionee's present and potential contribution to our success, and other relevant factors. As of December 31, 2002, there were approximately 489 employees eligible to participate in the 1993 Plan. The 1993 Plan provides that the maximum number of shares of common stock which may be granted under options to any one employee during any fiscal year is 500,000, subject to certain adjustments. There is also a limit on the aggregate market value of shares subject to all incentive stock options that may be granted to an optionee during any calendar year.



     Terms of Options. The terms of options granted under the 1993 Plan are determined by the administrator. Each option is evidenced by a stock option agreement between our company and the optionee and is subject to, among other things, the following terms and conditions:



          (a) Exercise of the Option. The optionee must earn the right to exercise the option by continuing to work for us. The administrator determines when options are exercisable. An option is exercised by giving written notice of exercise to us specifying the number of full shares of common stock to be purchased, and by tendering payment of the purchase price to us. The method of payment of the exercise price of the shares purchased upon exercise of an option is determined by the administrator.



          (b) Exercise Price. The exercise price of options granted under the 1993 Plan is determined by the administrator, and must be at least equal to the fair market value of the shares on the date of the first grant, in the case of incentive stock options, and must not be less than 100% of the fair market value per share on the date of grant, in the case of nonstatutory incentive stock options, based upon the closing price on the NASDAQ National Market on the date of grant. Incentive stock options granted to stockholders owning more than 10% of our outstanding stock are subject to the additional restriction that the exercise price on such options must be at least 110% of the fair market value on the date of the grant. Nonstatutory stock options granted to a covered employee under Section 162(m) of the Code are subject to the additional restriction that the exercise price on such options must be at least 100% of the fair market value on the date of grant.



          (c) Termination of Employment. If the optionee's employment or consulting relationship with us is terminated for any reason other than death or total and permanent disability, options under the 1993 Plan may be exercised not later than three months (or such other period of time not exceeding 3 months and no less than 30 days as determined by the administrator) after the date of such termination to the extent the option was exercisable on the date of such termination. In no event may an option be exercised by any person after the expiration of its term.



          (d) Termination of Options. Incentive stock options granted under the 1993 Plan expire 10 years from the date of grant unless a shorter period is provided in the option agreement. Incentive stock options and nonstatutory stock options granted to stockholders owning more than 10% of our outstanding stock may not have a term of more than five years and five years and one day, respectively.


          (e) Nontransferability of Options. Options are nontransferable by the optionee, other than by will or the laws of descent and distribution, and are exercisable only by the optionee during his or her lifetime.


          (f) Acceleration of Option. In the event of a sale of all or substantially all of our assets, or the merger with another corporation, an option granted under the 1993 Plan will be assumed or an equivalent option will be substituted by such successor corporation or a parent or subsidiary of such successor corporation. The administrator may, in its discretion, make provisions for the acceleration of the optionee's right to exercise his or her outstanding options in full.



     Amendment and Termination. The board of directors may amend the 1993 Plan at any time or from time to time or may terminate it without approval of the stockholders, with certain exceptions. The 1993

Plan terminated in February 2003, but any options then outstanding under the 1993 Plan will remain outstanding until they expire by their terms.


  1995 EMPLOYEE STOCK PURCHASE PLAN


     Our 1995 Employee Stock Purchase Plan (the "1995 ESPP") was adopted by our board of directors and approved by our stockholders in November 1995. It was last amended and restated as of April 27, 2000.



     General.  The 1995 ESPP is intended to qualify under the provisions of
Section 423 of the Code, is not a qualified deferred compensation plan under
Section 401(a) of the Code, and is not subject to the provisions of ERISA. A total of 1,000,000 shares are currently authorized to be issued under the 1995 ESPP. Our board of directors has approved an amendment to the 1995 ESPP, subject to stockholder approval, to increase the number of shares authorized for issuance thereunder from 1,000,000 to 1,500,000. As of December 31, 2002, a total of 688,388 shares had been issued to our employees under the 1995 ESPP, and 311,612 shares remained available for future issuance. The average per share issuance price for shares purchased by employees under the 1995 ESPP to date is approximately $2.7414. As of December 31, 2002, approximately 264 employees were eligible to participate in the 1995 ESPP.



     Purpose. The purpose of the 1995 ESPP is to provide employees with an opportunity to purchase our common stock through accumulated payroll deductions. Employees make such purchases by participation in regular offering periods from which they may withdraw at any time.



     Administration. The 1995 ESPP may be administered by our board of directors or a committee appointed by our board of directors. Currently the 1995 ESPP is administered by our board of directors. Our board of directors or its committee has full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the 1995 ESPP, to construe and interpret the 1995 ESPP, and to make all other determinations necessary or advisable for the administration of the 1995 ESPP.


     Eligibility. Any person who, on the first day of an offering period, is customarily employed by us for at least 20 hours per week and more than five months in any calendar year is eligible to participate in the 1995 ESPP.


     Offering Dates. In general, the 1995 ESPP is implemented by a series of offering periods of 12 months duration, with new offering periods commencing on or about February 16 and August 16 of each year. Each offering period consists of two consecutive purchase periods of six months duration, with the last day of such period being designated a purchase date. Our board of directors has the power to change the duration and frequency of the offering and purchase periods with respect to future offerings without stockholder approval if such change is announced at least fifteen days prior to the scheduled beginning of the first offering or purchase period to be affected.



     Participation in the 1995 ESPP. Eligible employees may participate in the 1995 ESPP by completing an enrollment form provided by us and filing it with us prior to the applicable offering date, unless a later time for filing the enrollment form is set by our board of directors for all eligible employees with respect to a given offering. The enrollment form currently authorizes payroll deductions of not less than 1% and not more than 12% of the participant's eligible compensation on the date of the purchase.



     Purchase Price. The purchase price per share sold under the 1995 ESPP is a price equal to the lower of 85% of the fair market value of the common stock at the beginning of the offering period or the purchase date. The fair market value is the per share closing price of the common stock on the NASDAQ National Market as of such date reported by NASDAQ.


     Payment of Purchase Price; Payroll Deductions. The purchase price of the shares is accumulated by payroll deductions during the offering period. The deductions may be up to 12% of a participant's eligible compensation received on each payday during the offering period. Eligible compensation is defined in the 1995 ESPP to include the regular straight time gross earnings excluding payments for overtime, shift premium, incentive compensation, bonuses and commissions. A participant may discontinue his or her participation in the 1995 ESPP at any time during the offering period prior to a purchase date, and may decrease the rate of his or her payroll deductions once during the offering period by completing and filing a new enrollment form. No interest accrues on the payroll deductions of a participant in the 1995 ESPP.

     Purchase of Stock; Exercise of Option. By executing an enrollment form to participate in the 1995 ESPP, the participant is entitled to have shares placed under option. Unless the participant's participation is discontinued, each participant's option for the purchase of shares will be exercised automatically at the end of each purchase period at the applicable price. Notwithstanding the foregoing, no participant shall be permitted to subscribe for shares under the 1995 ESPP if immediately after the grant of the option he or she would own 5% or more of the voting power or value of all classes of our stock or of any of our subsidiaries (including stock which may be purchased under the 1995 ESPP or pursuant to any other options), nor shall any participant be granted an option which would permit the participant to buy pursuant to all of our employee stock purchase plans more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) in any calendar year.


     Termination of Employment. Upon termination of a participant's continuous status as an employee prior to the purchase date of an offering period for any reason, including retirement or death, he or she will be deemed to have elected to withdraw from the 1995 ESPP and the contributions credited to his or her account but not yet used to exercise his or her option under the 1995 ESPP will be returned to him or her.


     Nontransferability. No rights or accumulated payroll deductions of a participant under the 1995 ESPP may be pledged, assigned or transferred for any reason.


     Amendment and Termination of the 1995 ESPP. The board of directors may at any time amend or terminate the 1995 ESPP, except that such termination shall not affect options previously granted.


  1995 DIRECTORS' STOCK OPTION PLAN


     Our 1995 Directors' Stock Option Plan (the "1995 Directors' Plan") was adopted by our board of directors and approved by our stockholders in October, 1995, and was last amended by our board of directors on April 5, 2002 and by our stockholders on June 14, 2002. As of December 31, 2002, there were options to purchase 355,000 shares of common stock outstanding under the 1995 Directors' Plan, with exercise prices ranging from $0.6563 to $5.9375 per share. Additionally, as of the same date, 450,000 shares remained available for future grant under the 1995 Directors' Plan.



     General. The 1995 Directors' Plan currently provides for the non-discretionary grant of non-statutory stock options. Non-statutory stock options granted under the 1995 Directors' Plan are intended not to qualify as incentive stock options within the meaning of Section 422 of the Code.



     Purpose. We, by means of the 1995 Directors' Plan, seek to attract and retain the best available personnel for service as directors, to provide additional incentive for such persons to exert maximum efforts to promote our success, and to encourage their continued service on our board of directors.



     Administration. Our board of directors administers the 1995 Directors' Plan. The board has the power to construe and interpret the 1995 Directors' Plan and options granted under it, to establish, amend, and revoke rules and regulations for its administration, to amend the 1995 Directors' Plan, and generally to exercise such powers and to perform such acts as the board deems necessary or expedient to promote our best interests.



     Eligibility. Options may be granted under the 1995 Directors' Plan only to our non-employee directors. A "non-employee director" is a director who is not an employee of our company or of any "parent" or "subsidiary" of our company, as those terms are defined in the Code. The payment of a director's fee by us is not sufficient in and of itself to constitute "employment." Four of our five current directors (all except Mr. Ricci) are eligible to participate in the 1995 Directors' Plan.

     Stock Subject to the 1995 Directors' Plan. If options granted under the 1995 Directors' Plan expire or otherwise terminate without being exercised, the common stock not purchased pursuant to such options again becomes available for issuance under the 1995 Directors' Plan. The number of shares authorized for issuance under the 1995 Directors' Plan is 820,000.


     Terms and Conditions of Options. Each option under the 1995 Directors' Plan is subject to the following terms and conditions:

          (a) Non-Discretionary Grants. Option grants are non-discretionary. Each non-employee director is automatically granted an option to purchase shares of common stock as follows:


        - an initial grant of 50,000 on the date the person first becomes a non-employee director; and



        - an annual, subsequent grant of 15,000 on January 1 of each year, provided that, on such date, the non-employee director has served on our board of directors for at least six months.



          At the June 2001 meeting, the stockholders approved a non-automatic grant to any director who was an eligible director on January 23, 2001 of an additional 40,000 shares. The 40,000 shares consist of (i) 30,000 shares to raise their initial grant from 20,000 to 50,000 and (ii) 10,000 shares to raise their subsequent grant from 5,000 to 15,000 (before the June 2001 amendment, the initial grant comprised 20,000 shares and the subsequent grant comprised 5,000 shares). Each eligible director was granted 40,000 options on June 27, 2001.


          (b) Exercise Price; Payment. The exercise price of each option granted under the 1995 Directors' Plan is equal to 100% of the fair market value of the common stock subject to such option on the date such option is granted.

          We may not: reduce the exercise price of any stock option, including stock appreciation right, outstanding or to be granted in the future under the 1995 Directors' Plan; cancel and re-grant options at a lower exercise price (including entering into any "6 month and 1 day" cancellation and re-grant scheme), whether or not the cancelled options are put back into the available pool for grant; replace underwater options with restricted stock in an exchange, buy-back or other scheme; or replace any options with new options having a lower exercise price or accelerated vesting schedule in an exchange, buy-back or other scheme.


          (c) Option Vesting. Options granted pursuant to the 1995 Directors' Plan may be exercised while the non-employee director is a director and for a period of 90 days after ceasing to be a director. The exercise price per share of the option is 100% of the fair market value per share on the grant date. The initial grant vests over four years in 25% installments on the anniversary of the grant date. The subsequent grant is exercisable as to 100% of the shares subject to the subsequent grant on the first anniversary of the date of grant of the subsequent grant.


          (d) Termination of Options. Currently no option granted under the 1995 Directors' Plan is exercisable after the expiration of ten years from the date the option was granted.

          (e) Non-transferability of Options. Options granted under the 1995 Directors' Plan are not transferable except by will or by the laws of descent and distribution, and are exercisable during the lifetime of the person to whom the option is granted only by such person or by his or her guardian or legal representative.

     Adjustment Provisions. If there is any change in the stock subject to the 1995 Directors' Plan or subject to any option granted under the 1995 Directors' Plan (through merger, consolidation, reorganization, re-capitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or otherwise), the 1995 Directors' Plan and options outstanding thereunder will be appropriately adjusted as to the class and maximum number of shares subject to the 1995 Directors' Plan and the class, number of shares, and price per share of stock subject to such outstanding options.

     Effect of Certain Corporate Events. In the event of (i) a dissolution or liquidation of our company, (ii) a sale of all or substantially all of our assets, (iii) a merger or consolidation in which we are not the surviving corporation, or (iv) any other capital reorganization in which more than 50% of our shares entitled to vote are exchanged, we shall give to directors, at the time of adoption of the 1995 Directors' Plan for liquidation, dissolution, sale, merger, consolidation or reorganization, either a reasonable time thereafter within which to exercise the option, including shares as to which the option would not be otherwise exercisable, prior to the effectiveness of such liquidation, dissolution, sale, merger, consolidation or reorganization, at the end of which time the option shall terminate, or the right to exercise the option, including shares as to which the option would not be otherwise exercisable (or receive a substitute option with comparable terms), as to an equivalent number of shares of stock of the corporation succeeding us or acquiring our business by reason of such liquidation, dissolution, sale, merger, consolidation or reorganization.



     Duration, Amendment, and Termination. The board may suspend or terminate the 1995 Directors' Plan at any time. Unless sooner terminated, the 1995 Directors' Plan terminates in October 2005. The board also may amend or terminate the 1995 Directors' Plan from time to time in such respects as the board may deem advisable.


  1997 EMPLOYEE STOCK OPTION PLAN


     Our 1997 Employee Stock Option Plan (the "1997 Plan") became effective on January 1, 1997 and was last amended by our board of directors effective June, 2000.



     General. The 1997 Plan provides for the granting of nonstatutory stock options within the meaning of Section 422 of the Code. As of December 31, 2002, 312,476 shares had been issued upon exercise of options granted under the 1997 Plan, options to purchase 908,030 shares were outstanding, and 79,494 shares remained available for future grant. As of December 31, 2002, the fair market value of all shares of common stock subject to outstanding options was $4,721,756, based on the closing sale price of $5.20 for our common stock as reported on the NASDAQ National Market on December 31, 2002. As of December 31, 2002, (i) options to purchase 164,667 shares of common stock were outstanding under the 1997 Plan and held by all current executive officers as a group (3 persons), (ii) options to purchase 20,000 shares were outstanding under the 1997 Plan and held by current directors (one person) who are not executive officers and (iii) options to purchase 723,363 shares of common stock were outstanding and held by employees, including current officers who are not executive officers, and consultants.



     Purpose. The purposes of the 1997 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees and consultants and to promote the success of our business.



     Administration. The 1997 Plan may be administered by our board of directors or by a committee designated by our board of directors; it is currently administered by our board of directors and the compensation committee of the board. Members of the board receive no additional compensation for their services in connection with the administration of the 1997 Plan. All questions of interpretation of the 1997 Plan are determined by the administrator, and decisions of the administrator are final and binding upon all participants.



     Eligibility. The 1997 Plan provides that options may be granted to our employees and consultants. For the purposes of the 1997 Plan, officers, named executive officers and directors are not considered employees and are not eligible to receive grants under the 1997 Plan unless they fall under a special exception. The exception is that officers who are not previously employed by us and for whom an option grant is an essential inducement for the officer to join us may be treated as an employee for purposes of receiving a grant under the 1997 Plan. As of December 31, 2002, we had approximately 489 employees, seven directors (including two employee directors), and 24 consultants. The administrator, in its discretion, selects the employees and consultants to whom options may be granted, the time or times at which such options are granted, and the exercise price (within the limits described below) and number of shares subject to each such grant.

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


     Terms of Options. The terms of options granted under the 1997 Plan are determined by the administrator. Each option is evidenced by a stock option agreement between our company and the optionee and is subject to, among other things, the following terms and conditions:



          (a) Exercise of the Option. The optionee must earn the right to exercise the option by continuing to work for us. The administrator determines when options are exercisable. An option is exercised by giving written notice of exercise to us specifying the number of full shares of common stock to be purchased, and by tendering payment of the purchase price to us. The method of payment of the exercise price of the shares purchased upon exercise of an option is determined by the administrator.



          (b) Exercise Price. The administrator determines the exercise price of options at the time the options are granted. The exercise price of a stock option may not be less than 100% of the fair market value of the common stock on the date such option is granted. The fair market value of the common stock is generally determined with reference to the closing sales price for the common stock (or the closing bid if no sales were reported) on the date the option is granted.


          We may not: reduce the exercise price of any stock option outstanding or to be granted in the future under the 1997 Plan; cancel and re-grant options at a lower exercise price (including entering into any "6 month and 1 day" cancellation and re-grant scheme), whether or not the cancelled options are put back into the available pool for grant; replace underwater options with restricted stock in an exchange, buy-back or other scheme; or replace any options with new options having a lower exercise price or accelerated vesting schedule in an exchange, buy-back or other scheme.


          (c) Termination of Employment. If the optionee's employment or consulting relationship with us is terminated for any reason other than death or total and permanent disability, options under the 1997 Plan may be exercised not later than thirty days (or such other period of time not exceeding the expiration of the term of the option, as determined by the administrator) after the date of such termination to the extent the option was exercisable on the date of such termination. In no event may an option be exercised by any person after the expiration of its term.


          (d) Termination of Options. Nonstatutory options granted under the 1997 Plan expire ten years from the date of grant unless a shorter period is provided in the option agreement.


          (e) Nontransferability of Options. Generally, options under the 1997 Plan are nontransferable by the optionee, other than by will or the laws of descent and distribution, and are exercisable only by the optionee during his or her lifetime. However, the administrator may, in its discretion, grant transferable nonstatutory stock options pursuant to option agreements specifying (i) the manner in which the nonstatutory options are transferable and (ii) that any such transfer be subject to applicable law.



          (f) Effect of Corporate Transactions. In the event of our proposed dissolution or liquidation, the options under the 1997 Plan will terminate immediately prior to the consummation of the proposed action, unless otherwise provided by the administrator. The administrator may, in the exercise of its sole discretion in such instances, declare that any option be terminated as of a date fixed by the administrator and give each optionee the right to exercise the optionee's option as to all or any part of the option, including shares as to which the option would not otherwise be exercisable. In the event of a sale of all or substantially all of our assets, or our merger with another corporation, an option granted under the 1997 Plan will be assumed or an equivalent option will be substituted by the successor corporation or a parent or subsidiary of the successor corporation. If the successor corporation does not assume or provide substitute options, the administrator will make provisions for the acceleration of the optionee's right to exercise his or her outstanding options in full. If the administrator makes an option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the administrator will notify the optionee that the option will be fully exercisable for a period of 15 days from the date of the notice, and the option will terminate upon the expiration of such period.

     Amendment and Termination. Our board of directors may terminate the 1997 Plan, or may amend the 1997 Plan from time to time in any respect, as it feels advisable. The 1997 Plan will terminate in January, 2007, but any options then outstanding under the 1997 Plan will remain outstanding until they expire by their terms.


  1998 STOCK OPTION PLAN


     Our 1998 Stock Option Plan (the "1998 Plan") was assumed by us upon the consummation of the merger between Visioneer, Inc. and ScanSoft, Inc. on March 12, 1999. As of December 31, 2002, there were outstanding options to purchase 919,081 shares of common stock under the 1998 Plan, with exercise prices ranging from $0.6100 to $1.3438 per share. As of December 31, 2002, there were no shares available for future grants.


     General. The purpose of the 1998 Plan is to obtain and retain the services of the types of employees, consultants, officers and directors who will contribute to our long range success and to provide incentives which are linked directly to increases in share value which will benefit all of our stockholders. Options granted under the 1998 Plan may be either "incentive stock options" or nonstatutory stock options. However, only officers and employees are eligible to be granted incentive stock options.


     Administration. The 1998 Plan may be administered by our board of directors or a committee appointed by our board of directors. The administrator may make any determinations deemed necessary or advisable for the 1998 Plan.



     Eligibility. Directors, officers, employees and consultants who, as determined by the administrator, are responsible for or contribute to the management, growth or profitability of our business may be granted stock options under the 1998 Plan. However, only officers and employees may be granted incentive stock options. As of December 31, 2002, we had approximately 489 employees, six directors (including two employee directors), and 24 consultants. The administrator, in its discretion, selects the directors, officers, employees and consultants to whom options may be granted, the time or times at which such options are granted, and the exercise price (within the limits described below) and number of shares subject to each such grant.


     Limitations. The 1998 Plan provides that no one may be granted, during any one year period, options to purchase more than 1,000,000 shares of our common stock.


     Terms and Conditions of Options. Each option is evidenced by a stock option agreement between our company and the optionee, and is subject to the following terms and conditions:



          (a) Exercise Price. The administrator determines the exercise price of options at the time the options are granted. The exercise price for incentive stock options may not be less than 100% of the fair market value of the shares of stock on the grant date. In the case of nonstatutory options, the exercise price may be determined in the sole discretion of the administrator, provided, that the exercise price may not be less than 85% of the fair market value of the shares of stock on the grant date of the nonstatutory option. In the case of either an incentive stock option or a nonstatutory option granted to a 10% stockholder, the exercise price may not be less than 110% of the fair market value. The fair market value of our common stock is generally determined with reference to the closing sale price for the common stock on the last market trading day prior to the date the option is granted.



          (b) Exercise of Option; Form of Consideration. The administrator determines when options become exercisable, and may in its discretion, accelerate the vesting of any outstanding option. The 1998 Plan provides that options granted under the 1998 Plan must vest at a rate of at least 20% per year over a period of five years from the grant date, unless a lower vesting rate or longer vesting period is permitted by applicable law or regulation. In the case of an incentive stock option granted to a 10% stockholder, the vesting or exercise period may not exceed five years from the grant date. The 1998 Plan provides that the exercise price must be paid in full at the time of exercise in cash.

          (c) Term of Option. The term of an incentive stock option may be no more than ten years from the grant date; provided, however, that in the case of an incentive stock option granted to a 10% stockholder, the term of the option may be no more than five years from the date of grant. No option may be exercised after the expiration of its term.

          (d) Termination of Service. If an optionee's service relationship terminates for any reason, then the optionee generally may exercise the option within 80 days of such termination, to the extent that the option is vested on the date of termination (but in no event later than the expiration of the term of such option as set forth in the option agreement).


          (e) Nontransferability of Options. Unless otherwise determined by the administrator, options granted under the 1998 Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee's lifetime only by the optionee or by the optionee's guardian or legal representative.



          (f) Other Provisions. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the 1998 Plan as may be determined by the administrator.


     Adjustments Upon Changes in Capitalization. In the event that our stock changes by reason of any stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification in our capital structure, appropriate adjustments shall be made in the number and class of shares of stock subject to the 1998 Plan, the number and class of shares of stock subject to any option outstanding under the 1998 Plan, and the exercise price of any such outstanding option or stock purchase right.


     In the event of a liquidation or dissolution, the administrator may provide that the holder of any option then exercisable have the right to exercise that option subsequent to the liquidation or dissolution, and for the balance of its term, solely for the kind and amount of shares of stock and other securities, cash or other property receivable upon such liquidation or dissolution by a holder of the number of shares of stock for which the option might have been exercised immediately prior to the liquidation or dissolution. The administrator may also provide, in the alternative, that each option granted under the 1998 Plan terminate as of a date to be fixed by the Board provided that written notice is given to each optionee at least 30 days prior to the termination date. Each option holder then has the right, during the 30 days preceding the option termination, to exercise the option as to all or any part of the shares of stock covered by the option, to the extent that the option is then exercisable.



     In the case of any capital reorganization, any reclassification of the common stock (other than a change in par value or recapitalization), or the consolidation of our company with, or a sale of substantially all of our assets (which sale is followed by our liquidation or dissolution), or merger of our company with another person (a "Reorganization Event"), the administrator is to determine whether the Reorganization Event constitutes a liquidation or dissolution and to deliver to optionees at least 15 days prior to the Reorganization Event a notice which (i) indicates whether the Reorganization Event is a liquidation or dissolution, and (ii) advises the optionee of his or her rights pursuant to the stock option agreement.


     If the Reorganization Event is determined to be a liquidation or dissolution, in its sole and absolute discretion, the surviving corporation may, but is not be obligated to, (i) tender stock options to the optionee with respect to the surviving corporation which contains terms and provisions that substantially preserve the rights and benefits of the optionee, and (ii) in the event that no stock options have been tendered by the surviving corporation, the optionee has the right exercisable during a 10-day period ending on the fifth day prior to the Reorganization Event to exercise his or her options, to the extent that such options are then exercisable.

     If the Reorganization Event is not determined to be a liquidation or dissolution, the optionee is entitled upon exercise of the option to purchase the kind and number of shares of stock or other securities, cash or other property of the surviving corporation receivable upon such event by a holder of the number of shares of the common stock which the option entitles the optionee to purchase from us immediately prior to such event. In the case of any Reorganization Event that is a reorganization, merger or consolidation in which we are not the surviving corporation, the administrator may, in its sole and absolute discretion, accelerate the vesting period of the options.



     Amendment and Termination of the 1998 Plan. Our board of directors may amend, alter, or discontinue the 1998 Plan. However, we must obtain stockholder approval for any amendment to the 1998 Plan which would: (i) increase the total number of shares of stock reserved for the purposes of the 1998 Plan; (ii) materially increase the benefits accruing to eligible persons under the 1998 Plan; or (iii) materially modify the requirements for eligibility under the 1998 Plan. No such action by the board of directors or stockholders may alter or impair any option previously granted under the 1998 Plan without the written consent of the optionee. No options may be granted under the 1998 Plan on or after December 31, 2002.


  2000 STOCK PLAN


     Our 2000 Stock Plan (the "2000 Plan") was adopted by our board of directors and approved by our stockholders in May, 2000, and was last amended by the board on April 5, 2002 and by our stockholders on June 14, 2002. As of December 31, 2002, there were options to purchase 2,612,837 shares of common stock under the 2000 Plan, with exercise prices ranging from $1.2813 to $6.97 per share. In addition, as of the same date, there were available for future grant options to purchase 1,701,113 shares of common stock.



     General. The purpose of the 2000 Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees and consultants and to promote the success of our business. Options granted under the 2000 Plan may be either incentive stock options or nonstatutory stock options. Stock purchase rights may also be granted under the 2000 Plan.



     Administration. The 2000 Plan generally may be administered by the board or a committee appointed by the board. The administrator may make any determinations deemed necessary or advisable for the 2000 Plan.



     Eligibility. Nonstatutory stock options and stock purchase rights may be granted under the 2000 Plan to our employees, directors and consultants. As of December 31, 2002, we had approximately 489 employees, seven directors (including two employee directors), and 24 consultants. Incentive stock options may be granted only to employees. The administrator, in its discretion, selects the employees, directors and consultants to whom options and stock purchase rights may be granted, the time or times at which such options and stock purchase rights shall be granted, and the exercise price and number of shares subject to each such grant; provided, however, the exercise price of a stock option may not be less than 100% of the fair market value of the common stock on the date such option is granted.


     Limitations. Section 162(m) of the Code places limits on the deductibility for federal income tax purposes of compensation paid to certain of our executive officers. In order to preserve our ability to deduct the compensation income associated with options granted to such persons, the 2000 Plan provides that no employee may be granted, in any fiscal year, options or stock purchase rights to purchase more than 750,000 shares of common stock. Notwithstanding this limit, however, in connection with such individual's initial employment with us, he or she may be granted options or stock purchase rights to purchase up to an additional 750,000 shares of common stock.


     Terms and Conditions of Options. Each option is evidenced by a stock option agreement between our company and the optionee, and is subject to the following terms and conditions:



          (a) Exercise Price. The administrator determines the exercise price of options at the time the options are granted. The exercise price of a stock option may not be less than 100% of the fair market value of the common stock on the date such option is granted; provided, however, that the exercise price of an incentive stock option granted to a 10% stockholder may not be less than 110% of the fair market value on the date such option is granted. The fair market value of the common stock is generally determined with reference to the closing sale price for the common stock (or the closing bid if no sales were reported) on the last market trading day prior to the date the option is granted.

          We may not: reduce the exercise price of any stock option, including stock appreciation right, outstanding or to be granted in the future under the 2000 Plan; cancel and re-grant options at a lower exercise price (including entering into any "6 month and 1 day" cancellation and re-grant scheme), whether or not the cancelled options are put back into the available pool for grant; replace underwater options with restricted stock in an exchange, buy-back or other scheme; or replace any options with new options having a lower exercise price or accelerated vesting schedule in an exchange, buy-back or other scheme.


          (b) Exercise of Option; Form of Consideration. The administrator determines when options become exercisable, and may in its discretion, accelerate the vesting of any outstanding option. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The 2000 Plan permits payment to be made by cash, check, promissory note, other shares of our common stock (with some restrictions), cashless exercises, any other form of consideration permitted by applicable law, or any combination thereof.


          (c) Term of Option. The term of an incentive stock option may be no more than ten years from the date of grant; provided, however, that in the case of an incentive stock option granted to a 10% stockholder, the term of the option may be no more than five years from the date of grant. No option may be exercised after the expiration of its term.

          (d) Termination of Service. If an optionee's service relationship terminates for any reason (excluding death or disability), then the optionee generally may exercise the option within 90 days of such termination or within such time period as specified in the option agreement, to the extent that the option is vested on the date of termination, (but in no event later than the expiration of the term of such option as set forth in the option agreement). If an optionee's service relationship terminates due to the optionee's disability, the optionee generally may exercise the option, to the extent the option was vested on the date of termination, within 12 months, or as specified in the option agreement, from the date of such termination. If an optionee's service relationship terminates due to the optionee's death, the optionee's estate or the person who acquires the right to exercise the option by bequest or inheritance generally may exercise the option, as to the vested shares subject to the option (not including unvested shares), within 12 months from the date of such termination or as defined in the option agreement.


          (e) Nontransferability of Options. Unless otherwise determined by the administrator, options granted under the 2000 Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee's lifetime only by the optionee.



          (f) Other Provisions. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the 2000 Plan as may be determined by the administrator.



     Stock Purchase Rights. In the case of stock purchase rights, unless the administrator determines otherwise, the restricted stock purchase agreement shall grant us a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with us for any reason (including death or disability). The purchase price for shares repurchased pursuant to the restricted stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option shall lapse at a rate determined by the administrator.



     Adjustments Upon Certain Corporate Transactions. In connection with any merger of our company with or into another corporation or the sale of all or substantially all of our assets, each outstanding option and stock purchase right shall be assumed or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume the options or rights or to substitute substantially equivalent options or rights, the optionee shall have the right to exercise the option or stock purchase right as to all the optioned stock, including shares not otherwise vested or exercisable. In such event, the administrator shall notify the optionee that the option or stock purchase right is fully exercisable for fifteen days from the date of such notice and that the option terminates upon expiration of such period.

     Amendment and Termination of the 2000 Plan. Our board of directors may amend, alter, suspend or terminate the 2000 Plan, or any part thereof, at any time and for any reason. Unless terminated earlier, the 2000 Plan shall terminate ten years from the date the 2000 Plan or any amendment to add shares to the 2000 Plan was last adopted by the board.



     2000 Plan Benefits. The amount and timing of options and awards granted under the 2000 Plan are determined in the sole discretion of the administrator. As a result, the benefits or amounts that will be received by, or allocated to, our CEO, our other named executive officers and our current directors under the 2000 Plan for 2003 are not determinable. However, the following sets forth the options or awards granted to such persons in fiscal year 2002. Amounts granted in 2002 may not be representative of amounts granted in the future.



  2000 NONSTATUTORY STOCK PLAN



     Our 2000 Nonstatutory Stock Plan (the "2000 Nonstatutory Plan") was adopted by our board of directors in May 2000. As of December 31, 2002, there were options to purchase 5,811,858 shares of common stock outstanding under the 2000 Nonstatutory Plan, with exercise prices ranging from $0.6563 to $8.74 per share. In addition, as of the same date, there were available for future grant options to purchase 651,779 shares of common stock. Since that date, our board of directors has twice amended the 2000 Nonstatutory Plan, on February 17, 2003 and June 2, 2003, thereby increasing the number of shares reserved for issuance under the 2000 Nonstatutory Plan by 3,000,000 shares.



     General. The purpose of the 2000 Nonstatutory Plan is to attract and retain the best available personnel for positions of substantial responsibility to provide additional incentive to our employees and consultants and to promote the success of our business. Options granted under the 2000 Nonstatutory Plan are nonstatutory stock options.



     Administration. The 2000 Nonstatutory Plan generally may be administered by the board or a committee appointed by the board. The administrator may make any determinations deemed necessary or advisable for the 2000 Nonstatutory Plan.



     Eligibility. Nonstatutory stock options may be granted under the 2000 Nonstatutory Plan to our employees, directors and consultants. As of December 31, 2002, we had approximately 489 employees, six directors (including two employee directors), and 24 consultants. The administrator, in its discretion, selects the employees, directors and consultants to whom options may be granted, the time or times at which such options shall be granted, and the exercise price and number of shares subject to each such grant; provided, however, the exercise price of a stock option may not be less than 100% of the fair market value of the common stock on the date such option is granted.



     Terms and Conditions of Options. Each option is evidenced by a stock option agreement between our company and the optionee, and is subject to the following terms and conditions:



          (a) Exercise Price. The administrator determines the exercise price of options at the time the options are granted. The exercise price of a stock option may not be less than 100% of the fair market value of the common stock on the date such option is granted. The fair market value of the common stock is generally determined with reference to the closing sale price for the common stock (or the closing bid if no sales were reported) on the last market trading day prior to the date the option is granted.



          We may not: reduce the exercise price of any stock option outstanding or to be granted in the future under the 2000 Nonstatutory Plan; cancel and re-grant options at a lower exercise price (including entering into any "6 month and 1 day" cancellation and re-grant scheme), whether or not the cancelled options are put back into the available pool for grant; replace underwater options with restricted stock in an exchange, buy-back or other scheme; or replace any options with new options having a lower exercise price or accelerated vesting schedule in an exchange, buy-back or other scheme.

          (b) Exercise of Option; Form of Consideration. The administrator determines when options become exercisable, and may in its discretion, accelerate the vesting of any outstanding option. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The 2000 Nonstatutory Plan permits payment to be made by cash, check, promissory note, other shares of our common stock (with some restrictions), cashless exercises, any other form of consideration permitted by applicable law, or any combination thereof.



          (c) Term of Option. The term of each stock option is specified in each option agreement. No option may be exercised after the expiration of its term.



          (d) Termination of Service. If an optionee's service relationship terminates for any reason (excluding death or disability), then the optionee generally may exercise the option within 3 months of such termination or within such time period as specified in the option agreement, to the extent that the option is vested on the date of termination, (but in no event later than the expiration of the term of such option as set forth in the option agreement). If an optionee's service relationship terminates due to the optionee's disability, the optionee generally may exercise the option, to the extent the option was vested on the date of termination, within 12 months, or as specified in the option agreement, from the date of such termination. If an optionee's service relationship terminates due to the optionee's death, the optionee's estate or the person who acquires the right to exercise the option by bequest or inheritance generally may exercise the option, as to the vested shares subject to the option (not including unvested shares), within 12 months from the date of such termination or as defined in the option agreement.



          (e) Nontransferability of Options. Unless otherwise determined by the administrator, options granted under the 2000 Nonstatutory Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee's lifetime only by the optionee.



          (f) Other Provisions. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the 2000 Nonstatutory Plan as may be determined by the administrator.



     Adjustments Upon Certain Corporate Transactions. In connection with any merger of our company with or into another corporation or the sale of all or substantially all of our assets, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation. If the successor corporation refuses to assume the options or to substitute substantially equivalent options, the optionee shall have the right to exercise the option as to all the optioned stock, including shares not otherwise vested or exercisable. In such event, the administrator shall notify the optionee that the option is fully exercisable for 15 days from the date of such notice and that the option terminates upon expiration of such period.



     Amendment and Termination of the 2000 Nonstatutory Plan. Our board of directors may amend, alter, suspend or terminate the 2000 Nonstatutory Plan, or any part thereof, at any time and for any reason. Unless terminated earlier, the 2000 Nonstatutory Plan shall terminate ten years from the date the 2000 Nonstatutory Plan or any amendment to add shares to the 2000 Nonstatutory Plan was last adopted by the board.


401(K) RETIREMENT PLAN


     The 401(k) plan provides that each participant may contribute up to 15% of his or her pre-tax gross compensation up to the statutory limit, which was $11,000 in calendar year 2002. Through October 15, 2002, we provided a match of an employee's contributions dollar for dollar up to 4%. For example, if an employee contributed 6% we matched at 4%; if the employee contributed 4% we matched the 4%; if the employee contributed 2% we matched the 2%, and so on. Employees are 100% vested into the plan as soon as they start to contribute to the plan. Effective October 16, 2002, this match was discontinued.

LIMITATIONS ON DIRECTORS' LIABILITY AND INDEMNIFICATION


     Our certificate of incorporation provides that our directors will not be personally liable to our company or our stockholders for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:


     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - payments of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law; or

     - any transaction from which the director derived an improper personal benefit.

     This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our certificate of incorporation and bylaws provide that we shall indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether Delaware law would permit indemnification.

     We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and officers for expenses, judgments, fines, penalties and settlement amounts incurred by any such person in any action or proceeding arising out of such person's services as a director or officer or at our request.

     We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. There is no pending litigation or proceeding involving any of our directors, officers, employees or agents. We are not aware of any pending or threatened litigation or proceeding that might result in a claim for indemnification by a director, officer, employee or agent.

               CERTAIN RELATIONSHIPS AND SECURITIES TRANSACTIONS

  RELATED PARTY TRANSACTIONS


     At December 31, 2002, Xerox owned approximately 19% of our outstanding common stock and all of our outstanding Series B Preferred Stock. In connection with our acquisition of ScanSoft, then a wholly owned subsidiary of Xerox, in 1999 (in which we assumed the name "ScanSoft"), we issued 3,562,238 shares of Series B Preferred Stock to Xerox. The Series B Preferred Stock is convertible into shares of common stock on a share for share basis. The Series B Preferred Stock has a liquidation preference of $1.30 per share plus all declared but unpaid dividends. The Series B Preferred Stockholders are entitled to non-cumulative dividends at the rate of $0.065 per annum per share, payable when, as and if declared by our board of directors. To date no dividends have been declared by our board of directors. Holders of Series B Preferred Stock have no voting rights, except those rights provided under Delaware law.



     In addition, Xerox has the opportunity to acquire additional shares of common stock pursuant to a ten-year warrant. The warrant allows Xerox to acquire a number of shares of common stock equal to the number of options (whether vested or unvested) that remain unexercised at the expiration of any ScanSoft option assumed by us in the merger. The exercise price for each warrant share is $0.61. If all of the assumed ScanSoft options expire without being exercised, Xerox would be entitled to purchase 1,736,630 shares of common stock. The warrant was fully vested on the date of grant; however, Xerox could not exercise the warrant prior to March 2, 2002, unless, immediately after such exercise, Xerox owned directly or indirectly less than 45% of our shares of common stock outstanding immediately after such exercise. From the date of acquisition through May 30, 2003, approximately 525,732 ScanSoft options have been forfeited and accordingly, the Xerox warrant was exercisable for the purchase of 525,732 shares of our common stock.



     We have entered into multiple non-exclusive agreements with Xerox in which we grant Xerox the royalty-bearing right to copy and distribute certain versions of our software programs with Xerox's multi-function peripherals. Xerox accounted for 5%, 11% and 12% of total net revenues during each of the years ended December 31, 2002, 2001 and 2000, respectively, amounting to $5.1 million, $7.2 million and $6.0 million, respectively. As of December 31, 2002 and 2001, Xerox owed us $1.5 million and $1.8 million, respectively, pursuant to these agreements, which are included in accounts receivable. We believe that the terms of our agreements with Xerox are no more favorable than those with unrelated parties.



     In connection with the Caere acquisition in the first quarter of 2000 and pursuant to a concurrent non-competition and consulting agreement, we agreed to pay the former Caere President and CEO, Robert Teresi, a current member of our board of directors, on the second anniversary of the merger, March 13, 2002, the difference between $13.50 and the closing price per share of our common stock at that time, multiplied by 486,548. On March 5, 2002, we negotiated a deferred payment agreement with the former Caere President and CEO to terminate this agreement. Under the terms of the deferred payment agreement, we paid the former Caere President and CEO $1.0 million in cash on March 5, 2002, and agreed to make future cash payments totaling $3.3 million, with such amounts payable in equal quarterly installments of approximately $0.4 million over the following two years. During the year ended December 31, 2002, we paid three quarterly installments under this agreement totaling $1.2 million. The total consideration under the original agreement was accounted for in the Caere purchase price and accordingly had no effect on the results of operations. The remaining liability at December 31, 2002 is $2.1 million, of which $1.6 million is included in other current liabilities and $0.5 million is included in other long-term liabilities.



     During the year ended December 31, 2002, the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation acted as our primary outside corporate and securities counsel. Ms. Martin, one of our directors, is a member of Wilson Sonsini Goodrich & Rosati. Aggregate fees and costs billed to us during the year ended December 31, 2002 by Wilson Sonsini Goodrich & Rosati were approximately

$935,000. We believe that the services performed by Wilson Sonsini Goodrich & Rosati were provided on terms no more favorable than those with unrelated parties.


  SECURITIES TRANSACTIONS


     On September 13, 1999, we purchased 600,000 shares of Series A Preferred Stock at a cost of $0.25 per share for a total investment of $150,000 in BookmarkCentral.com (which was recently renamed EchoBahn.com, Inc.). One of our former directors is a founder and the current President and Chief Executive Officer of EchoBahn. During 2001, we wrote-off our investment in EchoBahn after determining that the investment was impaired. We accounted for the investment under the cost basis method of accounting.



     In September 2002, we repurchased 1,461,378 shares of common stock from L&H and certain other parties for $7.0 million. These shares represented a portion of the common shares that we issued to the selling stockholders in connection with our December 12, 2001 acquisition of certain of L&H's speech and language technology operations and our March 21, 2002 acquisition of the AudioMining assets of L&H Holdings USA, Inc. We agreed to issue 150,000 shares of our common stock to the selling stockholders if we did not complete an underwritten public offering for the selling stockholders by December 15, 2002. To fulfill this obligation, on December 18, 2002, we issued 81,900 shares to Lernout & Hauspie Speech Products, N.V. and 68,100 shares to L&H Holdings USA, Inc.


     In connection with the Philips acquisition, in January 2003 we issued to Philips a $27.5 million three-year, zero-interest convertible subordinate debenture. This debenture is convertible into shares of our common stock at any time at the option of Philips at a conversion price of $6.00 per share. We also issued a note to Philips with a principal amount of euro 5 million due December 31, 2003 and bearing 5.0% interest per annum.


     In connection with the March 31, 2003 acquisition of certain intellectual property assets related to multimodal speech technology from Lobby7, Inc., we issued a warrant expiring October 31, 2005, for the purchase of 78,000 shares of our common stock at an exercise price of $8.10 per share.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information with respect to the beneficial ownership of our common stock as of May 30, 2003, as to (1) each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our common stock; (2) each of our directors; (3) each officer named in the Summary Compensation Table; and (4) all current directors and executive officers as a group.



     Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. All shares of common stock subject to options exercisable within 60 days of May 30, 2003 are deemed to be outstanding and beneficially owned by the persons holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.



     Subject to the paragraph above, percentage ownership of outstanding shares is based on 66,150,349 shares of common stock outstanding as of May 30, 2003.



                                                                             PERCENT OF
                                                                 NUMBER      OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                         OWNED         SHARES
----------------------------------------                      ------------   -----------
Xerox Imaging Systems, Inc.(2)..............................   15,941,572       22.7%
  800 Long Ridge Road
  Stamford, CT 06904
State of Wisconsin Investment Board.........................   11,735,000       17.7%
  P.O. Box 7842
  Madison, WI 53707
Koninklijke Philips Electronics N.V.(3).....................    4,587,334        6.5%
  Breitner Centre
  Amstelplein 2
  107 MX Amsterdam, The Netherlands
Paul A. Ricci(4)............................................    3,279,054        4.7%
Michael K. Tivnan(5)........................................    1,027,554        1.5%
Mark B. Myers(6)............................................       85,000          *
Katharine A. Martin(7)......................................      101,000          *
Robert G. Teresi(8).........................................      247,186          *
Robert J. Frankenberg(9)....................................      216,708          *
Wayne S. Crandall(10).......................................      658,406        1.0%
Richard S. Palmer(11).......................................      672,917        1.0%
Robert J. Weideman(12)......................................      278,687          *
All directors and executive officers as a group (11
  persons)(13)..............................................    7,061,735        9.7%


---------------

  *  Less than 1%.

 (1) Unless otherwise indicated, the address for the following stockholders is c/o ScanSoft, Inc., 9 Centennial Drive, Peabody, Massachusetts 01960.


 (2) Includes a warrant that as of May 30, 2003 was exercisable for up to 525,732 shares of our common stock, and 3,562,238 shares of non-voting Series B Preferred Stock. The shares that underlie this warrant and the Series B shares have not been converted into common stock and are factored into the calculation of Xerox's beneficial ownership only for the purposes of this table. As of May 30, 2003, Xerox owned 11,853,602 shares of our common stock. All of these securities are owned of record by Xerox Imaging Systems, Inc., a wholly owned subsidiary of Xerox Corporation.



 (3) Represents shares issuable upon conversion of a $27.5 million three-year, zero-interest convertible debenture, convertible at any time at the option of Koninklijke Philips Electronics N.V.

 (4) Includes options to acquire 3,124,054 shares of our common stock that are exercisable through July 29, 2003.



 (5) Includes options to acquire 945,054 shares of our common stock that are exercisable through July 29, 2003. Mr. Tivnan tendered his resignation as an executive officer and director effective April 30, 2003.



 (6) Represents options to acquire shares of our common stock that are exercisable through July 29, 2003.



 (7) Includes options to acquire 100,000 shares of our common stock that are exercisable through July 29, 2003.



 (8) Includes options to acquire 75,000 shares of our common stock that are exercisable through July 29, 2003.



 (9) Represents options to acquire shares of our common stock that are exercisable through July 29, 2003.



(10) Includes options to acquire 630,406 shares of our common stock that are exercisable through July 29, 2003.



(11) Includes 75,000 shares of restricted stock with a 2 1/2 year cliff vesting, which vest 100% on April 17, 2004, and options to acquire 595,917 shares of our common stock that are exercisable through July 29, 2003.



(12) Includes 58,854 shares of restricted stock, with restrictions lapsing 1/3 on each anniversary of the date of grant, of which 19,608 shares have been released as of May 30, 2003, and options to acquire 218,833 shares of our common stock that are exercisable through July 29, 2003.



(13) Includes 75,000 shares of restricted stock issued to Mr. Palmer (see note 11 above); 58,854 shares of restricted stock issued to Mr. Weideman (see note 12 above); and options to acquire 6,481,787 shares of our common stock that are exercisable through July 29, 2003.

                              SELLING STOCKHOLDERS

XEROX CORPORATION


     The shares of common stock to be sold by Xerox pursuant to this prospectus were issued in connection with our acquisition of ScanSoft (then an indirect wholly owned subsidiary of Xerox) in March 1999. In the ScanSoft acquisition, Xerox also was issued 3,562,238 shares of non-voting Series B Preferred Stock and a ten-year warrant, which at December 31, 2002 was exercisable for the purchase of up to 525,732 shares of our common stock. See "Certain Relationships and Securities Transactions" for a discussion of the preferred stock and warrant issued in the transaction. At May 30, 2003 Xerox owned approximately 17.9% of our outstanding common stock and all of our outstanding Series B Preferred Stock.


     In addition to its share holdings in us, Xerox is a party to agreements with us under which we derive a significant portion of our revenue. See "Certain Relationships and Securities Transactions" above for further discussion. Additionally, Herve J. Gallaire, Senior Vice President and Chief Technology Officer of Xerox, served as one of our directors from June 27, 2001 until September 25, 2002.

     Other than as described above, Xerox has not had any position, office, or other material relationship within the past three years with us or any of our predecessors or affiliates.

STATE OF WISCONSIN INVESTMENT BOARD

     The shares of common stock to be sold by SWIB pursuant to this prospectus were issued and sold in a private placement by us pursuant to a Share Purchase Agreement dated as of December 13, 2001, between our company and SWIB. Other than SWIB's share holdings, SWIB has not had any position, office, or other material relationship within the past three years with us or any of our predecessors or affiliates.

SF CAPITAL PARTNERS, LTD.

     The shares of common stock to be sold by SF Capital Partners Ltd. ("SF Capital") pursuant to this prospectus were issued and sold in a private placement by us pursuant to the Share Purchase Agreement dated as of April 12, 2002, between our company and SF Capital. Other than the SF Capital's share holdings, SF Capital has not had any position, office, or other material relationship within the past three years with us or any of our predecessors or affiliates.


     The aggregate number of shares of common stock included in this prospectus that may be resold are summarized in the table below. All of the shares are issued and outstanding as of May 30, 2003.



                                      NUMBER OF SHARES    NUMBER OF SHARES     NUMBER OF SHARES
                                     BENEFICIALLY OWNED    REGISTERED FOR    OWNED AFTER SALE OF
NAME OF REGISTERING STOCKHOLDER      PRIOR TO OFFERING        SALE(1)        REGISTERED SHARES(2)
-------------------------------      ------------------   ----------------   --------------------
Xerox Corporation(3)...............      11,853,602          4,500,000             7,353,602
State of Wisconsin Investment
  Board(4).........................      11,735,000          3,500,000             8,235,000
SF Capital Partners Ltd............       1,000,000          1,000,000                    --
                                         ----------          ---------            ----------
  Total............................      24,588,602          9,000,000            15,588,602
                                         ==========          =========            ==========


---------------

(1) This prospectus and the Registration Statement of which it is a part also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

(2) The number presented assumes the sale of all of the shares covered by this prospectus and that each party acquires no additional shares of common stock.


(3) Based upon 66,150,349 shares outstanding as of May 30, 2003, Xerox currently owns approximately 17.9% of our outstanding common stock and after the sale of all of the shares registered hereby would own approximately

    11.1% of our outstanding common stock. All shares are owned of record by Xerox Imaging Systems, Inc., a wholly-owned subsidiary of Xerox Corporation.



(4) Based upon 66,150,349 shares outstanding as of May 30, 2003, SWIB currently owns approximately 17.7% of our outstanding common stock and after the sale of all the shares registered hereby would own approximately 12.4% of our outstanding common stock.

                              PLAN OF DISTRIBUTION


     We are registering all of the Shares on behalf of the Registering Stockholders. All of the Shares were issued by us in private placement transactions. We will receive no proceeds from this offering. The Registering Stockholders may sell or distribute the Shares, from time to time depending on market conditions and other factors, through underwriters, dealers, brokers or other agents, or directly to one or more purchasers. We are paying substantially all expenses incidental to their registration. The Registering Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Registering Stockholders may effect such transactions by selling the shares to or through broker-dealers. The Shares may be sold by one or more of, or a combination of, the following:


     - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

     - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus,

     - an exchange distribution in accordance with the rules of such exchange,

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

     - in privately negotiated transactions.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the Registering Stockholders may arrange for other broker-dealers to participate in the re-sales. In connection with distributions of such shares or otherwise, the Registering Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the Registering Stockholders. The Registering Stockholders may also sell our common stock short and redeliver the shares to close out such short positions. The Registering Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Registering Stockholders may also pledge such shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of such pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any such shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     In effecting sales, brokers, dealers or agents engaged by the Registering Stockholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the Registering Stockholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. We will pay all reasonable expenses incident to the registration of the Shares other than any commissions and discounts of underwriters, dealers or agents.

     In order to comply with the securities laws of certain states, if applicable, the Shares being registered hereby must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states such Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and there has been compliance thereof.

     We have agreed to indemnify the Registering Stockholders and persons controlling the Registering Stockholders against certain liabilities, including liabilities under the Securities Act of 1933. The Registering Stockholders have agreed to indemnify us and certain related persons against certain liabilities, including liabilities under the Securities Act of 1933.

     We have agreed with the Registering Stockholders to keep this Registration Statement effective until the earlier of (i) the date on which the Shares may be resold by the Registering Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) when all of the Shares have been sold pursuant to the Registration Statement.

                          DESCRIPTION OF CAPITAL STOCK


     The following description of our capital stock is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and bylaws, which have been incorporated by reference into this prospectus.


AUTHORIZED AND OUTSTANDING CAPITAL STOCK


     Our charter provides that we are authorized to issue 140,000,000 shares of common stock, $0.001 par value per share, and 40,000,000 shares of preferred stock, $0.001 par value per share. As of May 30, 2003, there were outstanding 66,150,349 shares of common stock held by approximately 570 stockholders of record, and 3,562,238 shares of Series B preferred stock held by Xerox. As of May 30, 2003, there were no shares of Series A preferred stock outstanding.


COMMON STOCK


     The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock (see the section entitled "Preferred Stock" below), the holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event of a liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of the preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the common stock. The rights, preferences, and privileges of holders of the common stock are subject to, and may be adversely affected by, the rights of holders of shares of our preferred stock, as discussed below.


PREFERRED STOCK


     Our board of directors may issue preferred stock in different series and classes and fix the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), liquidation preferences, and other rights and preferences of preferred stock not in conflict with our charter or Delaware law.



     Our charter currently designates two series of preferred stock: the Series A Participating Preferred Stock consisting of 100,000 shares and the Series B Preferred Stock consisting of 15,000,000 shares. Our preferred stock may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders (see the section entitled "Anti-Takeover Provisions" below). Additionally, the issuance of preferred stock may adversely affect the rights of the holders of common stock as follows:



     - Dividends. Our preferred stock is entitled to receive dividends out of any legally available assets, when and if declared by our board of directors prior and in preference to any declaration or payment of any dividend on the common stock. In addition, after the first issuance of the Series A Participating Preferred Stock, we cannot declare a dividend or make any distribution on the common stock unless we concurrently declare a dividend on such Series A Participating Preferred Stock. Moreover, we cannot pay dividends or make any distribution on the common stock as long as dividends payable to the Series A Participating Preferred Stock are in arrears. With respect to the Series B Preferred Stock, we cannot declare a dividend or make any distribution on the common stock unless full dividends on the Series B Preferred Stock have been paid or declared and the sum sufficient for the payment set apart.


     - Voting Rights. Each share of Series A Participating Preferred Stock entitles its holder to 1,000 votes on all matters submitted to a vote of our stockholders. In addition, the Series A Participating Preferred and the common stock holders vote together as one class on all matters submitted to a vote of our stockholders. The holders of Series B Preferred Stock are not entitled to vote on any matter (except as provided in Delaware law in connection with amendments to our charter that, among other things, would alter or change the rights and preferences of the class, in which case each share of Series B Preferred Stock would be entitled to one vote). However, the Series B Preferred Stock is convertible into common stock, and as a result, may dilute the voting power of the common stock.


     - Liquidation, Dissolution or Winding Up. The preferred stock is entitled to certain liquidation preferences upon the occurrence of a liquidation, dissolution or winding up. If there are insufficient assets or funds to permit this preferential amount, then our entire assets and all of our funds legally available for distribution will be distributed ratably among the preferred stockholders. The remaining assets, if any, will be distributed to the common stockholders on a pro rata basis.


     - Preemptive Rights. Our Series A and Series B preferred stock do not have any preemptive rights.

WARRANTS


     As of May 30, 2003, Xerox owned a warrant to purchase up to a maximum of 525,732 shares of our common stock at an exercise price of $0.61 per share, and Lobby7, Inc. owned a warrant to purchase up to a maximum of 78,000 shares of our common stock at an exercise price of $8.10 per share.


REGISTRATION RIGHTS


     Certain parties are entitled to have some of their shares of our stock registered under the Securities Act pursuant to registration rights or share purchase agreements between us and each of these parties. Specifically, Xerox has the right to register all of its 11,441,572 shares, consisting of common, preferred and warrant shares; and Merrill Lynch, Pierce Fenner & Smith Incorporated ("Merrill Lynch") has the right to register 65,100 shares of our common stock.


  XEROX


     Under a Registration Rights Agreement dated as of March 2, 1999 between our company and Xerox, if Xerox requests that at least 10% of its registrable securities be registered, we may be required, on up to three occasions, to register Xerox's common, preferred and warrant shares for public resale. If we are eligible to file registration statements on Form S-3, Xerox may require us to register their remaining shares for public resale on Form S-3 up to two times per 12-month period. Depending on market conditions, however, we may defer such registration for up to 60 days.



     Furthermore, in the event we elect to register any of shares of common stock for purposes of effecting any public offering, Xerox is entitled to include a portion of its shares of common stock in the registration, but we may reduce the number of shares proposed to be registered in view of market conditions.


     All expenses in connection with any registration, other than underwriting discounts and commissions, will be borne by us. Xerox's registration rights will terminate when Xerox is entitled to sell all of its shares in any 90-day period under Rule 144 of the Securities Act.

  MERRILL LYNCH


     Under a Registration Rights Agreement between our company and Merrill Lynch, upon written request, Merrill Lynch may demand to have its registrable securities registered for public resale on a Form S-3. In certain cases, we may defer such registration for up to 60 days. All registration expenses incurred in connection with our obligations under the Registration Rights Agreement will be borne by us. The registration rights of Merrill Lynch are subordinate in all respects to the registration rights of Xerox described above.


  PHILIPS


     Under a Plan of Distribution Agreement dated January 30, 2003 between our company and Philips, Philips has agreed that prior to January 30, 2004, it will not transfer or otherwise dispose of any shares of common stock it receives upon conversion of its $27.5 million convertible debenture. After this date, Philips may provide us with notice of its desire to sell any of its shares, and we must discuss with Philips in good faith a mutually agreeable plan of distribution for the shares desired to be sold. This plan may include the registration of the shares for sale to the public or a private placement. If we cannot mutually agree on a plan of distribution, Philips may sell pursuant to Rule 144 or other applicable exemption from registration a number of shares per fiscal quarter not greater than 25% of the shares into which the convertible debenture was initially convertible. In any event, after January 30, 2004, in the event we elect to register any of our shares of common stock for purposes of effecting any public offering, Philips is entitled to include a portion of its shares of common stock in the registration, subject to reduction in certain circumstances.

ANTI-TAKEOVER PROVISIONS


     Certain provisions of Delaware law, our Preferred Shares Rights Agreement, and our certificate of incorporation and bylaws could make the following more difficult: the acquisition of our company by means of a tender offer, or the acquisition of control of our company by means of a proxy contest or otherwise. These provisions, summarized below, are intended to discourage certain types of coercive takeover practices and inadequate takeover bids, and are designed to encourage persons seeking to acquire control to negotiate with our board of directors. We believe that the benefits of increased protection against an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals. Among other things, negotiation of such proposals could result in an improvement of their terms.



  THE DELAWARE BUSINESS COMBINATION STATUTE



     We are subject to Section 203 of the General Corporation Law of the State of Delaware. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the time the person became an interested stockholder, unless, subject to certain other exceptions, the "business combination" or the transaction in which the person became an interested stockholder is approved by our board of directors in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.


  PREFERRED SHARES RIGHTS AGREEMENT


     On October 23, 1996, our board of directors adopted a resolution creating a series of preferred stock designated as Series A Participating Preferred Stock and declaring a dividend of one preferred share purchase right for each outstanding share of our common stock with each right entitling the registered holder to purchase one one-thousandth of a share of our Series A Participating Preferred Stock. The terms of the preferred share purchase rights are contained in a Preferred Share Rights Agreement. This arrangement is designed to protect and maximize the value of our outstanding equity interests in the company in the event of an unsolicited attempt by an acquiror to take over our company in a manner or on terms not approved by our board of directors. Takeover attempts frequently include coercive tactics to deprive a corporation's board of directors and its stockholders of any real opportunity to determine the direction of the corporation.



     The Preferred Shares Rights Agreement is aimed to deter such tactics. It may have the effect of rendering more difficult or discouraging an acquisition of our company deemed undesirable by our board of directors, by, for example, causing substantial dilution to a person or group that attempts to acquire our company on terms or in a manner not approved by our board of directors. The preferred share purchase rights described above are triggered within ten days after the accumulation of 20% or more of our outstanding common stocks by a single acquiror or group.


     Our Preferred Share Rights Agreement and accompanying preferred share purchase rights do not in any way weaken our financial strength or interfere with its business plans. Rather, we believe that they represent a sound and reasonable means of addressing the complex issues of corporate policy created by the current takeover environment. Additionally, they should not preclude any merger or business combination approved by our board of directors.



  OTHER PROVISIONS IN OUR CHARTER AND BYLAWS



     Our charter and bylaws provide other mechanisms that may help to delay, defer or prevent a change in control. For example, our charter provides that stockholders may not take action by written consent without a meeting, but must take any action at a duly called annual or special meeting. This provision makes it more difficult for stockholders to take action opposed by our board of directors.


     Our charter does not provide for cumulative voting in the election of directors, which under Delaware law, precludes stockholders from cumulating their votes in the election of directors, which consequently frustrates the ability of minority stockholders to obtain representation on the board of directors.


     Under our charter, 24,900,000 shares of preferred stock remain undesignated. The authorization of undesignated preferred stock makes it possible for the board of directors, without stockholder approval, to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to obtain control of our company (see the section entitled "Preferred Shares Rights Agreement" above).



     Lastly, our bylaws contain advance notice procedures that apply to stockholder proposals and the nomination of candidates for election as directors by stockholders rather than the board.


TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation.


NASDAQ NATIONAL MARKET LISTING



     Our common stock is quoted on the NASDAQ National Market under the symbol "SSFT." On June 16, 2003, the last reported sale price of our common stock was $6.01 per share.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sale of our equity securities.


     Upon completion of this offering, we will have outstanding an aggregate of approximately 66,150,349 shares of our common stock. Of these shares, shares that are held by "affiliates" and shares that are "restricted securities," as those terms are defined in Rule 144 under the Securities Act, may be sold in the public market only if the requirements of Rule 144 are met. The following table shows the number of shares of our stock that either are held by affiliates or are restricted securities that may be sold in the public market pursuant to Rule 144 as of May 30, 2003:



NUMBER OF SHARES ELIGIBLE FOR SALE                             COMMENT
----------------------------------   ------------------------------------------------------------
             33,547,629              shares saleable pursuant to Rule 144, subject to volume
                                     limitations
                 65,100              shares saleable pursuant to Rule 144, without regard to
                                     volume limitations



     Generally, under Rule 144 of the Securities Act, persons who are affiliates and persons who have beneficially owned shares of our stock that are restricted securities for at least one year and would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:



     - 1% of our outstanding shares of common stock, which amount was 661,503 shares as of May 30, 2003; or


     - the reported average weekly trading volume of our common stock during the four calendar weeks preceding a sale by such person.

Shares under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information.

                                 LEGAL MATTERS


     The validity of the shares registered hereby will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Katharine A. Martin, one of our directors, is a member of Wilson, Sonsini, Goodrich & Rosati. See "Certain Relationships and Securities Transactions" above.


                                    EXPERTS


     Our financial statements as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



     The combined balance sheets of Philips Speech Processing Telephony and Voice Control (a division of Royal Philips Electronics N.V.) as of December 31, 2002 and 2001, and the related combined statements of operations and comprehensive loss, changes in the net investment of the Philips Group, and cash flows for each of the years in the two-year period ended December 31, 2002, appearing elsewhere herein have been included in reliance upon the report of KPMG Accountants N.V., Eindhoven, The Netherlands, independent accountants, upon the authority of said firm as experts in auditing and accounting.



     The financial statements of the Speech and Language Technologies operations of Lernout & Hauspie Speech Products N.V. as of September 30, 2001 and for the nine months ended September 30, 2001 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy and information statements and other information with the SEC. You can inspect and copy these reports, proxy and information statements and other information concerning ScanSoft at the SEC's public reference facilities at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room is available by calling the SEC at 1-800-SEC-0330. The SEC also maintains a site on the Web at www.sec.gov that contains reports, proxy and information statements and other information about us.

     This prospectus is part of a Registration Statement on Form S-1 that we filed with the SEC to register shares of our common stock. This prospectus does not contain all of the information contained in the Registration Statement. The Registration Statement together with its exhibits can be inspected and copied at the public reference facilities of the SEC referred to above.

                                 SCANSOFT, INC


                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
  Introduction to the Unaudited Pro Forma Combined Financial
     Statements.............................................   F-2
  Unaudited Pro Forma Combined Balance Sheet as of March 31,
     2003...................................................   F-4
  Unaudited Pro Forma Combined Statement of Operations for
     the Year Ended December 31, 2002.......................   F-5
  Unaudited Pro Forma Combined Statement of Operations for
     the Three Months Ended March 31, 2003..................   F-6
  Notes to Unaudited Pro Forma Combined Financial
     Statements.............................................   F-7
CONSOLIDATED FINANCIAL STATEMENTS OF SCANSOFT, INC. AS OF
  DECEMBER 31, 2002 AND 2001 AND FOR THE YEARS ENDED
  DECEMBER 31, 2002, 2001 AND 2000
  Report of Independent Accounts............................  F-12
  Consolidated Balance Sheets...............................  F-13
  Consolidated Statements of Operations.....................  F-14
  Consolidated Statements of Stockholders' Equity...........  F-15
  Consolidated Statements of Cash Flows.....................  F-16
  Notes to Consolidated Financial Statements................  F-17
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF SCANSOFT,
  INC. AS OF MARCH 31, 2003 AND FOR THREE MONTHS ENDED MARCH
  31, 2003 AND 2002
  Consolidated Balance Sheet (Unaudited)....................  F-51
  Consolidated Statements of Operations (Unaudited).........  F-52
  Consolidated Statements of Cash Flows (Unaudited).........  F-53
  Notes to Unaudited Consolidated Financial Statements......  F-54
COMBINED FINANCIAL STATEMENTS OF THE PHILIPS SPEECH
  PROCESSING TELEPHONY AND VOICE CONTROL DIVISION OF ROYAL
  PHILIPS ELECTRONICS N.V. AS OF DECEMBER 31, 2002 AND 2001
  Independent Auditors' Report..............................  F-69
  Combined Balance Sheets...................................  F-70
  Combined Statements of Operations and Comprehensive
     Loss...................................................  F-71
  Changes in the Net Investment of the Philips Group........  F-72
  Combined Statements of Cash Flows.........................  F-73
  Notes to the Combined Financial Statements................  F-74
FINANCIAL STATEMENTS OF THE SPEECH AND LANGUAGE TECHNOLOGIES
  OPERATIONS OF LERNOUT & HAUSPIE SPEECH PRODUCTS N.V.
  Report of Independent Accountants.........................  F-92
  Statement of Assets and Liabilities as of September 30,
     2001...................................................  F-93
  Statement of Revenue and Direct Operating Expenses for the
     Nine Months Ended September 30, 2001...................  F-94
  Notes to Financial Statements.............................  F-95

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS



     On April 23, 2003, ScanSoft and SpeechWorks signed a definitive merger agreement. Pursuant to the merger agreement and subject to its terms and conditions, SpeechWorks common stockholders will receive 0.860 shares of ScanSoft common stock for each share of SpeechWorks common stock.



     The merger, which is expected to close in the third calendar quarter of 2003, is contingent upon the fulfillment of specified conditions, including all required regulatory approvals, the adoption of the merger agreement and the approval of the merger by SpeechWorks stockholders and the approval of the issuance of shares of ScanSoft common stock in connection with the merger by ScanSoft stockholders. The merger will be a tax-free merger and will be accounted for as a purchase of a business.



     On October 7, 2002, ScanSoft entered into a definitive agreement with Royal Philips Electronics ("Philips") to acquire the Philips Speech Processing Telephony and Voice Control business units ("PSP") and related intellectual property. On January 30, 2003, ScanSoft completed the acquisition of PSP on the terms set forth in the purchase agreement dated October 7, 2002, as amended. As consideration for these business units and intellectual property, ScanSoft paid
3.1 million euros ($3.4 million) in cash at closing, subject to adjustment in accordance with the provisions of the purchase agreement, as amended, and agreed to a deferred payment of 1.0 million euros in cash prior to December 31, 2003, issued a 5.0 million euro note due December 31, 2003 and bearing 5.0% interest per annum and issued a $27.5 million three-year, zero-interest subordinated debenture, convertible at any time at Philips' option into shares of our common stock at $6.00 per share. The transaction was accounted for as a purchase, as such the consolidated balance sheet of ScanSoft at March 31, 2003 includes the assets acquired and liabilities assumed of PSP. The results of operations of PSP for the period subsequent to January 30, 2003 are included within the unaudited historical consolidated statement of operations of ScanSoft for the three months ended March 31, 2003.



     The following tables show summary unaudited pro forma financial information as if ScanSoft, PSP and SpeechWorks had been combined as of the first day of the earliest year presented for statement of operations purposes and as if ScanSoft and SpeechWorks had been combined as of March 31, 2003 for balance sheet purposes.



     The unaudited pro forma combined financial information of SpeechWorks is based on estimates and assumptions, which are preliminary and have been made solely for purposes of developing such pro forma information. The estimated pro forma adjustments arising from the proposed acquisition of SpeechWorks are derived from the estimated purchase price and estimated fair values of the assets acquired and liabilities assumed. Based on the fair value of ScanSoft's common stock for a period of five days before and after the announcement of the proposed merger with SpeechWorks, the average per share fair value of ScanSoft common stock for purposes of accounting for the merger in accordance with generally accepted accounting standards is $5.26. Accordingly, the final purchase price will be determined based on the total shares of SpeechWorks common stock outstanding, after applying the exchange ratio of 0.860, multiplied by $5.26. Accordingly, the final stock-related purchase price is expected to differ from the estimated purchase price of $167,865,000 reflected in the unaudited pro forma financial information, primarily as a result of the actual number of shares of common stock that will be issued prior to the completion of the merger based on the exercise of stock options which will fully vest prior to the merger. The final determination of purchase price, fair value and resulting goodwill may differ significantly from that reflected in the pro forma statement of operations and balance sheet.



     The unaudited pro forma combined balance sheet data reflects the preliminary purchase price of PSP. The final purchase price of PSP is preliminary, pending resolution of the determination of the fair value of allocation of certain contractual liabilities assumed by ScanSoft that are still being determined based on the contractual nature of assignability of these contracts. Additionally, the purchase price is subject to adjustment based on a calculation set forth in the purchase agreement, as amended, which must be agreed upon by the parties and which may result in an adjustment either to increase or decrease the total purchase consideration. Upon final determination of the fair value of the liabilities referred to above and the purchase price adjustment, a corresponding adjustment will be recorded to goodwill.

     The historical PSP financial information for the year ended December 31, 2002 has been derived from the audited financial statements of PSP included in this joint proxy statement/prospectus and have been translated from euros to US dollars using the exchange rates in effect at the end of the period for the balance sheet and using average exchange rates for the respective periods for the statement operations. The historical PSP financial information for the period from January 1, 2003 to January 30, 2003 has been derived from the unaudited financial statements of PSP which are not included in this joint proxy statement/prospectus.



     The pro forma data are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if each transaction had been consummated as of January 1, 2002 for statement of operations or March 31, 2003, for financial position respectively, nor are the data necessarily indicative of future operating results or financial position. The unaudited pro forma combined financial statements and related notes thereto should be read in conjunction with the historical consolidated financial statements of ScanSoft and PSP, and related notes thereto, and "ScanSoft's Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this joint proxy statement/prospectus and the historical consolidated financial statements of SpeechWorks incorporated by reference in this joint proxy statement/prospectus or as filed by SpeechWorks with the SEC. See the section entitled "Where You Can Find More Information" on page 82.

                                 SCANSOFT, INC.



                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET


                                 MARCH 31, 2003



                                                                          SPEECHWORKS
                                                                          ACQUISITION
                                          HISTORICAL      HISTORICAL       PRO FORMA         PRO FORMA
                                         SCANSOFT (A)   SPEECHWORKS (B)   ADJUSTMENTS        COMBINED
                                         ------------   ---------------   -----------        ---------
                                                                (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents............   $  20,277        $  42,675       $   2,518(1)      $  65,470
  Accounts receivable, net.............      19,482           11,188            (731)(1)(2)     29,939
  Receivables from related party.......       1,231               --              88(2)          1,319
  Inventory............................       1,367              433              --             1,800
  Prepaid expenses and other current
     assets............................       4,119            2,057              --             6,176
                                          ---------        ---------       ---------         ---------
       Total current assets............      46,476           56,353           1,875           104,704
Goodwill...............................      97,117           10,707         (10,707)(1)
                                                                             112,764(1)        209,881
Other intangible assets, net...........      49,569            4,926          (4,926)(1)
                                                                              13,910(1)         63,479
Property and equipment, net............       3,387            5,031              --             8,418
Other assets...........................       1,207            2,321             900(1)          4,428
                                          ---------        ---------       ---------         ---------
Total Assets...........................   $ 197,756        $  79,338       $ 113,816         $ 390,910
                                          =========        =========       =========         =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................       8,847            1,450              --            10,297
  Accrued expenses.....................      11,923            4,817           4,500(1)         21,240
  Deferred revenue.....................       2,782            7,603          (1,466)(1)         8,919
  Note payable.........................       5,458              904              --             6,362
  Deferred payment for business
     acquisition.......................       1,052               --              --             1,052
  Deferred payment for technology
     license...........................       9,434               --              --             9,434
  Other current liabilities............       1,666               --              --             1,666
                                          ---------        ---------       ---------         ---------
       Total current liabilities.......      41,162           14,774           3,034            58,970
Deferred revenue.......................         209              250              --               459
Note payable, net of current portion...      27,524            1,020              --            28,544
Other liabilities......................       3,236            5,493           1,976(1)         10,705
                                          ---------        ---------       ---------         ---------
       Total liabilities...............      72,131           21,537           5,010            98,678
                                          ---------        ---------       ---------         ---------
Stockholders' equity:
  Preferred stock......................       4,631               --              --             4,631
  Common stock.........................          68               34             (34)(1)
                                                                                  32(1)            100
  Additional paid-in capital...........     276,007          236,979        (236,979)(1)
                                                                             167,833(1)        443,840
  Treasury stock.......................      (8,031)              --              --            (8,031)
  Deferred compensation................        (147)          (5,118)          5,118(1)
                                                                              (1,258)(1)        (1,405)
  Accumulated other comprehensive
     loss..............................         (53)              (1)              1(1)            (53)
  Accumulated deficit..................    (146,850)        (174,093)        174,093(1)       (146,850)
                                          ---------        ---------       ---------         ---------
       Total stockholders' equity......     125,625           57,801         108,806           292,232
                                          ---------        ---------       ---------         ---------
Total Liabilities and Stockholders'
  Equity...............................   $ 197,756        $  79,338       $ 113,816         $ 390,910
                                          =========        =========       =========         =========


---------------


(A)As reported in ScanSoft's Quarterly Report on Form 10-Q for the three months ended March 31, 2003, as filed with the SEC.



(B)As reported in SpeechWorks' Quarterly Report on Form 10-Q for the three months ended March 31, 2003, as filed with the SEC.


  See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                                 SCANSOFT, INC.



              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS


                      FOR THE YEAR ENDED DECEMBER 31, 2002



                                                                  PSP                                     SPEECHWORKS
                                                              ACQUISITION     PRO FORMA     HISTORICAL    ACQUISITION
                                   HISTORICAL    HISTORICAL    PRO FORMA       COMBINED     SPEECHWORKS    PRO FORMA    PRO FORMA
                                  SCANSOFT (A)      PSP       ADJUSTMENTS    SCANSOFT/PSP       (B)       ADJUSTMENTS   COMBINED
                                  ------------   ----------   -----------    ------------   -----------   -----------   ---------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Product licenses................    $101,524      $ 15,253      $    --        $116,777      $ 17,773       $    --     $134,550
Professional services...........          --                         --              --        19,663          (292)(2)   19,371
Related party...................       5,095           550           --           5,645            --           378(2)     6,023
Other revenues..................          --            --           --              --         1,873           (86)(2)    1,787
Non-cash stock compensation.....                                     --              --        (3,302)                    (3,302)
                                    --------      --------      -------        --------      --------       -------     --------
Total revenue...................     106,619        15,803           --         122,422        36,007            --      158,429
                                    --------      --------      -------        --------      --------       -------     --------
Costs and expenses:
 Cost of revenue................      16,419         2,382          (29)(5)      18,772           307            --       19,079
 Cost of professional services
   -- non-cash compensation.....          --            --           --              --           554            --          554
   -- all other expenses........          --            --           --              --        12,776            --       12,776
 Cost of other revenue..........          --            --           --              --         1,991            --        1,991
 Cost of revenue from
   amortization of intangible
   assets.......................       9,470            --          484(6)        9,954         1,284          (753)(3)(4)   10,485
 Research and development
   -- non-cash stock
      compensation..............          --            --           --              --           527            --          527
   -- all other expenses........      27,633         9,856           --          37,489        14,674            --       52,163
 Selling general and
   administrative
   -- non-cash stock
      compensation..............          --            --           --              --         3,227            --        3,227
   -- all other expenses........      43,771        15,279           --          59,050        41,193            --      100,243
 Amortization of other
   intangible assets............       1,682            --          749(6)        2,431         3,832        (2,190)(3)(4)    4,073
 Restructuring and other
   charges......................       1,041            --           --           1,041         8,006            --        9,047
                                    --------      --------      -------        --------      --------       -------     --------
Total costs and expenses........     100,016        27,517        1,204         128,737        88,371        (2,943)     214,165
                                    --------      --------      -------        --------      --------       -------     --------
Income (loss) from operations...       6,603       (11,714)      (1,204)         (6,315)      (52,364)        2,943      (55,736)
Other income (expense), net.....         (16)            3         (286)(7)(8)(9)       (299)       292          --           (7)
                                    --------      --------      -------        --------      --------       -------     --------
Income (loss) before income
 taxes..........................       6,587       (11,711)      (1,490)         (6,614)      (52,072)        2,943      (55,743)
Provision for (benefit from)
 income taxes...................         254          (315)         315(10)         254          (175)           --           79
                                    --------      --------      -------        --------      --------       -------     --------
Net income (loss)...............    $  6,333      $(11,396)     $(1,805)         (6,868)     $(51,897)      $ 2,943     $(55,822)
                                    ========      ========      =======        ========      ========       =======     ========
Net income (loss) per common
 share:
 Basic..........................    $   0.09                                   $  (0.11)                                $  (0.60)
 Diluted........................    $   0.09                                   $  (0.11)                                $  (0.60)
Weighted average common shares:
 Basic..........................      67,010                     (3,562)(11)     63,448                      29,754(12)   93,202
 Diluted........................      72,796                     (9,348)(11)     63,448                      29,754(12)   93,202


---------------


(A)As reported in ScanSoft's annual financial statements for the year ended December 31, 2002 included elsewhere in this joint proxy statement/prospectus.



(B)As reported in SpeechWorks' annual financial statements for the year ended December 31, 2002 incorporated by reference in this joint proxy statement/prospectus.



  See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                                 SCANSOFT, INC.



              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS


                   FOR THE THREE MONTHS ENDED MARCH 31, 2003



                                                                  PSP                                     SPEECHWORKS
                                                              ACQUISITION     PRO FORMA     HISTORICAL    ACQUISITION
                                   HISTORICAL    HISTORICAL    PRO FORMA       COMBINED     SPEECHWORKS    PRO FORMA    PRO FORMA
                                  SCANSOFT (A)    PSP (C)     ADJUSTMENTS    SCANSOFT/PSP       (B)       ADJUSTMENTS   COMBINED
                                  ------------   ----------   -----------    ------------   -----------   -----------   ---------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Product licenses................    $26,516        $1,116      $     --        $27,632        $ 4,066       $    --      $31,698
Professional services...........         --            --            --             --          5,413          (113)(2)    5,300
Related party...................      1,320            --            --          1,320             --           124(2)     1,444
Other revenues..................                       --            --             --            280           (11)(2)      269
Non-cash stock compensation.....         --            --            --             --         (1,028)           --       (1,028)
                                    -------        ------      --------        -------        -------       -------      -------
Total revenue...................     27,836         1,116            --         28,952          8,731            --       37,683
                                    -------        ------      --------        -------        -------       -------      -------
Costs and expenses:
 Cost of revenue................      4,302            11            (2)(5)      4,311            103            --        4,414
 Cost of professional services
   -- non-cash compensation.....         --            --            --             --            120            --          120
   -- all other expenses........         --            --            --             --          3,636            --        3,636
 Cost of other revenue..........         --            --            --             --            301            --          301
 Cost of revenue from
   amortization of intangible
   assets.......................      2,057            --            40(6)       2,097            374          (241)(3)(4)    2,230
 Research and development
   -- non-cash stock
   compensation.................         --            --            --             --            106            --          106
   -- all other expenses........      7,177           837            --          8,014          2,800            --       10,814
 Selling general and
   administrative
   -- non-cash stock
   compensation.................         --            --            --             --            421            --          421
   -- all other expenses........     13,261           874            --         14,135          8,743            --       22,878
 Amortization of other
   intangible assets............        361            --            63(6)         424            958          (547)(3)(4)      835
 Restructuring and other
   charges......................        529            --            --            529            687            --        1,216
                                    -------        ------      --------        -------        -------       -------      -------
Total costs and expenses........     27,687         1,722           101         29,510         18,249          (788)      46,971
                                    -------        ------      --------        -------        -------       -------      -------
Income (loss) from operations...        149          (606)         (101)          (558)        (9,518)          788       (9,288)
Other income (expense), net.....         22           (10)          (14)(7)(8)(9)        (2)        88           --           86
                                    -------        ------      --------        -------        -------       -------      -------
Income (loss) before income
 taxes..........................        171          (616)         (115)          (560)        (9,430)          788       (9,202)
Provision for (benefit from)
 income taxes...................         95            --            --             95            (35)           --           60
                                    -------        ------      --------        -------        -------       -------      -------
Net income (loss)...............    $    76        $ (616)     $   (115)          (655)       $(9,395)      $   788      $(9,262)
                                    =======        ======      ========        =======        =======       =======      =======
Net income (loss) per common
 share:
 Basic..........................    $  0.00                                    $ (0.01)                                  $ (0.10)
 Diluted........................    $  0.00                                    $ (0.01)                                  $ (0.10)
Weighted average common shares:
 Basic..........................     67,689                      (3,562)(11)    64,127                       30,775(13)   94,902
 Diluted........................     77,220                     (13,093)(11)    64,127                       30,775(13)   94,902


---------------


(A)As reported in ScanSoft's quarterly report on Form 10-Q for the three months ended March 31, 2003, as filed with the SEC.



(B)As reported in SpeechWorks' quarterly report on Form 10-Q for the three months ended March 31, 2003, as filed with the SEC.



(C)Derived from PSP financial information for the period from January 1, 2003 through January 30, 2003.



  See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                                 SCANSOFT, INC.


           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS



     Pro forma adjustments reflect only those adjustments which are factually determinable and do not include the impact of contingencies which will not be known until the later of the closing of the transactions or the resolution of the contingency. Pro forma adjustments include the following:



     (1) To record the fair value of the assets to be acquired and the liabilities to be assumed of SpeechWorks, subject to adjustment pending the completion of a post-closing review of the purchased assets. The pro forma information assumes that ScanSoft will issue 31,913,545 shares of its common stock valued at $167,865,000 (based on average closing price of ScanSoft's common stock of $5.26 per share for a period of five days before and after the announcement of the proposed acquisition) as the consideration for the merger with SpeechWorks. The shares are based upon the outstanding shares of SpeechWorks common stock at March 31, 2003 of 33,883,537 plus 3,225,236 additional shares of SpeechWorks common stock assumed to be outstanding on March 31, 2003. The 3,225,236 additional shares of SpeechWorks common stock are based upon the assumed exercise of stock options which will fully vest prior to the effective time of the merger. The number of shares assumed to be exercised based on the exercise prices of SpeechWorks stock options outstanding at March 31, 2003 which are below the price of ScanSoft's common stock at March 31, 2003 after consideration of the exchange ratio, or $3.87 per share. In addition, the pro forma adjustments include $5,918,000 of cash received associated with the assumed exercise of SpeechWorks stock options just prior to closing and the payment of $3,400,000 related to investment bankers fees and legal and accounting fees. ScanSoft also has accounted for $4,500,000 for anticipated transaction fees as additional purchase consideration, which include legal and accounting fees, investment bankers' fees, tax structuring fees, intellectual property filing fees, due diligence fees and fees paid for directors' and officers' liability insurance premiums for the former SpeechWorks board of directors.



     The acquisition of SpeechWorks by ScanSoft is expected to give rise to the consolidation and elimination of certain SpeechWorks and ScanSoft personnel and duplicate facilities. The pro forma balance sheet adjustments do not include any amounts which may be recorded in accordance with Emerging Issue Task Force No. 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination" as ScanSoft does not expect that a final integration plan will be established until just prior to or immediately after the closing of the transaction. However, ScanSoft, along with its' financial advisors Evercore Partners, has prepared a preliminary analysis of the restructuring activities. Based on this analysis, ScanSoft currently estimates that the integration actions will result in costs of approximately $10.1 million primarily associated with severance and duplicate facilities. ScanSoft estimates full year operating synergies of approximately $27.5 million resulting from these actions. In connection with the acquisition, ScanSoft will assume lease obligations associated with office space which will become available beginning in January 2005. The gross lease payments associated with this additional office space, amounting to $13,400,000, have not been recorded in the historical financial statements of SpeechWorks. ScanSoft's plans with respect to this space will be assessed in connection with the integration plan, however, the estimated operating synergies and related costs do not reflect any plans with respect to this space by ScanSoft. ScanSoft has not recorded the lease payments associated with this office space in the pro forma financial statements, except with respect to the above market lease rate.



     ScanSoft believes that certain restructuring actions are an integral component of the acquisition plan to enable the benefits of the combined companies to be optimized and the benefits of the acquisition to be realized. ScanSoft expects to complete these restructuring efforts within one year of the closing.

                                 SCANSOFT, INC.

     A summary of the transaction is as follows (in thousands):



Estimated consideration:
  Common stock..............................................   $167,865
  Transaction costs.........................................      4,500
                                                               --------
     Total estimated purchase consideration.................   $172,365
                                                               ========
Preliminary allocation of the purchase consideration:
  Fair value of net tangible assets acquired................   $ 45,691
  Identifiable intangible assets............................     13,910
  Goodwill..................................................    112,764
                                                               --------
                                                               $172,365
                                                               ========



     ScanSoft believes that the $13,910,000 of value ascribed to identifiable intangible assets will be allocated to completed and core technology, customer relationships (including license agreements) and tradenames.



     The pro forma adjustments to SpeechWorks historical data made in determining the net tangible assets acquired include the elimination of $4,926,000 of intangible assets, $10,707,000 of goodwill and $57,801,000 of stockholders' equity. The pro forma adjustments also include the following adjustments to record the fair value of net tangible assets acquired and liabilities assumed:



     - Adjustment to reduce deferred revenue to the fair value associated with performance obligations assumed by ScanSoft. A corresponding adjustment to reduce accounts receivable associated with amounts which are due from customers under sales transactions for which revenue was deferred by SpeechWorks due to uncertainty of collectibility and which do not meet the criteria of a performance obligation under Emerging Issues Task Force Issue No. 01-03 Accounting in a Business Combination for Deferred Revenue of an Acquiree.



     - Adjustment of $1,100,000 to record the fair value of the liability associated with ScanSoft's indemnification of former SpeechWorks directors and $900,000 to record an asset for the related fair value of the insurance policy associated with the indemnification provision.



     - Adjustment of $824,000 to reduce the long-term facilities restructuring accrual to its net present value. The difference between the undiscounted and discounted lease payments will be recorded as non-cash interest expense over the remaining lease term of 13 years.



     - Adjustment of $1,700,000 to record a liability associated with the above-market lease rate associated with certain assumed operating leases for facilities.



     - Adjustment to record $1,258,000 of deferred compensation associated with unvested restricted stock which will be amortized to income over the remaining vesting periods.



     Pursuant to the rules and regulations of the Securities and Exchange Commission, the pro forma adjustments to SpeechWorks historical income statement data do not include the elimination of non-cash stock-based compensation expense recorded in the historical financial statements which will not continue in the post-acquisition financial statements of ScanSoft.



     (2) Adjustment to reclassify related party transactions. For the year ended December 31, 2002, SpeechWorks recognized professional services revenue and other revenues of $292,000 and $86,000, respectively, from a transaction entered into with a related party of ScanSoft. For the three months ended March 31, 2003, SpeechWorks recognized professional services revenue and other revenues of $113,000

                                 SCANSOFT, INC.

and $11,000, respectively, from this related party. At March 31, 2003, SpeechWorks had accounts receivable of $88,000 due from this related party.



     (3) Adjustment to record amortization expense of $2,173,000 and $544,000 for the identifiable intangible assets associated with the SpeechWorks acquisition for the year ended December 31, 2002 and the three months ended March 31, 2003, respectively. Finalization of the allocation of the purchase price to tangible and identifiable intangible assets acquired and liabilities assumed is preliminary pending collection of data to evaluate estimates of future revenues and earnings to determine a discounted cash flow valuation of certain intangibles that meet the separate recognition criteria of FAS 141. ScanSoft expects this process and subsequent allocation of purchase price to be complete within 180 days of the closing of the transaction. ScanSoft's preliminary assessment is that the weighted average useful life of the acquired identifiable intangible assets will be six years. The acquired identifiable intangible assets will be amortized using the straight-line method. An increase in the amount of identifiable intangible assets or a change in the allocation between the acquired identifiable intangible assets and goodwill for the SpeechWorks acquisition of $1,000,000 would result in a change in pro forma annual amortization expense of approximately $166,000. An increase in the weighted average useful life of the acquired identifiable intangible assets from six years to seven years would result in a decrease in pro forma amortization expense of approximately $331,000 and $83,000 for the year ended December 31, 2002 and the three months ended March 31, 2003, respectively. A decrease in the weighted average useful life of the acquired identifiable intangible assets from six years to five years would result in an increase in pro forma amortization expense of approximately $464,000 and $116,000 for the year ended December 31, 2002 and the three months ended March 31, 2003, respectively.



     (4) Adjustment to eliminate amortization expense of $5,116,000 and $1,332,000 for the year ended December 31, 2002 and the three months ended March 31, 2003, respectively, related to intangible assets of SpeechWorks existing prior to the acquisition.



     (5) Adjustment to eliminate amortization expense of $29,000 and $2,000 for the year ended December 31, 2002 and the three months ended March 31, 2003, respectively, related to intangible assets of PSP existing prior to the acquisition.



     (6) Adjustment to record amortization expense of $1,233,000 and $103,000 for the year ended December 31, 2002 and the three months ended March 31, 2003, respectively, for the identifiable intangible assets associated with the PSP acquisition, as if the acquisition had occurred on January 1, 2002.



     (7) Adjustment to record interest expense of $236,000 and $20,000 for the year ended December 31, 2002 and the three months ended March 31, 2003, respectively, on the 5.0 million euro promissory note issued as partial purchase consideration for the PSP acquisition, bearing interest at five percent per year, as if the acquisition had occurred on January 1, 2002.



     (8) Adjustment to record imputed interest expense of $47,000 and $4,000 for the year ended December 31, 2002 and the three months ended March 31, 2003, respectively, on the non-interest bearing deferred payment of 1.0 million euro to be paid on December 31, 2003 as partial consideration for the PSP acquisition, as if the acquisition had occurred on January 1, 2002.



     (9) Adjustment to eliminate interest income (expense) of $3,000 and ($10,000) for the year ended December 31, 2002 and the three months ended March 31, 2003, respectively, recorded on intercompany balances between PSP and Philips, as if the acquisition had occurred on January 1, 2002.



     (10) Adjustment to eliminate the income tax benefit of $315,000 for the year ended December 31, 2002 recorded by PSP in its historical statements of operations which would not have been realized by ScanSoft had the acquisition occurred on January 1, 2002.

                                 SCANSOFT, INC.

     (11) Adjustment to exclude the assumed conversion of Series B participating preferred stock of 3,562,000 for the year ended December 31, 2002 and the three months ended March 31, 2003, respectively, and to exclude common stock equivalents totaling 9,348,000 and 13,093,000 for the year ended December 31, 2002 and the three months ended March 31, 2003, respectively, because their impact would be antidilutive. The pro forma net loss per share and the shares used in pro forma net loss per share do not include the effects of the assumed conversion to common stock of the convertible debenture issued to Philips as partial purchase consideration for the PSP acquisition because the impact would be antidilutive. The total shares of common stock to be issued upon conversion of the debenture would be 4,583,333.



     (12) Adjustment to include the issuance of 29,754,000 shares of ScanSoft common stock upon closing as if the acquisition had occurred on January 1, 2002. The 29,754,000 shares reflect 27,819,000 shares of SpeechWorks common stock outstanding on January 1, 2002 and the assumed conversion of stock options for 1,935,000 shares of SpeechWorks common stock, which will fully vest prior to the effective time of the merger and for which exercise prices are below market value on January 1, 2002, multiplied by the exchange ratio of 0.860.



     (13) Adjustment to include the issuance of 30,775,000 shares of ScanSoft common stock upon closing as if the acquisition had occurred on January 1, 2002. The 30,775,000 shares reflect 28,477,000 shares of SpeechWorks common stock outstanding on January 1, 2002 and the assumed conversion of stock options for 2,298,000 shares of SpeechWorks common stock, which will fully vest prior to the effective time of the merger and for which exercise prices are below market value on January 1, 2002, multiplied by the exchange ratio of 0.860.

                  SCANSOFT'S CONSOLIDATED FINANCIAL STATEMENTS

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and

Stockholders of ScanSoft, Inc.:



     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of ScanSoft, Inc. and its subsidiaries at December 31, 2002 and December 31, 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill and other intangible assets.


/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

February 9, 2003, except as to Note 20


  for which the date is March 11, 2003

                                 SCANSOFT, INC.

                          CONSOLIDATED BALANCE SHEETS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



                                                                   DECEMBER 31,
                                                              ----------------------
                                                                2002         2001
                                                              ---------    ---------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  18,853    $  14,324
  Accounts receivable, less allowances of $5,903 and $6,273,
     respectively...........................................     15,650       12,464
  Receivables from related party (Note 19)..................      1,518        1,802
  Inventory.................................................      1,241          507
  Prepaid expenses and other current assets.................      3,167        1,614
                                                              ---------    ---------
     Total current assets...................................     40,429       30,711
  Goodwill..................................................     63,059       65,231
  Other intangible assets, net..............................     33,823       43,301
  Property and equipment, net...............................      2,846        2,150
  Other assets..............................................      3,533          677
                                                              ---------    ---------
     Total assets...........................................  $ 143,690    $ 142,070
                                                              =========    =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   7,085    $   5,320
  Accrued expenses..........................................      9,773       14,471
  Deferred revenue..........................................      1,790        1,375
  Note payable (Note 9).....................................      3,273          227
  Other current liabilities (Note 19).......................      1,666           --
                                                              ---------    ---------
     Total current liabilities..............................     23,587       21,393
Deferred revenue............................................        244        2,534
Long-term note payable, net of current portion..............         --        3,273
Other liabilities (Note 19).................................        481          336
                                                              ---------    ---------
     Total liabilities......................................     24,312       27,536
                                                              ---------    ---------
Commitments and contingencies (Notes 10, 13 and 20)
Stockholders' equity:
  Preferred stock, $0.001 par value; 40,000,000 shares
     authorized; 3,562,238 shares issued and outstanding
     (liquidation preference $4,631)........................      4,631        4,631
  Common stock, $0.001 par value; 140,000,000 shares
     authorized; 65,540,154 and 62,754,211 shares issued and
     63,422,776 and 62,098,211 shares outstanding,
     respectively...........................................         66           63
  Additional paid-in capital................................    269,858      264,893
  Treasury stock, at cost (2,117,378 and 656,000 shares,
     respectively)..........................................     (8,031)      (1,031)
  Deferred compensation.....................................       (173)        (276)
  Accumulated other comprehensive loss......................        (47)        (487)
  Accumulated deficit.......................................   (146,926)    (153,259)
                                                              ---------    ---------
     Total stockholders' equity.............................    119,378      114,534
                                                              ---------    ---------
     Total liabilities and stockholders' equity.............  $ 143,690    $ 142,070
                                                              =========    =========


  The accompanying notes are an integral part of these consolidated financial statements.

                                 SCANSOFT, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2002       2001       2000
                                                              --------   --------   --------
Revenue, third parties......................................  $101,524   $ 55,509   $ 41,977
Revenue, related party......................................     5,095      7,208      5,984
                                                              --------   --------   --------
     Total revenue..........................................   106,619     62,717     47,961
                                                              --------   --------   --------
COSTS AND EXPENSES:
  Cost of revenue...........................................    16,419     12,849     12,692
  Cost of revenue from amortization of intangible assets....     9,470     14,192     11,569
  Research and development..................................    27,633     13,968     14,967
  Selling, general and administrative.......................    43,771     25,311     27,111
  Amortization of goodwill and other intangible assets......     1,682     13,328     11,017
  Restructuring and other charges, net......................     1,041         --      4,811
  Acquired in-process research and development..............        --         --     18,291
                                                              --------   --------   --------
     Total costs and expenses...............................   100,016     79,648    100,458
                                                              --------   --------   --------
Income (loss) from operations...............................     6,603    (16,931)   (52,497)
Other income (expense):
  Interest income...........................................       354        209        112
  Interest expense..........................................      (369)      (166)      (620)
  Other (expense) income, net...............................        (1)      (306)       226
                                                              --------   --------   --------
Income (loss) before income taxes...........................     6,587    (17,194)   (52,779)
Provision for (benefit from) income taxes...................       254       (317)       472
                                                              --------   --------   --------
Net income (loss)...........................................  $  6,333   $(16,877)  $(53,251)
                                                              ========   ========   ========
Net income (loss) per share: basic..........................  $   0.09   $  (0.34)  $  (1.26)
                                                              ========   ========   ========
Net income (loss) per share: diluted........................  $   0.09   $  (0.34)  $  (1.26)
                                                              ========   ========   ========
Weighted average common shares outstanding: basic...........    67,010     49,693     42,107
                                                              ========   ========   ========
Weighted average common shares outstanding: diluted.........    72,796     49,693     42,107
                                                              ========   ========   ========


  The accompanying notes are an integral part of these consolidated financial statements.

                                 SCANSOFT, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                            PREFERRED STOCK        COMMON STOCK       ADDITIONAL
                                                           ------------------   -------------------    PAID-IN
                                                            SHARES     AMOUNT     SHARES     AMOUNT    CAPITAL
                                                           ---------   ------   ----------   ------   ----------
Balance at December 31, 1999.............................  3,562,238   $4,631   26,690,027    $27      $100,397
Issuance of common stock under employee stock
 compensation plans......................................                          354,203                  815
Issuance of common stock and common stock options in
 connection with Caere merger............................                       19,028,518     19       118,047
Comprehensive loss:
   Net loss..............................................
   Foreign currency translation adjustment...............
   Comprehensive loss....................................
                                                           ---------   ------   ----------    ---      --------
Balance at December 31, 2000.............................  3,562,238    4,631   46,072,748     46       219,259
Issuance of common stock under employee stock
 compensation plans......................................                          623,534      1         1,130
Issuance of common stock in connection with L&H
 acquisition.............................................                        7,400,000      8        27,792
Issuance of common stock in private placement............                        8,261,905      8        15,721
Issuance of common stock in connection with settlement of
 Caere acquisition liability.............................                          262,200                  700
Issuance of restricted stock.............................                          133,824                  291
Compensation expense associated with restricted stock....
Repurchase of common stock at cost.......................
Comprehensive loss:
   Net loss..............................................
   Foreign currency translation adjustment...............
   Comprehensive loss....................................
                                                           ---------   ------   ----------    ---      --------
Balance at December 31, 2001.............................  3,562,238    4,631   62,754,211     63       264,893
Issuance of common stock under employee stock
 compensation plans......................................                        1,449,484      1         2,682
Issuance of common stock in connection with AudioMining
 acquisition.............................................                          121,359                  638
Issuance of common stock in private placement............                        1,000,000      1         5,592
Issuance of common stock issued to L&H in connection with
 registration rights as amended..........................                          150,000      1            (1)
Issuance of common stock in connection with settlement of
 note payable............................................                           65,100                  336
Compensation expense associated with restricted stock....
Recognition of liability in connection with the
 settlement of a stock price guarantee...................                                                (4,282)
Repurchase of common stock at cost.......................
Comprehensive income:
   Net income............................................
   Foreign currency translation adjustment...............
   Comprehensive income..................................
                                                           ---------   ------   ----------    ---      --------
Balance at December 31, 2002.............................  3,562,238   $4,631   65,540,154    $66      $269,858
                                                           =========   ======   ==========    ===      ========

                                                                                                 ACCUMULATED
                                                             TREASURY STOCK                         OTHER
                                                           -------------------     DEFERRED     COMPREHENSIVE   ACCUMULATED
                                                            SHARES     DOLLARS   COMPENSATION       LOSS          DEFICIT
                                                           ---------   -------   ------------   -------------   -----------
Balance at December 31, 1999.............................         --        --         --                        $ (83,131)
Issuance of common stock under employee stock
 compensation plans......................................
Issuance of common stock and common stock options in
 connection with Caere merger............................
Comprehensive loss:
   Net loss..............................................                                                          (53,251)
   Foreign currency translation adjustment...............                                           $ (93)
   Comprehensive loss....................................
                                                           ---------   -------      -----           -----        ---------
Balance at December 31, 2000.............................                                             (93)        (136,382)
Issuance of common stock under employee stock
 compensation plans......................................
Issuance of common stock in connection with L&H
 acquisition.............................................
Issuance of common stock in private placement............
Issuance of common stock in connection with settlement of
 Caere acquisition liability.............................
Issuance of restricted stock.............................                           $(291)
Compensation expense associated with restricted stock....                              15
Repurchase of common stock at cost.......................    656,000   $(1,031)
Comprehensive loss:
   Net loss..............................................                                                          (16,877)
   Foreign currency translation adjustment...............                                            (394)
   Comprehensive loss....................................
                                                           ---------   -------      -----           -----        ---------
Balance at December 31, 2001.............................    656,000    (1,031)      (276)           (487)       $(153,259)
Issuance of common stock under employee stock
 compensation plans......................................
Issuance of common stock in connection with AudioMining
 acquisition.............................................
Issuance of common stock in private placement............
Issuance of common stock issued to L&H in connection with
 registration rights as amended..........................
Issuance of common stock in connection with settlement of
 note payable............................................
Compensation expense associated with restricted stock....                             103
Recognition of liability in connection with the
 settlement of a stock price guarantee...................
Repurchase of common stock at cost.......................  1,461,378    (7,000)
Comprehensive income:
   Net income............................................                                                            6,333
   Foreign currency translation adjustment...............                                             440
   Comprehensive income..................................
                                                           ---------   -------      -----           -----        ---------
Balance at December 31, 2002.............................  2,117,378   $(8,031)     $(173)          $ (47)       $(146,926)
                                                           =========   =======      =====           =====        =========


                                                               TOTAL       COMPREHENSIVE
                                                           STOCKHOLDERS'      INCOME
                                                              EQUITY          (LOSS)
                                                           -------------   -------------
Balance at December 31, 1999.............................    $ 21,924
Issuance of common stock under employee stock
 compensation plans......................................         815
Issuance of common stock and common stock options in
 connection with Caere merger............................     118,066
Comprehensive loss:
   Net loss..............................................     (53,251)       $(53,251)
   Foreign currency translation adjustment...............         (93)            (93)
                                                                             --------
   Comprehensive loss....................................                    $(53,344)
                                                             --------        ========
Balance at December 31, 2000.............................      87,461
Issuance of common stock under employee stock
 compensation plans......................................       1,131
Issuance of common stock in connection with L&H
 acquisition.............................................      27,800
Issuance of common stock in private placement............      15,729
Issuance of common stock in connection with settlement of
 Caere acquisition liability.............................         700
Issuance of restricted stock.............................          --
Compensation expense associated with restricted stock....          15
Repurchase of common stock at cost.......................      (1,031)
Comprehensive loss:
   Net loss..............................................     (16,877)        (16,877)
   Foreign currency translation adjustment...............        (394)           (394)
                                                                             --------
   Comprehensive loss....................................                    $(17,271)
                                                             --------        ========
Balance at December 31, 2001.............................     114,534
Issuance of common stock under employee stock
 compensation plans......................................       2,683
Issuance of common stock in connection with AudioMining
 acquisition.............................................         638
Issuance of common stock in private placement............       5,593
Issuance of common stock issued to L&H in connection with
 registration rights as amended..........................
Issuance of common stock in connection with settlement of
 note payable............................................         336
Compensation expense associated with restricted stock....         103
Recognition of liability in connection with the
 settlement of a stock price guarantee...................      (4,282)
Repurchase of common stock at cost.......................      (7,000)
Comprehensive income:
   Net income............................................       6,333           6,333
   Foreign currency translation adjustment...............         440             440
                                                                             --------
   Comprehensive income..................................                    $  6,773
                                                             --------        ========
Balance at December 31, 2002.............................    $119,378
                                                             ========


  The accompanying notes are an integral part of these consolidated financial statements.

                                 SCANSOFT, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)



                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                               2002        2001        2000
                                                              -------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)...........................................  $ 6,333    $(16,877)   $(53,251)
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Depreciation...........................................    2,007       1,762       2,091
     Amortization of goodwill and other intangible assets...   11,152      27,520      22,586
     Accounts receivable allowances.........................      370      (1,102)     (2,904)
     Gain on disposal or sale of property and equipment.....      (30)         --          --
     Write-off of acquired in-process research and
       development..........................................       --          --      18,291
     Provision for impairment of intangible assets..........       --          --       3,490
     Non-cash portion of restructuring charges..............      113          --         272
     Deferred compensation..................................      103          15          --
     Gain on settlement of acquisition liability............       --      (1,050)         --
     Other..................................................       --         (83)         --
     Changes in operating assets and liabilities, net of
       effects from acquisitions:
     Accounts receivable....................................   (2,921)       (252)      3,740
     Inventory..............................................     (456)        418         257
     Prepaid expenses and other current assets..............   (1,372)         18         278
     Other assets...........................................   (2,738)        435        (441)
     Accounts payable.......................................      532        (542)       (700)
     Accrued expenses.......................................    1,166        (543)     (1,547)
     Deferred revenue.......................................   (1,916)        653       2,292
                                                              -------    --------    --------
       Net cash provided by (used in) operating
          activities........................................   12,343      10,372      (5,546)
                                                              -------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures for property and equipment...........   (2,410)       (943)     (1,048)
  Proceeds from sale of property and equipment..............       42         344          --
  Cash paid for acquisitions, including transaction costs...   (3,606)    (10,118)         --
  Cash of businesses acquired, net of cash paid.............       --          --       1,419
  Net change in restricted cash.............................       --          62          --
                                                              -------    --------    --------
     Net cash provided by (used in) investing activities....   (5,974)    (10,655)        371
                                                              -------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Short-term bank borrowings, net...........................       --      (3,400)      3,400
  Payments of capital lease obligation......................     (320)         --      (1,600)
  Payment of note payable...................................     (641)         --      (1,600)
  Purchase of treasury stock................................   (7,000)     (1,031)         --
  Payments under deferred payment agreement.................   (2,233)         --          --
  Proceeds from issuance of common stock, net of issuance
     costs..................................................    5,593      15,731          --
  Proceeds from issuance of common stock under employee
     stock compensation plans...............................    2,683       1,131         815
                                                              -------    --------    --------
       Net cash provided by (used in) financing
          activities........................................   (1,918)     12,431       2,615
                                                              -------    --------    --------
Effects of exchange rate changes on cash and cash
  equivalents...............................................       78        (395)        (31)
                                                              -------    --------    --------
Net increase (decrease) in cash and cash equivalents........    4,529      11,753      (2,591)
Cash and cash equivalents at beginning of year..............   14,324       2,571       5,162
                                                              -------    --------    --------
Cash and cash equivalents at end of year....................  $18,853    $ 14,324    $  2,571
                                                              =======    ========    ========


  The accompanying notes are an integral part of these consolidated financial statements.

                                 SCANSOFT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND PRESENTATION


     ScanSoft, Inc. was incorporated as Visioneer, Inc. in March 1992 and through December 1998, developed and sold scanner hardware and software products. On January 6, 1999, Visioneer sold the hardware business and the Visioneer brand name to Primax Electronics, Ltd., and on March 2, 1999, Visioneer acquired ScanSoft, in a cash election merger, from Xerox Corporation. The corporate entity "Visioneer" survived the merger, but changed its name to "ScanSoft, Inc." In addition, Visioneer changed the ticker symbol for its common stock that trades on the NASDAQ, to "SSFT." On March 13, 2000, the Company merged with Caere Corporation ("Caere"), a California-based digital imaging software company. On December 12, 2001, the Company acquired the speech and language technologies operations of Lernout & Hauspie Speech Products, N.V. (L&H). The acquisitions of Caere and L&H were accounted for under the purchase method of accounting and, accordingly, the results of operations from the acquired businesses have been included in the Company's financial statements as of the acquisition dates. (see Note 18)



     When we refer to "we" or "ScanSoft" or "the Company" in this Annual Report on Form 10-K, we mean the current Delaware corporation ScanSoft, Inc., including all of its consolidated subsidiaries.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


  Use of Estimates in the Preparation of Financial Statements



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities on the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The most significant estimates and assumptions included in the financial statements are revenue recognition, including estimating valuation allowances (specifically sales returns and other allowances), the recoverability of intangible assets, including goodwill, and valuation allowances for deferred tax assets. Actual amounts could differ significantly from these estimates.



  Basis of Consolidation



     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany transactions and balances have been eliminated.


  Foreign Currency Translation


     The functional currency of the Company's foreign subsidiaries is the local currency, with the exception of Budapest, for which the functional currency is the U.S. dollar. Assets and liabilities of foreign subsidiaries that are denominated in foreign currencies are translated into U.S. dollars at exchange rates in effect at the balance sheet date. Revenue and expense items are translated using the average exchange rates for the period. Net unrealized gains and losses resulting from foreign currency translation are included in other comprehensive income (loss), which is a separate component of stockholders' equity, except for Budapest for which foreign currency translation adjustments are recorded in other income (expense). Foreign currency transaction gains and losses are included in results of operations. The Company reported foreign currency transaction gains and (losses) of $2,000, $0.2 million and $(0.1) million for the years ended 2002, 2001 and 2000, respectively.


  Revenue Recognition


     The Company derives revenue from the sale of its software products to end-users through distribution partners and value added resellers (VARs), royalties received from OEM partners, license fees from sales

                                 SCANSOFT, INC.

of its products to end-users and from services, primarily maintenance associated with software license transactions. Additionally shipping and handling costs billed to customers are recorded as revenue with the related costs recognized in cost of revenues.


     The Company applies the provisions of Statement of Position 97-2 Software Revenue Recognition, as amended by Statement of Position 98-9 Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions, to all transactions involving the sale of software products. In addition, the Company applies the provisions of Staff Accounting Bulletin 101, Revenue Recognition in Financial Statements. Accordingly, provided that the fee is fixed or determinable and collection of the receivable is reasonably assured, the Company generally recognizes revenue from sales of its software products upon receipt of evidence of the arrangement and upon product shipment or deployment, except for shipments to a distributor or reseller.

     Under the terms of our agreements with distributors and authorized resellers (including VARs), title and risk-of-loss pass to the customer upon shipment, at which time the transaction is invoiced and payment is due. Agreements provide distributors and resellers rights of return. As a result, the Company recognizes revenue from sales to distributors and resellers only upon sale of the products by the distributor or reseller to retailers or end-users. Based on reports from distributors and resellers of their inventory balances at the end of each period, the Company records an allowance against accounts receivable for the sales price of all inventory subject to return.


     In addition, the Company records reserves for estimated sales returns by retailers and end-users to it directly or through the Company's distributors or resellers based on historical returns experience. The provision for these estimated returns is recorded as a reduction of revenue at the time that the related revenue is recorded. Such returns from retailers and end-users have not been significant. Also, from time to time, the Company offers its customers rebates or offers price protection incentive programs to retailers for the sale of the Company's products. The Company estimates the impact on revenue of rebate or price protection programs based upon its historical experience with similar programs for like products. The estimated reserve for such rebates or programs is recorded as a reduction of revenue in the period when the rebate or price protection program is available to the end-user or retailer.



     The Company also receives royalties from agreements with original equipment manufacturers (OEMs). Under the terms of its OEM licensing agreements, the Company ships a master disk to the OEM and permits the OEM to make multiple copies. Royalty payments are due to the Company upon the OEM's deployment of copies of licensed software. Royalty revenue derived from sales to OEM partners is recognized when software copies are deployed and payment becomes due. Historically, the Company had not been able to obtain royalty reports from OEM customers with whom the Company had significant past experience and, therefore, recognized revenue based on estimated deployments in the respective period. The Company has determined that it is now able to obtain royalty reports on a timely basis and as a result can more accurately record OEM revenue based on reports of actual deployments received from OEM customers. Therefore, beginning with the fourth quarter of 2002, OEM revenue is recorded based on actual deployments as reported by OEM customers. This change did not have a material effect on our financial position, results of operations or cash flows. Additionally, the differences between actual and estimated deployments were not material for the years ended December 31, 2001 or 2000, or for any interim period during those years.


     The Company applies the residual method to account for revenues when an order contains one or more elements to be delivered in the future (for example, maintenance and support services or training) and when evidence of the fair value of all undelivered elements exists. Under the residual method, the fair value of the undelivered elements is initially deferred and the remaining portion of the arrangement fee is recognized as revenues related to the delivered elements. If evidence of the fair value of one or more of the undelivered elements does not exist, all revenues are deferred and recognized only when delivery of

                                 SCANSOFT, INC.

those elements occurs or when fair value can be established. Vendor-specific objective evidence (VSOE) of the fair value of each undelivered element is based on the prices charged by the Company to its customers when these elements are sold separately or, in the case of some maintenance services, based on the contractual maintenance renewal rates. VSOE of the fair value of training service is based on the fee charged per day or per student, depending on the type of training provided.

     The Company recognizes revenue from the sale of maintenance and support to end-users ratably over the contract period, usually one year. Payments received in advance for maintenance and support revenue are initially recorded as deferred revenue. Revenue from training service is recognized as it is provided.

     The Company's products do not require installation or implementation by the Company and do not require significant production, modification or customization of the software. However, the Company occasionally enters into software license agreements with customers that require significant modification of the software. Revenue is recognized under these arrangements in accordance with Statement of Position 81-1 (SOP 81-1), Accounting for Performance of Construction-Type and Certain Performance-Type Contracts. Under the percentage-of-completion method, the Company determines progress toward completion based on costs incurred to date as compared with total estimated costs at the contract completion date. Anticipated losses, if any, are recognized in the period in which determined.


     Effective January 1, 2002, the Company implemented EITF 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products). The implementation resulted in a $0.3 million, $1.1 million and $1.1 million reduction in total revenue and a corresponding reduction of selling, general and administrative expense for the years ended 2002, 2001 and 2000, respectively.



  Costs of Revenue



     Cost of revenue consists primarily of material and fulfillment costs, third-party royalties, salaries for product support personnel, and engineering costs associated with certain contracts which are accounted for under the percentage of completion method of accounting.



  Costs of Revenue from Amortization of Intangible Assets



     Cost of revenue from amortization of intangible assets includes the amortization of acquired patents and core and completed technology.


  Cash Equivalents

     Cash equivalents are short-term, highly liquid instruments with original maturities of 90 days or less at the date of acquisition. The Company invests primarily in commercial paper.


  Accounts Receivable



     The Company establishes reserves against its accounts receivable for potential credit losses when it determines receivables are at risk for collection based upon the length of time the receivables are outstanding as well as various other criteria. Receivables are written off against these reserves in the period they are determined to be uncollectible.


  Inventory


     Inventory is stated at the lower of cost (determined on a first-in, first-out basis) or market value.

                                 SCANSOFT, INC.

  Property and Equipment

     Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the term of the related lease or the useful life, if shorter. The cost and related accumulated depreciation of sold or retired assets are removed from the accounts and any gain or loss is included in operations. Repairs and maintenance costs are expensed as incurred.


  Long-lived and Intangible Assets and Goodwill



     The Company has significant long-lived tangible and intangible assets, including goodwill, which are susceptible to valuation adjustments as a result of changes in various factors or conditions. The most significant long-lived tangible and intangible assets are fixed assets, patents, core technology, and trademarks which are amortized using the straight-line method over their estimated useful lives. The values of intangible assets, with the exception of goodwill, were initially determined by a risk-adjusted, discounted cash flow approach. We assess the potential impairment of identifiable intangible assets and fixed assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important, which could trigger an impairment of such assets, include the following:



     - Significant underperformance relative to historical or projected future operating results;



     - Significant changes in the manner of or use of the acquired assets or the strategy for our overall business;



     - Significant negative industry or economic trends;



     - Significant decline in our stock price for a sustained period; and



     - A decline in our market capitalization below net book value.



     Future adverse changes in these or other unforeseeable factors could result in an impairment charge that would impact future results of operations and financial position in the reporting period identified.



     Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets or SFAS 142. SFAS 142 requires, among other things, the discontinuance of goodwill amortization. The standard also includes provisions for the reassessment of the useful lives of existing recognized intangible assets and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS 142 required us to complete a transitional impairment test of goodwill within six months of the date of adoption. We have reassessed the useful lives of our existing intangible assets, other than goodwill, and believe that the original useful lives remain appropriate. In addition, we have determined that we operate in one reporting unit and, therefore, have completed our transitional goodwill impairment test on an enterprise-wide level. Based on this analysis, we have determined that goodwill recorded was not impaired, and no impairment charge has been recorded. We will complete additional goodwill impairment analyses at least annually, or more frequently when events and circumstances occur indicating that the recorded goodwill might be impaired.



     Significant judgments and estimates are involved in determining the useful lives of our intangible assets, determining what reporting units exist and assessing when events or circumstances would require an interim impairment analysis of goodwill or other long-lived assets to be performed. Changes in events or circumstances, including but not limited to technological advances or competition which could result in shorter useful lives, additional reporting units which may require alternative methods of estimating fair value, or economic or market conditions which may affect previous assumptions and estimates, could have

                                 SCANSOFT, INC.

a significant impact on our results of operations or financial position through accelerated amortization expense or impairment charges. (See Notes 4 and 5)


  Research and Development Costs


     Costs incurred in the research and development of new software products and enhancements to existing products, other than certain software development costs that qualify for capitalization, are expensed as incurred. Software development costs incurred subsequent to the establishment of technological feasibility, but prior to the general release of the product, are capitalized and amortized to cost of revenue over the estimated useful life of the related products. In the years ended December 31, 2002, 2001 and 2000, costs eligible for capitalization were not material.


  Income Taxes


     Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. A valuation allowance against deferred tax assets is recorded if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company does not provide for U.S. income taxes on the undistributed earnings of its foreign subsidiaries, which the Company considers to be permanent investments.



  Comprehensive Income (Loss)



     Comprehensive income (loss) consists of net loss and other comprehensive income (loss), which includes foreign currency translation adjustments. For the purposes of comprehensive loss disclosures, the Company does not record tax provisions or benefits for the net changes in the foreign currency translation adjustment, as the Company intends to permanently reinvest undistributed earnings in its foreign subsidiaries.


  Concentration of Risk


     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash equivalents, and trade accounts receivable. The Company places its cash and cash equivalents with financial institutions with high credit ratings. The Company performs ongoing credit evaluations of its customers' financial condition and does not require collateral, since management does not anticipate nonperformance of payment. The Company also maintains reserves for potential credit losses and such losses have been within management's expectations. At December 31, 2002, no customer represented greater than 10% of our net accounts receivable balance. At December 31, 2001, three customers represented 16%, 11% and 5%, of our net accounts receivable balance, respectively.


  Fair Value Disclosures of Financial Instruments


     Financial instruments include cash equivalents, accounts receivable, and long-term notes payable and are carried in the financial statements at amounts that approximate their fair value as of December 31, 2002 and 2001.


  Advertising Costs


     Advertising costs are expensed as incurred and are classified as selling, general and administrative costs. The Company incurred advertising costs of $3.0 million, $2.5 million and $1.9 million for the years ended December 31, 2002, 2001 and 2000, respectively.

                                 SCANSOFT, INC.

  Net Income (Loss) Per Share



     Basic net income (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted-average number of common shares outstanding for the period. Basic net income per share for the year ended December 31, 2002 includes the assumed conversion of the Series B Preferred Stock, which participates in dividends with common stock when and if declared as well as the weighted average impact of vested restricted stock. Diluted net income (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted-average number of common shares outstanding for the period plus potential dilutive common shares, which include the assumed conversion of the Series B Preferred Stock, and the effect, when dilutive, of outstanding stock options, warrants, and unvested shares of restricted stock using the treasury stock method. All potential dilutive common shares are excluded from the computation of net loss per share because they are antidilutive. Dilutive common equivalent shares consist of stock options and warrants and are calculated using the treasury stock method.



     The following is a reconciliation of the shares used in the computation of basic and diluted net income (loss) per share (in thousands, except per share amounts):



                                                                  YEAR ENDED
                                                         ----------------------------
                                                          2002      2001       2000
                                                         ------   --------   --------
Net income (loss)......................................  $6,333   $(16,877)  $(53,251)
Basic:
  Weighted average common shares outstanding...........  63,448     49,693     42,107
  Assumed conversion of Series B Preferred Stock.......   3,562         --         --
                                                         ------   --------   --------
Weighted average common shares:
basic..................................................  67,010     49,693     42,107
                                                         ======   ========   ========
Net income (loss) per share:
basic..................................................  $ 0.09   $  (0.34)  $  (1.26)
                                                         ======   ========   ========
Effect of dilutive common equivalent shares:
     Stock options.....................................   5,223         --         --
     Warrants..........................................     468         --         --
     Unvested restricted stock.........................      95         --         --
                                                         ------   --------   --------
Weighted average common shares:
diluted................................................  72,796     49,693     42,107
                                                         ======   ========   ========
Net income (loss) per share:
diluted................................................  $ 0.09   $  (0.34)  $  (1.26)
                                                         ======   ========   ========



     For the year ended December 31, 2002, stock options to purchase 1,039,955 shares of common stock were outstanding but were excluded from the calculation of diluted net income per share because the options' exercise prices were greater than the average market price of the Company's common stock. Additionally, stock options to purchase 5,080,343 and 5,179,653 shares of common stock were not included in the calculation of diluted net loss per share for the years ended December 31, 2001 and 2000, respectively, because they were antidilutive.



     Potential weighted average common shares, including stock options, unvested restricted stock, preferred shares and warrants at December 31, 2001 and 2000, were 11,755,150 and 9,534,865,

                                 SCANSOFT, INC.

respectively. These potential common shares were excluded from the calculation of diluted net loss per share as their inclusion would have been antidilutive for the period presented.



     On January 30, 2003, the Company issued a $27.5 million subordinated debenture which is convertible into the Company's common stock at $6.00 per share. (See Note 20)


  Accounting for Stock-Based Compensation


     The Company accounts for stock-based awards to employees using the intrinsic value method as prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. The Company follows the disclosure provisions of Statement of Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" (see Note 11). Deferred compensation is recorded for restricted stock granted to employees based on the fair value of the Company's common stock at the date of grant and is amortized over the period in which the restrictions lapse. All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123 and related interpretations.



     Had compensation expense for the Company's stock-based compensation plans been determined based on fair market value at the grant dates, as prescribed by SFAS No. 123, the Company's net loss and pro forma net income (loss) and net (income) loss and pro forma net income (loss) per share would have been as follows (in thousands, except per share amounts):



                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                         2002       2001       2000
                                                        -------   --------   --------
Net income (loss) -- as reported......................  $ 6,333   $(16,877)  $(53,251)
Stock-based compensation..............................    9,217      5,020      4,168
                                                        -------   --------   --------
Net loss -- pro forma.................................  $(2,884)  $(21,897)  $(57,419)
                                                        =======   ========   ========
Net income (loss) per share -- as reported: basic and
  diluted.............................................  $  0.09   $  (0.34)  $  (1.26)
Net loss per share -- pro forma: basic and diluted....  $ (0.04)  $  (0.44)  $  (1.36)



     The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: expected volatility of 80% for 2002 and 130% for 2001 and 2000, risk-free interest rate of 4.33% to 2.26% for options granted in 2002, 3.66% to 4.97% for options granted in 2001 and 5.02% to 6.68% for options granted in 2000, and a weighted average expected option term of 3.5 years for 2002 and 5 years for 2001 and 2000, respectively. The Company has not paid dividends to date and assumed no dividend yield.



     For the Employee Stock Purchase Plan, the fair value of each purchase right was estimated at the beginning of the offering period using the Black-Scholes option-pricing model with the following assumptions used in 2002, 2001 and 2000: expected volatility of 80% for 2002, 133% to 168% for 2001 and 128% for 2000; risk-free interest rate of 1.65% to 3.36%, 3.41% to 5.04% and 6.10% for 2002, 2001 and 2000, respectively; and expected lives of six months for all three years. The Company has not paid dividends and assumed no dividend yield. The weighted-average fair value of all purchase rights granted in 2002, 2001 and 2000, were $1.49, $1.04 and $1.73, respectively.


  Recently Issued Accounting Standards


     On December 31, 2002, the FASB issued FASB Statement No. 148 (SFAS 148), Accounting for Stock-Based Compensation -- Transition and Disclosure, amending FASB Statement No. 123 (SFAS 123), Accounting for Stock-Based Compensation. This Statement amends SFAS 123 to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of

                                 SCANSOFT, INC.

accounting for stock-based employee compensation. It also amends the disclosure provisions of that Statement to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Finally, SFAS 148 amends APB Opinion No. 28, Interim Financial Reporting, to require disclosure about those effects in interim financial information. For entities that voluntarily change to the fair value based method of accounting for stock-based employee compensation, the transition provisions are effective for fiscal years ending after December 15, 2002. For all other companies, the disclosure provisions and the amendment to APB No. 28 are effective for interim periods beginning after December 15, 2002. SFAS 148 did not have any effect on our financial position, results of operations or cash flows as we have elected to continue to follow the recognition provisions of APB No. 25.



     On November 25, 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34. FIN 45 clarifies the requirements of FASB Statement No. 5, Accounting for Contingencies (SFAS 5), relating to the guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees.



     FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. FIN 45 covers guarantee contracts that have any of the following four characteristics: (a) contracts that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying that is related to an asset, a liability, or an equity security of the guaranteed party (e.g., financial and market value guarantees), (b) contracts that contingently require the guarantor to make payments to the guaranteed party based on another entity's failure to perform under an obligating agreement (performance guarantees), (c) indemnification agreements that contingently require the indemnifying party (guarantor) to make payments to the indemnified party (guaranteed party) based on changes in an underlying that is related to an asset, a liability, or an equity security of the indemnified party, such as an adverse judgment in a lawsuit or the imposition of additional taxes due to either a change in the tax law or an adverse interpretation of the tax law, and
(d) indirect guarantees of the indebtedness of others.



     FIN 45 specifically excludes certain guarantee contracts from its scope. Additionally, certain guarantees are not subject to FIN 45's provisions for initial recognition and measurement but are subject to its disclosure requirements. The initial recognition and measurement provisions are effective for guarantees issued or modified after December 31, 2002. The Company has evaluated the impact of FIN 45 on its financial statements and determined that the recognition provision will not have an impact on the financial position or results of operations for 2002.



     In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, or SFAS 146. This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring), or EITF 94-3. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. EITF 94-3 allowed for an exit cost liability to be recognized at the date of an entity's commitment to an exit plan. SFAS 146 also requires that liabilities recorded in connection with exit plans be initially measured at fair value. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with early adoption encouraged. The Company does not expect the adoption of SFAS 146 will have a material impact on its financial position or results of operations.



     In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS
144). The objectives of SFAS 144 are to

                                 SCANSOFT, INC.

address significant issues relating to the implementation of FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (SFAS 121), and to develop a single accounting model, based on the framework established in SFAS 121, for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. SFAS 144 supersedes SFAS 121; however, it retains the fundamental provisions of SFAS 121 for (1) the recognition and measurement of the impairment of long-lived assets to be held and used and (2) the measurement of long-lived assets to be disposed of by sale. SFAS 144 supersedes the accounting and reporting provisions of Accounting Principles Board No. 30, Reporting the Results of
Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions (APB
30), for segments of a business to be disposed of. However, SFAS 144 retains the requirement of APB 30 that entities report discontinued operations separately from continuing operations and extends that reporting requirement to "a component of an entity" that either has been disposed of or is classified as "held for sale." SFAS 144 also amends the guidance of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a temporarily controlled subsidiary. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, including interim periods, and, generally, its provisions are to be applied prospectively. The Company adopted the provisions of SFAS 144 in 2002 and its adoption had no impact on its results of operations.



3. INVENTORY



     Inventory consists of the following (in thousands):



                                                              DECEMBER 31,
                                                              -------------
                                                               2002    2001
                                                              ------   ----
Raw materials...............................................  $   26   $107
  Finished goods............................................   1,215    400
                                                              ------   ----
                                                              $1,241   $507
                                                              ======   ====



4. GOODWILL



     In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 142 (SFAS 142), "Goodwill and Other Intangible Assets." SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets, including how goodwill and other intangible assets should be accounted for after they have been initially recognized. SFAS 142 provides that goodwill and intangible assets that have indefinite useful lives not be amortized but rather be tested at least annually for impairment; intangible assets with finite useful lives will continue to be amortized over their useful lives.



     The Company adopted SFAS 142 on January 1, 2002 and discontinued the amortization of goodwill (including acquired workforce) of approximately $65.2 million. Upon adoption, the Company reclassified $31,000 of previously amortizable acquired workforce to goodwill. The Company had previously been recording amortization expense on goodwill and acquired workforce of $10.4 million annually or $2.6 million per quarter.



     Under SFAS 142, the Company was required to complete a transitional impairment test on all goodwill effective as of January 1, 2002 on a reporting unit basis. A reporting unit is defined as an operating segment or one level below an operating segment referred to as a component. A component of an operating segment is a reporting unit if the component constitutes a business and discrete financial information is prepared and regularly reviewed by management. The Company determined that it operates

                                 SCANSOFT, INC.

in one reporting unit and, therefore, has completed the transitional goodwill impairment test on an enterprise-wide basis.



     SFAS 142 provides for a two-step impairment test to identify potential goodwill impairment. The first step of the goodwill impairment test compares the fair value of a reporting unit with its carrying value, including goodwill. If the fair value of a reporting unit exceeds its carrying value, goodwill of the reporting unit is considered not impaired, thus the second step of the impairment test, which determines the amount of goodwill impairment, is unnecessary.



     The fair value of the reporting unit was determined using the Company's market capitalization as of January 1, 2002. As the fair value of the reporting unit as of January 1, 2002 was in excess of the carrying amount of the net assets, the Company concluded that its goodwill was not impaired, and no impairment charge was recorded. The Company performed its annual assessment for 2002 in the fourth quarter. Based on the Company's market capitalization as of November 30, 2002, the fair value of the reporting unit was in excess of the carrying amount of the net assets as of November 30, 2002. Therefore, no further analysis was required under SFAS 142.



     Intangible assets are amortized on a straight-line basis over their estimated useful lives of three to twelve years. As required, upon adoption of SFAS 142, the Company reassessed the useful lives of its intangible assets and determined that no adjustments were required.



     The following summary reflects the consolidated results of operations as if SFAS 142 had been adopted at the beginning of the periods presented (in thousands, except net income (loss) per share amounts):



                                                           YEAR ENDED DECEMBER 31,
                                                         ----------------------------
                                                          2002      2001       2000
                                                         ------   --------   --------
Net income (loss):
  Reported net income (loss)...........................  $6,333   $(16,877)  $(53,251)
  Effect of goodwill amortization......................      --     10,387      9,601
                                                         ------   --------   --------
  Adjusted net income (loss)...........................  $6,333   $ (6,490)  $(43,650)
                                                         ======   ========   ========
Basic net income (loss) per share:
  Reported basic net income (loss) per share...........  $ 0.09   $  (0.34)  $  (1.26)
  Effect of goodwill amortization......................      --        .21        .23
                                                         ------   --------   --------
  Adjusted basic net income (loss) per share...........  $ 0.09   $  (0.13)  $  (1.03)
                                                         ======   ========   ========
Diluted net income (loss) per share:
  Reported diluted net income (loss) per share.........  $ 0.09   $  (0.34)  $  (1.26)
  Effect of goodwill amortization......................      --        .21        .23
                                                         ------   --------   --------
  Adjusted diluted net income (loss) per share.........  $ 0.09   $  (0.13)  $  (1.03)
                                                         ======   ========   ========

                                 SCANSOFT, INC.

5. OTHER INTANGIBLE ASSETS



     Other intangible assets consist of the following (in thousands):



                                                 GROSS CARRYING   ACCUMULATED    NET CARRYING
                                                     AMOUNT       AMORTIZATION      AMOUNT
                                                 --------------   ------------   ------------
DECEMBER 31, 2002
Patents and core technology....................     $48,130         $19,190        $28,910
Completed technology...........................      16,340          16,340             --
Trademarks.....................................       7,461           2,836          4,625
Non-competition agreement......................       4,048           4,048             --
Acquired favorable lease.......................         553             553             --
OEM relationships..............................       1,100             812            288
Other..........................................         200             200             --
                                                    -------         -------        -------
                                                    $77,832         $43,979        $33,823
                                                    =======         =======        =======
DECEMBER 31, 2001
Patents and core technology....................     $46,456         $11,771        $34,685
Completed technology...........................      16,340          14,714          1,626
Trademarks.....................................       7,461           1,784          5,677
Non-competition agreement......................       4,048           3,646            402
Acquired favorable lease.......................         553             355            198
OEM relationships..............................       1,100             524            576
Assembled workforce............................         374             270            104
Other..........................................         200             167             33
                                                    -------         -------        -------
                                                    $76,532         $33,231        $43,301
                                                    =======         =======        =======



     The balances of patents and core technology, trademarks and assembled workforce at December 31, 2002 reflect the impact of the restatement described in Note 18. As a result of the restatement, $16.6 million, $2.9 million and $3.3 million of patents and core technology, trademarks and assembled workforce, respectively, were reallocated to goodwill.



     Aggregate amortization expense was $11.2 million ($9.5 million included in cost of revenue) for the year ended December 31, 2002. Estimated amortization expense for each of the five succeeding fiscal years as of December 31, 2002 is as follows (in thousands):



                                                                    SELLING,
                                                       COST OF    GENERAL AND
YEAR ENDING                                            REVENUE   ADMINISTRATIVE    TOTAL
-----------                                            -------   --------------   -------
2003.................................................  $ 7,905       $  944       $ 8,849
2004.................................................    7,461          516         7,977
2005.................................................    3,060          516         3,576
2006.................................................    2,026          301         2,327
2007.................................................    2,026          258         2,284
Thereafter...........................................    7,281        1,529         8,810
                                                       -------       ------       -------
Total................................................  $29,759       $4,064       $33,823
                                                       =======       ======       =======

                                 SCANSOFT, INC.

6. PROPERTY AND EQUIPMENT



     Property and equipment consist of the following (in thousands):



                                                                         DECEMBER 31,
                                                         USEFUL LIFE   -----------------
                                                         (IN YEARS)     2002      2001
                                                         -----------   -------   -------
Computers, software and equipment......................        3       $ 7,650   $ 6,300
Leasehold improvements.................................      2-4         1,315       436
Furniture and fixtures.................................        3           443       193
Construction in process................................       --             9       176
                                                                       -------   -------
                                                                         9,417     7,105
Accumulated depreciation...............................                 (6,571)   (4,955)
                                                                       -------   -------
                                                                       $ 2,846   $ 2,150
                                                                       =======   =======



     Depreciation expense, associated with property and equipment, for the years ended December 31, 2002, 2001 and 2000 was $2.0 million, $1.8 million, and $2.1 million, respectively.



     In January 2002, the Company entered into a one-year capital lease agreement for certain equipment. Total payments during the year were $0.3 million. No further obligation exists as of December 31, 2002. 7. ACCRUED EXPENSES



     Accrued expenses consist of the following (in thousands):



                                                                DECEMBER 31,
                                                              -----------------
                                                               2002      2001
                                                              -------   -------
Accrued compensation........................................  $ 2,122   $ 2,775
Accrued sales and marketing incentives......................    1,802     1,160
Accrued restructuring.......................................      665       634
Accrued royalties...........................................      238       750
Accrued professional fees...................................      472       571
Accrued acquisition liabilities.............................    1,437     6,065
Accrued transaction costs...................................      217       882
Accrued taxes and other.....................................    2,820     1,634
                                                              -------   -------
                                                              $ 9,773   $14,471
                                                              =======   =======



8. RESTRUCTURING AND OTHER CHARGES



     In connection with the acquisition of Caere in the first quarter of 2000, ScanSoft identified 46 employees of Caere whose positions were eliminated upon consummation of the acquisition. These positions included 22 in research and development, 14 in general and administrative functions, and 10 in sales and marketing. Additionally, the Caere president and CEO position was eliminated. As a result, ScanSoft established as part of the purchase price allocation, a restructuring reserve of $0.5 million for severance payments to employees, and a restructuring reserve of $1.1 million for severance to the Caere former president and CEO, the payments of which will continue through March 2005.



     In June 2000, ScanSoft implemented a restructuring plan to strategically refocus our business and bring operating expenses in line with net revenues. As a result, the Company eliminated 65 employee

                                 SCANSOFT, INC.

positions including 29 in research and development, 13 in general and administrative functions and 23 in support and marketing. ScanSoft recorded a restructuring charge in the amount of $1,069,000 for severance payments to these employees and a restructuring charge of $0.4 million for certain termination fees to be incurred as a result of exiting the Los Gatos facility. Additionally, ScanSoft wrote-off $3.5 million of net intangible assets acquired as part of the Caere acquisition including the acquired work force of $1.1 million and the favorable building lease of $2.4 million, which were impaired as a result of the restructuring action.



     The Company was obligated to pay retention bonuses amounting to approximately $0.8 million and $0.2 million relating to key employees who were employed in the Caere integration and restructuring of the companies, respectively. These retention bonuses were expensed as incurred and were not included in the purchase price of the acquisition. As of December 31, 2000, the Company had paid all of these bonuses.



     During the fourth quarter of 2000, the Company incurred an additional $0.3 million of facility related exit costs related to leasehold improvements on the Los Gatos facility in space vacated by the Company.



     Additionally, during the fourth quarter the Company reversed $0.4 million of restructuring accruals taken in June 2000. Facility related contracts accounted for $0.3 million of the reserve. The remaining $0.1 million related to severance accruals for employees who left the Company prior to being eligible to receive severance benefits.



     Through December 31, 2001 ScanSoft paid $1.9 million in severance payments related to these restructuring actions.



     In January 2002, the Company announced, and in March 2002 completed, a restructuring plan to consolidate facilities, worldwide sales organizations, research and development teams and other personnel following the December 12, 2001 L&H acquisition. As a result, the Company exited facilities in both North America and Europe, eliminating 21 employee positions, including 12 in research and development and 9 in selling, general and administrative functions. In the first quarter of 2002, the Company recorded a restructuring charge in the amount of $0.6 million for severance payments to these employees, and a restructuring charge of $0.4 million for certain termination fees to be incurred as a result of exiting the facilities, including the write-off of previously recorded assembled workforce of $0.1 million.



     During the fiscal year ended December 31, 2002, the Company paid a total of $0.8 million in severance payments, of which $0.6 million related to the March 2002 restructuring and $0.2 million related to severance paid to the former Caere President and CEO, pursuant to a 2000 restructuring.



     At December 31, 2002, the remaining restructuring accrual from the current and prior restructuring activities amounted to $0.7 million. This balance is comprised of $0.2 million of lease exit costs resulting from the 2002 restructuring and $0.5 million of severance to the former Caere President and CEO. The lease exit costs and severance due to the former Caere President and CEO will be paid through January 2004 and March 2005, respectively.

                                 SCANSOFT, INC.

     The following table sets forth the 2002, 2001 and 2000 restructuring accrual activity (in thousands):



                                                              LEASE   INTANGIBLE
                                                   EMPLOYEE   EXIT      ASSET
RESTRUCTURING AND OTHER CHARGES ACCRUAL            RELATED    COSTS   IMPAIRMENT   TOTAL
---------------------------------------            --------   -----   ----------   ------
Restructuring reserve provided in March 2000
  acquisition....................................   $1,552                         $1,552
Restructuring and other charges for June 2000
  restructuring..................................    1,069    $397      $3,490      4,956
Additional restructuring charges for June 2000
  restructuring..................................              276                    276
Reversal of excess restructuring charges related
  to June 2000 restructuring.....................      (73)   (347)                  (420)
Non-cash write-off...............................             (276)     (3,490)    (3,766)
Cash payments....................................   (1,120)                        (1,120)
                                                    ------    ----      ------     ------
Balance at December 31, 2000.....................    1,428      50          --      1,478
Cash payments....................................     (794)    (50)                  (844)
                                                    ------    ----      ------     ------
Balance at December 31, 2001.....................   $  634    $ --      $   --     $  634
Restructuring and other charges for March 2002
  restructuring..................................      576     465          --      1,041
Non-cash write-off...............................             (113)         --       (113)
Cash payments....................................     (764)   (133)                  (897)
                                                    ------    ----      ------     ------
Balance at December 31, 2002.....................   $  446    $219      $   --     $  665
                                                    ======    ====      ======     ======



9. DEBT



  Credit Facility



     On October 31, 2002, the Company entered into a two year Loan and Security Agreement (the "Loan Agreement") with Silicon Valley Bank (the "Bank") that consisted of a $10 million revolving loan (the "Credit Facility"). Borrowings under the Credit Facility will bear interest at the Bank's prime rate plus 0.375% or 0.75%, (4.625% at December 31, 2002) which is determined by the Company's fixed charge coverage ratio, as defined in the Loan Agreement. The maximum aggregate amount of borrowings outstanding at any one time will be limited to the lesser of $10.0 million or a borrowing base equal to either 80% or 70% of eligible accounts receivable, as defined in the Loan Agreement, based on the Company's fixed charge coverage ratio. As of December 31, 2002, based upon the calculated borrowing base, available borrowings totaled approximately $8.6 million. Borrowings under the loan agreement cannot exceed the borrowing base and must be repaid in the event they exceed the calculated borrowing base or upon expiration of the two year loan term. Pursuant to the Loan Agreement, the Company will be required to maintain certain financial and non-financial covenants, the most restrictive of which is a quarterly minimum fixed charge coverage ratio of 1.25 to 1.00. Borrowings under the Loan Agreement are collateralized by substantially all of the Company's personal property, predominantly its accounts receivable, but not its intellectual property. As of December 31, 2002, there was no outstanding balance under this Credit Facility and the Company was in compliance with all debt covenants.



     Our loan and security agreement with Silicon Valley Bank, dated October 31, 2002, contains a restrictive covenant which prohibits us from paying or declaring any dividends on our capital stock during the term of the agreement (except for dividends payable solely in capital stock) without Silicon Valley Bank's prior written consent. In addition, the zero coupon convertible subordinated debenture due in 2006

                                 SCANSOFT, INC.

that was issued to Koninklijke Royal Philips Electronics N.V. ("Philips") in connection with our acquisition of the Speech Processing Telephony and Voice Control business units of Philips contains a restrictive covenant which prohibits us from paying or declaring any dividend or distribution (other than distributions of our equity securities) on our capital stock while the note is outstanding. This restriction terminates if one half or more of the note is converted by Philips into common stock.



     On March 14, 2000, the Company entered into a one year Credit Agreement (the "Agreement") with its then primary financial institution for a $10 million revolving loan (the "Prior Credit Facility"). Borrowings under the Prior Credit Facility bore interest at the prime rate plus one percent and, as amended, expired on September 30, 2001. The maximum aggregate amount of borrowings outstanding at any one time as amended was $5.0 million. During 2001, the Company repaid all amounts due under the Prior Credit Facility, which included principal and interest amounting to $3.4 million. The Prior Credit Facility was terminated and cancelled upon the final payment.



  Note Payable



     In connection with the L&H acquisition (see Note 18), the Company issued a $3.5 million promissory note (the "Note") to Lernout & Hauspie Speech Products, N.V. The unsecured Note had a stated maturity date of December 15, 2004 and bore interest at 9% per annum. Payments of principal and interest in the amount of $133,000 were due quarterly commencing on March 15, 2002, for a total of eleven payments. During the year ended December 31, 2002, four quarterly payments were made in accordance with the terms and conditions of the promissory note.



     In connection with an agreement to repurchase 1,461,378 shares of common stock from L&H Holdings USA, Inc. and Lernout & Hauspie Speech Products N.V. (collectively, L&H) (see Note 10), entered into by the Company in September 2002, the terms of the Note were amended to provide for the acceleration of the maturity date of the outstanding principal and interest to January 1, 2003 if consummation of the underwritten public offering (also described in Note 10) did not occur by January 1, 2003. The Company did not complete the offering by January 1, 2003 and accordingly, the debt became immediately due and payable. To fulfill this obligation, on January 3, 2003, the Company paid $3.3 million in full settlement of all of the outstanding principal and accrued interest under the Note. The Company has classified the debt as current in its balance sheet at December 31, 2002.



10. STOCKHOLDERS' EQUITY


  Preferred Stock


     The Company is authorized to issue up to 40,000,000 shares of preferred stock, par value $0.001 per share. The Company has designated 100,000 shares as Series A Preferred Stock and 15,000,000 as Series B Preferred Stock. In connection with the acquisition of ScanSoft (see Note 1), the Company issued 3,562,238 shares of Series B Preferred Stock to Xerox Corporation ("Xerox"). The Series B Preferred Stock is convertible into shares of common stock on a one-for-one basis. The Series B Preferred Stock has a liquidation preference of $1.30 per share plus all declared but unpaid dividends. The Series B Preferred Stock holders are entitled to non-cumulative dividends at the rate of $0.065 per annum per share, payable when, as and if declared by the Board of Directors. To date no dividends have been declared by the Board of Directors. Holders of Series B Preferred Stock have no voting rights, except those rights provided under Delaware law. The undesignated shares of preferred stock will have rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors upon issuance of the preferred stock. The Company has reserved 3,562,238 shares of its common stock for issuance upon conversion of the Series B Preferred Stock.

                                 SCANSOFT, INC.

  Common Stock Warrants


     In connection with the ScanSoft acquisition (see Note 1), the Company issued Xerox a ten-year warrant that allows Xerox to acquire a number of shares of common stock equal to the number of stock options (whether vested or unvested) that remains unexercised at the expiration of any ScanSoft stock option assumed by the Company in the merger. The exercise price for each warrant share is $0.61. If all of the assumed ScanSoft options expire without being exercised, Xerox would be entitled to purchase 1,736,630 shares of common stock. From the date of acquisition through December 31, 2002, 525,732 ScanSoft options have been forfeited and accordingly, the Xerox warrant at December 31, 2002 was exercisable for the purchase of 525,732 shares of the Company's common stock.


  Stock Repurchase


     During 2001, the Board of Directors authorized the repurchase of up to 2 million shares of common stock for a period of one year ending on August 22, 2002. Purchases were made in the open market and in privately negotiated transactions. Repurchased shares are available for issuance under employee stock plans or in the ordinary course of business. During the year ended December 31, 2001 the Company repurchased 656,000 shares of common stock at a cost of $1.0 million. No other shares were repurchased under the program.



     In September of 2002, the Company repurchased 1,461,378 shares of common stock from L&H Holdings USA, Inc. and Lernout & Hauspie Speech Products N.V. (collectively, L&H) and certain other parties at $4.79 per share for a total consideration of $7.0 million. The price per share was based on the greater of $4.79 or the twenty day trading average beginning August 14, 2002, which was $4.67. These shares represented a portion of the common shares that were issued to L&H in connection with the December 12, 2001 acquisition of certain of L&H's speech and language technology operations and the March 21, 2002 acquisition of the AudioMining assets of L&H Holdings USA, Inc.



     As of December 31, 2002 and 2001, the Company had 2,117,378 and 656,000 shares of common stock in treasury at a cost of $8.0 million and $1.0 million, respectively.


  Other


     On April 12, 2002, the Company completed a private placement of 1.0 million shares of common stock at a purchase price of $6.00 per share with SF Capital Partners Ltd. ("SF Capital"), resulting in proceeds, net of issuance costs, of $5.6 million. In purchasing these shares, SF Capital was provided with certain registration rights which required that the shares be registered no later than August 10, 2002. The shares held by SF Capital were were registered on February 10, 2003.



     In connection with the agreement to repurchase 1,461,378 shares of common stock from L&H Holdings USA, Inc. and Lernout & Hauspie Speech Products N.V. (collectively, L&H) entered into by the Company in September 2002, the Company agreed to issue an additional 150,000 shares of its common stock to L&H if it did not complete an underwritten public offering of the shares held by L&H by December 15, 2002. The Company further agreed to issue an additional 150,000 shares of its common stock to L&H if it did not complete an underwritten public offering by February 15, 2003. The Company also would be required to issue an additional 100,000 shares of its common stock to L&H if, by February 15, 2003, it failed to file a registration statement to register the shares remaining unsold. The value ascribed to the potential right to acquire additional shares of the Company's common stock was valued at $0.3 million using a probability-weighted, Black-Scholes valuation model and recorded as a credit to additional paid-in capital, with a corresponding reduction in additional paid-in capital because the Company has an accumulated deficit. Accordingly, the right had no net effect on the Company's financial position or results of operations. The Company completed the public offering on February 14, 2003.

                                 SCANSOFT, INC.

Because the offering was not completed by December 15, 2002, the Company issued L&H 150,000 shares of common stock on December 18, 2002.



     During December 2001, the Company issued 262,200 shares of its common stock in partial settlement of a $2.1 million liability assumed in connection with the Caere acquisition. The common stock was valued at $0.7 million based on the fair value of the common stock on the date the agreement was reached. The Company also agreed to pay $0.7 million in cash as part of the settlement. The Company realized a gain on this settlement of $0.7 million as a reduction of general and administrative expenses in 2001.



     On December 21, 2001, the Company committed to issuing 65,100 shares of its common stock in partial settlement of a $1.0 million liability incurred as part of the Caere acquisition. The common stock was valued at $0.3 million based on the fair value of the common stock on the date agreement was reached. The Company also agreed to pay $0.3 million in cash as part of the settlement. The Company realized a gain on this settlement of $0.3 million as a reduction of general and administrative expenses in 2001. The $0.3 million value of the common stock is reflected in other long-term liabilities at year-end as the shares were not issued as of December 31, 2001. The stock was issued in January 2002.



11. STOCK COMPENSATION PLANS


  Stock Option and Award Plans


     The Company has several stock-based compensation plans under which employees, officers, directors and consultants may be granted stock awards or options to purchase the Company's common stock generally at the fair market value on the date of grant. Plans do not allow for options to be granted at below fair market value nor can they be re-priced at anytime. Options become exercisable over various periods, typically two to four years and have a maximum term of 10 years. At December 31, 2002, 18,028,104 shares were authorized for grant under the Company's stock-based compensation plans, of which 2,882,397 were available for future grant. To date, all stock options have been granted with exercise prices equal to or greater than the fair market value of the Company's common stock on the date of grant.



     During 2001, the Company awarded 133,824 shares of restricted common stock to senior executives at a weighted average fair value at the grant date of $2.72 resulting in deferred compensation of $291,000. Restrictions lapse over a period of 2 to 4 years depending on the grant. The restricted stock awards entitle the participant to full dividend and voting rights. Unvested shares are restricted as to disposition and subject to forfeiture under certain circumstances. Deferred compensation expense is amortized to compensation expense over the period that the restrictions lapse. During 2002 and 2001, compensation expense of $103,000 and $15,000 was recognized, respectively. No restricted stock was awarded for the year ended December 31, 2002.

                                 SCANSOFT, INC.

     The following table summarizes activity under all stock option plans and for options granted outside the plans:


                                                                              WEIGHTED
                                                                NUMBER        AVERAGE
                                                              OF SHARES    EXERCISE PRICE
                                                              ----------   --------------
Balance at December 31, 1999................................   4,178,837       $2.77
Options granted.............................................   7,453,007       $2.26
Options granted in exchange for Caere options...............   4,577,993       $2.51
Options exercised...........................................    (307,307)      $0.97
Options canceled............................................  (3,536,878)      $2.80
                                                              ----------
Balance at December 31, 2000................................  12,365,652       $2.49
Options granted.............................................   3,891,021       $2.39
Options exercised...........................................    (527,582)      $1.96
Options canceled............................................  (2,511,922)      $3.27
                                                              ----------
Balance at December 31, 2001................................  13,217,169       $2.33
Options granted.............................................   4,965,913       $5.43
Options exercised...........................................  (1,362,299)      $1.83
Options canceled............................................  (1,675,076)      $4.03
                                                              ----------
Balance at December 31, 2002................................  15,145,707       $3.20
                                                              ==========



     The weighted average grant date fair value per share of options granted was $3.12, $1.92 and $1.83 for the years ended December 31, 2002, 2001 and 2000, respectively.



     Stock options to purchase 8,389,293, 6,502,668 and 4,088,911 shares of common stock were exercisable as of December 31, 2002, 2001 and 2000, respectively.



     The following table summarizes information about stock options outstanding under the Company's stock compensation plans at December 31, 2002:



                           OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
               --------------------------------------------   ----------------------------
                               WEIGHTED
                                AVERAGE         WEIGHTED                       WEIGHTED
EXERCISE         SHARES        REMAINING        AVERAGE         SHARES         AVERAGE
PRICE RANGE    OUTSTANDING   LIFE IN YEARS   EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
-----------    -----------   -------------   --------------   -----------   --------------
$0.41 - $1.23   1,717,044        7.46            $0.90         1,264,731        $0.89
$1.25 - $1.28     787,931        7.61             1.28           638,216         1.28
$1.31 - $1.34   2,782,819        7.63             1.34         2,764,370         1.34
$1.41 - $2.22   1,674,869        6.83             1.76         1,215,901         1.77
$2.28 - $3.40   1,621,170        7.58             3.15           805,982         3.06
$3.60 - $4.30   2,461,171        8.28             4.22           635,343         4.21
$4.45 - $5.20     729,509        8.09             4.85           264,097         4.90
$5.36 - $5.36   1,687,590        9.33             5.36           461,049         5.36
$5.38 - $6.97   1,644,104        7.75             6.65           339,604         6.38
$7.14 - $8.74      39,500        9.53             7.54                 0         0.00
               ----------                                      ---------
$0.41 - $8.74  15,145,707        7.85            $3.20         8,389,293        $2.25
               ==========                                      =========

                                 SCANSOFT, INC.

  1995 Employee Stock Purchase Plan


     The Company's 1995 Employee Stock Purchase Plan, as amended on June 29, 1999, authorizes the issuance of a maximum of 1,000,000 shares of common stock in semi-annual offerings to employees at a price equal to the lower of 85% of the closing price on the applicable offering commencement date or 85% of the closing price on the applicable offering termination date. The Company issued 87,185, 95,952 and 46,896 shares of common stock under this plan during the years ended December 31, 2002, 2001 and 2000 respectively. The weighted average fair value of common stock on the grant date was $1.48, $0.71 and $1.08 during the years ended December 31, 2002, 2001 and 2000 respectively.



12. COMPREHENSIVE INCOME (LOSS)



     Total comprehensive income (loss), net of taxes, was $6.8 million, ($17.3) million and ($53.3) million for the years ended December 31, 2002, 2001 and 2000 respectively. Total comprehensive income (loss) consisted of net income or loss and foreign currency translation adjustments for the respective periods.



13. COMMITMENTS AND CONTINGENCIES


  Operating Leases

     The Company has various operating leases for office space around the world. These obligations extend through 2008. Future minimum payments under operating leases with an initial term of more than one year are as follows (in thousands):


YEAR ENDING
DECEMBER 31,
------------
2003........................................................   $2,020
2004........................................................    1,827
2005........................................................    1,779
2006........................................................    1,421
2007........................................................      332
Thereafter..................................................       83
                                                               ------
Total.......................................................   $7,462
                                                               ======



     Total rent expense under operating leases for the years ended December 31, 2002, 2001 and 2000 was $1.8 million, $0.8 million and $0.8 million, respectively.


  Litigation and Other Claims


     Like many companies in the software industry, the Company has from time to time been notified of claims that it may be infringing certain intellectual property rights of others. These claims have been referred to counsel, and they are in various stages of evaluation and negotiation. If it appears necessary or desirable, the Company may seek licenses for these intellectual property rights. There is no assurance that licenses will be offered by all claimants, that the terms of any offered licenses will be acceptable to the Company or that in all cases the dispute will be resolved without litigation, which may be time consuming and expensive, and may result in injunctive relief or the payment of damages by the Company.



     From time to time, we receive information concerning possible infringement by third parties of our intellectual property rights, whether developed, purchased or licensed by us. In response to any such circumstance, we have our counsel investigate the matter thoroughly and we take all appropriate action to defend our rights in these matters.

                                 SCANSOFT, INC.

     On November 27, 2002, AllVoice Computing plc filed an action against the Company in the United States District Court for the Southern District of Texas claiming patent infringement. In the lawsuit, AllVoice alleges that the Company is infringing United States Patent No. 5,799,273 entitled "Automated Proofreading Using Interface Linking Recognized Words to Their Audio Data While Text Is Being Changed" (the "'273 Patent"). The '273 Patent generally discloses techniques for manipulating audio data associated with text generated by a speech recognition engine. Although the Company has several products in the speech recognition technology field, the Company believes that its products do not infringe the '273 Patent because they do not use the claimed techniques. Damages are sought in an unspecified amount. The Company filed an Answer on December 23, 2002. For the reasons described here, the Company believes this claim has no merit, and intends to defend the action vigorously.



     In December 2001, the Massachusetts Institute of Technology and Electronics For Imaging, Inc. sued the Company in the United States District Court for the Eastern District of Texas for patent infringement. The patent infringement claim was filed against more than 200 defendants. In their lawsuit, MIT and EFI allege that the Company is infringing United States Patent No. 4,500,919 entitled "Color Reproduction System" (the "'919 Patent"). MIT and EFI allege that the '919 Patent discloses a system for adjusting the colors of a scanned image on a television screen and outputting the modified image to a device. The Company has several products that permit a user to adjust the color of an image on a computer monitor. The Company has asserted that its products do not infringe the '919 Patent because its products do not contain all elements of the structure required by the claimed invention and because its products do not perform all of the steps required by the claimed method. Further, the Company believes there may be prior art that would render the '919 Patent invalid. The '919 Patent expired on May 6, 2002. Damages are sought in an unspecified amount. The Company filed an Answer and Counterclaim on June 28, 2002. For the reasons described here, the Company believes this claim has no merit, and intends to defend the action vigorously.



     On August 16, 2001, Horst Froessl sued the Company in the United States District Court for the Northern District of California for patent infringement. In his lawsuit, Froessl alleges that the Company is infringing United States Patent No. 4,553,261 entitled "Document and Data Handling and Retrieval System" (the "'261 Patent"). Froessl alleges that the '261 Patent discloses a system for receiving and optically scanning documents, converting selected segments of the digitalized scan data into machine code, and storing and retrieving the documents and the digitalized and converted segments. Although the Company has several products in the scanning technology field, the Company has asserted that its products do not infringe the '261 Patent because its products do not contain all elements of the structure required by the claimed invention and because its products do not perform all of the steps required by the claimed method. Further, the Company believes there may be prior art that would render the '261 Patent invalid. Damages are sought in an unspecified amount. The Company filed an Answer and Counterclaim on September 19, 2001. For the reasons described here, the Company believes this claim has no merit, and intends to defend the action vigorously.



     The Company believes that the final outcome of these matters will not have a significant adverse effect on its financial position and results of operations, and the Company believes it will not be required to expend a significant amount of resources defending such claims. However, should the Company not prevail in any such litigation, its operating results and financial position could be adversely impacted.



  Guarantees



     The Company has entered into agreements to indemnify its directors and officers to the fullest extent authorized or permitted under applicable law. These agreements, among other things, provide for the indemnification of its directors and officers for expenses, judgments, fines, penalties and settlement amounts incurred by any such person in his or her capacity as a director or officer of the company, whether or not such person is acting or serving in any such capacity at the time any liability or expense is

                                 SCANSOFT, INC.

incurred for which indemnification can be provided under the agreements. The Company has a Director and Officer insurance policy in effect that reduces its exposure under these agreements and enables it to recover a portion of any future amounts paid. While the maximum potential amount of any future payments under these agreements is uncertain, as a result of its insurance coverage the Company believes the estimated fair value of these agreements is minimal.



     The Company currently includes indemnification provisions in the contracts it enters with its customers and business partners. Generally, these provisions require the Company to defend claims arising out of its products' infringement of third-party intellectual property rights, breach of contractual obligations and/or unlawful or otherwise culpable conduct on its part. The indemnity obligations imposed by these provisions generally cover damages, costs and attorneys' fees arising out of such claims. In most, but not all, cases the Company's total liability under such provisions is limited to either the value of the contract or a specified, agreed upon, amount. In some cases, its total liability under such provisions is unlimited. In many, but not all, cases the term of the indemnity provision is perpetual. Although these provisions are included in most of its contracts with customers and business partners, as noted above, the Company is currently indemnifying the liabilities of only four parties pursuant to such provisions. Each of these four parties is a defendant in a case filed by the Massachusetts Institute of Technology and Electronics for Imaging, Inc. in the United States District Court for the Eastern District of Texas in December 2001. The case, which alleges patent infringement by certain ScanSoft products, is more fully described above. The Company's indemnity obligations in this case have required it to incur costs and attorney fees of approximately $0.1 million to date. The Company cannot predict the outcome of this case or the total additional indemnity costs it may produce, though it may be required to indemnify one or more defendants in addition to those it is already indemnifying. While the maximum potential amount of future payments the Company could be required to make under all the indemnification provisions in its contracts with customers and business partners is unlimited, it believes that the estimated fair value of these provisions is moderate due to the low frequency with which these provisions have been triggered.



14. 401(K) SAVINGS PLAN



     The Company has established a retirement savings plan under Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). The 401(k) Plan covers substantially all employees of the Company who meet minimum age and service requirements, and allows participants to defer a portion of their annual compensation on a pre-tax basis. Through October 15, 2002, the Company matched an employee's contributions dollar for dollar up to 4%. Employees are 100% vested into the plan as soon as they start to contribute to the plan. Effective October 16, 2002, this match was discontinued. The Company's contributions to the 401(k) Plan totaled $0.6 million, $0.4 million and $0.4 million for the years ended December 31, 2002, 2001 and 2000, respectively.



15. SUPPLEMENTAL CASH FLOW INFORMATION



     During the years ended December 2002, 2001 and 2000, the Company made cash payments for interest totaling $0.3 million, $0.1 million and $0.6 million, respectively.



     During the years ended December 2002, 2001 and 2000, the Company made cash payments for income taxes totaling $0.6 million, $0.3 million and $0.3 million, respectively.



     During December 2002, the Company issued 150,000 shares of common stock valued at $0.3 million in connection with the agreement to repurchase 1,461,378 shares of common stock from L&H. (see Note 10)



     During 2002, the Company entered into favorable settlement agreements related to liabilities assumed in the L&H acquisition, resulting in a reduction of $2.2 million of the assumed liabilities recorded at the

                                 SCANSOFT, INC.

date of acquisition with a corresponding reduction recorded to the carrying value of goodwill. (see Note 18)



     During March 2002, the Company issued 121,359 shares of the Company's common stock valued at $0.6 million in connection with a purchase agreement in which the Company acquired patents and core technology associated with the Audiomining assets of the speech and language technology assets of L&H. In addition, the Company issued a 9% promissory note in the principal amount of $0.4 million with principal and interest to be repaid in full on July 31, 2002 and $0.5 million in cash, for total consideration of $1.5 million.



     During January 2002, the Company issued 65,100 shares of its common stock in partial settlement of a $1.0 million liability incurred as part of the Caere acquisition. The common stock was valued at $0.3 million based on the fair value of the common stock on December 21, 2001, the date the agreement was reached.



     During January 2002, the Company acquired $0.3 million of equipment through a one-year capital lease arrangement. No further obligation exists as of December 31, 2002.



     During December 2001, the Company issued 262,200 shares of its common stock in partial settlement of a $2.1 million liability assumed in connection with the Caere acquisition. The common stock was valued at $0.7 million based on the fair value of the common stock on the date agreement was reached.



     During December 2001, the Company issued 7.4 million shares of the Company's common stock valued at $27.8 million, a 9% promissory note in the principal amount of $3.5 million in connection with the L&H acquisition (see
Note 18) in which the Company acquired patents, trademarks, tradenames, product and customer contracts associated with certain of the speech and language technology assets of L&H.



     During March 2000, the Company acquired all of the outstanding capital stock of Caere Corporation. As consideration, the Company issued 19.0 million shares of common stock valued at $98.5 million and stock options for the purchase of approximately 4.6 million shares of the Company's common stock valued at $15.5 million in exchange for outstanding employee stock options of Caere. In addition, pursuant to a concurrent non-competition agreement and subject to certain other conditions, the Company agreed to pay in cash the former Caere President and CEO on the second anniversary of the merger, March 13, 2002, the difference between $13.50 and the closing price per share of ScanSoft common stock at that time, multiplied by 486,548. (see Note 19)



16. SEGMENT AND GEOGRAPHIC INFORMATION



     The Company operates in a single segment. The following table presents total revenue information by geographic area and principal product line (in thousands):



                                                           YEAR ENDED DECEMBER 31,
                                                         ----------------------------
                                                           2002      2001      2000
                                                         --------   -------   -------
North America..........................................  $ 77,540   $49,266   $39,479
Other foreign countries................................    29,079    13,451     8,482
                                                         --------   -------   -------
  Total................................................  $106,619   $62,717   $47,961
                                                         ========   =======   =======

                                 SCANSOFT, INC.

                                                           YEAR ENDED DECEMBER 31,
                                                         ----------------------------
                                                           2002      2001      2000
                                                         --------   -------   -------
Digital Capture........................................  $ 62,454   $60,966   $47,961
Speech.................................................    44,165     1,751        --
                                                         --------   -------   -------
  Total................................................  $106,619   $62,717   $47,961
                                                         ========   =======   =======



     Revenue classification above is based on the country in which the sale originates or is invoiced. Revenue in other countries predominately relates to sales to customers in Asia and Europe. Intercompany sales are insignificant as products sold in other countries are sourced within Europe or the United States.



     A number of the Company's North American OEM customers distribute its products throughout the world but because these customers do not provide the geographic dispersion of products sales, the Company recorded the revenue in the North America category.



     For the year ended December 31, 2002, two distribution and fulfillment partners, Ingram Micro and Digital River, accounted for 25% and 12% of our consolidated revenue, respectively. During the year ended December 31, 2001, Ingram Micro and Digital River accounted for 28% and 15% of our consolidated revenue, respectively. During the year ended December 31, 2000, Ingram Micro and Digital River accounted for 7% and 11% of our consolidated revenue, respectively.


     The following table summarizes the Company's long-lived assets, excluding intangible assets, by geographic location (in thousands):


                                                               DECEMBER 31,
                                                              ---------------
                                                               2002     2001
                                                              ------   ------
North America...............................................  $1,992   $2,165
Other foreign countries.....................................   1,951      662
                                                              ------   ------
                                                              $3,943   $2,827
                                                              ======   ======



17. INCOME TAXES


     The components of the income tax provision (benefit) are as follows (in thousands):


                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                               2002     2001    2000
                                                              ------   ------   -----
Federal.....................................................  $(900)   $ (16)   $ --
  Foreign...................................................    907      277     382
  State.....................................................    247     (578)     90
                                                              -----    -----    ----
     Provision (benefit) for income taxes...................  $ 254    $(317)   $472
                                                              =====    =====    ====



     The benefit for federal and state income taxes in 2002 and 2001, respectively relate to refunds related to Caere Corporation.

                                 SCANSOFT, INC.

     For financial reporting purposes, income (loss) before income taxes includes the following components (in thousands):



                                                           YEAR ENDED DECEMBER 31,
                                                         ----------------------------
                                                          2002      2001       2000
                                                         ------   --------   --------
North America..........................................  $4,585   $(17,797)  $(53,609)
Foreign................................................   2,002        603        830
                                                         ------   --------   --------
  Total................................................  $6,587   $(17,194)  $(52,779)
                                                         ======   ========   ========



     The cumulative amount of undistributed earnings of foreign subsidiaries, which is intended to be permanently reinvested and for which U.S. income taxes have not been provided, totaled approximately $3.5 million at December 31, 2002.


     Deferred tax assets (liabilities) consist of the following (in thousands):


                                                                 DECEMBER 31,
                                                              -------------------
                                                                2002       2001
                                                              --------   --------
Deferred tax assets
  Net operating loss carryforwards..........................  $ 33,212   $ 36,439
  Federal and state credit carryforwards....................     4,903      4,011
  Capitalized start-up and development costs................     1,062      1,108
  Accrued expense and other reserves........................     3,600      3,374
  Deferred revenue..........................................       558      1,136
  Depreciation..............................................     2,210      1,960
  Other.....................................................         8          4
                                                              --------   --------
  Gross deferred tax assets.................................    45,553     48,032
Deferred tax liabilities
  Acquired intangibles......................................    (4,538)    (7,767)
Valuation allowance.........................................   (41,015)   (40,265)
                                                              --------   --------
     Net deferred tax assets................................  $     --   $     --
                                                              ========   ========



     At December 31, 2002 and 2001, the Company provided a valuation allowance for the full amount of its net deferred tax assets due to the uncertainty of realization of those assets as a result of the recurring and cumulative losses from operations.



     The Company monitors the realization of its deferred tax assets based on changes in circumstances, for example, recurring periods of income for tax purposes following historical periods of cumulative losses or changes in tax laws or regulations. Our income tax provisions and our assessment of the realizability of our deferred tax assets involve significant judgments and estimates. If we continue to generate taxable income through profitable operations in future years we may be required to recognize these deferred tax assets through the reduction of the valuation allowance which would result in a material benefit to our results of operations in the period in which the benefit is determined.

                                 SCANSOFT, INC.

     A reconciliation of the Company's effective tax rate to the statutory federal rate is as follows:


                                                            YEAR ENDED DECEMBER 31,
                                                          ---------------------------
                                                          2002       2001       2000
                                                          -----      -----      -----
Federal statutory tax rate............................     34.0%     (34.0)%    (34.0)%
Nondeductible amortization and in-process research and
  development.........................................      0.0%      20.0%       5.3%
Foreign taxes.........................................      6.6%      (0.4)%      0.4%
State tax, net of federal benefit.....................      3.1%      (4.4)%      0.1%
Other.................................................     (2.2)%      2.3%        --
Change in valuation allowance.........................    (17.4)%     16.5%      29.1%
Federal research and development credits..............     (6.5)%     (1.8)%       --
Federal benefit -- refundable taxes...................    (13.7)%       --         --
                                                          -----      -----      -----
                                                            3.9%      (1.8)%      0.9%
                                                          =====      =====      =====



     At December 31, 2002 and 2001, the Company had federal net operating loss carryforwards of approximately $82 million and $90 million, respectively, of which approximately $9.1 million and $4.1 million, respectively, relate to tax deductions from stock compensation. The tax benefit related to the stock compensation, when realized, will be accounted for as additional paid-in capital rather than as a reduction of the provision for income tax. At December 31, 2002 the Company had federal and state research and development credit carryforwards of approximately $3.4 million and $2.3 million respectively. At December 31, 2001, the Company had federal and state research and development credit carryforwards of approximately $2.8 million and $1.6 million, respectively. The net operating loss and credit carryforwards will expire at various dates through 2021, if not utilized. Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.



18. ACQUISITIONS



  Audiomining Acquisition:



     On February 22, 2002, the Company entered into a definitive asset purchase agreement (the "Purchase Agreement") to acquire certain assets and intellectual property from L&H Holdings USA, Inc. The transaction was completed on March 21, 2002. Pursuant to the Purchase Agreement, the Company acquired patents and core technology associated with the Audiomining assets of the speech and language technology assets of L&H and paid $1.5 million in total consideration to L&H as follows: $0.5 million in cash, 121,359 shares of the Company's common stock valued at $0.6 million (based on the average of the closing share price of the Company's stock 5 days before and after the date the transaction was completed) and a 9% promissory note in the principal amount of $0.4 million (the "Note"), with principal and interest to be repaid in full on July 31, 2002. The Company incurred $0.2 million of acquisition related costs. The purchase price including acquisition costs of $1.7 million was allocated to core technology.



     On July 31, 2002, the Company repaid all amounts due under the Note, which included principal and interest of $0.4 million.

                                 SCANSOFT, INC.

     The following table identifies the intangible assets acquired in connection with Audiomining and their respective lives:



                                                           AMOUNT          LIFE
                                                       (IN THOUSANDS)   (IN YEARS)
                                                       --------------   ----------
Core technology......................................      $1,674          3.5
                                                           ------
                                                           $1,674
                                                           ======



  Acquisition of Lernout & Hauspie (L&H) Speech Products N.V. Assets:



     On December 7, 2001, the Company entered into a definitive asset purchase agreement (the "Purchase Agreement") to acquire certain assets and intellectual property relating to the former L&H entities that were in bankruptcy under the jurisdiction of both the U.S. Bankruptcy Court for the District of Delaware and the Commercial Court of Ieper, Belgium. The Company purchased these assets in a closed auction proceeding administered by the creditors committee of the former entities and approved by both the U.S. and Belgium courts on December 11, 2001. The transaction was completed on December 12, 2001 and the Company's results from operations include L&H activities since that date.



     Pursuant to the Purchase Agreement, the Company acquired patents, trademarks, tradenames, product and customer contracts associated with certain of the speech and language technology assets of L&H. In addition, the Company obtained rights to accounts receivable related to the customer contracts acquired and fixed assets. The Company also hired 223 employees from L&H. The Company paid $41.3 million in total consideration to the creditors as follows:
$10.0 million in cash, 7.4 million shares of the Company's common stock valued at $27.8 million (based on the average of the closing share price of our stock 3 days before and after the proposed acquisition was announced) and a 9% promissory note in the principal amount of $3.5 million, to be repaid in installments of $0.1 million of principal and interest quarterly commencing on March 15, 2002, for a total of eleven payments. All remaining principal and interest shall become due on December 15, 2004. The Company incurred approximately $1.0 million of acquisition related costs.



     On December 27, 2001, the Company filed a Form 8-K reporting the transaction as an acquisition of assets. The Company had ongoing discussions with the SEC regarding historical financial statement requirements related to the acquisition. Following these discussions, the Company concluded that, for purposes of Rule 3-05 of Regulation S-X, the L&H transaction was an acquisition of a business and not an acquisition of assets. In connection with these discussions, the Company also concluded that the transaction should be reported as an acquisition of a business for accounting purposes rather than an acquisition of assets, as previously reported. On August 14, 2002, the Company filed a Form 10-Q/A to restate the financial statements as of and for the quarter ended March 31, 2002 to reflect the impact of the change in the accounting for the acquisition. The change in the accounting for the transaction was determined to have an immaterial impact on the financial position, results of operations or cash flows of the Company for the year ended December 31, 2001. The results of operations of the acquired business have been included in the financial statements of the Company as of the date of acquisition.

                                 SCANSOFT, INC.

     The change in accounting for the transaction resulted in a reallocation of the purchase price from amortizable intangible and tangible assets to goodwill. The following summarizes the impact of the reallocation of the purchase price (in 000's):



                                                                DECEMBER 31, 2001
                                                              ---------------------
                                                                  AS
                                                              PREVIOUSLY      AS
                                                               REPORTED    REVISED
                                                              ----------   --------
Balance Sheet:
  Goodwill, net.............................................   $ 42,169    $ 65,231
  Other intangible assets, net..............................     66,107      43,301
  Property and equipment, net...............................      2,406       2,150
                                                               --------    --------
Total goodwill, other intangible assets and property and
  equipment, net............................................   $110,682    $110,682
                                                               ========    ========



     Information presented below is consistent with disclosure related to the acquisition of a business.



     The purchase price was allocated to the tangible and intangible assets acquired (patents and core technology and trade names and trademarks) and liabilities assumed based on their respective fair market values. The total identifiable tangible assets amounted to $21.0 million. The excess of the purchase price over the fair value of the identifiable intangible assets and net liabilities assumed amounted to $23.0 million and was allocated to goodwill. The Company believes that the acquisition resulted in an excess of the purchase price over the fair value of the net assets acquired because the Company purchased, in an auction as a result of L&H's bankruptcy status, a substantial portfolio of patents and core technology in speech and language technology which were internally developed or acquired by L&H over the course of several years. Furthermore, the acquisition enabled the Company to enter the speech and language market immediately upon completion of the acquisition. The entire $23.0 million allocated to goodwill is deductible for tax purposes. The purchase price including acquisition costs was allocated as follows (in thousands):



Identified intangible assets................................  $20,970
Goodwill....................................................   23,031
Net current liabilities assumed.............................   (1,701)
                                                              -------
                                                              $42,300
                                                              =======



     Net current liabilities assumed primarily relate to accounts receivable and assumed liabilities for products which were sold prior to the acquisition date and which were expected to be upgraded with newer versions in 2002 and liabilities for development contracts with customers. During 2002, the Company entered into favorable settlement agreements related to these liabilities resulting in a reduction of $2.2 million of the assumed liabilities recorded at the date of acquisition with a corresponding reduction recorded to the carrying value of goodwill.


     The values of the patents, core technology and trade names and trademarks were determined using the income approach. The income approach requires a projection of revenues and expenses specifically attributed to the intangible assets. The discounted cash flow ("DCF") method is then applied to the potential income streams after making necessary adjustments with respect to such factors as the wasting nature of the identifiable intangible assets and the allowance of a fair return on the net tangible assets and other intangible assets employed. There are several variations on the income approach, including the relief-from-royalty method, the avoided cost method and the lost profits method. The relief-from-royalty method was used to value the patents, core technology and trade names and trademarks. The relief-from-royalty method is used to estimate the cost savings that accrue to the owner of the intangible assets that would otherwise have to pay royalties or licensee fees on revenues earned through the use of the asset. The

                                 SCANSOFT, INC.

royalty rate used in the analysis is based on an analysis of empirical, market-derived royalty rates for guideline intangible assets.

     Typically, revenue is projected over the expected remaining useful life of the intangible asset. The market-derived royalty rate is then applied to estimate the royalty savings. The key assumptions used in valuing the patents and core technology are as follows: royalty rate 5%, discount rate 15%, tax rate 40% and estimated life of 10 years. The key assumptions used in valuing the trade names and trademarks are as follows: observed royalty rate 1%, discount rate 15%, tax rate 40% and estimated life of 12 years.

     OEM contracts and customer relationships, as well as completed technology, were determined to have de minimus values and, accordingly, no amount of the purchase price was allocated to these intangible assets. A discounted cash flow method was used to estimate the residual cash flows attributable to OEM contracts and customer relationships. The projections included negative cash flows over the early years of the relationship and, when combined with the contributory asset charged for the other technology-based assets, such as patents and core technology which are required to realize revenue under these arrangements, resulted in de minimus value for the OEM contracts and the customer relationships. The completed technology was valued using individual cash flow projections for each technology, adjusted for capital charges, and discounted to present value using a weighted average cost of capital. Cash flow projections and operating profits are negative for the initial years and when considered with the short life cycle of the application-based completed technology, the value ascribable to the completed technology was de minimus.


     The following table identifies the intangible assets acquired and their respective lives over which the assets will be amortized on a straight-line basis:



                                                                  AMOUNT          LIFE
                                                              (IN THOUSANDS)   (IN YEARS)
                                                              --------------   ----------
Patents and core technology.................................     $17,870           10
Trade names and trademarks..................................       3,100           12
                                                                 -------
                                                                 $20,970
                                                                 =======



  Caere Acquisition:



     On March 13, 2000, the Company acquired all of the outstanding capital stock of Caere Corporation, a California-based company that designed, developed and marketed a range of optical character recognition software tools, for approximately $48.5 million in cash, 19.0 million shares of common stock of the Company valued at $98.5 million, and the issuance of stock options for the purchase of approximately 4.6 million shares of the Company's common stock valued at $15.5 million, in exchange for outstanding employee stock options of Caere. The fair value of the employee stock options was estimated using the Black-Scholes option pricing model. In addition, pursuant to a concurrent non-competition agreement and subject to certain other conditions, the Company agreed to pay in cash the former Caere President and CEO on the second anniversary of the merger, March 13, 2002, the difference between $13.50 and the closing price per share of ScanSoft common stock at that time, multiplied by 486,548. The value of this stock price guarantee at the date of acquisition was approximately $4.1 million and has been included in the total purchase price of the acquisition (see Note 19). Additionally, in conjunction with the acquisition,

                                 SCANSOFT, INC.

the Company incurred approximately $1.8 million of acquisition related costs. The purchase price of Caere, including acquisition costs was allocated as follows (in thousands):


Property and equipment......................................   $  2,865
Current and other tangible assets...........................     58,400
Liabilities assumed.........................................    (16,985)
Goodwill....................................................     61,095
Core technology.............................................     17,905
Completed technology........................................     16,340
Other identified intangible assets..........................     10,448
Acquired in-process research and development................     18,291
                                                               --------
                                                               $168,359
                                                               ========


     The amounts allocated to identifiable tangible and intangible assets, including acquired in-process research and development, were based on the fair value of the assets. Goodwill represents the amount by which the cost of acquired net assets exceeded the fair values of those net assets on the date of purchase. Acquired in-process research and development represented development projects that had not yet reached technological feasibility and had no alternative future use. Accordingly, the amount of $18.3 million was charged to operations upon consummation of the acquisition.

     The values of the core technology, developed technology and acquired in-process technology were determined by a risk adjusted, discounted cash flow approach. The value of in-process research and development was determined by estimating the costs to develop the in-process projects into commercially viable products, estimating the resulting net cash flows from the sale of such products, discounting net cash flows back to their present values, and adjusting those results to reflect the projects' stages of completion at the acquisition date. These include projects (primarily major version upgrades) in each of Caere's major products, including OmniPage, OmniForm, and PageKeeper. The discount rates used were 14% for developed technology, 19% for core technology, and 24% for in-process technology. The discount rate for in-process technology takes into consideration the Company's weighted average cost of capital adjusted for the inherent uncertainties surrounding the successful development of the in-process research and development, the profitability levels of such technology and the uncertainty of technological advances, which could potentially impact the estimates described above.

     The percentage of completion of the in-process projects ranged from 50% to 67% at the date of the acquisition. Revenues were initially projected to be generated in late 2000 for each of the product versions in development at the acquisition date. As of December 31, 2000, revenues from these projects were expected to be generated beginning in the second quarter of 2001. All these projects were completed during 2001.

                                 SCANSOFT, INC.

     The table following identifies the intangible assets acquired in connection with Caere and their respective lives:


                                                                  AMOUNT          LIFE
                                                              (IN THOUSANDS)   (IN YEARS)
                                                              --------------   ----------
Goodwill....................................................     $ 61,095           6
Core technology.............................................       17,905           5
Completed technology........................................       16,340           2
Other identified intangible assets..........................       10,448         2-5
                                                                 --------
                                                                 $105,788
                                                                 ========


     Other identified intangible assets consist of a non-compete agreement, acquired work force, a favorable building lease agreement, and patents on the Caere technology. These assets have expected useful lives of 2, 3, 4 and 5 years, respectively, and are being amortized accordingly.


     During the year ended December 31, 2000, the Company, as a result of a June restructuring (see Note 8), wrote-off $1.1 million of acquired workforce and $2.4 million of the favorable building lease established as part of the identifiable intangible assets acquired from Caere. The portion of the assets impaired related directly to the number of employees terminated and facility space vacated in connection with these restructuring actions.



     This acquisition was accounted for under the purchase method of accounting. Accordingly, the results of operations of Caere and the fair market value of acquired assets and assumed liabilities have been included in the financial statements of the Company as of the date of acquisition.


  Pro Forma Results (Unaudited)


     The following table reflects unaudited pro forma results of operations of the Company as if that the acquisition of L&H had occurred on January 1, 2001 (in thousands, except per share data):



                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                                   2001
                                                               ------------
Revenues....................................................     $ 93,561
Net loss....................................................     $(53,803)
Net loss per diluted share..................................     $  (0.95)



     The unaudited pro forma results of operations are not necessarily indicative of the actual results that would have occurred had the transactions actually taken place at the beginning of these periods



19. RELATED PARTIES



     At December 31, 2002, Xerox owned approximately 19% of the Company's outstanding common stock and all of the Company's outstanding Series B Preferred Stock. In addition, Xerox has the opportunity to acquire additional shares of common stock pursuant to a warrant (see Note 10). The Company and Xerox have entered into multiple non-exclusive agreements in which the Company grants Xerox the royalty-bearing right to copy and distribute certain versions of the Company's software programs with Xerox's multi-function peripherals. Xerox accounted for 5%, 11% and 12% of total net revenues during each of the years ended December 31, 2002, 2001 and 2000, respectively. As of December 31, 2002 and 2001, Xerox owed the Company $1.5 million and $1.8 million, respectively, pursuant to these agreements, which are included in accounts receivable.

                                 SCANSOFT, INC.

     In connection with the Caere acquisition in the first quarter of 2000 and pursuant to a concurrent non-competition and consulting agreement, the Company agreed to pay in cash to the former Caere President and CEO, a current member of the Board of Directors of the Company, on the second anniversary of the merger, March 13, 2002, the difference between $13.50 and the closing price per share of ScanSoft common stock at that time, multiplied by 486,548. On March 5, 2002, the Company negotiated a deferred payment agreement with the former Caere President and CEO to terminate this agreement. Under the terms of the deferred payment agreement, the Company paid $1.0 million in cash on March 5, 2002 and agreed to make future cash payments totaling $3.3 million, with such amounts payable in equal quarterly installments of approximately $0.4 million over the following two years. During the year ended December 31, 2002, the Company paid three quarterly installments under this agreement totaling $1.2 million.



     The total consideration of this agreement was accounted for in the original Caere purchase price and had no effect on the results of operations. The remaining liability at December 31, 2002 is $2.1 million, of which $1.6 million is included in other current liabilities and $0.5 million is included in other long-term liabilities.



20. SUBSEQUENT EVENTS



     On March 11, 2003, the Company received $3.8 million of net proceeds from the exercise of the over allotment option of 1,072,500 shares granted to the underwriters as part of the underwritten offering completed on February 14, 2003.



     On February 14, 2003, the Company completed an underwritten public offering of 7,184,406 shares of the Company's common stock at $3.80 per share. Of the total shares sold, 6,184,406 shares were sold on behalf of Lernout & Hauspie Speech Products N.V., and L&H Holdings USA, Inc. The Company sold 1,000,000 common shares and received gross proceeds of $3.8 million. After considering offering costs the estimated net proceeds amounted to approximately $2.1 million.



     On January 30, 2003, the Company completed the acquisition of the Speech Processing Telephony and Voice Control business units (together, "PSP") of Royal Philips Electronics, and related intellectual property on the terms set forth in the purchase agreement dated October 7, 2002, as amended. As consideration for these business units and intellectual property, the Company paid 3.1 million euros ($3.4 million) in cash at closing, subject to adjustment in accordance with the provisions of the purchase agreement, as amended, and agreed to pay an additional 1.0 million euros in cash prior to December 31, 2003, issued a 5.0 million euro note due December 31, 2003 and bearing 5.0% interest per annum and issued a $27.5 million three-year, zero-interest subordinated debenture, convertible at any time at Philips' option into shares of the Company's common stock at $6.00 per share. The zero coupon convertible subordinated debenture contains a restrictive covenant which prohibits the Company from paying or declaring any dividend or distribution (other than distributions of our equity securities) on its capital stock while the note is outstanding. This restriction terminates if one half or more of the note is converted by Philips into common stock.



     The Telephony business unit offers speech-enabled services including directory assistance, interactive voice response and voice portal applications for enterprise customers, telephony venders and carriers. The Voice Control business unit offers a product portfolio including small footprint speech recognition engines for embedded applications such as voice-controlled climate, navigation and entertainment features in automotive vehicles, as well as voice dialing for mobile phones.



     The acquisition of PSP enhances the Company's market share in key markets and provides the Company additional competitive advantages in its target markets, specifically the telephony, automotive and embedded markets. In addition, the acquisition enhances the distribution channel adding new

                                 SCANSOFT, INC.

reference accounts for both customer relationships and technology partners. These incremental intangible benefits attributed to excess purchase consideration resulting in goodwill.



     The Company's results of operations for fiscal year 2002 reported on this Form 10-K do not include the effect of operations for PSP as the acquisition was completed on January 30, 2003, subsequent to year-end.



     Under the terms of the purchase agreement the purchase price is subject to adjustment based on a comparison of net assets at the closing date to the net assets of PSP set forth in the agreement, and the amount by which the cash contributed by Philips to PSP in January 2003 exceeded or was less then 800,000 euros. Philips is required to provide to the Company a balance sheet for PSP as of January 30, 2003, as well as a statement detailing the amount of cash contributed to PSP during the month of January 2003. As of the date of this report filed on Form 10-K, neither the closing balance sheet nor the contribution schedule for January were available from Philips. Also, severance costs associated with the restructuring actions are anticipated. As a result, it is impractical to provide information with respect to the purchase price allocation as of the date of closing. It is anticipated that the majority of the purchase price of $39.4 million will be allocated to goodwill and other intangible assets.



     On January 3, 2003, in connection with a promissory note debt covenant violation, the Company paid $3.3 million in full settlement of all principal and accrued interest on the promissory note issued in connection with the L&H acquisition on December 12, 2001.



21. QUARTERLY DATA (UNAUDITED)


     The following information has been derived from unaudited consolidated financial statements that, in the opinion of management, include all recurring adjustments necessary for a fair presentation of such information.


                                              FIRST    SECOND     THIRD    FOURTH
                                             QUARTER   QUARTER   QUARTER   QUARTER      YEAR
                                             -------   -------   -------   -------    --------
                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
2002
  Total revenue............................  $23,765   $26,184   $28,235   $28,435    $106,619
Net income (loss)..........................  $(2,882)  $ 1,950   $ 2,825   $ 4,440    $  6,333
Net income (loss) per share:
  Basic....................................  $ (0.05)  $  0.03   $  0.04   $  0.07    $   0.09
  Diluted..................................  $ (0.05)  $  0.03   $  0.04   $  0.06    $   0.09
Weighted average common shares outstanding:
  Basic....................................   62,304    67,595    67,865    66,709      67,010
  Diluted..................................   62,304    76,677    74,787    73,850      72,796
2001
  Total revenue............................  $12,501   $14,864   $16,765   $18,587    $ 62,717
Net income (loss)..........................  $(6,900)  $(4,395)  $(3,214)  $(2,368)   $(16,877)
Net income (loss) per share:
  Basic....................................  $ (0.15)  $ (0.09)  $ (0.06)  $ (0.04)   $  (0.34)
  Diluted..................................  $ (0.15)  $ (0.09)  $ (0.06)  $ (0.04)   $  (0.34)
Weighted average common shares outstanding:
  Basic....................................   46,100    48,939    50,875    52,858      49,693
  Diluted..................................   46,100    48,939    50,875    52,858      49,693

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                          FINANCIAL STATEMENT SCHEDULE


To the Board of Directors of Scansoft, Inc.:



     Our audits of the consolidated financial statements referred to in our report dated February 9, 2003, except as to Note 20 for which the date is March 11, 2003, appearing in this Registration Statement of ScanSoft, Inc. also included an audit of the financial statement schedule listed in Item 16(b) of this Registration Statement. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.


                                          /s/  PricewaterhouseCoopers LLP

Boston, Massachusetts

February 9, 2003

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                                 (IN THOUSANDS)


                              ACCOUNTS RECEIVABLE


                                                               2002      2001       2000
                                                              ------    -------    ------
Balance at beginning of year................................  $6,273    $ 7,375    $3,690
Additions charged to costs and expenses.....................     200        186       726
Additions charged to other accounts.........................     (73)(a)  (1,185)(a)  3,116(a)
Deductions and write-offs...................................    (497)      (103)     (157)
                                                              ------    -------    ------
Balance at end of year......................................  $5,903    $ 6,273    $7,375
                                                              ======    =======    ======


---------------


(a) Net increase (decrease) in amounts recorded against revenue as of December 31, 2002, 2001 and 2000, respectively.

                                 SCANSOFT, INC.


                           CONSOLIDATED BALANCE SHEET


                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                  (UNAUDITED)



                                                               MARCH 31,
                                                                 2003
                                                               ---------
                                 ASSETS
Current assets:
  Cash and cash equivalents.................................   $ 20,277
  Accounts receivable, less allowances of $9,202............     19,482
  Receivables from related party............................      1,231
  Inventory.................................................      1,367
  Prepaid expenses and other current assets.................      4,119
                                                               --------
       Total current assets.................................     46,476
  Goodwill..................................................     97,117
  Other intangible assets, net..............................     49,569
  Property and equipment, net...............................      3,387
  Other assets..............................................      1,207
                                                               --------
       Total assets.........................................   $197,756
                                                               ========
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................   $  8,847
  Accrued expenses..........................................     11,923
  Deferred revenue..........................................      2,782
  Note payable..............................................      5,458
  Deferred payment for business acquisition.................      1,052
  Deferred payment for technology license...................      9,434
  Other current liabilities.................................      1,666
                                                               --------
       Total current liabilities............................     41,162
Deferred revenue............................................        209
Long-term note payable......................................     27,524
Other liabilities...........................................      3,236
                                                               --------
       Total liabilities....................................     72,131
                                                               --------
Commitments and contingencies (Notes 5, 13 and 16)
Stockholders' equity:
  Preferred stock, $0.001 par value; 40,000,000 shares
     authorized; 3,562,238 shares issued and outstanding
     (liquidation preference $4,631)........................      4,631
  Common stock, $0.001 par value; 140,000,000 shares
     authorized; 67,820,379 shares issued and 65,703,001
     shares outstanding.....................................         68
  Additional paid-in capital................................    276,007
  Treasury stock, at cost (2,117,378 shares)................     (8,031)
  Deferred compensation.....................................       (147)
  Accumulated other comprehensive loss......................        (53)
  Accumulated deficit.......................................   (146,850)
                                                               --------
       Total stockholders' equity...........................    125,625
                                                               --------
       Total liabilities and stockholders' equity...........   $197,756
                                                               ========


  The accompanying notes are an integral part of these consolidated financial statements.

                                 SCANSOFT, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                  (UNAUDITED)



                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2003       2002
                                                              --------   --------
Revenue, third parties......................................  $26,516    $22,416
Revenue, related party......................................    1,320      1,349
                                                              -------    -------
       Total revenue........................................   27,836     23,765
                                                              -------    -------
COSTS AND EXPENSES:
  Cost of revenue...........................................    4,302      4,129
  Cost of revenue from amortization of intangible assets....    2,057      3,542
  Research and development..................................    7,177      6,986
  Selling, general and administrative.......................   13,261      9,711
  Amortization of other intangible assets...................      361        957
  Restructuring and other charges, net......................      529      1,041
                                                              -------    -------
       Total costs and expenses.............................   27,687     26,366
                                                              -------    -------
Income (loss) from operations...............................      149     (2,601)
Other income (expense):
  Interest income...........................................       41         54
  Interest expense..........................................      (80)       (85)
  Other income (expense), net...............................       61        (44)
                                                              -------    -------
Income (loss) before income taxes...........................      171     (2,676)
Provision for income taxes..................................       95        206
                                                              -------    -------
Net income (loss)...........................................  $    76    $(2,882)
                                                              =======    =======
Net income (loss) per share: basic and diluted..............  $  0.00    $ (0.05)
                                                              =======    =======
Weighted average common shares outstanding: basic...........   67,689     62,304
                                                              =======    =======
Weighted average common shares outstanding: diluted.........   77,220     62,304
                                                              =======    =======


  The accompanying notes are an integral part of these consolidated financial statements.

                                 SCANSOFT, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                  (UNAUDITED)



                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2003       2002
                                                              --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)...........................................  $    76    $(2,882)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation...........................................      415        450
     Amortization of goodwill and other intangible assets...    2,418      4,499
     Accounts receivable allowances.........................      171      1,060
     Non-cash portion of restructuring charges..............       --        113
     Deferred compensation..................................       26         26
     Foreign exchange gain..................................      (46)        --
     Non-cash interest expense..............................        9         --
     Changes in operating assets and liabilities, net of
      effects from business acquisitions:
     Accounts receivable....................................     (211)      (624)
     Inventory..............................................      238       (688)
     Prepaid expenses and other current assets..............      359       (754)
     Other assets...........................................      (94)       121
     Accounts payable.......................................    1,309      1,593
     Accrued expenses.......................................   (2,019)      (175)
     Other liabilities......................................      271         --
     Deferred revenue.......................................      (63)    (2,540)
                                                              -------    -------
     Net cash provided by operating activities..............    2,859        199
                                                              -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures for property and equipment...........     (605)      (661)
  Cash paid for acquisitions, including transaction costs
     net of cash received...................................   (4,341)    (1,162)
                                                              -------    -------
     Net cash used in investing activities..................   (4,946)    (1,823)
                                                              -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Payment of note payable...................................   (3,273)       (55)
  Payments of capital lease obligation......................       --       (105)
  Payments under deferred payment agreement.................     (410)    (1,000)
  Proceeds from issuance of common stock, net of issuance
     costs..................................................    6,773         --
  Proceeds from issuance of common stock under employee
     stock compensation plans...............................      531      1,240
                                                              -------    -------
     Net cash provided by financing activities..............    3,621         80
                                                              -------    -------
Effects of exchange rate changes on cash and cash
  equivalents...............................................     (110)         3
                                                              -------    -------
Net increase (decrease) in cash and cash equivalents........    1,424     (1,541)
Cash and cash equivalents at beginning of period............   18,853     14,324
                                                              -------    -------
Cash and cash equivalents at end of period..................  $20,277    $12,783
                                                              =======    =======


  The accompanying notes are an integral part of these consolidated financial statements.

                                 SCANSOFT, INC.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                  (UNAUDITED)


1.  BASIS OF PRESENTATION


     The accompanying unaudited consolidated financial statements of ScanSoft, Inc. ("ScanSoft") have been prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, these interim consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position at March 31, 2003 and 2002 and the results of operations and cash flows for the three months ended March 31, 2003 and 2002. Although ScanSoft believes that the disclosures in these financial statements are adequate to make the information presented not misleading, certain information normally included in the footnotes prepared in accordance with generally accepted accounting principles has been condensed or omitted as permitted by the rules and regulations of the Securities and Exchange Commission. The accompanying financial statements should be read in conjunction with the audited financial statements and notes thereto included in this prospectus. The results for the three months ended March 31, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003, or any future period.



     On January 30, 2003, ScanSoft completed the acquisition of the Philips Speech Processing Telephony and Voice Control business units of Royal Philips Electronics N.V. ("Philips"), and related intellectual property (the "Philips acquisition"). The Telephony business unit offers speech-enabled services including directory assistance, interactive voice response and voice portal applications for enterprise customers, telephony vendors and carriers. The Voice Control business unit offers a product portfolio including small footprint speech recognition engines for embedded applications such as voice-controlled climate, navigation and entertainment features in automotive vehicles, as well as voice dialing for mobile phones. The results of operations of the acquired business have been included in the financial statements of ScanSoft as of January 30, 2003, the date of acquisition.



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities on the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The most significant estimates and assumptions included in the financial statements are revenue recognition, including estimating valuation allowances, specifically sales returns and other allowances, the recoverability of intangible assets, including goodwill, and valuation allowances for deferred tax assets. Actual amounts could differ significantly from these estimates.



     Certain prior year financial statement amounts have been reclassified to conform with the current year presentation.



2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



  FOREIGN CURRENCY RISK MANAGEMENT



     In certain circumstances, ScanSoft enters into forward exchange contracts to hedge against foreign currency fluctuations. These contracts are used to reduce ScanSoft's risk associated with exchange rate movements, as the gains or losses on these contracts are intended to offset the exchange rate losses or gains on the underlying exposures. ScanSoft does not engage in foreign currency speculation. Hedges of underlying exposures are designated and documented at the inception of the hedge and are evaluated for effectiveness monthly. Forward exchange contracts hedging firm commitments qualify for hedge accounting when they are designated as a hedge of the foreign currency exposure and they are effective in minimizing such exposure. Gains and losses on forward exchange contracts that qualify for hedge accounting are recognized as other comprehensive income (loss), along with the associated losses and gains on the hedged item. As the terms of the forward exchange contract and underlying exposure are matched generally at

                                 SCANSOFT, INC.

inception, hedging effectiveness is calculated by comparing the change in fair value of the contract to the change in fair value of the underlying exposure. Based upon period-end exchange rates, ScanSoft estimates the aggregate contract value of the forward exchange contracts to be representative of the fair value of these instruments.



     On January 30, 2003, ScanSoft entered into a forward exchange contract to hedge the foreign currency exposure of its 5 million euro note payable to Philips. The contract and the note payable each have a term that expires on December 31, 2003. For the quarter ended March 31, 2003, ScanSoft recorded a net exchange rate gain of approximately $7,000 in other comprehensive income on the note payable and associated forward exchange contract.



  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS



     In November 2002, the Emerging Issues Task Force ("EITF") issued EITF No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." EITF No. 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. EITF No. 00-21 establishes three principles: revenue should be recognized separately for separate units of accounting, revenue for a separate unit of accounting should be recognized only when the arrangement consideration is reliably measurable and the earnings process is substantially complete, and consideration should be allocated among the separate units of accounting in an arrangement based on their fair value. EITF No. 00-21 is effective for all revenue arrangements entered into in fiscal periods beginning after June 15, 2003, with early adoption permitted. ScanSoft does not expect the adoption of EITF No. 00-21 to have a material impact on its results of operations or financial condition.



3. ACCOUNTING FOR STOCK-BASED COMPENSATION



     ScanSoft recognizes compensation costs using the intrinsic value-based method described in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". The following table illustrates the effect on net income (loss) and basic and diluted net income (loss) per common share as if the fair value method prescribed in Statement of Financial Accounting Standards No. 123, "Accounting For Stock-Based Compensation", had been applied for ScanSoft's stock-based compensation and recorded in the consolidated financial statements:



                                                               THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ---------------------
                                                                2003        2002
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                 PER SHARE DATA)
Net income (loss) -- as reported............................   $    76     $(2,882)
Less:Total stock-based employee compensation expense
     determined under the fair value-based-method...........    (2,310)     (1,594)
                                                               -------     -------
Net loss -- pro forma.......................................   $(2,234)    $(4,476)
                                                               =======     =======
Net income (loss) per share -- as reported: basic and
  diluted...................................................   $  0.00     $ (0.05)
Net loss per share -- pro forma: basic and diluted..........   $ (0.03)    $ (0.07)

                                 SCANSOFT, INC.

4. INVENTORY



     Inventory consists of the following (in thousands):



                                                               MARCH 31,
                                                                 2003
                                                               ---------
Raw materials...............................................    $   26
Finished goods..............................................     1,341
                                                                ------
                                                                $1,367
                                                                ======



5. ACQUISITION OF PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL BUSINESS



     On January 30, 2003, ScanSoft completed the acquisition of the Philips Speech Processing Telephony and Voice Control business units of Royal Philips Electronics N.V. ("Philips"), and related intellectual property. The Telephony business unit offers speech-enabled services including directory assistance, interactive voice response and voice portal applications for enterprise customers, telephony vendors and carriers. The Voice Control business unit offers a product portfolio including small footprint speech recognition engines for embedded applications such as voice-controlled climate, navigation and entertainment features in automotive vehicles, as well as voice dialing for mobile phones.



     The acquisition of the Philips Speech Processing Telephony and Voice Control business enhances ScanSoft's market share in key markets and gives ScanSoft additional competitive momentum in its target markets, specifically the telephony, automotive and embedded markets. In addition, it enhances the distribution channel adding new reference accounts for both customer relationships and technology partners. These incremental intangible benefits attributed to excess purchase consideration resulting in goodwill.



     The results of operations of the acquired business have been included in the financial statements of ScanSoft since the date of acquisition.



     Consideration for the acquisition, including transaction costs of $2.1 million, before determination of the purchase price adjustment to be determined by the parties as described below totaled $39.5 million. The consideration consisted of 3.1 million euros ($3.4 million) in cash paid at closing, subject to adjustment in accordance with the provisions of the purchase agreement, as amended, and a deferred payment of 1.0 million euros in cash due no later than December 31, 2003, a 5.0 million euro note due December 31, 2003 bearing 5.0% interest per annum and a $27.5 million three-year, zero-interest subordinated debenture, convertible at any time at Philips' option into shares of common stock at $6.00 per share. The fair value of the convertible debenture was determined to be $27.5 million based on the present value of the expected cash outflows using an incremental borrowing rate of 12% and the value of the conversion feature based on the Black-Scholes option pricing calculation using the following assumptions: the fair value of ScanSoft's common stock of $3.62 per share, the closing price of ScanSoft's common stock on the day the parties entered into the acquisition agreement, volatility of 100%, risk-free interest rate of 2.16%, no dividends and an expected term of 3 years. The following allocation is based on

                                 SCANSOFT, INC.

the January 30, 2003 balance sheet of the Philips Speech Processing Telephony and Voice Control business units:



Total consideration:
  Cash......................................................   $ 3,350
  Other current liability (1.0 million euro payable)........     1,080
  Note payable..............................................     5,410
  Convertible debenture.....................................    27,520
  Transaction costs.........................................     2,100
                                                               -------
     Total purchase consideration...........................   $39,460
                                                               =======
Preliminary allocation of the purchase consideration:
  Current assets............................................   $ 3,930
  Property, plant and equipment.............................       310
  Identifiable intangible assets............................     5,650
  Goodwill..................................................    34,130
                                                               -------
     Total assets acquired..................................    44,020
                                                               -------
  Current liabilities.......................................    (4,560)
                                                               =======
                                                               $39,460
                                                               =======



     Current assets acquired primarily relate to accounts receivable, and current liabilities assumed primarily relate to accounts payable and assumed contractual liabilities related to development work with customers which were agreed to prior to the acquisition date. ScanSoft also assumed certain contractual liabilities, which relate to projects for the development of speech and language databases with the European Union. The fair value of the liability on these European Union contracts is still being determined based on the contractual nature of assignability of these contracts. Upon final determination of the fair value any adjustment to the liability will result in a corresponding adjustment to goodwill.



     The purchase price is subject to adjustment based on a calculation set forth in the purchase agreement, as amended, which must be agreed upon by the parties and which may result in an adjustment either to increase or decrease the total purchase consideration. Upon final determination of the purchase price adjustment, a corresponding adjustment will be recorded to goodwill. The following are the identifiable intangible assets acquired and the respective periods over which the assets will be amortized on a straight-line basis:



                                                                              AMORTIZATION
                                                                 AMOUNT          PERIOD
                                                             --------------   ------------
                                                             (IN THOUSANDS)
                                                                      (IN YEARS)
Patents and core technology................................      $3,990            10
Completed technology.......................................         460           5.5
Customer relationships.....................................       1,030           1.8
Trade names and trademarks.................................         170             5
                                                                 ------           ---
                                                                 $5,650           9.3
                                                                 ======           ===



     The values of the patents and core technology, completed technology, contractual customer relationships and trade names and trademarks were determined using the income approach. The income approach requires a projection of revenues and expenses specifically attributed to the intangible assets. The

                                 SCANSOFT, INC.

discounted cash flow ("DCF") method is then applied to the potential income streams after making necessary adjustments with respect to such factors as the wasting nature of the identifiable intangible assets and the allowance of a fair return on the net tangible assets and other intangible assets employed. There are several variations on the income approach, including the relief-from-royalty method, the avoided cost method and the lost profits method. The relief-from-royalty method was used to value the patents, core technology and trade names and trademarks. The relief-from-royalty method is used to estimate the cost savings that accrue to the owner of the intangible assets that would otherwise have to pay royalties or licensee fees on revenues earned through the use of the asset. The royalty rate used in the analysis is based on an analysis of empirical, market-derived royalty rates for guideline intangible assets.



     Typically, revenue is projected over the expected remaining useful life of the intangible asset. The market-derived royalty rate is then applied to estimate the royalty savings. The key assumptions used in valuing the patents and core technology are as follows: royalty rate 5%, discount rate 16%, tax rate 40% and estimated life of 10 years. The key assumptions used in valuing the completed product technology are as follows: royalty rate 5%, discount rate 16%, tax rate 40% and weighted average 5.5 years. The key assumptions used in valuing the trade names and trademarks are as follows: observed royalty rate 0.25%, discount rate 15%, tax rate 40% and estimated life of 5 years. The key assumptions used in valuing the contractual customer relationships are as follows: tax rate 40% and weighted average life of 1.8 years.



     Based on the preliminary purchase price allocation above, ScanSoft allocated $34.1 million of the purchase consideration to goodwill. All goodwill and other intangible assets will be deductible for tax purposes.



     Under the terms of the purchase agreement, as amended, Philips agreed to reimburse ScanSoft for the costs, up to 5 million euros, associated with certain restructuring actions taken through December 31, 2003, primarily headcount and facilities related charges associated with operations based in Germany. As of March 31, 2003, ScanSoft entered into severance agreements with a total of 70 employees of Philips resulting in severance costs totaling $1.3 million. Of these amounts, 34 employees and related severance costs of $1.0 million were subject to reimbursement by Philips pursuant to the purchase agreement and as such a related receivable was recorded and remains outstanding at March 31, 2003. The remainder was recorded as part of the purchase price allocation in accordance with EITF 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination." To the extent that the total reimbursable costs exceed 5.0 million euros as of or at any time prior to December 31, 2003, Philips will reimburse ScanSoft for one-third of the excess and ScanSoft will be responsible for the remaining two-thirds of any excess. To the extent that the total reimbursable costs are less than 5.0 million euros at December 31, 2003, Philips will pay to ScanSoft an amount equal to two-thirds of such difference. Any adjustment will either increase or decrease the total purchase consideration and a corresponding adjustment will be recorded to goodwill.



     The final purchase price, adjusted for the matters described in this Note 5, is expected to be determined no later than December 31, 2003.

                                 SCANSOFT, INC.

PRO FORMA RESULTS (UNAUDITED)



     The following table reflects unaudited pro forma results of operations of ScanSoft assuming that the Philips acquisition had occurred on January 1, 2003 and 2002, respectively (in thousands, except per share data):



                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2003       2002
                                                              --------   --------
Revenues....................................................  $28,952    $27,187
Net loss....................................................  $  (547)   $(5,915)
Net loss per diluted share..................................  $ (0.01)   $ (0.09)



     The unaudited pro forma results of operations are not necessarily indicative of the actual results that would have occurred had the transactions actually taken place at the beginning of these periods.



6.  GOODWILL



     As noted in Note 5, ScanSoft completed the Philips acquisition on January 30, 2003 adding $34.1 million to goodwill.



7.  OTHER INTANGIBLE ASSETS


     Other intangible assets consist of the following (in thousands):


                                                         GROSS                      NET
                                                        CARRYING   ACCUMULATED    CARRYING
                                                         AMOUNT    AMORTIZATION    AMOUNT
                                                        --------   ------------   --------
MARCH 31, 2003
Patents and core technology...........................  $54,080      $22,374      $31,706
Completed technology..................................   29,314       16,354       12,960
Trademarks............................................    5,671        1,895        3,776
Non-competition agreement.............................    4,048        4,048           --
Acquired favorable lease..............................      553          553           --
Customer relationships................................    2,130        1,003        1,127
Other.................................................      200          200           --
                                                        -------      -------      -------
                                                        $95,996      $46,427      $49,569
                                                        =======      =======      =======



     On March 31, 2003, ScanSoft entered into an agreement that grants an exclusive license to ScanSoft to resell, in certain geographies worldwide, certain productivity applications. This period of exclusivity of the license expires after 7 years unless terminated earlier as allowed under the agreement. Total consideration paid by ScanSoft for the license is $13.0 million and will be paid as follows: 1) $6.4 million on or before June 30, 2003, 2) $3.3 million on March 31, 2004 and 3) $3.3 million on March 31, 2005. Based on the net present value of the deferred payments due in 2004 and 2005, using an interest rate of 7.0%, ScanSoft recorded $12.3 million as completed technology which will be amortized to cost of goods sold based on the greater of (a) the ratio of current gross revenue to total current and future revenues for the product(s) or
(b) the straight-line basis over the period of expected use, seven years. The difference of $0.7 million, representing the difference between the stated price and the net present value of the payments, will be charged to interest expense over the payment period. As of March 31, 2003, payments due on or before March 31, 2004, and the remaining balance due, have been classified as deferred payment for technology license and other liabilities, long-term respectively.

                                 SCANSOFT, INC.

     On March 31, 2003, ScanSoft acquired certain intellectual property assets related to multimodal speech technology, in exchange for $0.1 million in cash and the issuance of a warrant valued at $0.1 million (Note 14). The purchase price was recorded as completed technology and will be amortized over three years. Aggregate amortization expense was $2.4 million and $4.5 million (of which $2.1 million and $3.5 million was included in cost of revenue) for the three-month period ended March 31, 2003 and 2002, respectively. Estimated amortization expense for the remaining period of fiscal year 2003, the four succeeding fiscal years and thereafter as of March 31, 2003 is as follows (in thousands):



                                                                    SELLING,
                                                       COST OF    GENERAL AND
YEAR ENDING                                            REVENUE   ADMINISTRATIVE    TOTAL
-----------                                            -------   --------------   -------
2003.................................................  $ 7,577       $1,149       $ 8,726
2004.................................................    9,767        1,044        10,811
2005.................................................    5,366          550         5,916
2006.................................................    4,286          335         4,621
2007.................................................    4,270          293         4,563
Thereafter...........................................   13,400        1,532        14,932
                                                       -------       ------       -------
Total................................................  $44,666       $4,903       $49,569
                                                       =======       ======       =======



8.  ACCRUED EXPENSES



     Accrued expenses consist of the following (in thousands):



                                                              MARCH 31,
                                                                2003
                                                              ---------
Compensation................................................   $ 1,673
Sales and marketing incentives..............................     2,431
Restructuring...............................................       922
Royalties...................................................       280
Professional fees...........................................       576
Acquisition liabilities.....................................     1,743
Other.......................................................     4,298
                                                               -------
                                                               $11,923
                                                               =======



9.  RESTRUCTURING AND OTHER CHARGES



     In January 2002, ScanSoft announced, and in March 2002 completed, a restructuring plan to consolidate facilities, worldwide sales organizations, research and development teams and other personnel following the December 12, 2001 L&H acquisition. As a result, ScanSoft exited facilities in both North America and Europe, eliminating 21 employee positions, consisting of 12 in research and development and 9 in selling, general and administrative functions. In the first quarter of 2002, ScanSoft recorded a restructuring charge in the amount of $0.6 million for severance payments to these employees, and a restructuring charge of $0.4 million for certain termination fees to be incurred as a result of exiting the facilities, including the write-off of previously recorded assembled workforce of $0.1 million.



     In connection with the Philips acquisition (Note 5), ScanSoft eliminated 25 ScanSoft personnel across all functional areas resulting in approximately $0.5 million in severance related restructuring costs in the three month period ended March 31, 2003.

                                 SCANSOFT, INC.

     At March 31, 2003, the remaining restructuring accrual from the current and prior restructuring activities amounted to $0.9 million. This balance is comprised of $0.2 million of lease exit costs resulting from the 2002 restructuring and $0.7 million of employee-related severance costs, of which $0.4 million are for severance to the former Caere President and CEO. The severance costs related to the 2003 Philips related restructuring actions will be paid through June 30, 2003. The lease exit costs and severance due to the former Caere President and CEO will be paid through January 2004 and March 2005, respectively.



     The following table sets forth the 2003 and 2002 restructuring accrual activity (in thousands):



                                                                        LEASE
                                                             EMPLOYEE   EXIT
RESTRUCTURING AND OTHER CHARGES ACCRUAL                      RELATED    COSTS   TOTAL
---------------------------------------                      --------   -----   ------
Balance at December 31, 2001...............................    $634     $  --   $  634
Restructuring and other charges -- March 2002..............     576       465    1,041
Non-cash write-off.........................................      --      (113)    (113)
Cash payments..............................................    (764)     (133)    (897)
                                                               ----     -----   ------
Balance at December 31, 2002...............................    $446     $ 219   $  665
Restructuring charges -- January 2003......................     529        --      529
Cash payments..............................................    (222)      (50)    (272)
                                                               ----     -----   ------
Balance at March 31, 2003..................................    $753     $ 169   $  922
                                                               ====     =====   ======



10.  NET INCOME (LOSS) PER SHARE



     Basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Basic net income per share for the three months ended March 31, 2003 includes the assumed conversion of the Series B Preferred Stock, which participates in dividends with common stock when and if declared, as well as the weighted average impact of vested shares of restricted stock. Diluted net income (loss) per share is computed based on (i) the weighted average number of common shares outstanding, (ii) the assumed conversion of the Series B Preferred Stock, and (iii) the effect, when dilutive, of outstanding stock options, the convertible debenture, warrants, and unvested shares of restricted stock using the treasury stock method.

                                 SCANSOFT, INC.

     The following is a reconciliation of the shares used in the computation of basic and diluted net income (loss) per share (in thousands):


                                                               THREE MONTHS
                                                                   ENDED
                                                                 MARCH 31,
                                                              ---------------
                                                               2003     2002
                                                              ------   ------
Basic net income (loss) per share:
  Weighted average number of common shares outstanding......  64,127   62,304
  Assumed conversion of Series B Preferred Stock............   3,562       --
                                                              ------   ------
Weighted average common shares: basic.......................  67,689   62,304
Effect of dilutive common equivalent shares:
     Stock options..........................................   5,931       --
     Convertible debenture..................................   3,058       --
     Warrants...............................................     458       --
     Unvested restricted stock..............................      84       --
                                                              ------   ------
Weighted average common shares: diluted.....................  77,220   62,304
                                                              ======   ======



     For the three months ended March 31, 2003, shares used in computing diluted net income per share exclude 3,834,088 common share equivalents because their exercise prices were greater than the average market price of ScanSoft common stock for that period. For the three months ended March 31, 2002, shares used in computing diluted net loss per share excludes 10,356,614 common share equivalents. These potential common shares were excluded from the calculation of diluted net loss per share as their inclusion would have been antidilutive for all periods presented.



11.  COMPREHENSIVE INCOME (LOSS)



     Total comprehensive income (loss), net of taxes, was $70,000 and ($2.9) million for the three months ended March 31, 2003 and 2002, respectively. Total comprehensive income for the three months ended March 31, 2003, consisted of net income of $76,000, foreign currency translation adjustments of approximately ($13,000) and approximately $7,000 related to the forward foreign exchange hedge on the 5 million euro promissory note to Philips (Note 5).



12.  DEBT



  CREDIT FACILITY



     On October 31, 2002, ScanSoft entered into a two year Loan and Security Agreement (as amended, the "Loan Agreement") with Silicon Valley Bank (the "Bank") that consisted of a $10 million revolving loan (the "Credit Facility"). Borrowings under the Credit Facility bear interest at the Bank's prime rate plus 0.375% or 0.75%, (5.00% at March 31, 2003) which is determined by ScanSoft's fixed charge coverage ratio, as defined in the Loan Agreement. The maximum aggregate amount of borrowings outstanding at any one time is limited to the lesser of $10.0 million or a borrowing base equal to either 80% or 70% of eligible accounts receivable, as defined in the Loan Agreement, based on ScanSoft's fixed charge coverage ratio. As of March 31, 2003, based upon the calculated borrowing base, available borrowings totaled $10.0 million. Borrowings under the Loan Agreement cannot exceed the borrowing base and must be repaid in the event they exceed the calculated borrowing base or upon expiration of the two-year loan term. Pursuant to the Loan Agreement, ScanSoft is required to maintain certain financial and non-financial covenants, the most restrictive of which is a quarterly minimum fixed charge coverage ratio of 1.25 to 1.00. Borrowings under the Loan Agreement are collateralized by substantially all of ScanSoft's

                                 SCANSOFT, INC.

personal property, predominantly its accounts receivable, but not its intellectual property. As of March 31, 2003, there was no outstanding balance under this Credit Facility and ScanSoft was in compliance with all debt covenants.



     The Loan Agreement also contains a restrictive covenant regarding the payment or declaring of any dividends on ScanSoft's capital stock during the term of the agreement (except for dividends payable solely in capital stock) without the Bank's prior written consent.



  NOTES PAYABLE



     In connection with the L&H acquisition, ScanSoft issued a $3.5 million promissory note (the "Note") to Lernout & Hauspie Speech Products, N.V. The Note had a stated maturity date of December 15, 2004 and bore interest at 9% per annum. Payments of principal and interest in the amount of $133,000 were due quarterly commencing on March 15, 2002, for a total of eleven payments. During the year ended December 31, 2002, four quarterly payments were made in accordance with the terms and conditions of the promissory note. In connection with an agreement, entered into by ScanSoft in September 2002 to repurchase 1,461,378 shares of common stock from L&H Holdings USA, Inc. and Lernout & Hauspie Speech Products N.V. (collectively, L&H) and to register in an underwritten offering the remaining shares held by L&H, the terms of the Note were amended to provide for the acceleration of the maturity date of the outstanding principal and interest to January 1, 2003 if consummation of the underwritten public offering did not occur by January 1, 2003. ScanSoft did not complete the offering by January 1, 2003 and, accordingly, the debt became immediately due and payable. To fulfill this obligation, on January 3, 2003, ScanSoft paid $3.3 million in full settlement of all of the outstanding principal and accrued interest under the Note. In connection with the Philips acquisition on January 30, 2003, ScanSoft issued a 5 million euro promissory note (the "Philips Note") to Philips. The unsecured Philips Note matures on December 31, 2003 and bears interest at 5% per annum. Payments of principal and accrued interest are due at maturity. The Philips Note may be pre-paid by ScanSoft at any time without penalty. In connection with the issuance of the Philips Note, ScanSoft entered into a forward foreign exchange contract on January 31, 2003 to hedge the foreign exchange exposure on the Philips Note. The amount of the forward foreign exchange contract is equivalent to the principal amount of the Philips Note, and the duration of the forward contract coincides with the maturity date of the Philips Note. The foreign exchange hedge on the Philips Note resulted in a foreign exchange gain of approximately $0.1 million, which will be recorded in income over the term of the forward contract.



  CONVERTIBLE DEBENTURE



     On January 30, 2003, ScanSoft issued a $27.5 million three-year, zero-interest convertible subordinated debenture due January 2006 (the "Convertible Note") to Philips in connection with the Philips acquisition (Note
5). The Convertible Note is convertible into shares of ScanSoft's common stock at $6.00 per share at any time until maturity at Philips' option. The conversion rate may be subject to adjustments from time to time as provided in the Convertible Note. The Convertible Debenture contains a provision in which all amounts unpaid at maturity will bear interest at a rate of 3% per quarter until paid.



     The Convertible Note contains restrictive covenants that place restrictions on the declaration or payment of dividends or distributions (other than distributions of equity securities of ScanSoft) on, or the redemption or purchase of, any shares of ScanSoft's capital stock while the Convertible Note is outstanding. This restriction terminates when one-half or more of the principal amount of the Convertible Note is converted by Philips into common stock. The Convertible Note contains a restrictive provision which provides Philips the right to require ScanSoft to redeem the Convertible Note or any remaining portion of the principal amount, on the date a "Change in Control" occurs. The Convertible Note provides that a "Change in Control" is deemed to have occurred when any person or entity acquires beneficial

                                 SCANSOFT, INC.

ownership of shares of capital stock of ScanSoft entitling such person or entity to exercise 40% or more of the total voting power of all shares of capital stock of ScanSoft, or ScanSoft sells all or substantially all of its assets, subject to certain exceptions. The proposed acquisition of SpeechWorks International Inc. (Note 16) will not result in such a "Change in Control".



13.  COMMITMENTS AND CONTINGENCIES



  LITIGATION AND OTHER CLAIMS



     Like many companies in the software industry, ScanSoft has from time to time been notified of claims that it may be infringing certain intellectual property rights of others. Where appropriate these claims have been referred to counsel, and they are in various stages of evaluation and negotiation or have been resolved. If it appears necessary or desirable, ScanSoft may seek licenses for these intellectual property rights. There is no assurance that licenses will be offered by all claimants, that the terms of any offered licenses will be acceptable to ScanSoft or that in all cases the dispute will be resolved without litigation, which may be time consuming and expensive, and may result in injunctive relief or the payment of damages by ScanSoft.



     From time to time, we receive information concerning possible infringement by third parties of our intellectual property rights, whether developed, purchased or licensed by us. In response to any such circumstance, we have our counsel investigate the matter thoroughly and we take all appropriate action to defend our rights in these matters. On November 27, 2002, AllVoice Computing plc filed an action against ScanSoft in the United States District Court for the Southern District of Texas claiming patent infringement. In the lawsuit, AllVoice alleges that ScanSoft is infringing United States Patent No. 5,799,273 entitled "Automated Proofreading Using Interface Linking Recognized Words to Their Audio Data While Text Is Being Changed" (the "'273 Patent"). The '273 Patent generally discloses techniques for manipulating audio data associated with text generated by a speech recognition engine. Although ScanSoft has several products in the speech recognition technology field, ScanSoft believes that its products do not infringe the '273 Patent because they do not use the claimed techniques. Damages are sought in an unspecified amount. ScanSoft filed an answer on December 23, 2002. ScanSoft believes this claim has no merit, and intends to defend the action vigorously.



     On December 28, 2001, the Massachusetts Institute of Technology and Electronics For Imaging, Inc. sued ScanSoft in the United States District Court for the Eastern District of Texas for patent infringement. The patent infringement claim was filed against more than 200 defendants. In their lawsuit, MIT and EFI allege that ScanSoft is infringing United States Patent No. 4,500,919 entitled "Color Reproduction System" (the "'919 Patent"). MIT and EFI allege that the '919 Patent discloses a system for adjusting the colors of a scanned image on a television screen and outputting the modified image to a device. ScanSoft has several products that permit a user to adjust the color of an image on a computer monitor. ScanSoft has asserted that its products do not infringe the '919 Patent because its products do not contain all elements of the structure required by the claimed invention and because its products do not perform all of the steps required by the claimed method. Further, ScanSoft believes there may be prior art that would render the '919 Patent invalid. The '919 Patent expired on May 6, 2002. Damages are sought in an unspecified amount. ScanSoft filed an Answer and Counterclaim on June 28, 2002. ScanSoft believes this claim has no merit, and intends to defend the action vigorously.



     On August 16, 2001, Horst Froessl sued ScanSoft in the United States District Court for the Northern District of California for patent infringement. In his lawsuit, Froessl alleges that ScanSoft is infringing United States Patent No. 4,553,261 entitled "Document and Data Handling and Retrieval System" (the "'261 Patent"). Froessl alleges that the '261 Patent discloses a system for receiving and optically scanning documents, converting selected segments of the digitalized scan data into machine code, and storing and retrieving the documents and the digitalized and converted segments. Although ScanSoft

                                 SCANSOFT, INC.

has several products in the scanning technology field, ScanSoft has asserted that its products do not infringe the '261 Patent because its products do not contain all elements of the structure required by the claimed invention and because its products do not perform all of the steps required by the claimed method. Further, ScanSoft believes there may be prior art that would render the '261 Patent invalid. The '261 Patent will expire on May 31, 2003. Damages are sought in an unspecified amount. ScanSoft filed an Answer and Counterclaim on September 19, 2001. ScanSoft believes this claim has no merit, and intends to defend the action vigorously.



     ScanSoft believes that the final outcome of these matters will not have a significant adverse effect on its financial position and results of operations, and ScanSoft believes it will not be required to expend a significant amount of resources defending such claims. However, should ScanSoft not prevail in any such litigation, its operating results and financial position could be adversely impacted.



  GUARANTEES



     ScanSoft has entered into agreements to indemnify its directors and officers to the fullest extent authorized or permitted under applicable law. These agreements, among other things, provide for the indemnification of its directors and officers for expenses, judgments, fines, penalties and settlement amounts incurred by any such person in his or her capacity as a director or officer of ScanSoft, whether or not such person is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under the agreements. ScanSoft has a Director and Officer insurance policy in effect that reduces its exposure under these agreements and enables it to recover a portion of any future amounts paid. While the maximum potential amount of any future payments under these agreements is uncertain, as a result of its insurance coverage ScanSoft believes the estimated fair value of these agreements is minimal.



     ScanSoft currently includes indemnification provisions in the contracts it enters with its customers and business partners. Generally, these provisions require ScanSoft to defend claims arising out of its products' infringement of third-party intellectual property rights, breach of contractual obligations and/or unlawful or otherwise culpable conduct on its part. The indemnity obligations imposed by these provisions generally cover damages, costs and attorneys' fees arising out of such claims. In most, but not all, cases ScanSoft's total liability under such provisions is limited to either the value of the contract or a specified, agreed upon, amount. In some cases its total liability under such provisions is unlimited. In many, but not all, cases the term of the indemnity provision is perpetual. Although these provisions are included in most of its contracts with customers and business partners, as noted above, ScanSoft is currently defending only four parties pursuant to such provisions. Each of these four parties is a defendant in a case filed by the Massachusetts Institute of Technology and Electronics for Imaging, Inc. in the United States District Court for the Eastern District of Texas in December 2001. The case, which alleges patent infringement by certain ScanSoft products, is more fully described above. Although ScanSoft believes this claim has no merit, ScanSoft cannot predict the outcome of this case or the total additional indemnity costs it may produce, though it may be required to indemnify one or more defendants in addition to those it is already indemnifying, and additional indemnification obligations may arise in other litigations. While the maximum potential amount of future payments ScanSoft could be required to make under all the indemnification provisions in its contracts with customers and business partners is unlimited, it believes that the estimated fair value of these provisions is minimal due to the low frequency with which these provisions have been triggered.

                                 SCANSOFT, INC.

14.  EQUITY TRANSACTIONS



  COMMON STOCK WARRANTS



     In connection with the March 31, 2003 acquisition of the certain intellectual property assets related to multimodal speech technology (Note 7), ScanSoft issued a warrant expiring October 31, 2005, for the purchase of 78,000 shares of common stock of ScanSoft at an exercise price of $8.10 per share. The warrant was immediately exercisable and was valued at $0.1 million based upon the Black-Scholes option pricing model with the following assumptions: expected volatility of 80%, a risk-free rate of 1.87%, an expected term of 2.5 years, no dividends and a stock price of $4.57 based on ScanSoft's stock price at the time of issuance. The purchase price was recorded as completed technology and will be amortized over three years.



  UNDERWRITTEN PUBLIC OFFERING



     During the three months ended March 31, 2003, ScanSoft completed an underwritten public offering of 8,256,906 shares of ScanSoft common stock at $3.80 per share. Of the total shares sold, 6,184,406 shares were sold on behalf of Lernout & Hauspie Speech Products N.V. and L&H Holdings USA, Inc. ScanSoft sold 2,072,500 common shares and received gross proceeds of $7.9 million. After considering offering costs, the net proceeds amounted to approximately $5.5 million.



15.  SEGMENT AND GEOGRAPHIC INFORMATION



     ScanSoft operates in a single segment. The following table presents total revenue information by geographic area and principal product line (in thousands):



                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2003       2002
                                                              --------   --------
North America...............................................  $20,608    $18,625
Other foreign countries.....................................    7,228      5,140
                                                              -------    -------
  Total.....................................................  $27,836    $23,765
                                                              =======    =======



                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2003       2002
                                                              --------   --------
Digital Capture.............................................  $12,587    $16,370
Speech......................................................   15,249      7,395
                                                              -------    -------
  Total.....................................................  $27,836    $23,765
                                                              =======    =======



     Revenue classification above is based on the country in which the sale originates or is invoiced. Revenue in other countries predominately relates to sales to customers in Asia and Europe. Intercompany sales are insignificant as products sold outside of the United States or Europe are sourced within Europe or the United States.



     A number of ScanSoft's North American OEM customers distribute products throughout the world but because these customers do not provide the geographic dispersion of their product sales, ScanSoft recorded the revenue in the North America category. However, based on an estimate that factors our OEM partners' geographical revenue mix to our revenue generated from these OEM partners, international revenue would have represented approximately 33% and 30% of our consolidated revenue for the quarters ended March 31, 2003 and March 31, 2002, respectively.

                                 SCANSOFT, INC.

16.  SUBSEQUENT EVENT



     On April 23, 2003, ScanSoft announced it had signed a definitive merger agreement to acquire SpeechWorks International, Inc. ("SpeechWorks"), a Boston, Massachusetts-based company that provides speech recognition, text-to-speech and speaker verification for network and embedded environments, including multimodal devices with both an audio interface and visual display. Under the terms of the agreement, ScanSoft will acquire SpeechWorks in a tax-free, stock-for-stock merger with an equity value at the time of announcement of approximately $132.0 million, net of SpeechWorks' cash balance of $49.0 million as of December 31, 2002. Upon completion of the merger, holders of SpeechWorks common stock will be entitled to receive 0.860 shares of ScanSoft common stock for each share of SpeechWorks common stock exchanged in the merger. The acquisition is expected to be completed in the third quarter of 2003. The agreement may be terminated by either ScanSoft or SpeechWorks upon certain events occurring or not occurring, as defined in the agreement. In certain cases, if the agreement is terminated, ScanSoft may be required to pay SpeechWorks up to $6.5 million.

             PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL


                 (A DIVISION OF ROYAL PHILIPS ELECTRONICS N.V.)



                     INDEX TO COMBINED FINANCIAL STATEMENTS



                                                               PAGE
                                                               ----
Independent Auditors' Report................................   F-69
Combined Balance Sheets.....................................   F-70
Combined Statements of Operations and Comprehensive Loss....   F-71
Changes in the Net Investment of the Philips Group..........   F-72
Combined Statements of Cash Flows...........................   F-73
Notes to the Combined Financial Statements..................   F-74

                          INDEPENDENT AUDITORS' REPORT

The Supervisory Board of Royal Philips Electronics N.V.


     We have audited the accompanying combined balance sheets of Philips Speech Processing Telephony and Voice Control (A division of Royal Philips Electronics N.V.) as of December 31, 2002, and the related combined statements of operations and comprehensive loss, changes in the net investment of the Philips Group, and cash flows for each of the years in the two-year period ended December 31, 2002. These combined financial statements are the responsibility of Philips Speech Processing Telephony and Voice Control's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Philips Speech Processing Telephony and Voice Control (A division of Royal Philips Electronics N.V.) as of December 31, 2002, and the results of its operations and its cash flows for the two-year period ended December 31, 2002, in conformity with generally accepted accounting principles in the United States of America.



/s/ KPMG ACCOUNTANTS N.V.                                  KPMG Accountants N.V.


Eindhoven, The Netherlands

June 10, 2003

             PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL
                 (A division of Royal Philips Electronics N.V.)

                            COMBINED BALANCE SHEETS


                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2001           2002
                                                              ------------   ------------
                                                               (IN THOUSANDS OF EURO'S)
                                         ASSETS
CURRENTS ASSETS:
  Cash......................................................         23             7
  Accounts receivable, net (Notes 3 and 16).................      3,036         3,359
  Receivables from related parties (Note 13)................        512           347
  Inventory, net (Note 4)...................................        662           291
  Deferred income taxes (Notes 9 and 13)....................         25             0
  Other current assets (Note 5).............................        240           216
                                                                 ------         -----
TOTAL CURRENT ASSETS........................................      4,498         4,220
                                                                 ------         -----
Property, plant and equipment, net (Notes 6 and 15).........        521           336
Intangible assets, net (Note 7).............................        184           117
                                                                 ------         -----
TOTAL ASSETS................................................      5,203         4,673
                                                                 ======         =====
                   LIABILITIES AND NET INVESTMENT OF THE PHILIPS GROUP
CURRENT LIABILITIES:
  Accounts payable..........................................        850           483
  Deferred income...........................................      1,481           572
  Payables to related parties (Note 13).....................      1,541           672
  Deferred income tax liability (Notes 9 and 13)............         17            16
  Other accrued liabilities (Note 8)........................      2,153         2,896
                                                                 ------         -----
TOTAL CURRENT LIABILITIES...................................      6,042         4,639
                                                                 ------         -----
Long-term provisions (Note 10)..............................        269           245
TOTAL LIABILITIES...........................................      6,311         4,884
                                                                 ------         -----
Commitments and contingencies (Note 14)
NET INVESTMENT OF THE PHILIPS GROUP.........................     (1,108)         (211)
                                                                 ------         -----
TOTAL LIABILITIES AND NET INVESTMENT OF THE PHILIPS GROUP...      5,203         4,673
                                                                 ======         =====


    The accompanying notes are an integral part of these combined financial statements.

             PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL
                 (A division of Royal Philips Electronics N.V.)

            COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS


                                                               YEAR ENDED     YEAR ENDED
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2001           2002
                                                              ------------   ------------
                                                               (IN THOUSANDS OF EURO'S)
Revenue:
  Revenue, third parties....................................     15,801         16,127
  Revenue, related parties..................................      2,890            582
TOTAL REVENUE (NOTES 13 AND 15).............................     18,691         16,709
Cost of sales...............................................      3,288          2,519
GROSS PROFIT................................................     15,403         14,190
                                                                -------        -------
Operating expenses:
  Selling and marketing.....................................     15,066         12,415
  Research and development (Note 13)........................     13,512         10,421
  General and administrative (Note 13)......................      3,877          3,739
Total operating expenses....................................     32,455         26,575
OPERATING LOSS..............................................    (17,052)       (12,385)
                                                                -------        -------
Interest revenue, net (Note 13).............................          2              3
LOSS BEFORE INCOME TAXES....................................    (17,050)       (12,382)
                                                                -------        -------
Income tax benefit (Note 9).................................      1,364            333
NET LOSS....................................................    (15,686)       (12,049)
                                                                =======        =======
Components of other comprehensive income:
  Foreign currency translation adjustments..................         58            (41)
COMPREHENSIVE LOSS..........................................    (15,628)       (12,090)
                                                                =======        =======


    The accompanying notes are an integral part of these combined financial statements.

             PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL
                 (A division of Royal Philips Electronics N.V.)

               CHANGES IN THE NET INVESTMENT OF THE PHILIPS GROUP


                                                               NET INVESTMENT OF THE
                                                                   PHILIPS GROUP
                                                               ---------------------
                                                                   (IN THOUSANDS
                                                                    OF EURO'S)
BALANCE DECEMBER 31, 2000...................................              972
Net cash transfer from Philips..............................           13,548
Components of comprehensive income:
  Net loss..................................................          (15,686)
  Foreign currency translation adjustments..................               58
BALANCE DECEMBER 31, 2001...................................           (1,108)
Net cash transfer from Philips..............................           12,987
Components of comprehensive income:
  Net loss..................................................          (12,049)
  Foreign currency translation adjustments..................              (41)
BALANCE DECEMBER 31, 2002...................................             (211)



    The accompanying notes are an integral part of these combined financial statements.

             PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL
                 (A division of Royal Philips Electronics N.V.)

                       COMBINED STATEMENTS OF CASH FLOWS


                                                               YEAR ENDED     YEAR ENDED
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2001           2002
                                                              ------------   ------------
                                                               (IN THOUSANDS OF EURO'S)
Cash flows from operating activities:
Net loss....................................................    (15,686)       (12,049)
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities
  Deferred taxation.........................................     (1,260)            24
  Depreciation and amortization.............................        607            438
  Change in assets and liabilities:
     Accounts receivable, net...............................      1,033           (323)
     Related parties, net...................................          2           (704)
     Inventory, net.........................................        851            371
     Other current assets...................................        207             24
     Accounts payable.......................................        (69)          (367)
     Deferred income and other accrued liabilities..........        (30)          (166)
     Long-term provisions...................................         85            (24)
Effect of exchange rate changes.............................        (38)           105
NET CASH USED IN OPERATING ACTIVITIES.......................    (14,298)       (12,671)
Cash flows from investing activities:
  Purchases of property, plant and equipment................       (201)          (189)
Effect of exchange rate changes.............................         --              3
NET CASH USED IN INVESTING ACTIVITIES.......................       (201)          (186)
Cash flows from financing activities:
  Net cash transferred from Philips.........................     13,606         12,946
Effect of exchange rate changes.............................          4           (107)
NET CASH PROVIDED BY FINANCING ACTIVITIES...................     13,610         12,839
Effect of exchange rate changes.............................         34              2
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........       (855)           (16)
Cash and cash equivalents, beginning of period..............        878             23
Cash and cash equivalents, end of period....................         23              7
Supplementary information:
  Cash received from Philips for income taxes...............      9,897            105
  Cash received from (paid to) Philips for interest.........       (576)             2



    The accompanying notes are an integral part of these combined financial statements.

             PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL
                 (A division of Royal Philips Electronics N.V.)

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS

                               DECEMBER 31, 2002


1.  DESCRIPTION OF THE COMPANY AND BASIS OF PRESENTATION

  DESCRIPTION OF THE COMPANY

     PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL (PSP), a division of Royal Philips Electronics N.V. (Philips and Philips Group) is active in the field of speech processing technology. Starting from the traditional tape-recorded dictation Philips in the past two decades has become a global leader in the field of speech processing, offering a wide portfolio of state-of-the-art products and technologies. Philips Speech Processing Telephony is offering speech-enabled services including directory assistance, interactive voice response and voice portal applications for enterprise customers, telephony vendors and carriers. Philips Speech Processing Voice Control is operating on the market for speech-enabled automotive and mobile products. It offers a product portfolio including small footprint speech recognition engines for embedded applications like voice controlled climate, navigation and entertainment features within cars as well as voice dialing within mobile phones. With presence in Aachen, Germany, Dallas, USA, and Taipei, Taiwan PSP is able to cover the global market with products supporting more than 40 languages and that can process a vocabulary of more than one million words.


     Royal Philips Electronics N.V., the Netherlands, and ScanSoft, Inc., of Peabody, MA, USA entered into a purchase agreement in which ScanSoft acquires the business, employees and intellectual property of Philips Speech Processing Telephony and Philips Speech Processing Voice Control. The transaction was consummated on January 30, 2003. See note 17 for additional disclosure of the transaction.


  BASIS OF PRESENTATION

     The combined financial statements reflect the financial position, results of operations, changes in net investment of the Philips Group, and cash flows of the PSP business unit of Philips as if PSP had been a separate entity for all periods presented. The combined financial statements have been prepared using Philips' historical basis for PSP's assets and liabilities and results of operations, which have been stated in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP). All significant intercompany transactions and balances have been eliminated in preparation of the combined financial statements.

     Corporate overheads have been allocated to PSP from Philips at central, regional and local levels for amounts, including directors remuneration, marketing, management information systems, accounting and financial reporting, treasury, human resources, legal, tax and security, based on the net sales of PSP compared to the consolidated net sales of Philips. Management believes these allocations are reasonable. However, the costs of these services charged to PSP are not necessarily indicative of the costs that would have been incurred had PSP operated as an entity independent of Philips, or as an autonomous public company, for all periods presented.

     PSP purchases components used in the production process, as well as equipment and supplies under collective purchase agreements and purchase conditions negotiated by Philips. Management believes that the benefits derived from such agreements and conditions would unlikely have been obtained had PSP been a stand-alone company.

     The pension and other postretirement benefit costs attributable to PSP have been based on the charge incurred by individual operations in respect of specific plans of which employees of PSP are members. For the purposes of presentation of the combined financial statements, the participation in the Philips plans has been treated as participation in various multi-employer plans. The charges included in the combined financial statements reflect the arrangements of Philips and are therefore not necessarily indicative of the pension and other postretirement benefit costs had PSP been a stand-alone company. During the year

             PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL
                 (A division of Royal Philips Electronics N.V.)

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

ended December 31, 2001, PSP has benefited from contribution holidays with respect to certain over-funded Philips pension plans. During 2002 no contribution holidays existed anymore. Upon divestment, PSP will not benefit from any contribution holidays, as the employees will no longer participate in Philips' plans.

     Because in the past PSP was not a separate legal group of companies or a separate holding company within the Philips Group of companies, the proportion of share capital and reserves attributable to PSP has been shown in the combined balance sheets as part of the "Net investment of the Philips Group". For the purpose of these combined financial statements, interest charge is calculated based on the average rate of interest for long-term debt paid by Philips and the average amount of net investment of the Philips Group invested in PSP during the reporting periods, taking into account the debt-to-equity ratio reported by Philips during the reporting periods. In addition, PSP has a number of short-term balances with other Philips Group businesses. These balances arise from trading transactions and services or other items and have been aggregated on the combined balance sheets under the headings "Receivables from related parties" and "Payables to related parties".

     Historically, PSP's operations have been included in the combined income tax returns filed by Philips in each of the countries where PSP is located (country fiscal unity). Income tax expense in these combined financial statements has been calculated on an as if separate tax return basis. The current tax expense is assumed to be settled within the financial period following the period in which it arises. Tax effects that may arise from PSP's divestment from the Philips Group have not been reflected in PSP's combined financial statements.

     Other significant features of the PSP divestment from Philips are described in Note 17.

     The financial information included herein is not necessarily indicative of the combined results of operations, financial position, changes in the net investment of the Philips Group and cash flows of PSP in the future or what they would have been for the periods presented had PSP been a separate stand-alone entity.

  REPORTING CURRENCY

     The Euro is used as reporting currency. The financial statements of foreign operations are translated into euros. Assets and liabilities are translated using the exchange rates on the respective balance sheet dates. Income and expense items are translated at average rates during the period.


2.  SUMMARY OF ACCOUNTING POLICIES


  CASH AND CASH EQUIVALENTS

     Historically, Philips manages cash and cash equivalents on a centralized basis. Cash receipts associated with PSP's business are transferred to Philips on a daily basis and Philips funds PSP's disbursements. These cash transactions are reflected in the caption "Net investment of the Philips Group". In certain countries, however, PSP has dedicated bank accounts, operating under periodic cash pooling with Philips. Furthermore, PSP entities have small amounts of petty cash.

             PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL
                 (A division of Royal Philips Electronics N.V.)

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  ACCOUNTS RECEIVABLE

     Accounts receivables are stated at face value, net of allowances for doubtful accounts.

  INVENTORY

     Finished goods inventories are valued at the lower of cost, as determined by the first-in, first-out (FIFO) method, or net realizable value. Provision is made for obsolescence. Work in process comprises deferred costs on uncompleted contracts.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the expected economic life of the asset. Costs related to maintenance activities are expensed in the period in which they are incurred. Following are the expected useful lives of the assets:

Machines and installations..................................   from 5 to 10 years
Other fixed assets..........................................   from 3 to 5 years

  INTANGIBLE ASSETS

     Intangible assets consists of acquired intellectual property rights consisting of computer software for resale, which is being amortized on the straight-line method over 5 years.

  IMPAIRMENT OF LONG-LIVED ASSETS

     Through December 31, 2001, PSP evaluated the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards
(SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of". Whenever adverse events or changes in business climate result in the expected undiscounted future cash flows from the related asset being less than the carrying value of the asset, an impairment loss would be recognized for the excess of the carrying value of the assets over the expected discounted future cash flows.


     On January 1, 2002, PSP adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 amends existing guidance on asset impairment and provides a single accounting model for long-lived assets to be disposed of SFAS No. 144 also changes the criteria for classifying an asset as held-for-sale; and broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations, and changes the timing of recognizing losses on such operations. The adoption of SFAS No. 144 on January 1, 2002 did not have an impact on the Company's combined financial statements.


  INCOME TAXES

     Historically, PSP's operations have been included in the combined income tax returns filed by Philips in each of the countries where PSP is located (country fiscal unity). Income tax expense in these combined financial statements has been calculated on an as if separate tax return basis.

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to

             PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL
                 (A division of Royal Philips Electronics N.V.)

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets, including assets arising from loss carry forwards, are recognized if it is more likely than not that the asset will be realized.

  REVENUE RECOGNITION

     PSP recognizes revenue in accordance with Statement of Position 97-2, Software Revenue Recognition, as amended by Statement of Position 98-9, and the Securities and Exchange Commission's Staff Accounting Bulletin No. 101 Revenue Recognition in Financial Statements. Revenue from the sale of hardware and software to end users is recognized upon delivery, provided that no significant obligations remain, evidence of the arrangement exists, the fees are fixed or determinable, and collectibility of the related receivable is reasonably assured.

     Revenue from royalties on sales of PSP's products by original equipment manufacturers to third parties is recognized upon delivery to the third party when such information is available, or when notified by the reseller that such royalties are due as a result of a sale, provided that collectibility of the related receivable is reasonably assured. Revenue from maintenance contracts is recognized ratably over the contract term.


     Revenue from development of custom software is recognized on a completed contract basis. The Company has applied the completed contract method for recognizing revenues on contracts involving software and services which represent significant customization or modification of the software because they do not have the ability to make reasonably dependable estimates of the extent of progress to completion. Accordingly, all project costs and progress payments are deferred until the project is complete. Any anticipated losses are recognized immediately.


  RESEARCH AND DEVELOPMENT AND CAPITALIZED SOFTWARE DEVELOPMENT COSTS

     Under SFAS No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", costs incurred in the research and development of software products are expensed as incurred until technological feasibility has been established. Once established, these costs would be capitalized. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life and changes in software and hardware technologies. In the year ended December 31, 2001 and the nine-month period ended September 29, 2002, costs eligible for capitalization were not material.

  PENSION AND OTHER POSTRETIREMENT BENEFITS

     PSP accounts for the cost of pension plans and postretirement benefits other than pensions in accordance with SFAS No. 87, "Employers Accounting for Pensions" and SFAS No. 106, "Employers Accounting for Postretirement Benefits Other Than Pensions", respectively. These plans are generally part of pension and postretirement benefit plans within Philips, and are accounted for by PSP as multi-employer plans.


  STOCK-BASED COMPENSATION


     PSP applies SFAS No. 123, "Accounting for Stock-Based Compensation", which allows companies which have stock-based compensation arrangements with employees to continue to apply the existing accounting required by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock

             PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL
                 (A division of Royal Philips Electronics N.V.)

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


Issued to Employees", and to provide pro forma disclosure of the accounting results of applying the fair value method of SFAS No. 123. PSP accounts for stock-based compensation arrangements (related to Philips stock options granted to PSP employees) under the intrinsic value method of APB Opinion No. 25. The following table illustrates the effect on net income if the fair value based method had been applied to all outstanding and unvested awards in each period.



                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2001           2002
                                                              ------------   ------------
                                                               (IN THOUSANDS OF EURO'S)
Net loss, as reported.......................................    (15,686)       (12,049)
Deduct: Total share-based employee compensation expense
  determined under fair value based method for all awards,
  net of related tax effects................................       (116)          (148)
Pro forma net loss..........................................    (15,802)       (12,197)
                                                                =======        =======


  USE OF ESTIMATES

     The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect reported amounts in the financial statements and the accompanying notes. While management bases its assumptions and estimates on the facts and circumstances known at the balance sheet date, actual results could materially differ from those estimates.

  ACCOUNTING STANDARDS NOT YET ADOPTED


     In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, "Accounting for Asset Retirement Obligations" (SFAS No. 143). SFAS No. 143 requires PSP to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. PSP would also record a corresponding asset, which is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. PSP is required to adopt SFAS No. 143 on January 1, 2003. PSP believes that the adoption of SFAS No. 143 will not have a material impact on its financial statements.



     In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" (SFAS No. 145). SFAS No. 145 provides for the rescission of several previously issued accounting standards, new accounting guidance for the accounting for certain lease modifications and various technical corrections to existing pronouncements that are not substantive in nature. SFAS No. 145 will be adopted on January 1, 2003, except for the provisions relating to the amendment of SFAS No. 13, "Accounting for Leases", which was adopted as required for transactions occurring subsequent to May 15, 2002. PSP believes that the adoption of SFAS No. 145 will not have a material impact on its financial statements.


     In June 2002, the FASB issued SFAS No. 146, "Accounting for Exit or Disposal Activities" (SFAS No. 146). SFAS No. 146 addresses significant issues regarding the recognition, measurement and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to the guidance that the Emerging Issues Task Force (EITF) has set forth in EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". The scope of SFAS No. 146 also includes (1) costs related to terminating a contract that is not a capital lease, and

             PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL
                 (A division of Royal Philips Electronics N.V.)

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(2) termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred compensation contract. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. PSP believes that the adoption of SFAS No. 146 will not have a material impact on its financial statements.


     In December 2002, the FASB issued SFAS 148, "Accounting for Stock Based Compensation -- Transition and Disclosure -- an amendment of FASB statement No. 123" ("SFAS 148"). SFAS 148 permits two additional transition methods for entities that adopt the fair value based method of accounting for stock-based employee compensation. The Statement also requires new disclosures about the ramp-up effect of stock-based employee compensation on reported results. The Statement also requires that those effects be disclosed more prominently by specifying the form, content, and location of those disclosures. The transition guidance and annual disclosure provisions of SFAS 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. PSP has adopted the disclosure requirements as from 2002.



     PSP has decided to adopt the fair value recognition of SFAS 123 accounting "Stock Based Compensation" as from January 1, 2003 prospectively to all employee awards granted, modified or settled after January 1, 2003.



     In November 2002, the Emerging Task-Force issued its consensus on EITF 00-21, "Revenue Arrangements with Multiple Deliverables" ("EITF 00-21") on an approach to determine whether an entity should divide an arrangement with multiple deliverables into separate units of accounting. According to the EITF in an arrangement with multiple deliverables, the delivered item(s) should be considered a separate unit of accounting if all of the following criteria are met: (1) The delivered item(s) has value to the customer on a standalone basis,
(2) There is objective and reliable evidence of the fair value of the undelivered item(s), (3) If the arrangement includes a general right of return, delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the vendor. If all the conditions above are met and there is objective and reliable evidence of fair value for all units of accounting in an arrangement, the arrangement consideration should be allocated to the separate units of accounting based on their relative fair values. However, there may be cases in which there is objective and reliable evidence of the fair value(s) of the undelivered item(s) in an arrangement, but no such evidence for one or more of the delivered items. In those cases, the residual method should be used to allocate the arrangement consideration. The guidance in this Issue is effective for revenue arrangements entered into in fiscal beginning after June 15, 2003. Alternatively, entities may elect to report the change in accounting as a cumulative-effect adjustment in accordance with Opinion 20. If so elected, disclosure should be made in periods subsequent to the date of initial application of this consensus of the amount of recognized revenue that was previously included in the cumulative effect adjustment. PSP believes that the adoption of EITF 00-21 will not have a significant impact on the combined financial statements.

             PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL
                 (A division of Royal Philips Electronics N.V.)

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

3.  ACCOUNTS RECEIVABLE

     Accounts receivable consisted of the following:


                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2001           2002
                                                              ------------   ------------
                                                               (IN THOUSANDS OF EURO'S)
Trade accounts receivable...................................      4,503          5,055
Allowance for doubtful accounts.............................     (1,467)        (1,696)
                                                                 ------         ------
Total accounts receivable, net..............................      3,036          3,359
                                                                 ======         ======


4.  INVENTORY

     Inventory consisted of the following:


                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2001           2002
                                                              ------------   ------------
                                                               (IN THOUSANDS OF EURO'S)
Work in process.............................................       606            69
Finished goods..............................................       225           257
Allowance for obsolescence..................................      (169)          (35)
                                                                  ----           ---
Total inventory, net........................................       662           291
                                                                  ====           ===


5.  OTHER CURRENT ASSETS

     Other current assets consisted of the following:


                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2001           2002
                                                              ------------   ------------
                                                               (IN THOUSANDS OF EURO'S)
Royalties receivable........................................       22              0
Prepaid expenses and sundry receivables.....................      218            216
                                                                  ---            ---
Total Other current assets..................................      240            216
                                                                  ===            ===


6.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consisted of the following:


                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2001           2002
                                                              ------------   ------------
                                                               (IN THOUSANDS OF EURO'S)
Machines and installations..................................      1,374          1,155
Other fixed assets..........................................      3,730          3,389
Accumulated depreciation....................................     (4,583)        (4,208)
                                                                 ------         ------
Total property, plant and equipment, net....................        521            336
                                                                 ======         ======

             PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL
                 (A division of Royal Philips Electronics N.V.)

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

7.  INTANGIBLE ASSETS

     Intangible assets consisted of the following:


                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2001           2002
                                                              ------------   ------------
                                                               (IN THOUSANDS OF EURO'S)
Computer software for resale, gross.........................      230            194
Accumulated amortisation....................................      (46)           (77)
                                                                  ---            ---
Intangible asset, net.......................................      184            117
                                                                  ===            ===



     Amortization of computer software costs was E 46 thousand and E 31 thousand for the year ended December 31, 2001 and the year ended December 31, 2002, respectively. The estimated amortisation expense for the next three years is E 39 thousand per year.


8.  OTHER ACCRUED LIABILITIES

     Other accrued liabilities consisted of the following:


                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2001           2002
                                                              ------------   ------------
                                                               (IN THOUSANDS OF EURO'S)
Salaries and wages, holiday allowance, year-end payment.....     1,245          1,113
Accrued holiday rights......................................       335            242
Obligation towards former stock holders.....................       196            165
Accrued sales tax...........................................        56            139
Accrued commercial costs....................................        83            348
Accrued R&D costs...........................................         0            156
Customer deposit............................................         0            330
Others......................................................       238            403
                                                                 -----          -----
Total other accrued liabilities.............................     2,153          2,896
                                                                 =====          =====



9.  INCOME TAXES


     Historically, PSP's operations have been included in the combined income tax returns filed by Philips in each of the countries where PSP is located (country fiscal unity). The income tax expense reported and the determination of deferred tax assets to be realized in PSP's combined financial statements is based on an as if separate tax return basis.

             PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL
                 (A division of Royal Philips Electronics N.V.)

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table presents the principal reasons for the difference between the effective income tax rate and statutory income tax rate in the
Netherlands:


                                                               YEAR ENDED     YEAR ENDED
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2001           2002
                                                              ------------   ------------
                                                                   (IN PERCENTAGES)
Statutory income tax rate in the Netherlands................        35%            35%
Foreign rate differentials..................................         4%             4%
Change in valuation allowance...............................       -31%           -35%
Others......................................................         0%            -1%
Effective income tax rate...................................         8%             3%


     The income tax expense is as follows:


                                                               YEAR ENDED     YEAR ENDED
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2001           2002
                                                              ------------   ------------
                                                               (IN THOUSANDS OF EURO'S)
Income (loss) before income taxes:
  The Netherlands...........................................          0              0
  Foreign...................................................    (17,050)       (12,382)
Income tax benefit (expense):
Current taxes
  The Netherlands...........................................          0              0
  Foreign...................................................        105            357
Deferred taxes
  The Netherlands...........................................          0              0
  Foreign...................................................      1,259            (24)
Income tax benefit..........................................      1,364            333

             PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL
                 (A division of Royal Philips Electronics N.V.)

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The sources of differences between the financial accounting and tax basis of PSP's assets and liabilities that give rise to the net deferred tax assets are as follows:


                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2001           2002
                                                              ------------   ------------
                                                               (IN THOUSANDS OF EURO'S)
Deferred tax assets:
  Doubtful accounts.........................................         84             66
  Accrued compensation......................................        131            288
  Taxes other than income taxes.............................         84             10
  Jubilee provision.........................................         19             25
  Others....................................................        174            168
  Property, plant and equipment.............................        110             78
  Net operating losses......................................     29,436         32,941
                                                                -------        -------
TOTAL GROSS DEFERRED TAX ASSETS.............................     30,038         33,576
                                                                -------        -------
Valuation allowance.........................................    (29,978)       (33,546)
NET DEFERRED TAX ASSETS.....................................         60             30
Deferred tax liabilities:
  Fixed assets..............................................         27             21
  Accruals..................................................         17             18
  Others....................................................          8              7
                                                                -------        -------
TOTAL GROSS DEFERRED LIABILITIES............................         52             46
                                                                =======        =======
NET DEFERRED TAX ASSETS (LIABILITIES).......................          8            (16)



     Based upon an as if separate tax return basis, as at December 31, 2002 PSP has incurred E 22.8 million of operating loss carry forwards expiring at various dates through 2022 and E 59.3 million of operating loss carry forwards with no expiration date.



     The valuation allowance for deferred tax assets as of December 31, 2001 and December 31, 2002 was E 30.0 million and E 33.5 million, respectively. The net change in total valuation allowance for the year ended December 31, 2001 and the year ended December 31, 2002 was an increase of E 4.1 million and E 3.5 million, respectively. In assessing the realizability of deferred tax assets, PSP considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. PSP considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that PSP will realize the benefits of those deductible differences for which a valuation allowance has not been recorded.

             PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL
                 (A division of Royal Philips Electronics N.V.)

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


10.  LONG-TERM PROVISIONS


     Long-term provisions consisted of the following:


                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2001           2002
                                                              ------------   ------------
                                                               (IN THOUSANDS OF EURO'S)
Provision for pensions......................................      199            162
Provision for jubilee benefit obligations...................       70             83
                                                                  ---            ---
Total long-term provisions..................................      269            245
                                                                  ===            ===


11.  PENSION AND OTHER POST RETIREMENT COSTS

     Employees of PSP participate in various defined benefit and defined contribution pension plans of the Philips Group. For the purposes of the preparation of these combined financial statements, PSP's participation in the Philips plans has been treated as participation in various multi-employer plans. Accordingly, the charges included in the combined financial statements may not be indicative of the pension and other post retirement costs had PSP been a stand alone entity.


     Pension premium charged for the year ended December 31, 2001 and the year ended December 31, 2002 were E 86 thousand and E 114 thousand, respectively.



     In addition to receiving pension benefits, PSP employees in certain countries participate in other postretirement benefit plans of the Philips Group. These other postretirement benefits under SFAS No. 106 are recorded at the country central level and charged out to the various local entities as part of human resource overhead (surcharge on salaries paid). The charge to PSP is approximately E 13 thousand and E 48 thousand for the year ended December 31, 2001 and the year ended December 31, 2002, respectively.


12.  EQUITY INCENTIVE PLANS

  EXISTING PHILIPS INCENTIVE PLANS

     Philips has granted stock options on its ordinary shares to members of PSP's management and certain key employees under either a Euro (EUR) denominated plan or a United States Dollar (USD) denominated plan. Under Philips' plans, options are granted with an exercise price equal to the fair market value of the underlying ordinary shares on the date of grant. Options are subject to vesting periods typically of three years and expirations of five or ten years. A limited number of options have also been granted under variable plans, subject to achievement of certain financial objectives during multi-year performance cycles. Exercise of all options is restricted by Philips' rules on insider trading.


  STOCK-BASED COMPENSATION


     Pro forma net income information, as required by SFAS No. 123, has been determined as if PSP had accounted for employee share options granted to PSP's employees by Philips under SFAS No. 123's fair value method. The pro forma amounts below are not necessarily representative of the effects of share-based awards on future net income because the plans eventually adopted by PSP after divestment from Philips may differ from Philips share options plans. Accordingly future grants of employee stock options to PSP's employees may not be comparable to awards made to employees while PSP was a part of Philips.

             PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL
                 (A division of Royal Philips Electronics N.V.)

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


     The fair value of each option was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:



                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2001           2002
                                                              ------------   ------------
(EUR -- DENOMINATED)
Risk-free interest rate.....................................       4.66%          4.70%
Expected dividend yield.....................................        1.2%           1.2%
Expected option life........................................     5 yrs.         5 yrs.
Expected stock price volatility.............................         49%            53%

(USD -- DENOMINATED)
Risk-free interest rate.....................................       4.77%          4.65%
Expected dividend yield.....................................        1.2%           1.2%
Expected option life........................................     5 yrs.         5 yrs.
Expected stock price volatility.............................         49%            49%


     The assumptions were used for these calculations only and do not necessarily represent an indication of management's expectations of future development.


     The following table summarizes information about the number of Philips share options granted to PSP's employees, those outstanding at December 31, 2001 and December 31, 2002 and changes during the period:


          Fixed option plans:


                                                   DECEMBER 31, 2001            DECEMBER 31, 2002
                                               --------------------------   -------------------------
                                                             WEIGHTED                    WEIGHTED
                                                         AVERAGE EXERCISE            AVERAGE EXERCISE
                                               SHARES         PRICE         SHARES        PRICE
                                               -------   ----------------   ------   ----------------
                                                             (IN EUR)                    (IN EUR)
Options outstanding, beginning of period.....    3,200          43.18        9,325          33.77
Options granted..............................    6,125          28.85        6,336          34.78
Options exercised............................
Options forfeited............................                               (3,107)         32.74
Options outstanding, end of period...........    9,325          33.77       12,554          34.53
Weighted average fair value of options
  granted during the year in EUR.............    14.75                       14.90
                                                              (IN USD)                    (IN USD)

Options outstanding, beginning of period.....   24,500          40.61       16,700          29.57
Options granted..............................   11,950          25.68        8,892          30.70
Options exercised............................
Options forfeited............................  (19,750)         40.90       (4,750)         39.08
Options outstanding, end of period...........   16,700          29.57       20,842          27.90
Weighted average fair value of options
  granted during the year in USD.............    11.90                       13.01

             PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL
                 (A division of Royal Philips Electronics N.V.)

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

          Variable option plans:


                                                   DECEMBER 31, 2001            DECEMBER 31, 2002
                                               --------------------------   -------------------------
                                                             WEIGHTED                    WEIGHTED
                                                         AVERAGE EXERCISE            AVERAGE EXERCISE
                                               SHARES         PRICE         SHARES        PRICE
                                               -------   ----------------   ------   ----------------
                                                             (IN EUR)                    (IN EUR)
Options outstanding, beginning of period.....    3,200          43.18        9,325          33.77
Options granted..............................    6,125          28.85
Options exercised............................
Options forfeited............................                               (2,675)         32.41
Options outstanding, end of period...........    9,325          33.77        6,650          34.31
Weighted average fair value of options
  granted during the year in EUR.............    14.75
                                                              (IN USD)                    (IN USD)
Options outstanding, beginning of period.....   22,500          42.00       14,700          30.20
Options granted..............................   11,950          25.68
Options exercised............................
Options forfeited............................  (19,750)         40.90       (1,750)         43.04
Options outstanding, end of period...........   14,700          30.20       12,950          28.48
Weighted average fair value of options
  granted during the year in USD.............    11.90



     The following table summarizes information about stock options outstanding at December 31, 2002:


          Fixed option plans:


                                      OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
                       --------------------------------------------------   -----------------------------------
                           NUMBER                        WEIGHTED AVERAGE
                       OUTSTANDING AT                       REMAINING       NUMBER EXERCISABLE
                        DECEMBER 31,    EXERCISE PRICE   CONTRACTUAL LIFE    AT DECEMBER 31,     WEIGHTED PRICE
YEAR OF GRANT               2002          PER SHARE          (YEARS)               2002            PER SHARE
-------------          --------------   --------------   ----------------   ------------------   --------------
                                        (price in EUR)                                           (price in EUR)
2000.................       2,500               42.90          7.79                  --                     --
2001.................       4,150               29.14          8.29                  --                     --
2002.................       5,904               34.78          9.29                  --                     --
                                        (price in USD)                                           (price in USD)
1999.................       2,000               24.96           6.5               2,000                  24.96
2000.................       3,000         36.65-43.05          7.46                  --                     --
2001.................       9,950               25.68          8.29                  --                     --
2002.................       5,892               30.70          9.29                  --                     --
TOTAL................      33,396                                                 2,000

             PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL
                 (A division of Royal Philips Electronics N.V.)

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

          Variable option plans:


                                      OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
                       --------------------------------------------------   -----------------------------------
                           NUMBER                        WEIGHTED AVERAGE
                       OUTSTANDING AT                       REMAINING       NUMBER EXERCISABLE
                        DECEMBER 31,    EXERCISE PRICE   CONTRACTUAL LIFE    AT DECEMBER 31,     WEIGHTED PRICE
                            2002          PER SHARE          (YEARS)               2002            PER SHARE
                       --------------   --------------   ----------------   ------------------   --------------
                                        (price in EUR)                                           (price in EUR)
2000.................       2,500               42.90          7.79                  --                     --
2001.................       4,150               29.14          8.29                  --                     --
                                        (price in USD)                                           (price in USD)
2000.................       3,000       36.65 - 43.05          7.46                  --                     --
2001.................       9,950               25.68          8.29                  --                     --
TOTAL................      19,600


13.  TRANSACTIONS WITH RELATED PARTIES

     PSP sells products to and purchases certain products and services from Philips in the normal course of business. Transactions between PSP and Philips are effected at prices that are intended to reflect the market value of the products and services involved. The following table summarizes transactions between PSP and Philips:


                                                              DECEMBER 31,   DECEMBER 31,
IN THOUSANDS OF EURO'S                                            2001           2002
----------------------                                        ------------   ------------
STATEMENT OF OPERATIONS:
Sales to Philips group......................................     2,890            582
Interest revenue............................................         2              3
Corporate overhead allocation...............................       308            212
Corporate Research..........................................     3,058          1,958



                                                              DECEMBER 31,   DECEMBER 31,
IN THOUSANDS OF EURO'S                                            2001           2002
----------------------                                        ------------   ------------
BALANCE SHEET:
Income taxes receivable (included in Receivables from
  related parties)..........................................       105           259
Trade accounts receivable from Philips Group................       512           347
Trade accounts payable to Philips Group.....................     1,541           672
Deferred income taxes.......................................         8           (16)


     Interest revenue in these combined financial statements is calculated based on the average rate of interest for long-term debt paid by Philips and the average amount of net investment of the Philips Group invested in PSP during the reporting periods, taking into account the debt-to-equity ratio reported by Philips during the reporting periods.

     Income tax expense has been calculated on an as if separate tax return basis. Tax effects that may arise from PSP's divestment from the Philips Group have not been reflected in PSP's combined financial statements.

     Corporate overheads have been allocated to PSP from Philips at central, regional and local levels for amounts including, but not limited to, directors remuneration, marketing, management information systems, accounting and financial reporting, treasury, human resources, legal, tax and security, based on

             PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL
                 (A division of Royal Philips Electronics N.V.)

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

the net sales of PSP compared to the consolidated net sales of Philips. Management believes these allocations are reasonable. However, the costs of these services charged to PSP are not necessarily indicative of the costs that would have been incurred had PSP operated as an entity independent of Philips.

     Philips Corporate Research is contracted by PSP to perform certain research and development projects; the projects are determined on a yearly basis. The fee charged is reported under Research & Development expenses.

14.  COMMITMENTS AND CONTINGENCIES

     PSP is potentially subject to lawsuits, claims and proceedings, which arise in the ordinary course of business. There are no such matters pending that PSP expects to be material in relation to its business, financial condition or results of operations.

  RENT AGREEMENTS


     PSP has entered into certain short-term contracts to rent office and warehouse facilities. The rent charged to income amounted to E 1,112 thousand and E 1,013 thousand for the year ended December 31, 2001 and the year ended December 31, 2002 respectively, of which E 181 thousand and E 284 thousand respectively relates to charges from Philips based on square meters occupied.


     The table below presents the amounts of rent payable under the present contracts for the upcoming periods.


                                                                 RENT
IN THOUSANDS OF EURO'S                                          AMOUNT
----------------------                                        -----------
Year 2003...................................................      779
Year 2004...................................................      531
Year 2005...................................................      531
Year 2006...................................................      133
Year 2007 and later.........................................        0


15.  GEOGRAPHICAL INFORMATION

     PSP operates and derives its revenue from all major regions in the world. The geographical location of property, plant and equipment and the geographical origin of revenues are as follows:


                                                  AMERICAS   EUROPE   ASIA PACIFIC   TOTAL
                                                  --------   ------   ------------   ------
December 31, 2001
  Net sales.....................................   7,883     9,446       1,362       18,691
  Property, plant and equipment, net............     129       378          14          521
December 31, 2002
  Net sales.....................................   8,424     7,907         378       16,709
  Property, plant and equipment, net............      48       284           4          336

             PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL
                 (A division of Royal Philips Electronics N.V.)

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

16.  CONCENTRATION OF RISKS AND FINANCIAL INSTRUMENTS

  CONCENTRATION OF CREDIT RISK

     Credit risk represents the risk that a loss would be recognized at the reporting date if counter parties failed completely to perform as contracted. Financial instruments which potentially subject PSP to a concentration of credit risk consist principally of accounts receivable. Management believes it has adequately provided for the collection risk in PSP's trade accounts receivable by recording an allowance for doubtful accounts which reduces such amounts to their net realizable value.


     Due to the project nature of the speech processing business, PSP derives a substantial portion of its revenues from a limited number of customers. In the year 2001 and the year 2002, two and three customers, respectively accounted for more than 10% of revenues each, and in the aggregate for 28% and 45% of revenues, respectively.


  FINANCIAL INSTRUMENTS

     PSP's earnings, cash flows, and financial position are exposed to foreign currency risk from foreign currency denominated receivables, payables, forecasted transactions, as well as net investments in certain foreign operations. These items are denominated in various foreign currencies, including mainly the U.S. Dollar.

     PSP periodically assesses its foreign currency exchange risk exposure. As USA customers are invoiced from Dallas, USA, in US Dollars and European customers are invoiced from Aachen, Germany, in Euro the currency risk exposure is very limited. Accordingly, PSP does not enter into any hedging activities or purchase derivative instruments.


     During 2001, PSP recorded a net foreign currency transaction profit of E 23 thousand and during the year 2002, a loss was recorded of E 16 thousand, which is included in cost of sales.


  FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES

     The carrying values of accounts receivable and accounts payable approximate fair value because of the short maturity of these instruments.


17.  PSP DIVESTMENT



     On October 7, 2002, Royal Philips Electronics N.V. and ScanSoft, Inc. signed a purchase agreement for the transfer of PSP's business, employees, assets and liabilities to ScanSoft. The transaction was consummated on January 30, 2003.



     To provide for an orderly transfer and transition of PSP from Philips to ScanSoft, various ancillary agreements were executed that cover a wide range of matters, including but not limited to:


     - the transfer by Philips to ScanSoft of the business, employees, assets and liabilities associated with PSP's business (Purchase Agreement, Local Asset Transfer Agreements);

     - the transfer or license by Philips to ScanSoft of certain intellectual property rights (Technology Transfer and License Agreement, Trademark Transfer and License Agreement);

     - the provision by Philips of certain corporate and local human resource management, finance and accounting, housing, information technology and other services to ScanSoft (Transition Services Agreement).

             PHILIPS SPEECH PROCESSING TELEPHONY AND VOICE CONTROL
                 (A division of Royal Philips Electronics N.V.)

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

STOCK INCENTIVE PLANS


     The Philips stock options granted to the PSP employees were not converted into options for shares of ScanSoft. Upon closing, PSP employees with outstanding exercisable options had a limited period of time to exercise these options and all unvested options were cancelled. In addition, ScanSoft has assumed no obligation towards the beneficiaries or towards Philips with respect to these outstanding Philips' stock options.


  PENSIONS AND OTHER POSTRETIREMENT BENEFITS


     In most countries PSP's employees have pension entitlements as part of their benefit packages, and as it is common practice that in offering transferring employees equivalent benefit packages, this equivalence also extends to pension rights. In fact there exists a compulsory European Directive obliging member states to implement legislation in each EC country to the effect that in case of transfer of a business, all pension entitlements transfer with the transferred employees. In the Netherlands, this law has become effective on July 1, 2002.



     In some countries, the pension entitlements are part of a state scheme; in many countries, however, the entitlements are specifically related to Philips, and require a per country approach on how to deal with pension rights going forward and the treatment of accrued rights in the past. There are legal requirements which dictate a transfer of pension liabilities, but also if there is not a strict legal requirement, in many cases taking into account the justified interest of employees will be a precondition for a smooth transition process in terms of consultation with works council and unions.


     Pension entitlement for PSP's employees may be funded by way of a separate pension fund, with an insurance company or by way of a book reserve system.


     In case a book reserve system was used by Philips in a country, the pension liabilities transferred to ScanSoft and Philips included a provision in the local balance sheet which was equal to the actuarial present value of pension rights accrued up to the effective date as calculated under the relevant local book reserve system concerned.



     In case of a dedicated Philips pension fund, transferred employees either received a premium free policy or a collective transfer of liabilities and assets under the terms and rules set by the pertaining pension fund took place.

                            FINANCIAL STATEMENTS OF
                THE SPEECH AND LANGUAGE TECHNOLOGIES OPERATIONS
                   OF LERNOUT & HAUSPIE SPEECH PRODUCTS N.V.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of ScanSoft, Inc.:

     We have audited the accompanying statement of assets and liabilities of the Speech and Language Technologies operations of Lernout & Hauspie Speech Products N.V. (the "Business" as defined in Note 1) as of September 30, 2001 and the related statement of revenue and direct operating expenses for the nine months ended September 30, 2001 (herein referred to as the "financial statements"). These financial statements are the responsibility of the management of ScanSoft, Inc. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1 and are not intended to be a complete presentation of the Business' results of operations and financial position.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the assets and liabilities as of September 30, 2001 and the revenue and direct operating expenses (as described in Note 1 to the financial statements) for the nine months ended September 30, 2001, in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ PricewaterhouseCoopers LLP

September 6, 2002
Boston, Massachusetts

                  SPEECH AND LANGUAGE TECHNOLOGIES OPERATIONS
                     LERNOUT & HAUSPIE SPEECH PRODUCTS N.V.

                      STATEMENT OF ASSETS AND LIABILITIES
                               SEPTEMBER 30, 2001
                                 (IN THOUSANDS)

                               ASSETS
Accounts receivable, net of allowance for doubtful accounts
  of $767...................................................  $ 7,703
Inventory...................................................      138
Prepaid expenses and other current assets...................      126
Property and equipment, net.................................    4,160
Intangible assets, net of accumulated amortization of
  $1,734....................................................    8,448
                                                              -------
  Total assets..............................................  $20,575
                                                              =======

              LIABILITIES AND PARENT COMPANY INVESTMENT
Accounts payable............................................    4,694
Accrued liabilities.........................................    4,383
                                                              -------
  Total liabilities.........................................    9,077
Commitments and contingencies (Note 7)
Parent company investment...................................   11,498
                                                              -------
  Total liabilities and parent company investment...........  $20,575
                                                              =======

   The accompanying notes are an integral part of these financial statements.

                  SPEECH AND LANGUAGE TECHNOLOGIES OPERATIONS
                     LERNOUT & HAUSPIE SPEECH PRODUCTS N.V.

               STATEMENT OF REVENUE AND DIRECT OPERATING EXPENSES
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
                                 (IN THOUSANDS)

Revenue.....................................................  $ 34,173
Direct operating expenses:
  Cost of revenue...........................................     4,439
  Cost of revenue from amortization of intangible assets....     1,734
  Research and development..................................    28,440
  Selling, general and administrative.......................    32,742
                                                              --------
     Total direct operating expenses........................    67,355
                                                              --------
Excess of direct operating expenses over revenue............  $(33,182)
                                                              ========

   The accompanying notes are an integral part of these financial statements.

                 SPEECH AND LANGUAGE TECHNOLOGIES OPERATIONS OF
                     LERNOUT & HAUSPIE SPEECH PRODUCTS N.V.

                         NOTES TO FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

     General. The accompanying financial statements have been prepared pursuant to the transaction described below and present the assets and liabilities and the revenue and direct operating expenses of the Speech and Language Technologies operations of Lernout & Hauspie Speech Products N.V. ("L&H"), hereinafter defined as the "Business" or "SLT." SLT was a provider of speech and language software, which included the RealSpeak text-to-speech technology, Dragon speech recognition software and other speech and voice-related technologies aimed at the telecommunications, automotive and mobile device markets. L&H did not maintain SLT as a separate business unit, but rather operated the Business within Lernout & Hauspie Speech Products N.V. and several of its subsidiaries, the most significant of which was L&H Holdings USA. In November 2000, Lernout & Hauspie Speech Products N.V. and L&H Holdings USA, Inc. filed for Chapter 11 bankruptcy protection in the United States Bankruptcy Court for the District of Delaware. L&H NV also filed a bankruptcy proceeding in Icper, Belgium. In order to facilitate the sale of its assets in connection with the bankruptcy proceedings, L&H segregated the SLT operations into eight speech and language technology asset groups.

     On December 7, 2001, ScanSoft, Inc. ("ScanSoft") entered into an Asset Purchase Agreement (the "Purchase Agreement") to acquire certain assets and intellectual property and assume certain liabilities of the Speech and Language Technologies operations of L&H. The acquisition was conducted in a closed auction proceeding and approved by the United States bankruptcy court on December 11, 2001. The acquisition was completed on December 12, 2001.

     Pursuant to the Purchase Agreement, ScanSoft acquired three of the eight asset groups of SLT: Dragon Naturally Speaking ("DNS"), Text to Speech ("TTS") and Automated Speech Recognition ("ASR"), which represented the majority of the revenue-generating assets of SLT. The net assets acquired by ScanSoft consisted of (1) patents, trademarks, trade names and products associated with the acquired speech and language technology assets of L&H; (2) customer contracts and relationships and certain obligations associated with such contracts; (3) rights to accounts receivable related to the customer contracts acquired; and
(4) certain inventory, fixed assets and other liabilities. ScanSoft also hired 223 employees of the research and development, sales and marketing and general and administrative organizations of SLT. ScanSoft paid total consideration of $41.3 million as follows: $10.0 million in cash, 7.4 million shares of ScanSoft common stock valued at $27.8 million (based on the average of the closing share price of the common stock 3 days before and after the proposed acquisition was announced) and a 9% promissory note in the principal amount of $3.5 million to be repaid in installments of $0.1 million of principal and interest quarterly commencing on March 15, 2002. All remaining principal and interest on the note is due and payable on December 15, 2004.

     On August 13, 2002, the U.S. Bankruptcy Court for the District of Delaware approved, without objection, ScanSoft's agreement with representatives of L&H Holdings USA and Lernout & Hauspie Speech Products N.V. to repurchase shares of ScanSoft common stock worth $7.0 million at a share price equal to the average of the closing price for the 20 trading days beginning August 14, 2002, but no less than $4.79 per share. In addition, ScanSoft agreed to issue up to 300,000 shares of common stock to the holders of approximately six million shares remaining in the event that Scansoft does not offer the remaining shares in a public offering by February 15, 2003, and 100,000 shares of common stock if ScanSoft has not registered the remaining shares by February 15, 2003.

     Basis of Presentation. As described above, L&H did not operate SLT as a separate business unit, therefore, complete financial statements historically were not prepared for SLT. The accompanying financial statements were derived from the historical accounting records of L&H in order to present the statement of assets and liabilities as of September 30, 2001, and the statement of revenue and direct operating expenses for the nine months ended September 30, 2001, in accordance with accounting

                 SPEECH AND LANGUAGE TECHNOLOGIES OPERATIONS OF
                     LERNOUT & HAUSPIE SPEECH PRODUCTS N.V.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

principles generally accepted in the United States of America. As noted above, the three asset groups acquired by ScanSoft represented the majority of the revenue-generating assets of SLT. Accordingly, the statement of assets and liabilities and the statement of revenue and direct operating expenses reflect all of the eight technology asset groups. All other assets, liabilities, revenues, and operating expenses of L&H were excluded from the financial statements, as they were not directly attributable to SLT.

     Direct operating expenses are comprised primarily of employee-related expenses, including employee salaries and benefits, and other direct costs related to the operations of the Business such as cost of revenue, advertising, depreciation and amortization. Direct operating expenses also include other operating expenses, including facilities and related costs, which were allocated to the Business based on the number of employees dedicated to the Business. Additionally, the Business relied on L&H for certain administrative, management and other support services, and the related expenses were also allocated to the Business based on the number of employees dedicated to the Business. Management believes the method used to allocate the direct operating expenses and other infrastructure and support costs is reasonable. L&H did not segregate indirect corporate expenses and interest income (expense); accordingly these items are not included in the financial statements of the Business. The statement of assets and liabilities includes liabilities which existed at the time of bankruptcy filing. No adjustment to reflect the ultimate settlement of these liabilities subsequent to September 30, 2001 has been reflected in these financial statements. The financial statements are therefore stated at historical cost.

     The financial statements were prepared to substantially comply with the rules and regulations of the Securities and Exchange Commission for business combinations and are not intended to be a complete presentation of the Business' financial position, results of operations and cash flows. The historical net assets and historical revenue and direct operating expenses of the Business could differ from those that would have resulted had the Business operated autonomously or as an entity independent of L&H. Furthermore, the financial statements reflect all of the operations of the Business; however, as described above, ScanSoft did not acquire all of the net assets of SLT, did not retain a significant number of personnel directly related to historical operations of the Business, and did not continue to operate the facilities previously used by the Business. Consequently, the historical operating results may not be indicative of the results of operations of the Business in the future.

     As described above, L&H did not maintain SLT as a separate business unit. More specifically, SLT was defined by L&H during 2001 in connection with bankruptcy proceedings. Since L&H did not have a policy of allocating certain assets and liabilities and income and expense balances to the Business, such amounts, as described above, have not been included in the financial statements. Consequently, a full balance sheet, statement of operations and stockholders' equity are impractical to prepare. Furthermore, a statement of cash flows is not presented because the Business did not maintain a cash balance and was dependent upon L&H for financing the cash flows of the operations.

     In accordance with Rule 3-06 of Regulation S-X, the statement of revenue and direct operating expenses is presented for the nine months ended September 30, 2001 in satisfaction of the requirement for one year of audited financial statements.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

     Revenue was derived primarily from the sale of software products to end-users through distribution partners and value added resellers (VARs), royalty revenues from OEM partners, and license fees from direct sales of products to end-users.

                 SPEECH AND LANGUAGE TECHNOLOGIES OPERATIONS OF
                     LERNOUT & HAUSPIE SPEECH PRODUCTS N.V.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     SLT applied the provisions of Statement of Position 97-2 "Software Revenue Recognition," as amended by Statement of Position 98-9 "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" to all transactions involving the sale of software products. In addition, SLT applied the provisions of Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements."

     SLT sold software products to distributors and resellers who in turn sold the products to retailers and VARs. Title and risk-of-loss passed to the distributor upon shipment, at which time payment was generally due. Revenue from sales of products to distributors and resellers was recognized (i) upon shipment by the distributor or reseller to the VAR or (ii) upon shipment by the retailer to end-users of the products. Agreements with distributors and resellers provided for rights of return which, in the case of VARs, generally lapsed upon shipment to the VARs, and, in the case of sales to retailers, upon shipment to end-users. Provisions for product returns were recorded as a reduction of revenue.

     From late 2000 to mid-2001, SLT changed the distribution channel of its retail products from traditional distributors and resellers to republishers. Republishers had sole responsibility for the marketing, manufacturing and distribution of SLT's products to retailers. Under the republishing arrangements, SLT earned a royalty based on the sale price of its products by republishers to retailers, as reported by republishers. Republishing arrangements generated proportionately lower revenue than did traditional distribution channels since the seller received a royalty in lieu of the full sales price. Similarly, the direct costs, primarily manufacturing and marketing, were proportionately lower under republisher agreements than under agreements with traditional distributors and resellers.

     SLT entered into royalty-bearing agreements with original equipment manufacturers (OEMs) and recognized revenue for royalty fees based on actual royalties earned and reported.

     Revenue from the direct sales of licenses of SLT's software products to end-users was recognized upon delivery, provided that no significant obligations remained, evidence of the arrangement existed, the fees were fixed or determinable, and collectibility was reasonably assured.

     For arrangements with multiple elements (e.g., undelivered maintenance and support bundled with perpetual licenses), SLT allocated revenue to the delivered elements of the arrangement using the residual value method, deferring revenue for undelivered elements based on evidence of the fair value of those undelivered elements, which was specific to SLT. The vendor specific objective evidence of fair values for the ongoing maintenance and support obligations was based upon substantive renewal rates stated in the contractual arrangements. Maintenance and support revenue, which was not significant to the results of operations, was recognized ratably over the service period.

     SLT also entered into fixed-fee contracts for software and related services, which included significant customization or modification of the software. As a result, SLT recognized revenue on the percentage-of-completion basis of accounting. Under the percentage-of-completion basis of accounting, revenue was recognized as the work progressed in amounts estimated to equal the actual progress on the contract. In applying this method, SLT measured each project's percentage-of-completion by the ratio of labor hours incurred to date to the estimated total labor hours for the project. Losses on contracts were recorded in the period they are determined, and the related obligations to perform the remaining services were included in accrued liabilities. For contracts in which SLT was unable to reasonably estimate the cost to complete the contract, SLT recognized revenue upon completion of the contract.

INVENTORY

     Inventory is stated at the lower of cost (determined on a first-in, first-out basis) or market value. At September 30, 2001, inventory consisted primarily of finished goods.

                 SPEECH AND LANGUAGE TECHNOLOGIES OPERATIONS OF
                     LERNOUT & HAUSPIE SPEECH PRODUCTS N.V.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Major improvements are capitalized, while expenditures for maintenance, repairs, and minor improvements are charged to expense. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation and amortization are eliminated from the accounts and any resulting gain or loss is reflected in results of operations. Depreciation was computed using the straight-line method over the estimated useful lives of the assets for computer equipment, software, furniture, fixtures and office equipment. Leasehold improvements are depreciated over the term of the lease.

INTANGIBLE ASSETS

     Intangible assets represent the original fair value of intangible assets resulting from prior business or asset acquisitions, adjusted for impairment charges to reduce the carrying value to its fair value at the time of the impairment charge. Intangible assets were amortized using the straight-line method over their estimated useful lives of 5 years. Amortization expense amounted to $1.7 million for the nine months ended September 30, 2001. This amount is included in cost of revenue.

IMPAIRMENT OF LONG-LIVED ASSETS

     The recoverability of long-lived assets is evaluated upon indication of possible impairment by measuring the carrying value of the assets against the related undiscounted future cash flows. When an evaluation indicates that the future undiscounted cash flows are not sufficient to recover the carrying value of the asset, the asset is adjusted to its estimated fair value by recording an impairment charge based on the excess of the carrying value of the assets over the discounted estimated cash flows.

RESEARCH AND DEVELOPMENT

     Research and development costs were expensed as incurred.

FOREIGN CURRENCY TRANSLATION

     The functional currencies for the Business were the U.S. Dollar and the Euro as determined by the location of the operation. The financial information recorded in the Euro was translated to U.S. dollars using the average exchange rate for the nine months ended September 30, 2001. Translation gains and losses were recorded as non-operating expense and therefore are not included in the statement of revenues and direct operating expenses.

INCOME TAXES

     No provision for income taxes was provided in the accompanying statement of revenue and direct operating expenses because, on a separate return basis, the business would have generated a taxable loss. No tax benefit resulting from such taxable loss was recorded due to the uncertainty of realizing such tax benefit.

     There are no net deferred tax assets reflected in the accompanying statement of assets and liabilities because, on a separate return basis, a full valuation allowance would have been recorded due to the uncertainty of realization of the net assets.

                 SPEECH AND LANGUAGE TECHNOLOGIES OPERATIONS OF
                     LERNOUT & HAUSPIE SPEECH PRODUCTS N.V.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

CONCENTRATION OF CREDIT RISK

     SLT sold its software products and services to channel partners or customers located mainly in North America, Europe, and Asia-Pacific. SLT did not require collateral from its customers. For the nine months ended September 30, 2001, no customer accounted for more than 10% of revenue. At September 30, 2001, two customers accounted for 21% and 17% of net accounts receivable, respectively.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities on the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

3.  PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following at September 30, 2001 (in thousands):

                                                              USEFUL LIVES
                                                                IN YEARS
                                                              ------------
Computer equipment and software.............................     3           $ 19,108
Furniture, fixtures and office equipment....................    5-7             5,633
Leasehold improvements......................................     6              2,724
                                                                             --------
                                                                               27,465
Accumulated depreciation....................................                  (23,305)
                                                                             --------
                                                                             $  4,160
                                                                             ========

     Depreciation expense associated with property and equipment was $5.1 million for the nine months ended September 30, 2001.

4.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable at September 30, 2001 include $3.7 million of liabilities that existed prior to the bankruptcy filings during 2000.

     Accrued liabilities were comprised of the following at September 30, 2001 (in thousands):

Accrued employee compensation and benefits..................  $2,546
Obligations to perform services under customer development
  contracts.................................................   1,283
Accrued expenses............................................     554
                                                              ------
     Total accrued liabilities..............................  $4,383
                                                              ======

5.  INTERCOMPANY COST ALLOCATIONS AND PARENT COMPANY INVESTMENT

     Certain costs are allocated to the Business by the Parent, primarily related to certain facilities, infrastructure and support services. The estimated costs of such services have been allocated to the financial statements of the Business based on employee headcount of the Business proportionate to the headcount of the Parent. Management believes these allocations are reasonable. See Note 1.

                 SPEECH AND LANGUAGE TECHNOLOGIES OPERATIONS OF
                     LERNOUT & HAUSPIE SPEECH PRODUCTS N.V.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The Business obtained financing for its day-to-day operations from L&H (the "Parent"). Parent company investment represents these investments made by the Parent. Interest expense associated with the Parent's general corporate debt has not been included in the financial statements because amounts were neither charged nor allocated to the Business.

6.  EMPLOYEE BENEFIT PLANS

     Employee benefit costs included in direct operating expenses comprise the cost of medical, dental, life insurance and other benefit costs. For U.S. employees, employee benefit costs included employer contributions to a retirement savings plan under Section 401(k) of the Internal Revenue Service, which covered substantially all U.S. employees who met minimum age and service requirements. Employer contributions represented a match of 50% of contributions made by employees through payroll deductions in amounts allowed up to 3% of an employee's salary. The employer contribution was capped at 50% of the statutory maximums. The 401(k) employer contribution associated with the SLT employees for the nine months ended September 30, 2001 was approximately $150,000.

7.  COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     Operating leases for facilities were entered into by L&H. The Business' operations were conducted from several of these facilities which also supported other operations of L&H. Rent expense allocated to the Business was approximately $3.0 million for the nine months ended September 30, 2001.

COMMITMENTS AND CONTINGENCIES

     L&H entered into arrangements with third-parties under which L&H granted rights to the manufacturing, marketing and distribution of certain products of the Business. Under certain of these agreements, L&H granted rights to future products. As a result of the bankruptcy proceedings, and more specifically the transfer to ScanSoft of the rights to the same products and technologies, certain of these third parties claimed that L&H breached their respective contracts. Subsequent to the acquisition of the Business by ScanSoft, L&H, ScanSoft and certain of these third parties entered into settlement agreements which required payments by each of the parties. The total amount due to the third parties amounted to approximately $2.2 million, of which L&H was obligated for approximately $0.7 million. No amounts have been recorded in the historical financial statements of the Business at September 30, 2001 because the financial obligation arose in connection with the acquisition by ScanSoft on December 12, 2001.

     L&H established a Key Employee Retention Plan ("KERP") in order to retain certain employees during 2001. Under the KERP, L&H was obligated to make payments to employees, including SLT employees, only upon termination of employment due to the acquisition by a third party of the assets of L&H. The maximum KERP obligation related to SLT employees totaled $3.0 million at September 30, 2001.

                 SPEECH AND LANGUAGE TECHNOLOGIES OPERATIONS OF
                     LERNOUT & HAUSPIE SPEECH PRODUCTS N.V.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

8.  SEGMENT INFORMATION

     SLT operated in one segment. The revenue and related cost of revenue SLT attributed to geographic areas (based on the location in which the sale was invoiced) was as follows for the nine months ended September 30, 2001 (in thousands):

                                                            NORTH
                                                           AMERICA   EUROPE    TOTAL
                                                           -------   ------   -------
Revenue..................................................  $25,105   $9,068   $34,173
Cost of revenue..........................................    3,315    1,124     4,439
Cost of revenue from amortization of intangible assets...       --    1,734     1,734
Property and equipment, net..............................    3,135    1,025     4,160

9.  RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141 ("SFAS 141"), Business Combinations and No. 142 ("SFAS 142"), Goodwill and Other Intangible Assets. SFAS 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets, including how goodwill and other intangible assets should be accounted for after they have been initially recognized. In addition, SFAS 142 includes provisions for the reclassification of certain existing recognized intangible assets, such as acquired workforce, into goodwill. SFAS 142 provides that goodwill and intangible assets that have indefinite useful lives not be amortized but rather be tested at least annually for impairment; intangible assets with finite useful lives will continue to be amortized over their useful lives. SFAS 142 also provides specific guidance for testing goodwill for impairment. The statement is effective for acquisitions that are completed after June 30, 2002 and for existing acquisitions on January 1, 2002. The statement would not have had a significant impact on the Business' financial position or results of operations.

     In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"). SFAS 144 superseded SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of and provides a single accounting model, based on the framework established in SFAS 121, for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001. The statement would not have had a significant impact on the Business' financial position or results of operations.

     In November 2001, the Emerging Issues Task Force ("EITF"), a committee of the FASB, reached a consensus on EITF Issue 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)("EITF 01-9"). EITF 01-9 presumes that consideration from a vendor to a customer or reseller of the vendor's products is a reduction of the selling prices of the vendor's products and, therefore, should be characterized as a reduction of revenue when recognized in the vendor's income statement and could lead to negative revenue under certain circumstances. Revenue reduction is required unless consideration relates to a separate identifiable benefit and the benefit's fair value can be established, in which case such amounts may be recorded as operating expenses. EITF 01-9 would not have had a significant impact on the Business' results of operations.

     In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities ("SFAS No. 146"). This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, Liability Recognition for

                 SPEECH AND LANGUAGE TECHNOLOGIES OPERATIONS OF
                     LERNOUT & HAUSPIE SPEECH PRODUCTS N.V.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring) ("EITF 94-3"). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. EITF 94-3 allowed for an exit cost liability to be recognized at the date of an entity's commitment to an exit plan. SFAS 146 also requires that liabilities recorded in connection with exit plans be initially measured at fair value. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The statement would not have had a significant impact on the Business' financial position or results of operations.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the filing of this Registration Statement. All amounts, other than the SEC registration fee, are estimates and are subject to future contingencies.

SEC registration fee........................................  $  4,000
Blue Sky fees and expenses..................................     5,000
Printing and filing costs...................................   165,000
Legal fees and expenses.....................................   150,000
Accounting fees and expenses................................   180,000
Transfer Agent and Registrar Fees...........................    25,000
Miscellaneous expenses......................................   100,000
                                                              --------
          Total.............................................  $629,000
                                                              ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our Certificate of Incorporation eliminates the liability of our directors to us for monetary damages for breach of fiduciary duty as a director to the fullest extent permissible under Delaware law, as such law exists currently or as it may be amended in the future. Under Delaware law, such provision may not eliminate or limit director monetary liability for: (a) breaches of the director's duty of loyalty to us or our stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;
(c) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) transactions in which the director received an improper personal benefit. Such limitation of liability provisions also may not limit a director's liability for violation of, or otherwise relieve us or our directors from the necessity of complying with, federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.

     Our Bylaws provide that we shall indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether we would have the power to indemnify him or her against such liability under the General Corporation Law of Delaware. We currently have secured such insurance on behalf of our officers and directors.

     We have entered into agreements to indemnify our directors and officers, in addition to indemnification provided for in our Bylaws. Subject to certain conditions, these agreements, among other things, indemnify our directors and officers for certain expenses (including attorney's fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of ScanSoft, arising out of such person's services as a director or officer of our company, any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     During the past three years, we have issued unregistered securities to a limited number of persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering.

     (a) On April 25, 2001, we sold the State of Wisconsin Investment Board ("SWIB") 4,761,905 shares of our common stock, at a price of $1.05 per share. We relied upon Section 4(2) of the Securities Act in connection with the issuance of these shares, and appropriate legends were affixed to the share certificates issued in the transaction. SWIB represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. Additionally, SWIB had access, through its relationship with us, to information about us.



     (b) On November 12, 2001, we issued 262,200 shares of our common stock at a price per share of $2.67 to Bear, Stearns & Co., Inc. ("Bear Stearns"). We relied upon Section 4(2) of the Securities Act in connection with the issuance of these shares. The shares were issued pursuant to a Settlement and Release Agreement. We, as successor-in-interest to Caere Corporation, and Bear Stearns are parties to an engagement letter dated September 9, 1999 (the "Bear Engagement Letter"). Pursuant to the terms of the Bear Engagement Letter, Bear Stearns was to receive certain payments from us as compensation for its role as financial advisor with respect to certain transactions (the "Original Bear Payment"). Bear Stearns agreed to accept payment other than the Original Bear Payment as payment in full to satisfy fees and expenses due from us to Bear Stearns, including 262,200 shares of common stock. Bear Stearns represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. Additionally, Bear Stearns had access, through its relationship with us, to information about us.



     (c) On December 12, 2001, in connection with the acquisition of the speech and language assets of Lernout & Hauspie N.V. and related entities ("L&H"), L&H was issued 7,400,000 shares of our common stock. We relied upon Section 4(2) of the Securities Act in connection with the issuance of these shares, and appropriate legends were affixed to the share certificates issued in the transaction. L&H represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. Additionally, L&H had access, through its relationship with us, to information about us.



     (d) On December 13, 2001, we sold SWIB 3,500,000 shares of our common stock, at a price of $3.10 per share. We relied upon Section 4(2) of the Securities Act in connection with the issuance of these shares, and appropriate legends were affixed to the share certificates issued in the transaction. SWIB represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. Additionally, SWIB had access, through its relationship with us, to information about us.



     (e) On December 28, 2001, we agreed to issue to Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") 65,100 shares of our common stock at a price per share of $5.16. We relied upon Section 4(2) of the Securities Act in connection with the issuance of these shares, and appropriate legends were affixed to the share certificates issued in the transaction. The shares were issued pursuant to a Settlement and Termination Agreement. We and Merrill Lynch are parties to an engagement letter dated December 13, 1999 (the "Merrill Engagement Letter"). Pursuant to the terms of the Merrill Engagement Letter, Merrill Lynch was to receive certain payments from us as compensation for its role as financial advisor with respect to certain transactions (the "Original ML Payment"). Merrill Lynch agreed to accept payment other than the Original ML Payment as payment in full to satisfy fees and expenses due by us to Merrill Lynch, including 65,100 shares of our common stock. Merrill Lynch represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. Additionally, Merrill Lynch had access, through its relationship with us, to information about us.



     (f) On March 21, 2002, in connection with the acquisition of the AudioMining assets of L&H Holdings USA, Inc. ("L&H Holdings"), L&H Holdings was issued 121,359 shares of our common stock. We relied upon Section 4(2) of the Securities Act in connection with the issuance of these shares, and appropriate legends were affixed to the share certificates issued in the transaction. L&H Holdings represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. Additionally, L&H Holdings had access, through its relationship with us, to information about us.


     (g) On April 12, 2002, we sold SF Capital Partners Ltd. ("SF Capital") 1,000,000 shares of our common stock, at a price of $6.00 per share. We relied upon Section 4(2) of the Securities Act in connection with the issuance of these shares on the basis that the transaction did not involve a public offering, and appropriate legends were affixed to the share certificates issued in the transaction. SF Capital represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof, and that it is an "accredited investor" as that term is defined in Rule 501 under the Securities Act. Additionally, SF Capital had access, through its relationship with us, to information about us.



     (h) On January 30, 2003, we issued to Koninklijke Philips Electronics N.V. ("Philips") a $27.5 million three-year, zero-interest convertible subordinate debenture. This debenture is convertible into shares of our common stock at any time at the option of Philips at a conversion price of $6.00 per share. We also issued a note to Philips with a principal amount of euro 5 million due December 31, 2003 and bearing 5.0% interest per annum. We relied upon Section 4(2) of the Securities Act in connection with the issuance of these securities, and appropriate legends we placed on such securities. Philips represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) EXHIBITS


  EXHIBIT
   NUMBER                              DESCRIPTION
  -------                              -----------
  2.1(1)       Agreement and Plan of Merger, dated December 2, 1998,
               between Visioneer, Inc., a Delaware corporation, and
               Registrant.
  2.2(2)       Agreement and Plan of Reorganization, dated January 15,
               2000, by and among Registrant, Scorpion Acquisitions
               Corporation, a Delaware corporation and a wholly-owned
               subsidiary of Registrant, and Caere Corporation, a Delaware corporation.
  2.3(3)       Asset Purchase Agreement, dated as of December 7, 2001, by and among the Registrant and Lernout & Hauspie Speech
               Products N.V., a corporation organized and existing under
               the laws of the Kingdom of Belgium, L&H Holdings USA, a
               Delaware corporation that is a wholly-owned subsidiary of
               L&H, and certain other parties.
  2.4(19)      Purchase Agreement, dated October 7, 2002, between
               Koninklijke Philips Electronics N.V. and the Registrant.
  2.5(19)      Amendment No. 1 to Purchase Agreement, dated as of December
               20, 2002, between Koninklijke Philips Electronics N.V. and the Registrant.
  2.6(19)      Amendment No. 2 to Purchase Agreement, dated as of January
               29, 2003, between Koninklijke Philips Electronics N.V. and the Registrant.
  2.7(23)      Agreement and Plan of Reorganization, dated as of April 23,
               2003, by and among the Registrant, Spiderman Acquisition
               Corporation and SpeechWorks International, Inc.
  3.1(4)       Amended and Restated Certificate of Incorporation of
               Registrant.
  3.2(19)      Amended and Restated Bylaws of Registrant.
  4.1(6)       Specimen Common Stock Certificate.
  4.2(7)       Preferred Shares Rights Agreement, dated as of October 23,
               1996, between the Registrant and U.S. Stock Transfer
               Corporation, including the Certificate of Designation of
               Rights, Preferences and Privileges of Series A Participating
               Preferred Stock, the form of Rights Certificate and Summary of Rights attached thereto as Exhibits A, B and C,
               respectively.
  4.3(1)       Common Stock Purchase Warrant.

  EXHIBIT
   NUMBER                              DESCRIPTION
  -------                              -----------
  4.4(1)       Registration Rights Agreement, dated March 2, 1999, between the Registrant and Xerox Corporation.
  4.5(19)      Registration Rights Agreement, dated December 12, 2001, as amended and restated on March 21, 2002, between the
               Registrant, Lernout & Hauspie Speech Products N.V., and
               certain other parties.
  4.6(19)      Share Purchase Agreement, dated as of December 13, 2001,
               between the Registrant and the State of Wisconsin Investment
               Board, as amended.
  4.7(19)      Registration Rights Agreement, dated December 28, 2001,
               between Registrant and Merrill Lynch, Pierce, Fenner & Smith
               Incorporated.
  4.8(19)      Share Purchase Agreement, dated as of April 12, 2002,
               between the Registrant and SF Capital Partners Ltd.
  4.9(19)      Agreement for the sale and purchase of certain shares of
               ScanSoft, Inc. held by Lernout & Hauspie Speech Products
               N.V. and L&H Holdings USA, dated as of September 16, 2002, by and among ScanSoft, Inc., Lernout & Hauspie Speech
               Products N.V. and L&H Holdings USA.
  4.10(19)     Lock-Up Agreement, dated September 16, 2002, by and between
               Lernout & Hauspie Speech Products N.V., L&H Holdings USA and
               Paul A. Ricci.
  4.11(19)     Lock-Up Agreement, dated September 16, 2002, by and between
               Lernout & Hauspie Speech Products N.V., L&H Holdings USA and
               Michael K. Tivnan.
  4.12(19)     Form of Lock-Up Agreement, dated September 16, 2002, by and between Lernout & Hauspie Speech Products N.V., L&H Holdings
               USA and each of the Registrant's Named Executive Officers, directors and Robert J. Weideman.
  4.13(19)     Form of Lock-up Agreement between the underwriters and
               officers and directors of the Registrant.
  4.14(19)     Form of Lock-up Agreement between the underwriters and
               certain stockholders of the Registrant.
  4.15(23)     Form of Warrant to be issued to Evercore Investments LLC.
  5.1          Opinion of Counsel as to the validity of the Shares.
 10.1(5)       Form of Indemnification Agreement.
 10.2(8)**     1995 Directors' Stock Option Plan, as amended.
 10.3(9)       LZW Paper Input System Patent License Agreement, dated
               October 20, 1995, between the Registrant and Unisys
               Corporation.
 10.4(9)       Patent License agreement, dated November 13, 1995, between the Registrant and Wang Laboratories, Inc.
 10.5(10)      Software Distribution Agreement, dated April 26, 1995,
               between Xerox Imaging Systems, Inc. and Tech Data
               Corporation.
 10.6(10)      Assignment, Assumption, Renewal and Modification Agreement,
               dated June 18, 1997, between Xerox Imaging Systems, Inc.,
               the Registrant and Tech Data Product Management, Inc.
 10.7(19)      Distribution Agreement, dated September 22, 1993, between
               Ingram Micro, Inc. and Xerox Imaging Systems, Inc., as
               amended.
 10.8(21)      Gold Disk Bundling Agreement: Pagis SE & Pagis Pro, dated
               June 29, 1998, between Xerox Corporation, through its
               Channels Group, and the Registrant, as amended.
 10.9(21)      Gold Disk Bundling Agreement, dated March 25, 1998, between
               Xerox Corporation, Office Document Products Group and the
               Registrant.

  EXHIBIT
   NUMBER                              DESCRIPTION
  -------                              -----------
 10.10(11)**   Caere Corporation 1992 Non-Employee Directors' Stock Option
               Plan.
 10.11(12)**   Stand Alone Stock Option Agreement Number 1, dated as of
               August 21, 2000, by and between the Registrant and Paul A.
               Ricci.
 10.12(13)**   Employment Agreement, dated August 21, 2000, by and between the Registrant and Paul A. Ricci.
 10.13(13)**   Employment Agreement, dated August 21, 2000, by and between the Registrant and Michael K. Tivnan.
 10.14(14)     Lease Agreement, dated December 18, 2000, by and between
               James M. Salar, as trustee of the JMS Realty Trust, and the
               Registrant.
 10.15(22)     Gold Disk Bundling Agreement, dated as of September 30,
               1999, as amended by Amendment Number 1, dated as of January
               1, 2000, between the Registrant and Xerox Corporation.
 10.16(15)     Termination Agreement, dated March 5, 2002, by and between the Registrant and Robert Teresi.
 10.17(19)**   1993 Incentive Stock Option Plan, as amended.
 10.18(19)**   1995 Employee Stock Purchase Plan, as amended and restated
               on April 27, 2000.
 10.19(19)**   1997 Employee Stock Option Plan, as amended.
 10.20(16)**   1998 Stock Option Plan.
 10.21(8)**    2000 Stock Option Plan.
 10.22(19)     Settlement and Release Agreement, dated as of November 12,
               2001, between the Registrant and Bear, Stearns & Co. Inc.
 10.23(19)     Settlement and Termination Agreement, dated as of December
               28, 2001, between the Registrant and Merrill Lynch, Pierce,
               Fenner & Smith Incorporated.
 10.24(19)     Agreement for the sale and purchase of certain shares of
               ScanSoft, Inc. held by Lernout & Hauspie Speech Products
               N.V. and L&H Holdings USA, dated as of September 16, 2002, by and among ScanSoft, Inc., Lernout & Hauspie Speech
               Products N.V. and L&H Holdings USA, Inc.
 10.25(20)     Loan and Security Agreement, dated as of October 31, 2002, between the Registrant and Silicon Valley Bank.
 10.26(19)**   Vesting Agreement, dated June 24, 1999, between the
               Registrant and Wayne Crandall.
 10.27(19)**   Letter, dated July 7, 2000, from the Registrant to Ben
               Wittner regarding certain employment matters.
 10.28(18)**   Amendment No. 1, dated July 26, 2001, to Employment
               Agreement, dated August 21, 2000 by and between the
               Registrant and Paul A. Ricci.
 10.29(19)     Letter of Intent, dated March 20, 2002, between the
               Registrant and Digital River, Inc.
 10.30(19)     Technology Transfer and License Agreement, dated as of
               January 30, 2003, between Koninklijke Philips Electronics
               N.V. and the Registrant.
 10.31(19)     Promissory Note, dated January 30, 2003, between Koninklijke
               Philips Electronics N.V. and the Registrant.
 10.32(19)     Zero Coupon Convertible Subordinated Note, dated January 30,
               2003, between Koninklijke Philips Electronics N.V. and the
               Registrant.
 10.33(19)     Plan of Distribution Agreement, dated January 30, 2003,
               between Koninklijke Philips Electronics N.V. and the
               Registrant.
 10.34(23)**   Proposed Amended and Restated 1995 Employee Stock Purchase
               Plan.

  EXHIBIT
   NUMBER                              DESCRIPTION
  -------                              -----------
 10.35(24)**   Letter, dated February 17, 2003, from the Registrant to
               Jeanne McCann regarding certain employment matters.
 10.36(24)**   Letter, dated September 26, 2002, from the Registrant to
               Robert J. Weideman regarding certain employment matters.
 10.37(24)**   Amendment No. 1, dated April 28, 2003, to Employment
               Agreement, dated August 21, 2000, by and between the
               Registrant and Michael K. Tivnan.
 10.38(24)+    Reseller Agreement, dated as of March 31, 2003, by and
               between the Registrant and International Business Machines.
 10.39(24)     Loan and Security Agreement, dated as of October 31, 2002, as amended on May 7, 2003, between the Registrant and
               Silicon Valley Bank.
 21.1(17)      Subsidiaries of the Registrant.
 23.1          Consent of Counsel (Included in Exhibit 5.1 above).
 23.2          Consent of PricewaterhouseCoopers LLP.
 23.3          Consent of PricewaterhouseCoopers LLP.
 23.4          Consent of KPMG Accountants N.V.
 24.1#         Power of Attorney.


---------------

   # Previously filed.

  ** Denotes Management compensatory plan or arrangement.


   +Confidential treatment requested on portions of this exhibit. Unredacted versions of this exhibit have been filed separately with the Commission.


 (1) Incorporated by reference from the Registrant's Registration Statement on Form S-4 (No. 333-70603) filed with the Commission on January 14, 1999.

 (2) Incorporated by reference from the Registrant's Registration Statement on Form S-4 (No. 333-96487) filed with the Commission on February 9, 2000.

 (3) Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on December 27, 2001.

 (4) Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001, filed with the Commission on May 11, 2001.

 (5) Incorporated by reference from the Registrant's Registration Statement on Form S-1 (No. 333-98356) filed with the Commission on October 19, 1995.

 (6) Incorporated by reference from the Registrant's Amendment No. 1 to Registration Statement of Form 8-A (No. 0-27038) filed with the Commission on December 6, 1995.

 (7) Incorporated by reference from the Registrant's current Report on Form 8-K dated October 31, 1996.

 (8) Incorporated by reference from the Registrant's Definitive Proxy Statement, filed with the Commission on April 30, 2002.

 (9) Incorporated by reference from the Registrant's Amendment No. 1 to Registration Statement of Form S-1 (No. 33-98356) filed with the Commission on November 15, 1995.

(10) Incorporated by reference from the Registrant's Annual Report on Form 10-K for the fiscal year ended January 3, 1999, filed with the Commission on April 5, 1999.

(11) Incorporated by reference from the Registrant's Registration Statement on Form S-8 (No. 333-33464) filed with the Commission on March 29, 2000.

(12) Incorporated by reference from the Registrant's Registration Statement on Form S-8 (No. 333-49656) filed with the Commission on November 9, 2000.

(13) Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000, filed with the Commission on November 13, 2000.

(14) Incorporated by reference from the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the Commission on April 2, 2001.

(15) Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on March 7, 2002.

(16) Incorporated by reference from the Registrant's Registration Statement on Form S-8 (No. 333-74343) filed with the Commission on March 12, 1999.

(17) Incorporated by reference from the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Commission on April 1, 2002.

(18) Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001, filed with the Commission on November 7, 2001.

(19) Incorporated by reference from the Registrant's Statement on Form S-1 (33-100647), as amended, filed with the Commission on October 21, 2002.

(20) Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002, filed with the Commission on November 14, 2002.

(21) Incorporated by reference from the Registrant's Amendment No. 2 to Form 10-K for the fiscal year ended January 3, 1999, filed with the Commission on February 8, 2000.

(22) Incorporated by reference from the Registrant's Amendment No. 1 to Form 10-K for the fiscal year ended December 31, 2000, filed with the Commission on August 8, 2001.


(23) Incorporated by reference from the Registrant's Registration Statement on Form S-4 (No. 333-106184) filed with the Commission on June 17, 2003.



(24) Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003, filed with the Commission on May 15, 2003.


  (b) FINANCIAL STATEMENT SCHEDULES

     The schedule listed below and the Report of Independent Accountants on Financial Statement Schedule are filed as part of this Registration Statement.


                                                              PAGE
                                                              ----
Report of Independent Accountants on Financial Statement
  Schedule..................................................  F-49
Schedule II -- Valuation and Qualifying Accounts and
  Reserves..................................................  F-50


     All other schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933, as amended (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, Registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Peabody, State of Massachusetts, on the 19th day of June, 2003.


                                          SCANSOFT, INC.

                                          By:     /s/ RICHARD S. PALMER
                                            ------------------------------------
                                                     Richard S. Palmer
                                                  Chief Financial Officer
                                               (Principal Financial Officer)

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.


                    SIGNATURE                                       TITLE                      DATE
                    ---------                                       -----                      ----
                        *                               Chairman of the Board, Chief       June 19, 2003
 ------------------------------------------------      Executive Officer and Director
                  Paul A. Ricci                         (Principal Executive Officer)


              /s/ RICHARD S. PALMER                        Chief Financial Officer         June 19, 2003
 ------------------------------------------------       (Principal Financial Officer)
                Richard S. Palmer


             /s/ GERALD C. KENT, JR.                  Vice President, Chief Accounting     June 19, 2003
 ------------------------------------------------     Officer and Controller (Principal
               Gerald C. Kent, Jr.                           Accounting Officer)


                        *                                         Director                 June 19, 2003
 ------------------------------------------------
              Robert J. Frankenberg


                        *                                         Director                 June 19, 2003
 ------------------------------------------------
               Katharine A. Martin


                        *                                         Director                 June 19, 2003
 ------------------------------------------------
                  Mark B. Myers


                        *                                         Director                 June 19, 2003
    -----------------------------------------
                 Robert G. Teresi


 *By:             /s/ RICHARD S. PALMER
        -----------------------------------------
                    Richard S. Palmer
                     Attorney-in-Fact

                                 EXHIBIT INDEX


  EXHIBIT
   NUMBER                              DESCRIPTION
  -------                              -----------
  2.1(1)       Agreement and Plan of Merger, dated December 2, 1998,
               between Visioneer, Inc., a Delaware corporation, and
               Registrant.
  2.2(2)       Agreement and Plan of Reorganization, dated January 15,
               2000, by and among Registrant, Scorpion Acquisitions
               Corporation, a Delaware corporation and a wholly-owned
               subsidiary of Registrant, and Caere Corporation, a Delaware corporation.
  2.3(3)       Asset Purchase Agreement, dated as of December 7, 2001, by and among the Registrant and Lernout & Hauspie Speech
               Products N.V., a corporation organized and existing under
               the laws of the Kingdom of Belgium, L&H Holdings USA, a
               Delaware corporation that is a wholly-owned subsidiary of
               L&H, and certain other parties.
  2.4(19)      Purchase Agreement, dated October 7, 2002, between
               Koninklijke Philips Electronics N.V. and the Registrant.
  2.5(19)      Amendment No. 1 to Purchase Agreement, dated as of December
               20, 2002, between Koninklijke Philips Electronics N.V. and the Registrant.
  2.6(19)      Amendment No. 2 to Purchase Agreement, dated as of January
               29, 2003, between Koninklijke Philips Electronics N.V. and the Registrant.
  2.7(23)      Agreement and Plan of Reorganization, dated as of April 23,
               2003, by and among the Registrant, Spiderman Acquisition
               Corporation and SpeechWorks International, Inc.
  3.1(4)       Amended and Restated Certificate of Incorporation of
               Registrant.
  3.2(19)      Amended and Restated Bylaws of Registrant.
  4.1(6)       Specimen Common Stock Certificate.
  4.2(7)       Preferred Shares Rights Agreement, dated as of October 23,
               1996, between the Registrant and U.S. Stock Transfer
               Corporation, including the Certificate of Designation of
               Rights, Preferences and Privileges of Series A Participating
               Preferred Stock, the form of Rights Certificate and Summary of Rights attached thereto as Exhibits A, B and C,
               respectively.
  4.3(1)       Common Stock Purchase Warrant.
  4.4(1)       Registration Rights Agreement, dated March 2, 1999, between the Registrant and Xerox Corporation.
  4.5(19)      Registration Rights Agreement, dated December 12, 2001, as amended and restated on March 21, 2002, between the
               Registrant, Lernout & Hauspie Speech Products N.V., and
               certain other parties.
  4.6(19)      Share Purchase Agreement, dated as of December 13, 2001,
               between the Registrant and the State of Wisconsin Investment
               Board, as amended.
  4.7(19)      Registration Rights Agreement, dated December 28, 2001,
               between Registrant and Merrill Lynch, Pierce, Fenner & Smith
               Incorporated.
  4.8(19)      Share Purchase Agreement, dated as of April 12, 2002,
               between the Registrant and SF Capital Partners Ltd.
  4.9(19)      Agreement for the sale and purchase of certain shares of
               ScanSoft, Inc. held by Lernout & Hauspie Speech Products
               N.V. and L&H Holdings USA, dated as of September 16, 2002, by and among ScanSoft, Inc., Lernout & Hauspie Speech
               Products N.V. and L&H Holdings USA.
  4.10(19)     Lock-Up Agreement, dated September 16, 2002, by and between
               Lernout & Hauspie Speech Products N.V., L&H Holdings USA and
               Paul A. Ricci.
  4.11(19)     Lock-Up Agreement, dated September 16, 2002, by and between
               Lernout & Hauspie Speech Products N.V., L&H Holdings USA and
               Michael K. Tivnan.
  4.12(19)     Form of Lock-Up Agreement, dated September 16, 2002, by and between Lernout & Hauspie Speech Products N.V., L&H Holdings
               USA and each of the Registrant's Named Executive Officers, directors and Robert J. Weideman.
  4.13(19)     Form of Lock-up Agreement between the underwriters and
               officers and directors of the Registrant.

  EXHIBIT
   NUMBER                              DESCRIPTION
  -------                              -----------
  4.14(19)     Form of Lock-up Agreement between the underwriters and
               certain stockholders of the Registrant.
  4.15(23)     Form of Warrant to be issued to Evercore Investments LLC.
  5.1          Opinion of Counsel as to the validity of the Shares.
 10.1(5)       Form of Indemnification Agreement.
 10.2(8)**     1995 Directors' Stock Option Plan, as amended.
 10.3(9)       LZW Paper Input System Patent License Agreement, dated
               October 20, 1995, between the Registrant and Unisys
               Corporation.
 10.4(9)       Patent License agreement, dated November 13, 1995, between the Registrant and Wang Laboratories, Inc.
 10.5(10)      Software Distribution Agreement, dated April 26, 1995,
               between Xerox Imaging Systems, Inc. and Tech Data
               Corporation.
 10.6(10)      Assignment, Assumption, Renewal and Modification Agreement,
               dated June 18, 1997, between Xerox Imaging Systems, Inc.,
               the Registrant and Tech Data Product Management, Inc.
 10.7(19)      Distribution Agreement, dated September 22, 1993, between
               Ingram Micro, Inc. and Xerox Imaging Systems, Inc., as
               amended.
 10.8(21)      Gold Disk Bundling Agreement: Pagis SE & Pagis Pro, dated
               June 29, 1998, between Xerox Corporation, through its
               Channels Group, and the Registrant, as amended.
 10.9(21)      Gold Disk Bundling Agreement, dated March 25, 1998, between
               Xerox Corporation, Office Document Products Group and the
               Registrant.
 10.10(11)**   Caere Corporation 1992 Non-Employee Directors' Stock Option
               Plan.
 10.11(12)**   Stand Alone Stock Option Agreement Number 1, dated as of
               August 21, 2000, by and between the Registrant and Paul A.
               Ricci.
 10.12(13)**   Employment Agreement, dated August 21, 2000, by and between the Registrant and Paul A. Ricci.
 10.13(13)**   Employment Agreement, dated August 21, 2000, by and between the Registrant and Michael K. Tivnan.
 10.14(14)     Lease Agreement, dated December 18, 2000, by and between
               James M. Salar, as trustee of the JMS Realty Trust, and the
               Registrant.
 10.15(22)     Gold Disk Bundling Agreement, dated as of September 30,
               1999, as amended by Amendment Number 1, dated as of January
               1, 2000, between the Registrant and Xerox Corporation.
 10.16(15)     Termination Agreement, dated March 5, 2002, by and between the Registrant and Robert Teresi.
 10.17(19)**   1993 Incentive Stock Option Plan, as amended.
 10.18(19)**   1995 Employee Stock Purchase Plan, as amended and restated
               on April 27, 2000.
 10.19(19)**   1997 Employee Stock Option Plan, as amended.
 10.20(16)**   1998 Stock Option Plan.
 10.21(8)**    2000 Stock Option Plan.
 10.22(19)     Settlement and Release Agreement, dated as of November 12,
               2001, between the Registrant and Bear, Stearns & Co. Inc.
 10.23(19)     Settlement and Termination Agreement, dated as of December
               28, 2001, between the Registrant and Merrill Lynch, Pierce,
               Fenner & Smith Incorporated.
 10.24(19)     Agreement for the sale and purchase of certain shares of
               ScanSoft, Inc. held by Lernout & Hauspie Speech Products
               N.V. and L&H Holdings USA, dated as of September 16, 2002, by and among ScanSoft, Inc., Lernout & Hauspie Speech
               Products N.V. and L&H Holdings USA, Inc.
 10.25(20)     Loan and Security Agreement, dated as of October 31, 2002, between the Registrant and Silicon Valley Bank.

  EXHIBIT
   NUMBER                              DESCRIPTION
  -------                              -----------
 10.26(19)**   Vesting Agreement, dated June 24, 1999, between the
               Registrant and Wayne Crandall.
 10.27(19)**   Letter, dated July 7, 2000, from the Registrant to Ben
               Wittner regarding certain employment matters.
 10.28(18)**   Amendment No. 1, dated July 26, 2001, to Employment
               Agreement, dated August 21, 2000, by and between the
               Registrant and Paul A. Ricci.
 10.29(19)     Letter of Intent, dated March 20, 2002, between the
               Registrant and Digital River, Inc.
 10.30(19)     Technology Transfer and License Agreement, dated as of
               January 30, 2003, between Koninklijke Philips Electronics
               N.V. and the Registrant.
 10.31(19)     Promissory Note, dated January 30, 2003, between Koninklijke
               Philips Electronics N.V. and the Registrant.
 10.32(19)     Zero Coupon Convertible Subordinated Note, dated January 30,
               2003, between Koninklijke Philips Electronics N.V. and the
               Registrant.
 10.33(19)     Plan of Distribution Agreement, dated January 30, 2003,
               between Koninklijke Philips Electronics N.V. and the
               Registrant.
 10.34(23)**   Proposed Amended and Restated 1995 Employee Stock Purchase
               Plan.
 10.35(24)**   Letter, dated February 17, 2003, from the Registrant to
               Jeanne McCann regarding certain employment matters.
 10.36(24)**   Letter, dated September 26, 2002, from the Registrant to
               Robert J. Weideman regarding certain employment matters.
 10.37(24)**   Amendment No. 1, dated April 28, 2003, to Employment
               Agreement, dated August 21, 2000, by and between the
               Registrant and Michael K. Tivnan.
 10.38(24)+    Reseller Agreement, dated as of March 31, 2003, by and
               between the Registrant and International Business Machines.
 10.39(24)     Loan and Security Agreement, dated as of October 31, 2002, as amended on May 7, 2003, between the Registrant and
               Silicon Valley Bank.
 21.1(17)      Subsidiaries of the Registrant.
 23.1          Consent of Counsel (Included in Exhibit 5.1 above).
 23.2          Consent of PricewaterhouseCoopers LLP.
 23.3          Consent of PricewaterhouseCoopers LLP.
 23.4          Consent of KPMG Accountants N.V.
 24.1#         Power of Attorney.


---------------

  #  Previously filed.

  ** Denotes Management compensatory plan or arrangement.


  + Confidential treatment requested on portions of this exhibit. Unredacted versions of this exhibit have been filed separately with the Commission.


 (1) Incorporated by reference from the Registrant's Registration Statement on Form S-4 (No. 333-70603) filed with the Commission on January 14, 1999.

 (2) Incorporated by reference from the Registrant's Registration Statement on Form S-4 (No. 333-96487) filed with the Commission on February 9, 2000.

 (3) Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on December 27, 2001.

 (4) Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001, filed with the Commission on May 11, 2001.

 (5) Incorporated by reference from the Registrant's Registration Statement on Form S-1 (No. 333-98356) filed with the Commission on October 19, 1995.

 (6) Incorporated by reference from the Registrant's Amendment No. 1 to Registration Statement of Form 8-A (No. 0-27038) filed with the Commission on December 6, 1995.

 (7) Incorporated by reference from the Registrant's current Report on Form 8-K dated October 31, 1996.

 (8) Incorporated by reference from the Registrant's Definitive Proxy Statement, filed with the Commission on April 30, 2002.

 (9) Incorporated by reference from the Registrant's Amendment No. 1 to Registration Statement of Form S-1 (No. 33-98356) filed with the Commission on November 15, 1995.

(10) Incorporated by reference from the Registrant's Annual Report on Form 10-K for the fiscal year ended January 3, 1999, filed with the Commission on April 5, 1999.

(11) Incorporated by reference from the Registrant's Registration Statement on Form S-8 (No. 333-33464) filed with the Commission on March 29, 2000.

(12) Incorporated by reference from the Registrant's Registration Statement on Form S-8 (No. 333-49656) filed with the Commission on November 9, 2000.

(13) Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000, filed with the Commission on November 13, 2000.

(14) Incorporated by reference from the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the Commission on April 2, 2001.

(15) Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on March 7, 2002.

(16) Incorporated by reference from the Registrant's Registration Statement on Form S-8 (No. 333-74343) filed with the Commission on March 12, 1999.

(17) Incorporated by reference from the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Commission on April 1, 2002.

(18) Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001, filed with the Commission on November 7, 2001.

(19) Incorporated by reference from the Registrant's statement on Form S-1 (333-100647), as amended, filed with the Commission on October 21, 2002.

(20) Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002, filed with the Commission on November 14, 2002.

(21) Incorporated by reference from the Registrant's Amendment No. 2 to Form 10-K for the fiscal year ended January 3, 1999, filed with the Commission on February 8, 2000.

(22) Incorporated by reference from the Registrant's Amendment No. 1 to Form 10-K for the fiscal year ended December 31, 2000, filed with the Commission on August 8, 2001.


(23) Incorporated by reference from the Registrant's Registration Statement on Form S-4 (No. 333-106184) filed with the Commission on June 17, 2003.



(24) Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003, filed with the Commission on May 15, 2003.